Amended and Restated

Offer to Purchase for Cash
by
AUSTRALIA ACQUISITION CORP.
of
Up to 5,887,999 Ordinary Shares of its issued and outstanding Common Stock at a Purchase Price of $10.10 Per Share

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P. M., NEW YORK CITY TIME, ON MONDAY, OCTOBER 12, 2012 UNLESS THE OFFER IS EXTENDED.

If you support our proposed Business Transaction (as defined below), do not tender your Common Shares in this Offer.

Australia Acquisition Corp. (“AAC,” the “Company,” “we,” “us” or “our”) hereby offers to purchase up to 5,887,999 ordinary shares of its common stock, par value $0.001 per share (the “Common Shares”), at a purchase price of $10.10 per share, net to the seller in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $59,468,790, subject to certain conditions described in this Offer to Purchase and in the Letter of Transmittal (which, together with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”).

The Purchase Price is equal to the per share amount on deposit in our trust account as of the commencement of the Offer (excluding interest earned thereon), less taxes payable. See “The Offer — Number of Common Shares; Purchase Price; No Proration.”

This Offer is being made in connection with the Share Exchange (as defined below) because the provisions of our articles of association, as amended (the “Articles of Association”), as disclosed in the prospectus related to our initial public offering (the “IPO”), and the Stock Purchase Agreement (as defined below) require us to conduct the Offer for Common Shares to provide our stockholders an opportunity to redeem their Common Shares for a pro-rata portion of our Trust Account (as defined below) upon our consummation of a Business Transaction (as defined below). We have entered into a Stock Purchase Agreement dated as of July 11, 2012 (as amended, from time-to-time, the “Stock Purchase Agreement”), by and among AAC, Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a limited partnership organized under the laws of the State of Delaware (“Harbinger Special Situations”), and Credit Distressed Blue Line Master Fund, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Blue Line” and together with Harbinger Master, and Harbinger Special Situations the “Sellers”). Pursuant to the Stock Purchase Agreement, each of the Sellers is selling their respective direct or indirect equity interests in, as applicable, Asian Coast Development (Canada) Ltd., a company organized under the laws of British Columbia (“ACDL”) and Ferrous Resources Ltd., a company organized under the laws of the Isle of Man (“Ferrous,” and together with ACDL the “Harbinger Entities”) to AAC in exchange for newly issued AAC securities. Pursuant to the Stock Purchase Agreement we will acquire, directly or indirectly, approximately 72.2% of the outstanding Series V Special Shares, 15.1% of the Class VI Preferred Shares and 65.4% of the outstanding Common Shares in ACDL, and approximately 9.7% of the outstanding common shares in Ferrous. The transactions contemplated by the Stock Purchase Agreement are referred to herein as the “Share Exchange.”

Pursuant to its Articles of Association, as amended, AAC may consummate the initial acquisition or acquisition of control, by the Company, whether by merger, capital stock exchange, asset or share acquisition, exchangeable share transaction or other similar business combination of one or more operating businesses or assets (each, a “Business Transaction”) without stockholder approval by providing all holders of its Common Shares with the opportunity to have their Common Shares redeemed through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our proposed acquisition of the equity securities of ACDL constitutes a Business Transaction pursuant to the terms of our Articles of Association. This Offer is being made in part to provide AAC stockholders with such opportunity to have their Common Shares redeemed and to allow the Share Exchange to be completed without a stockholder vote. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

THE OFFER IS CONDITIONED ON SATISFACTION OF THE SHARE EXCHANGE CONDITION (AS FURTHER DESCRIBED IN THE OFFER TO PURCHASE) AND NO MORE THAN 5,887,999 COMMON SHARES BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Common Shares validly tendered, and not properly withdrawn, will be purchased pursuant to the Offer. Common Shares tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Shares.”

We will fund the purchase of Common Shares in the Offer with our cash resources and cash available to us from the Trust Account upon consummation of the Share Exchange. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of Common Shares being tendered. The Offer is, however, subject to certain other conditions. See “The Offer — Purchase of Shares and Payment of Purchase Price” and “— Conditions of the Offer.”

The Common Shares are traded and listed on the Nasdaq Capital Market under the symbol “AAC.” The Common Shares will likely be delisted. See “Risk Factors — We will likely be delisted from Nasdaq.” On September 4, 2012, the last reported sale price of the Common Shares was $10.07 per share. Shareholders are urged to obtain current market quotations for the Common Shares before deciding whether to tender their Common Shares pursuant to the Offer. See “Price Range of Securities.”

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Share Exchange and approved the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, and (iii) determined that the Share Exchange is in the best interests of the stockholders of AAC and if consummated would constitute our initial business transaction pursuant to our Articles of Association. If you tender your Common Shares in the Offer, you will not be a shareholder of the Company after the Share Exchange and therefore, our board of directors recommends that you do not accept the Offer with respect to your Common Shares. You must make your own decision as to whether to tender your Common Shares and, if so, how many Common Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Common Shares with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Morrow and Co., LLC, as information agent (the “Information Agent”) for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

IMPORTANT

If you desire to tender all or any portion of your Common Shares, you must do one of the following before the Offer expires:

●	if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Common Shares for you;

●	if you hold certificates for Common Shares registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Common Shares and any other documents required by the Letter of Transmittal, to the Depositary; or

●	if you are an institution participating in The Depository Trust Company, you must tender your Common Shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares” of this Offer to Purchase.

To validly tender Common Shares pursuant to the Offer, other than Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered Common Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulation to make the Offer to stockholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Common Shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding the Offer and the Share Exchange. To understand the Offer and the Share Exchange fully and for a more complete description of the terms of the Offer and the Share Exchange, you should carefully read this entire Offer to Purchase, including the Appendix and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Securities Subject of this Offer	Up to 5,887,999 ordinary shares of common stock, par value $0.001 per share, of Australia Acquisition Corp. (the “Common Shares”).

Price Offered Per Common Share	$10.10 net to the seller in cash, without interest thereon (the “Purchase Price”). We expressly reserve the right, in our sole discretion, to increase or decrease the Purchase Price pursuant to the Offer to Purchase, subject to applicable law, our articles of association, as amended (the “Articles of Association”) and the Stock Purchase Agreement (as defined below).

Scheduled Expiration of Offer	5:00 p.m., New York City time, on Monday, October 12, 2012, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Party Making the Offer	Australia Acquisition Corp., an exempt company with limited liability organized under the laws of the Cayman Islands.

For further information regarding the Offer, see “The Offer” beginning on page 66.

General

Who is offering to purchase the Securities?

Australia Acquisition Corp. (“AAC”, the “Company,” “we,” “us” or “our”) is offering to purchase the Common Shares.

What Securities are sought?

We are offering to purchase (the “Offer” or the “Offer to Purchase”) up to 5,887,999 outstanding Common Shares.

What is the background of AAC?

AAC is a blank check company formed on July 29, 2010 for the purpose of acquiring or acquiring control of one or more operating businesses or assets through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business transaction. AAC consummated its initial public offer (its “IPO”) of 6,400,000 units, each unit consisting of one Common Share and one warrant to purchase one Common Share on November 19, 2010. The net proceeds of the IPO, together with $4,000,000 from AAC’s sale of 8,000,000 warrants to its officers and directors and less underwriters’ discounts and transaction related expenses, or an aggregate of $64,640,000, were deposited in trust (the “Trust Account”) pending completion by AAC of an initial business combination. If AAC does not consummate its initial business combination by November 15, 2012, it must liquidate the Trust Account to the holders of the Common Shares issued in its IPO and dissolve.

Is there a business combination agreement related to the Offer?

Yes. On July 11, 2012, AAC entered into a Stock Purchase Agreement (as it may be amended from time to time, the “Stock Purchase Agreement”) with Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a limited partnership organized under the laws of the State of Delaware (“Harbinger Special Situations”), and Credit Distressed Blue Line Master Fund, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Blue Line” and together with Harbinger Master and Harbinger Special Situations, the “Sellers”). Pursuant to the Stock Purchase Agreement, each of the Sellers is selling their respective direct or indirect equity interests in, as applicable, Asian Coast Development (Canada) Ltd., a company organized under the laws of British Columbia (“ACDL”), and Ferrous Resources Ltd., a company organized under the laws of the Isle of Man (“Ferrous,” and together with ACDL, the “Harbinger Entities”). The transactions contemplated by the Stock Purchase Agreement are referred to as the “Share Exchange.” Pursuant to its Articles of Association, AAC is permitted to consummate the Share Exchange without stockholder approval by providing all holders of its Common Shares with the opportunity to redeem their Common Shares through a tender offer pursuant to the tender offer rules promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “The Share Exchange.”

Who are the Harbinger Entities and their equity owners?

The Sellers are funds affiliated with Harbinger Capital Partners LLC (“Harbinger Capital”), a private investment firm specializing in event/distressed strategies, founded in 2001. Harbinger Capital is a Delaware limited liability company.

In March 2008, Asian Coast Development (Canada) Limited (“ACDL”) received a first of its kind investment certificate (as amended, the “Investment Certificate”) from the Government of Vietnam, approved by both the central government and the Ba Ria-Vung Tau provincial government for the development in Vietnam of the Ho Tram resort, an entertainment tourism and international conference center complex located on the Ho Tram Strip property in Phuoc Thuan Village, Xuyen Moc District, Ba Ria – Vung Tau Province, Vietnam (the “Ho Tram Project”). The Investment Certificate created a new Vietnamese corporate entity, Ho Tram Project Company Limited (“HTP”), as a wholly-owned subsidiary of ACDL. Unless the context otherwise requires, references to “ACDL” shall include HTP, its wholly-owned subsidiary. ACDL is the developer of an entertainment, tourism and international conference center complex on more than 400 acres of land and approximately two kilometers of beach located on the Ho Tram Strip. In November 2008, ACDL entered into an agreement with a subsidiary of MGM Resorts International to manage and operate the first of the Ho Tram Strip’s five resorts, which will be operated under the MGM Grand brand. A subsidiary of MGM Resorts International is providing pre-opening services and will manage and operate the MGM Grand Ho Tram. Phase I of the MGM Grand complex is scheduled to open in 2013.

Certain funds managed by Harbinger Capital, either directly or through intermediary wholly owned investment vehicles (the “Harbinger Funds”), made a series of investments in ACDL, including provision to ACDL of the majority of its early stage capital and equity to be used for operations, construction of the MGM Grand Ho Tram (as defined herein) and the acquisition of a pre-paid 50 year lease of the lands required for the Ho Tram Project, which was granted to HTP pursuant to a lease agreement dated May 21, 2008 between HTP and the People’s Committee of Ba Ria – Vung Tau Province. The Harbinger Funds also made short and long term debt and loan commitments to ACDL to assist with the operations of ACDL, and to fund equity investment by ACDL in HTP to finance HTP’s operations, including its pre-construction and construction activities. In consideration, the Harbinger Funds received a variety of securities of ACDL, including common shares, warrants to purchase common shares and special shares, as well as rights under various loan agreements. The Sellers currently own, directly or indirectly, 72.2% of the Series V Special Shares of ACDL and 65.4% of the outstanding common shares of ACDL. The Sellers also own warrants (the “Backstop Warrants”) to purchase up to an additional 26.3% of the pro forma common shares of ACDL. The number of Backstop Warrants that the Harbinger Funds have the right to exercise is conditional upon the amount that ACDL draws on a $30 million loan commitment made by certain Harbinger Funds (the “Backstop Loan”). PNK Development 18, LLC (“Pinnacle”), a subsidiary of Pinnacle Entertainment Inc., entered into a strategic equity transaction with ACDL in August 2011 wherein Pinnacle acquired 27.3% ownership of the common shares and 26% of the Series V Special Shares in exchange for $95.0 million to be used for ACDL operations and for construction and development of the Ho Tram Project. Pinnacle also received warrants equal to a pro rata share of the Backstop Warrants available to be exercised by the Harbinger Funds.

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Ferrous is a private research, exploration, processing and marketing company of iron ore in the Brazilian and other markets, with integrated logistics, mineral assets, its own logistics (pipeline construction), port infrastructure and steel projects. Ferrous Resources Limited engages in exploring for iron ore properties in the Iron Quadrangle, Brazil. It has interests in various iron mineral resource properties, including Viga, Esperança (Emesa), Serrinha, Santanense, Jacuipe, and Viga North. Ferrous was incorporated in 2007 and is based in London, the United Kingdom. Pursuant to the Stock Purchase Agreement, we will acquire approximately 9.7% of Ferrous’ outstanding common stock.

The Share Exchange may also include certain additional shares of ACDL and Ferrous owned by (or to be acquired by) the Sellers and their affiliates, in which case the number of shares issued by us in the Share Exchange shall be adjusted upward. See “The Stock Purchase Agreement – Closing Consideration to be Delivered-Possible Participation of Global Opportunities, Kelson and China Dragon in the Share Exchange.”

What is the Structure of the Share Exchange and the Share Exchange Consideration?

Set forth below is an organizational chart reflecting the ownership interests in ACDL and Ferrous, respectively, held by the relevant parties prior to the Share Exchange and after giving effect to the Share Exchange, followed by a table outlining the shares to be received by each party in connection with the Share Exchange. Certain additional shares of ACDL and Ferrous noted by asterisks in the organizational chart owned by (or to be acquired by) the Sellers and their affiliates may be delivered to AAC as part of the Share Exchange, subject to certain conditions. See “The Stock Purchase Agreement – Closing Consideration to be Delivered – Possible Participation of Global Opportunities, Kelson and China Dragon in the Share Exchange.” The number of shares to be delivered by the relevant parties is not dependent upon the number of Common Shares tendered pursuant to this Offer.

Pre-Transaction Sellers' ACDL Ownership Chart

Harbinger Capital Partners Special Situations Fund, L.P.
4,166 Class A Shares and 26,680,796 Series A CPECs of Harbinger II S.a.r.l.
Harbinger Capital Partners Master Fund I, Ltd.
8,334 Class A Shares and 44,938,221 Series A CPECs of Harbinger II S.a.r.l.
Credit Distressed Blue Line Master Fund, Ltd.
1,000 Common Shares of Blue Line ACDL, Inc.
75,000,000 ACDL Common Shares and 17,566 ACDL Class VI Preferred Shares
Global Opportunities Breakaway Ltd.*
1,000 Common Shares of Breakaway ACDL, Inc.
15,000,000 ACDL Common Shares and 3,513 ACDL Class VI Preferred Shares(4)
Third Party Holders of ACDL
Harbinger II S.a.r.l.
162,527,842 ACDL Common Shares
1,211,946 Series V Special Shares and 72,921 ACDL Class VI Preferred Shares(4)
Blue Line ACDL, Inc.
173,865 Series V Special Shares
Breakaway ACDL, Inc.*
34,773 Series V Special Shares
Asian Coast Development (Canada) Ltd.

Notes

* May or may not be included in the Share Exchange.

(1) Dotted lines represent interests being contributed to AAC pursuant to the Share Exchange.

(2) Excludes any interests that may be acquired from Harbinger China Dragon Intermediate Fund L.P.

(3) Includes possible participation of Global Opportunities Breakaway Ltd. and Breakaway ACDL, Inc.

(4) Funding for Class VI Preferred Shares to be completed by September 28, 2012.

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Pre-Transaction Sellers' Ferrous Ownership Chart

Third Party Holders of Ferrous
Harbinger Capital Partners Special Situations Fund, L.P.
18,571,241 Ferrous Shares
Harbinger Capital Partners Master Fund I, Ltd.
58,891,542 Ferrous Shares
Kelson Canada, Inc.*
9,514,000 Ferrous Shares
Ferrous Resources Ltd.

Notes

* May or may not be included in the Share Exchange.

(1) Dotted lines represent interests being contributed to AAC pursuant to the Share Exchange.

(2) Includes the possible participation of Kelson Canada, Inc.

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Post-Transaction Ownership Chart

Harbinger Capital Partners Special Situations Fund, L.P.
7,581,609 Common Shares
33,386** Class A Preference Shares and
30 Class B Preference Shares of Australia Acquisition Corp.
Harbinger Capital Partners Master Fund I, Ltd.
13,681,283 Common Shares,
59,161** Class A Preference Shares and
56 Class B Preference Shares of Australia Acquisition Corp.
Credit Distressed Blue Line Master Fund, Ltd.
3,523,741 Common Shares
15,885 Class A Preference Shares and
14 Class B Preference Shares of Australia Acquisition Corp.
Global Opportunities*
5,795 Class A Preference Shares of Australia Acquisition Corp.
Kelson Canada, Inc.*
11,417 Class A Preference Shares of Australia Acquisition Corp.
Breakaway ACDL, Inc.*
4,078 Class A Preference Shares of Australia Acquisition Corp
Australia Acquisition Corp.(1)
1,000 Common Shares of Blue Line ACDL, Inc.
75,000,000 ACDL Common Shares
12,500 Class A Shares and
71,619,017 Series A CPECs of Harbinger II S.a.r.l.
17,556 ACDL Class VI Preferred Shares
77,462,783 Ferrous Shares
Harbinger II S.a.r.l.
162,527,842 ACDL Common Shares
1,211,946 ACDL Series V Special Shares
and 72,291 ACDL Class VI Preferred Shares
Blue Line ACDL, Inc.
173,865 ACDL Series V Special Shares
Third Party Holders of ACDL
Third Party Holders of Ferrous
Asian Coast Development (Canada) Ltd.
Ferrous Resources Ltd.

Notes

* May or may not be included in the Share Exchange

(1)Excludes any shares that may be acquired from Global Opportunities Breakaway Ltd., Breakaway ACDL, Inc., Kelson Canada, Inc. or Harbinger China Dragon Intermediate Fund L.P.

(2)Dotted line represents the possible participation of Global Opportunities Breakaway Ltd., Breakaway ACDL, Inc. and Kelson Canada, Inc. in the Share Exchange

Shares to be Received in Share Exchange

Party	Closing Consideration

AAC	• 77,462,783 ordinary shares, par value GBP 0.0001 per share, of Ferrous

• 75,000,000 common shares, no par value per share, of ACDL, as part of the Blue Line Direct ACDL Shares

— 17,566 ACDL Class VI Preferred Shares, no par value per share, to be held by Blue Line in ACDL

• 12,500 shares of Class A, par value €1 per share, and 71,619,017 convertible preferred equity certificates (CPECs) of Series A, par value €1 per share, Harbinger ACDL Blocker

• 1,000 shares of common stock, par value $0.001 per share, of Blue Line ACDL Blocker

Harbinger Master	13,681,283 Common Shares, 59,161* Class A Preference Shares and 56 Class B Preference Shares

Harbinger Special Situations	7,581,609 Common Shares, 33,386* Class A Preference Shares and 30 Class B Preference Shares

Blue Line	3,523,741 Common Shares, 15,885 Class A Preference Shares and 14 Class B Preference Shares

* this number may be rounded up or down by 1 share to accommodate the total number of Class A Preference Shares that Harbinger Master and Harbinger Special Situations will indirectly receive in exchange for the ACDL Class VI Preferred Shares to be held by Harbinger II S.a.r.l.

Are the Offer and the Share Exchange conditioned on one another?

Yes. Pursuant to the Stock Purchase Agreement, it is a condition to the consummation of the Share Exchange that the Offer is conducted in accordance with the terms of the Stock Purchase Agreement and that AAC shall have accepted the Common Shares validly tendered and not properly withdrawn pursuant to the Offer and no more than 5,887,999 of the Common Shares be validly tendered and not properly withdrawn through this Offer, and, the Offer is subject to the condition that the Share Exchange Condition (as described below) is satisfied. If the Share Exchange Condition is not satisfied, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Common Shares, at our expense, that were delivered pursuant to the Offer. See “The Stock Purchase Agreement.”

What are the most significant conditions to the Offer and the Closing?

Our obligation to purchase Common Shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

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●	the Share Exchange shall have been consummated or shall be consummated contemporaneously with this Offer (we refer to this condition, which is not waivable, as the “Share Exchange Condition”); and

●	no more than 5,887,999 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The consummation of the Share Exchange and fulfillment of the Share Exchange Condition are subject to the satisfaction or waiver, at or prior to the closing date of each of the following conditions:

●	each of the representations and warranties of the Sellers or AAC, as applicable, contained in the Stock Purchase Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except for certain representations and warranties that shall be true and correct in all respects on the closing date;

●	each of the covenants and agreements contained in the Stock Purchase Agreement to be performed by the Sellers or AAC, as applicable, at or before the closing date shall have been performed in all material respects by the Sellers or AAC, as applicable, at or before the closing date;

●	certain investments in ACDL totaling $60 million by affiliates of the Sellers and a third party that was partially funded on August 29, 2012;

●	transactions contemplated by the Insider Securities Transfer Agreement (as defined herein) shall have been consummated;

●	no material adverse effect with respect to the Harbinger Entities or AAC shall have occurred; and

●	the Sellers and AAC shall have received each stock certificate, ancillary closing document and other required deliverables.

In addition, the Offer and the Share Exchange are also subject to a number of other conditions, such as there not being instituted or pending, at any time after the commencement of the Offer and before the Expiration Date, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly, challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer or the acquisition of some or all of the Common Shares pursuant to the Offer, or the consummation of the Transaction. We refer to the conditions to the Offer, including the Share Exchange Condition and the Maximum Tender Condition, as the “offer conditions.” See “The Offer — Conditions of the Offer” and “The Stock Purchase Agreement - Conditions to Closing of the Transaction.”

Will there be a single controlling stockholder group of AAC following the completion of the Share Exchange?

Yes. Immediately following the Share Exchange the Sellers will hold voting securities representing as much as 96.2% of the voting power of AAC depending upon the number of Common Shares tendered in the Offer and will have the right to appoint a majority of the board of directors of AAC. See “Beneficial Ownership of AAC Securities” for more detail on the beneficial ownership of AAC following the Share Exchange.

The Share Exchange may also include certain additional shares of ACDL and Ferrous owned by (or to be acquired by) the Sellers and their affiliates, in which case the number of shares issued by us in the Share Exchange shall be adjusted upward and such parties affiliated with the Sellers would own approximately 96.7% of the voting power of AAC (assuming the maximum number of Common Shares are tendered pursuant to the Offer). See “Stock Purchase Agreement – Closing Consideration to be Delivered-Possible Participation of Global Opportunities, Kelson and China Dragon in the Share Exchange.”

Why are we making the Offer?

We are making the Offer in connection with the Share Exchange because the provisions of our Articles of Association, as disclosed in the prospectus related to our IPO, and the Stock Purchase Agreement require us to conduct the Offer for Common Shares to provide our stockholders an opportunity to redeem their Common Shares for a pro-rata portion of our Trust Account upon our consummation of a Business Transaction. Pursuant to the Stock Purchase Agreement we will acquire approximately 72.2% of the outstanding Series V Special Shares, 15.1% of the Class VI Preferred Shares and 65.4% of the outstanding common shares in ACDL and approximately 9.7% of the outstanding common shares in Ferrous. We also represented that in connection with this redemption opportunity, we would provide our stockholders with offering documents that contained substantially the same financial and other information about our proposed business transaction and redemption rights that would otherwise be required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies. Accordingly, we are making the Offer so that we may provide our stockholders with appropriate disclosure regarding the business and finances of AAC and the Harbinger Entities and the post-transaction company so that our stockholders can decide whether to hold their Common Shares, or ask that they be redeemed by us pursuant to this Offer if the offer conditions are satisfied.

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Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Share Exchange, AAC shall purchase and pay the Purchase Price for each Common Share validly tendered and not properly withdrawn. The Share Exchange would be completed without a meeting of AAC’s stockholders pursuant to our Articles of Association. See “The Transaction.”

How will AAC fund the payment for the Common Shares?

We will use funds raised in connection with our IPO and the sale of warrants to our directors and officers which are currently held in the Trust Account for the benefit of our stockholders and the proceeds of which will become available to us upon consummation of the Share Exchange, to purchase Common Shares tendered in the Offer. See “The Offer — Source and Amount of Funds.”

How long do I have to tender my Common Shares?

You may tender your Common Shares pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with the terms of the Offer, AAC may need to extend the Offer depending on the timing and process of the SEC’s staff review of the Offer to Purchase and related materials. The Offer will expire on October 12, 2012, at 5:00 p.m., New York City time, unless we extend or terminate the Offer. See “The Offer — Number of Common Shares; Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Common Shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Shares.”

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation, subject to certain restrictions in the Stock Purchase Agreement. Certain amendments of the Offer may require an extension of the Offer if deemed material. If we extend the Offer, we will delay the acceptance of any Common Shares that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Extension of the Offer; Termination; Amendment.”

How do I tender my Common Shares?

If you hold your Common Shares in your own name as a holder of record and decide to tender your Common Shares, you must deliver your Common Shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Shares”) to Continental Stock Transfer & Trust Company (the “Depositary”) before 5:00 p.m., New York City time, on October 12, 2012, or such later time and date to which we may extend the Offer.

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If you hold your Common Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Common Shares. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Common Shares, according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Shares” of this Offer to Purchase.

You may contact Morrow & Co., LLC (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

Until what time can I withdraw previously tendered Common Shares?

You may withdraw your tendered Common Shares at any time prior 5:00 p.m., New York City time, on October 12, 2012, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Common Shares for payment, you may withdraw your tendered Common Shares at any time after 5:00 p.m., New York City time, on October 12, 2012. See “The Offer — Withdrawal Rights.”

How do I properly withdraw Common Shares previously tendered?

You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your Common Shares. Your notice of withdrawal must specify your name, the number of Common Shares to be withdrawn and the name of the registered holder of such Common Shares. Certain additional requirements apply if the certificates for Common Shares to be withdrawn have been delivered to the Depositary or if your Common Shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Shares.” See “The Offer — Withdrawal Rights.”

Has AAC or its board of directors adopted a position on the Offer?

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Share Exchange and approved the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, and (iii) determined that the Share Exchange is in the best interests of the stockholders of AAC and if consummated would constitute our initial Business Transaction pursuant to our Articles of Association. If you tender your Common Shares into the offer, you will not be a stockholder of AAC after the Share Exchange, and therefore, our board of directors recommends that you do not accept the offer with respect to your Common Shares. You must make your own decision as to whether to tender your Common Shares and, if so, how many, to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer.

As an inducement to shareholders not to tender their Common Shares in the Offer, the board of directors of the Company has determined that it will declare a dividend in the form of Common Shares, contingent upon and subject to the satisfaction of the conditions of the Offer. See “The Offer—Conditions of the Offer.” Shareholders of record immediately following the Expiration Date, after giving effect to the Company’s acceptance of all Common Shares validly tendered and not properly withdrawn in the Offer, and immediately prior to the consummation of the Transaction (the “Record Date”), will be entitled to receive one additional Common Share (each, a “Dividend Share”) for every two Common Shares held by such shareholders as of the Record Date. Each of the officers and directors of the Company have agreed with the Company to immediately forfeit to the Company any Dividend Shares to which such officer or director would be entitled pursuant to the declared dividend described above in exchange for no consideration. The Sellers have agreed to waive certain provisions of the Stock Purchase Agreement that would otherwise prohibit the declaration of the dividend and issuance of the Dividend Shares. Delivery of the Dividend Shares will be made to shareholders entitled thereto as soon as practicable after the Closing Date, in each case subject to applicable law and the Company's Articles of Association (including any necessary amendments thereto in connection with the issuance and delivery of such Dividend Shares).

When and how will AAC pay for the Common Shares I tender that are accepted for purchase?

We will pay the Purchase Price in cash, without interest, for the Common Shares we purchase promptly after (i) the expiration of the Offer if the offer conditions are satisfied, and (ii) our acceptance of the Common Shares for payment. We will pay for the Common Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your Common Shares accepted for payment. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

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Will I have to pay brokerage fees and commissions if I tender my Common Shares?

If you are a holder of record of your Common Shares and you tender your Common Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Common Shares in street name through a broker, bank or other nominee and your broker tenders Common Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Shares.”

What are the U.S. federal income tax consequences if I tender my Common Shares?

The receipt of cash for your tendered Common Shares will generally be treated for U.S. federal income tax purposes either as (i) a sale or exchange eligible for capital gain or loss treatment or (ii) a corporate distribution. See “The Offer — Material U.S. Federal Income Tax Consequences.”

Will I have to pay stock transfer tax if I tender my Common Shares?

We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Common Shares to anyone other than the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Shares and Payment of Purchase Price.”

Who do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at (203) 658-9400 (Banks and brokerage firms) or (800) 662-5200 (Securityholders).

Common Stock

How many Common Shares is AAC offering to purchase?

We are offering to purchase up to 5,887,999 of the Common Shares validly tendered in the Offer. See “The Offer — Number of Common Shares; Purchase Price; No Proration” and “— Purpose of the Offer; Certain Effects of the Offer.”

The Offer is not conditioned on any minimum number of Common Shares being tendered by stockholders. However, the Offer is conditioned on no more than 5,887,999 Common Shares being validly tendered and not properly withdrawn. See “The Offer — Number of Common Shares; Purchase Price; No Proration.”

If more than 5,887,999 Common Shares are validly tendered and not properly withdrawn, will AAC purchase the Common Shares tendered on a pro rata basis?

No. The Offer contains a Maximum Tender Condition that no more than 5,887,999 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date. Accordingly, if more than 5,887,999 Common Shares are validly tendered and not properly withdrawn we will terminate or extend the Offer. See “The Offer — Number of Common Shares; Purchase Price; No Proration.”

What will be the purchase price for the Common Shares and what will be the form of payment?

The Purchase Price for the Offer is $10.10 per share. All Common Shares we purchase will be purchased at the Purchase Price. See “The Offer — Number of Common Shares; Purchase Price; No Proration.” If your Common Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in “Introduction”). Our Articles of Association requires that we offer a price per Common Share equal to the amount held in the Trust Account as of the commencement of this Offer excluding interest earned on the Trust Account.

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How will the Offer affect the number of Common Shares outstanding and the number of holders of the Company?

As of September 11, 2012, we had 8,338,033 outstanding Common Shares, of which 6,204,700 Common Shares were issued in the IPO. In addition, we had outstanding warrants to acquire 14,400,000 Common Shares at an exercise price of $11.50 per share. On September 7, 2012, the Company redeemed 195,300 Common Shares. The Company has agreed to redeem up to 1,373,263 Common Shares held by shareholders that did not vote in favor of certain charter amendments, prior to the consummation of the Transaction. If the Offer is fully subscribed, we will have approximately 2,645,334 Common Shares outstanding following the purchase of Common Shares tendered and not validly withdrawn pursuant to the Offer (excluding Common Shares issuable upon exercise of outstanding warrants). Warrants are not subject to the Offer and therefore the number of warrants outstanding will not be affected by the Offer. In addition, upon consummation of the Share Exchange, the Sellers will be delivered newly issued shares consisting of 24,786,633 Common Shares, 108,432 Class A Preference Shares and 100 Class B Preference Shares. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of AAC Securities.”

To the extent any of our stockholders validly tender their Common Shares (without subsequently properly withdrawing such tendered Common Shares) and that tender is accepted, the number of our holders would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

The Share Exchange may also include certain additional shares of ACDL and Ferrous owned by (or to be acquired by) the Sellers and their affiliates, in which case the number of shares issued by us in the Share Exchange shall be adjusted upward. If each of Global Opportunities, Global ACDL Blocker, Kelson and China Dragon participate in the Share Exchange, they will receive 5,795, 4,078, 11,417 and 35,000 Class A Preference Shares, respectively. If such parties participate in the Share Exchange, the Sellers and any affiliates of Harbinger would collectively own approximately 96.7% of the Common Shares following the consummation of the Transaction (on a fully-diluted basis, assuming the maximum number of Common Shares are tendered pursuant to the Offer). See “The Stock Purchase Agreement – Closing Consideration to be Delivered-Possible Participation of Global Opportunities, Kelson and China Dragon in the Share Exchange.”

The Company expects the book value per Common Share to be $5.20 if no Common Shares are tendered pursuant to the Offer or $4.85 if the maximum number of Common Shares are tendered pursuant to the Offer. See “Unaudited Condensed Combined Pro Forma Financial Information.”

As an inducement to shareholders not to tender their Common Shares in the Offer, the board of directors of the Company has determined that it will declare a dividend in the form of Common Shares, contingent upon and subject to the satisfaction of the conditions of the Offer. See “The Offer—Conditions of the Offer.” Shareholders of record immediately following the Expiration Date, after giving effect to the Company’s acceptance of all Common Shares validly tendered and not properly withdrawn in the Offer, and immediately prior to the consummation of the Transaction (the “Record Date”), will be entitled to receive one additional Common Share (each, a “Dividend Share”) for every two Common Shares held by such shareholders as of the Record Date. Each of the officers and directors of the Company have agreed with the Company to immediately forfeit to the Company any Dividend Shares to which such officer or director would be entitled pursuant to the declared dividend described above in exchange for no consideration. The Sellers have agreed to waive certain provisions of the Stock Purchase Agreement that would otherwise prohibit the declaration of the dividend and issuance of the Dividend Shares. Delivery of the Dividend Shares will be made to shareholders entitled thereto as soon as practicable after the Closing Date, in each case subject to applicable law and the Company's Articles of Association (including any necessary amendments thereto in connection with the issuance and delivery of such Dividend Shares).

What will happen if I do not tender my Common Shares?

Stockholders who choose not to tender their Common Shares will retain their Common Shares and have a smaller percentage of ownership in our outstanding Common Shares (subject to further dilution by the Preference Shares) following the completion of the Share Exchange. However, as a result of its equity ownership interests in the Harbinger Entities, AAC will own significantly more assets after the Share Exchange is consummated.

The Share Exchange may also include certain additional shares of ACDL and Ferrous owned by (or to be acquired by) the Sellers and their affiliates, in which case the number of shares issued by us in the Share Exchange shall be adjusted upward and such parties affiliated with the Sellers would own approximately 96.7% of the voting power of AAC. See “The Stock Purchase Agreement – Closing Consideration to be Delivered-Possible Participation of Global Opportunities, Kelson and China Dragon in the Share Exchange.” In addition to the dilution from the issuance of shares to the Sellers, continuing stockholders will also be diluted by the release of 2,133,333 Common Shares (3,066,667 Common Shares originally issued less 933,334 Common Shares subsequently redeemed at nominal cost by us) from escrow purchased by officers and directors of the Company prior to the Company’s IPO. Such Common Shares were purchased for an aggregate purchase price of $25,000 or $0.0117 per share.

Continuing stockholders that do not tender their Common Shares will also be subject to several other risks including:

•	reduced public float and therefore reduced liquidity;

•	the Common Shares will likely be delisted from Nasdaq;

•	potential classification of the Company as an “investment company;”

•	concentration of ownership among the Sellers and their affiliates;

•	risks associated with ACDL’s business; and

•	stock price declines.

See “Selected Historical Financial Information” and the following subsections in the “Risk Factors” section, “The Offer presents potential risks and disadvantages to us and our continuing stockholders,” “We will likely be delisted from Nasdaq,” “Being classified as an “investment company” would subject us to numerous restrictions and requirements that would be inconsistent with the manner in which we operate our business, and could have a material adverse effect on our business and operations,” “We will be a “controlled company” within the meaning of the Nasdaq rules and will be exempt from certain corporate governance requirements,” “Risks Related to ACDL,” “Concentration of ownership after the Share Exchange may have the effect of delaying or preventing a change in control,” “If the Transaction’s benefits do not meet the expectations of financial or industry analysts, the market price of the Common Shares may decline,” and “New classes of AAC’s securities exchangeable into Common Shares will be issued in connection with the Share Exchange and when exchanged for Common Shares will become eligible for future resale in the public market after the Share Exchange, which will result in substantial dilution and could have an adverse effect on the market price of those shares.”

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Will the Company still be listed on Nasdaq after the Transactions?

The Company will likely be delisted from Nasdaq. On August 17, 2012, we received a letter from Nasdaq advising us that Nasdaq has initiated procedures to delist the Common Shares and the Company’s warrants and units from The Nasdaq Capital Market for non-compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to have at least 300 public holders. On August 23, 2012, we filed an appeal of the staff’s determination to delist our securities. We have been notified by Nasdaq that it will consider our appeal at a written hearing to be held on October 4, 2012. That notification indicated that the staff’s delisting determination has been stayed, pending a final written decision on our appeal. Even if we are successful on our appeal with respect to the Minimum Public Holders Rule, Nasdaq staff has informed us that upon consummation of our business combination, it will consider that we have made a new application for listing for the ongoing company and there can be no assurance that it will not assert another ground to deny listing at that time. The listing of the Common Shares on Nasdaq was a condition to the Sellers’ obligation to close the Transaction. Without waiving the condition, AAC and the Sellers amended the Stock Purchase Agreement to provide that eligibility of the Common Shares for quotation on the OTCBB or authorization of the Common Shares for listing on another recognized U.S. or international stock exchange that is reasonably acceptable to the Sellers will also satisfy the closing condition. The consequences to continuing shareholders who do not tender into the Offer if the Company lists its shares on a non-U.S. exchange or has them quoted OTCBB include: lack of familiarity of such continuing shareholders with such stock exchanges, lack of familiarity with the Company by investors trading on such markets, different regulatory regimes with different information delivery and corporate governance requirements and liquidity and other exchange-specific dynamics of such markets.  There can be no assurance that we will be able to list on an alternate exchange or be eligible for quotation OTCBB. If we are unable to list the Common Shares on such an alternate exchange or be eligible for quotation OTCBB or obtain a waiver from the Sellers of the relevant closing condition, the Sellers would have the ability to terminate the Stock Purchase Agreement, in which case the Transaction would not be consummated.

If I object to the price being offered for my Common Shares, will I have appraisal rights?

No appraisal rights will be available to you in connection with the Offer or the Share Exchange. See “Appraisal Rights.”

What is the recent market price for the Common Shares?

On September 4, 2012, the last reported sale price on the Nasdaq Capital Market was $10.07 per Common Share. You are urged to obtain current market quotations for the Common Shares before deciding whether to tender your Common Shares. See “Price Range of Securities and Dividends.”

INTRODUCTION

Australia Acquisition Corp. (“AAC”, the “Company”, “we,” “us” or “our”) hereby offers to purchase up to 5,887,999 shares of its common stock, par value $0.001 per share (the “Common Shares”), at a purchase price of $10.10 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $59,468,790 upon the terms and subject to certain conditions described in this Offer to Purchase and in the Letter of Transmittal for the Common Shares (which together with the Offer to Purchase, as it may be amended or supplemented from time to time, constitute the “Offer”). The Purchase Price is equal to the per share amount on deposit in our Trust Account (as defined below) as of the commencement of the Offer, excluding interest earned in the Trust Account. The Offer and the withdrawal rights will expire at 5:00 p.m., New York City time, on October 12, 2012 unless the Offer is extended (the “Expiration Date”).

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This Offer is being made in connection with the Share Exchange (as defined below) because the provisions of our Articles of Association, as disclosed in the prospectus related to our IPO, and the Stock Purchase Agreement (as defined below) require us to conduct the Offer for Common Shares to provide our stockholders an opportunity to redeem their Common Shares for a pro-rata portion of our Trust Account (as defined below) upon our consummation of a Business Transaction (as defined below). We have entered into a Stock Purchase Agreement dated as of July 11, 2012 (as amended, from time-to-time, the “Stock Purchase Agreement”), by and among AAC, Harbinger Capital Partners Master Fund I, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Harbinger Master”), Harbinger Capital Partners Special Situations Fund, L.P., a limited partnership organized under the laws of the State of Delaware (“Harbinger Special Situations”), and Credit Distressed Blue Line Master Fund, Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Blue Line,” and together with Harbinger Master and Harbinger Special Situations, the “Sellers”). Pursuant to the Stock Purchase Agreement, each of the Sellers is selling their respective direct or indirect equity interests in, as applicable, Asian Coast Development (Canada) Ltd., a company organized under the laws of British Columbia (“ACDL”) and Ferrous Resources Ltd., a company organized under the laws of the Isle of Man (“Ferrous,” and together with ACDL, the “Harbinger Entities”) to AAC in exchange for newly issued AAC securities. Pursuant to the Stock Purchase Agreement we will acquire, directly or indirectly, approximately 72.2% of the outstanding Series V Special Shares, 15.1% of the Class VI Preferred Shares and 65.4% of the outstanding common shares, in ACDL and approximately 9.7% of the outstanding common shares in Ferrous. The transactions contemplated by the Stock Purchase Agreement are referred to herein as the “Share Exchange,” together with the Offer and the other transactions contemplated by the Stock Purchase Agreement, the “Transaction.” Our proposed acquisition of the equity securities of ACDL constitutes a Business Transaction pursuant to the terms of our Articles of Association. We are also acquiring shares of Ferrous in the Share Exchange.

The Sellers own (or will own), directly and indirectly, common shares, no par value per share (the “ACDL Common Shares”) and Series V Special Shares and Class VI Preferred Shares, no par value per share (the “ACDL Preferred Shares”) of ADCL.   Harbinger Special Situations and Harbinger Master own 4,166 and 8,334 shares of Class A, par value €1 per share, respectively, as well as 26,680,796 and 44,938,221 convertible preferred equity certificates (CPECs), respectively, of Series A, par value €1 per share (together, the “Harbinger Blocker Shares”) of Harbinger II S.a.r.l., a private limited liability company organized under the laws of Luxembourg (“Harbinger ACDL Blocker”), and Harbinger ACDL Blocker in turn owns (or will own) 162,527,842 ACDL Common Shares and 1,284,867 ACDL Preferred Shares. Blue Line directly owns 75,000,000 ACDL Common Shares (the “Blue Line Direct ACDL Shares”) and 17,566 ACDL Preferred Shares. In addition, Blue Line owns 1,000 shares of common stock, par value $0.001 per share (the “Blue Line Blocker Shares”) of Blue Line ACDL, Inc., a company incorporated under the laws of the State of Delaware (“Blue Line ACDL Blocker”), and Blue Line ACDL Blocker in turn owns 173,865 ACDL Preferred Shares. Harbinger Special Situations and Harbinger Master directly own 18,571,241 and 58,891,542 ordinary shares, par value GBP 0.0001 per share of Ferrous (the “Ferrous Shares”), respectively. The Blue Line Direct ACDL Shares, the Harbinger Blocker Shares, the Blue Line Blocker Shares, the ACDL Preferred Shares and the Ferrous Shares are collectively referred to as the “Shares.” As full consideration for the sale, assignment, transfer and conveyance of the Shares to AAC, AAC will issue an aggregate of 24,786,633 Common Shares and 108,432 Class A Preference Shares, par value $0.001 per share, convertible into Common Shares at a ratio of 100:1 (the “Class A Preference Shares”) and 100 Class B Preference Shares, par value $0.001 per share, having no economic rights and being non-transferable other than to affiliates of the Sellers, but with voting rights for the election of directors to the board of directors of AAC (the “Class B Preference Shares,” and, together with the Class A Preference Shares, the “Preference Shares”) to the Sellers at the closing of the Share Exchange.

Notwithstanding the foregoing, (a) Harbinger Master and Harbinger Special Situations have the ability, at any time between the date of the Stock Purchase Agreement and the closing date, to cause Harbinger ACDL Blocker to sell its ACDL Common Shares and ACDL Preferred Shares to AAC at the closing in lieu of Harbinger Master and Harbinger Special Situations selling their Harbinger Blocker Shares, and (b) Blue Line has the ability, at any time between the date of the Stock Purchase Agreement and the closing date, to cause Blue Line ACDL Blocker to sell its ACDL Preferred Shares to AAC at the closing in lieu of Blue Line selling the Blue Line Blocker Shares, in which case (i) Harbinger ACDL Blocker and/or Blue Line ACDL Blocker would become party to the Stock Purchase Agreement, as Sellers, and (ii) the ACDL Common Shares and ACDL Preferred Shares so sold and transferred would be deemed to be included in the Shares for all purposes.

The Share Exchange may also include certain additional shares of ACDL and Ferrous owned by (or to be acquired by) the Sellers and their affiliates, in which case the number of shares issued by us in the Share Exchange shall be adjusted upward. See “The Stock Purchase Agreement – Closing Consideration to be Delivered-Possible Participation of Global Opportunities, Kelson and China Dragon in the Share Exchange.”

Pursuant to its Articles of Association, AAC may consummate the initial acquisition or acquisition of control, by the Company, whether by merger, capital stock exchange, asset or share acquisition, exchangeable share transaction or other similar business combination of one or more operating businesses or assets (each, a “Business Transaction”) without stockholder approval by providing all holders of its Common Shares issued as part of its initial public offering (“IPO”) with the opportunity to have their Common Shares redeemed through a tender offer pursuant to the tender offer rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Offer is being made in part to provide AAC stockholders with such opportunity to have their Common Shares redeemed and to allow the Share Exchange to be completed without a stockholder vote. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” The Stock Purchase Agreement is more fully described in “The Stock Purchase Agreement.”

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If you support our proposed Share Exchange with the Sellers, do not tender your Common Shares in this Offer. Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Share Exchange and approved the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, and (iii) determined that the Share Exchange is in the best interests of the stockholders of AAC and if consummated would constitute our initial Business Transaction pursuant to our Articles of Association. If you tender your Common Shares into the Offer, you will not be a stockholder of AAC after the Share Exchange and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Common Shares. You must make your own decision as to whether to tender your Common Shares and, if so, how many Common Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Common Shares with your broker or other financial advisor, if any.

Tendering stockholders of Common Shares who are record owners of their Common Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Common Shares pursuant to the Offer. Stockholders who hold their Common Shares through a broker or bank should consult such institution as to whether it charges any service fees. AAC will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See “The Offer— Fees and Expenses.”

The Offer is not conditioned on any minimum number of Common Shares being tendered. The Offer is, however, subject to certain other conditions, including among other things:

●	the Share Exchange shall have been consummated or shall be consummated contemporaneously with this Offer. We refer to this condition, which is not waivable, as the “Share Exchange Condition”; and

●	no more than 5,887,999 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date. We refer to this condition, which is not waivable, as the “Maximum Tender Condition.”

The consummation of the Share Exchange and fulfillment of the Share Exchange Condition are subject to the satisfaction or waiver, at or prior to the closing date of each of the following conditions:

●	each of the representations and warranties of the Sellers or AAC, as applicable, contained in the Stock Purchase Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except for certain representations and warranties that shall be true and correct in all respects on the closing date;

●	each of the covenants and agreements contained in the Stock Purchase Agreement to be performed by the Sellers or AAC, as applicable, at or before the closing date shall have been performed in all material respects by the Sellers or AAC, as applicable, at or before the closing date;

●	certain investments in ACDL totaling $60 million by affiliates of the Sellers and a third party that was partially funded on August 29, 2012;

●	transactions contemplated by the Insider Securities Transfer Agreement shall have been consummated;

●	no material adverse effect with respect to the Harbinger Entities or AAC shall have occurred; and

●	the Sellers and AAC shall have received each stock certificate, ancillary closing document and other required deliverables.

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In addition, the Offer and the Share Exchange, are also subject to a number of other conditions, such as there not being instituted or pending, at any time after the commencement of the Offer and before the Expiration Date, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly, challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer or the acquisition of some or all of the Common Shares pursuant to the Offer, or the consummation of the Transaction. See “The Stock Purchase Agreement - Conditions to Closing of the Transaction,” “The Offer — Purchase of Common Shares and Payment of Purchase Price” and “— Conditions of the Offer.” If either the Share Exchange Condition or Maximum Tender Condition is not satisfied, we will terminate or extend the Offer. If we terminate the Offer, we will be unable to consummate the Share Exchange.

U.S. federal income tax consequences of the sale of Common Shares pursuant to the Offer are described in “The Offer — Material U.S. Federal Income Tax Consequences.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

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FORWARD-LOOKING STATEMENTS

Some of the statements in this Offer to Purchase, as well as certain statements incorporated by reference herein, constitute “forward-looking statements.” When used in this Offer to Purchase, the words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “predict”, “potential” and “should”, as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which the Harbinger Entities operate and similar matters are forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control), set forth in this section and elsewhere in this Offer to Purchase, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Our future results may differ materially from those expressed in these forward-looking statements. These risks, uncertainties and other important factors include, but are not limited to:

●	the risk that governmental and regulatory review of the tender offer documents may delay the Share Exchange or result in the inability of the Transaction to be consummated by November 15, 2012;

●	the risk that a condition to closing of the Share Exchange may not be satisfied or waived;

●	the risk that ACDL and Ferrous will not perform as expected;

●	the risk that the anticipated benefits of the Transaction may not be fully realized or may take longer to realize than expected;

●	the risk that disruption from the Transaction may make it more difficult to maintain relationships with customers, employees or suppliers;

●	potential changes in the interpretation of generally accepted accounting principles;

●	potential changes in the legislative and regulatory environments;

●	a lower return on investment;

●	our inability to manage rapid growth;

●	changes affecting the respective businesses in which ACDL and Ferrous are engaged, particularly in light of the financial and business challenges facing ACDL and our lack of control over Ferrous;

●	potential volatility in the market price of our Common Shares; and

●	a decline in general economic conditions.

You should carefully consider these risks, in addition to the risks factors set forth in the section titled “Risk Factors” and other information in this Offer to Purchase and in our other filings with the SEC, including our Registration Statement on Form F-1, as amended (File No. 333-169983) and our Annual Report on Form 20-F for the fiscal year ended June 30, 2012 each of which is incorporated herein by reference. The documents we file with the SEC, including the reports referred to above, also discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. See “Where You Can Find More Information.”

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Common Shares in this Offer. As AAC’s operations will be those of ACDL upon completion of the Share Exchange, a number of the risk factors relate to the business and operations of ACDL and AAC, as the successor to such business.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein or incorporated herein by reference, as well as our most recent Registration Statement on Form F-1, as amended (File No. 333-169983) and Annual Report on Form 20-F. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

The risks and uncertainties described below include all of the material risks applicable to the Company, however they are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or the Transaction.

Risks Related To The Offer

There is no guarantee that your decision whether or not to tender your Common Shares will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Common Shares in the future following the completion of the Offer. If you choose to tender your Common Shares in the Offer, certain future events may cause an increase in our stock price or warrant price, as the case may be, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Common Shares. Similarly, if you do not tender your Common Shares, you will continue to bear the risk of ownership of your Common Shares after the closing of the Offer, and there can be no assurance that you will be able to sell your Common Shares in the future at a price equal to or higher price than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, AAC may terminate or extend the Offer.

Upon the consummation of the Share Exchange, we plan to use the cash available from the funds held in the Trust Account to purchase the Common Shares validly tendered and not properly withdrawn pursuant to the Offer. However, if the conditions to the Offer are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See “The Offer — Conditions of the Offer.”

The Offer presents potential risks and disadvantages to us and our continuing stockholders.

Although our board of directors has determined that the Share Exchange and making the Offer are in the best interests of our stockholders, the Offer exposes us to a number of risks including:

●	the use of a substantial portion of the cash in our Trust Account, which may adversely affect our ability to consummate the Share Exchange and reduce the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our stockholders (approximately $5.2 million would remain in the Trust Account if 5,887,999 Common Shares were tendered in the Offer);

●	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

●	the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and the number of our stockholders, which may reduce the volume of trading in our Common Shares and may result in lower stock prices and reduced liquidity in the trading of our Common Shares following completion of the Offer and limit our ability to meet the Nasdaq Capital Market listing standards.

We will likely be delisted from Nasdaq.

On June 26, 2012, we received a letter from Nasdaq indicating that it believed we were not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to have at least 300 public holders. In its letter, however, Nasdaq indicated that, it was granting us an extension until August 15, 2012, to comply with the Minimum Public Holders Rule.

On August 17, 2012, we received a letter from Nasdaq advising us that that we failed to satisfy the terms of the extension by not regaining compliance with the Minimum Public Holders Rule. The notice further stated that, as a result, Nasdaq’s staff has initiated procedures to delist the Common Shares and the Company’s warrants and units from The Nasdaq Capital Market. On August 23, 2012, we filed an appeal of the staff’s determination to delist our securities. We have been notified by Nasdaq that it will consider our appeal at a written hearing to be held on October 4, 2012. That notification indicated that the staff’s delisting determination has been stayed, pending a final written decision on our appeal. Even if we are successful on our appeal with respect to the Minimum Public Holders Rule, Nasdaq staff has informed us that upon consummation of our business combination, it will consider that we have made a new application for listing for the ongoing company and there can be no assurance that it will not assert another ground to deny listing at that time. The listing of the Common Shares on Nasdaq was a condition to the Sellers’ obligation to close the Transaction. Without waiving the condition, AAC and the Sellers amended the Stock Purchase Agreement to provide that eligibility of the Common Shares for quotation on the OTCBB or authorization of the Common Shares for listing on another recognized U.S. or international stock exchange that is reasonably acceptable to the Sellers will also satisfy the closing condition. The consequences to continuing shareholders who do not tender into the Offer if the Company lists its shares on a non-U.S. exchange or has them quoted OTCBB include: lack of familiarity of such continuing shareholders with such stock exchanges, lack of familiarity with the Company by investors trading on such markets, different regulatory regimes with different information delivery and corporate governance requirements and liquidity and other exchange-specific dynamics of such markets.  There can be no assurance that we will be able to list on an alternate exchange or be eligible for quotation OTCBB. If we are unable to list the Common Shares on such an alternate exchange or be eligible for quotation OTCBB or obtain a waiver from the Sellers of the relevant closing condition, the Sellers would have the ability to terminate the Stock Purchase Agreement, in which case the Transaction would not be consummated.

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Risks Related to AAC

Your only opportunity to affect the investment decision regarding a potential business transaction will be limited to the exercise of your right to redeem your Common Shares from us for cash.

Because our board of directors may consummate a business transaction without seeking stockholder approval in accordance with our Articles of Association, public stockholders will not have the right or opportunity to vote on the business transaction, unless we seek such stockholder vote. Accordingly, your only opportunity to affect the investment decision regarding a potential business transaction may be limited to exercising your redemption rights within the period of time set forth in this Offer, as amended. In addition, your election to exercise your redemption rights could still be rejected if the conditions to this Offer are not satisfied.

If we are unable to consummate a business transaction, our public stockholders will be forced to wait months before receiving distributions from our Trust Account.

We have until November 15, 2012 to complete a business transaction. If we do not consummate a business transaction within such time, we shall (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of our Common Shares issued in connection with our IPO to non-affiliates of the Company for a per share pro rata portion of the Trust Account, subject to the requirements of applicable law and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders.

If the Share Exchange is not consummated we will have inadequate time and resources to consummate a different business transaction.

We have until November 15, 2012 to complete a business transaction. If we are unable to consummate the Share Exchange, our ability to consummate a different business transaction will be adversely impacted, because we will not have adequate time to identify another target, perform due diligence, negotiate a definitive agreement related to the business transaction and complete a tender offer prior to November 15, 2012. Additionally, we will have less funds at our disposal to pay for the costs associated with consummating a different business transaction. Consequently, if we do not consummate the Share Exchange, we will not be able to consummate a different business transaction before November 15, 2012.

If we are forced to redeem or liquidate before the completion of a business transaction and distribute the proceeds of the Trust Account, our public stockholders may receive less than $10.10 per share.

If we are unable to complete a business transaction within the prescribed time frame and are forced to cease operations and ultimately liquidate our assets, the amount of either of the (i) per share redemption or (ii) per share liquidation distribution may be less than $10.10. Furthermore, there will be no distribution with respect to our outstanding warrants which will expire worthless if we liquidate before the completion of a business transaction.

Public stockholders may receive less than their pro rata share of the Trust Account upon redemption due to claims of creditors.

Our placing of funds in the Trust Account may not protect those funds from third party claims against us. Although we seek to have all vendors, service providers (other than our independent accountants), prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. Accordingly, the (i) per share redemption price or (ii) per share liquidation price could be less than the $10.10 per share held in the Trust Account (net of any taxes), due to claims of such creditors. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our Trust Account could be subject to applicable bankruptcy law, and may be included as an asset in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return $10.10 per share to our public stockholders.

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Compliance with the Sarbanes-Oxley Act of 2002 requires substantial financial and management resources.

Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires that we evaluate and report on our system of internal controls and may require that we have such system of internal controls tested during our audit by our independent registered public accounting firm beginning potentially as early as our Annual Report on Form 20-F (or 10-K) for the year ending June 30, 2013. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties and/or stockholder litigation. Any inability to provide reliable financial reports could harm our business. ACDL may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of ACDL to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition. Furthermore, any failure to implement required new or improved controls, or difficulties encountered in the implementation of adequate controls over our financial processes and reporting in the future, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

Being classified as an “investment company” would subject us to numerous restrictions and requirements that would be inconsistent with the manner in which we operate our business, and could have a material adverse effect on our business and operations.

We plan to continue to conduct our business and operations in such a manner as not to be deemed an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). An entity will generally be deemed to be an “investment company” for purposes of the Investment Company Act if (a) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or (b) absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% Test”). Because we plan to operate as a holding company engaged primarily in an operating business through ACDL, our majority-owned subsidiary, we do not believe that we are primarily engaged in an investment company type business, nor do we propose to primarily engage in such a business. Our intent to operate in this manner may have a material adverse effect on us, as it may limit our ability to make certain investments or take certain actions or compel us to divest certain holdings or to take or forego certain actions that could otherwise be beneficial to us.

In particular, as ACDL seeks additional funding for its development plan, our interest may be diluted if we do not participate in such funding and we could be at risk of ceasing to hold majority control over ACDL. We may not have the resources available to make such an additional investment in order to preserve our majority interest in ACDL. Depending on the composition of our assets at the time, we may not be able meet the 40% Test and we could be deemed an investment company at that time unless we change the composition of our assets or could then qualify for another exemption from being an investment company.

If we were deemed to be an investment company under the Investment Company Act, we could suffer adverse consequences, including a need to further adjust our business strategy and assets, including by divesting certain desirable assets immediately to fall outside of the definition or within an exemption, to register as an investment company or to cease operations.

Investment companies are subject to extensive, restrictive and potentially adverse regulations relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. If we were required to register as an investment company under the Investment Company Act, we would be subject to numerous restrictions and requirements that would be inconsistent with the manner in which we plan to operate our business and which may have a material adverse effect on our operations, financial conditions and prospects, including restrictions on our capital structure and restrictions on our ability to transact business with affiliates, including our operating subsidiary.

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The Sellers will hold a majority of our common stock following the consummation of the Transactions.

The Sellers will beneficially own shares of our outstanding common stock that collectively constitute a substantial majority of our total voting power. Immediately following the Share Exchange the Sellers will hold voting securities representing as much as 96.2% of the voting power of AAC (if 5,887,999 Common Shares are tendered in the Offer) or 81.9% of the voting power of AAC (if zero Common Shares are tendered in the Offer), and in any case, will have the right to appoint a majority of the board of directors of AAC. See “Beneficial Ownership of AAC Securities” for more detail on the beneficial ownership of AAC following the Share Exchange. The Share Exchange may also include certain additional shares of ACDL and Ferrous owned by (or to be acquired by) the Sellers and their affiliates, in which case the number of shares issued by us in the Share Exchange shall be adjusted upward and such parties affiliated with the Sellers would own up to approximately 96.7% of the voting power of AAC (if 5,887,999 Common Shares are tendered in the Offer) or 83.9% of the voting power of AAC (if zero Common Shares are tendered in the Offer). See “The Stock Purchase Agreement – Closing Consideration to be Delivered-Possible Participation of Global Opportunities, Kelson and China Dragon in the Share Exchange.” Because of this, the Sellers, subject to the terms of the Stock Purchase Agreement, will, following the consummation of the Transaction, exercise a controlling influence over our business and affairs and have the power to determine all matters submitted to a vote of our stockholders, including the election of directors, the removal of directors, and approval of significant corporate transactions such as amendments to our Articles of Association, mergers and the sale of all or substantially all of our assets. Moreover, a majority of the members of our Board will be nominated by the Sellers or their affiliates. This influence and actual control may have the effect of discouraging offers to acquire us because any such transaction would likely require the consent of Sellers. In addition, the Sellers could cause corporate actions to be taken even if the interests of these entities conflict with or are not aligned with the interests of our other stockholders. The Sellers and their affiliates may continue to hold investments in ACDL and Ferrous following the Transaction and may have interest in those companies that differ from ours. Matters not directly related to us can nevertheless affect the Sellers’ and their affiliates’ decisions regarding its investment in us. We are one investment in Harbinger Capital’s portfolio. Numerous considerations regarding Harbinger Capital, including investor contributions and redemptions, portfolio performance, mix and concentration, and portfolio financing arrangements, could influence Harbinger Capital’s decisions whether to maintain, decrease or increase its investment in us and any remaining interest in ACDL and Ferrous.

We will be a “controlled company” within the meaning of the Nasdaq rules and will be exempt from certain corporate governance requirements.

Because of our ownership structure, we will qualify for, and rely upon, the “controlled company” exception to the Board and committee composition requirements under the Nasdaq rules. Pursuant to this exception, we are exempt from rules that would otherwise require that our Board be comprised of a majority of “independent directors” (as defined under the Nasdaq rules), and that any compensation committee and corporate governance and nominating committee be comprised solely of “independent directors,” so long as the Sellers continue to own more than 50% of our combined voting power.

Corporate opportunities that we wish to pursue in certain circumstances must be offered to Harbinger affiliates before we may pursue such opportunities.

Harbinger Capital and its affiliates include other vehicles that seek acquisition opportunities, and any one of those vehicles may at any time be seeking opportunities that we would also be interested in pursuing. Our directors and officers who are affiliated with Harbinger Capital may consider, among other things, asset type and investment time horizon in evaluating opportunities for us. In recognition of the potential conflicts that these persons and our other directors may have with respect to corporate opportunities, and in light of the fact that we will be an affiliate of an Harbinger Capital immediately following the transaction, we have agreed in the Stock Purchase Agreement that until we cease to be an affiliate of Harbinger Capital, we will, and will cause our controlled affiliates to, comply with all of the restrictions and obligations applicable to affiliates of Harbinger Capital under the terms of a corporate opportunities letter (the “Corporate Opportunities Letter”) between Harbinger Capital and certain third-party investors in Harbinger Group Inc. (“HRG”).

The Corporate Opportunities Letter generally requires affiliates of Harbinger Capital to present control investment opportunities in the consumer products, insurance and financial products, agriculture, power generation and water and natural resources industries to HRG and provide HRG with an opportunity to determine if it desires to participate in such investment before pursuing such opportunity itself. Our obligation to present such control investment opportunities to HRG continues for so long as CF Turul LLC (a third party investor in HRG) owns at least 10% of HRG’s preferred stock and for so long as affiliates of Harbinger Capital collectively beneficially own at least 35% of HRG’s outstanding shares of common stock or voting power or 10% of HRG’s outstanding shares of common stock or voting power and any of such affiliates are party to an investment management agreement with HRG or any of its subsidiaries. In addition, the Company has agreed that following the consummation of the Transaction pursuant to section 9.7(i) of the Stock Purchase Agreement, directors, officers and employees of the Company that are also directors, officers and employees of another entity affiliated with the Sellers, shall have no duty to present corporate opportunities falling outside the scope of the HRG Corporate Opportunities Letter to the Company to the fullest extent permitted by law. Following the Transaction, we will be an affiliate of Harbinger Capital and we may not be able to pursue every corporate opportunity that we deem to be in the best interest of the Company unless HRG determines not to pursue such opportunity for itself or its subsidiaries.

Upon closing, we will be dependent on certain key personnel who are engaged in business interests and other activities unrelated to us.

We are dependent upon the skills, experience and efforts of Philip A. Falcone, who will become our Executive Chairman upon closing, and Mr. Peter Ziegler, who will remain our Chief Executive Officer upon closing. As a result of their position with our company, Mr. Falcone and Mr. Ziegler are expected to have significant influence in the management and operation of our business. In addition, Mr. Falcone may be deemed to be an indirect beneficial owner of the majority of the voting power of our capital stock. Accordingly, Mr. Falcone may exert significant influence over all matters requiring approval by our stockholders, including the election or removal of directors and stockholder approval of acquisitions or other significant transactions. The loss of Mr. Falcone, Mr. Ziegler or other key personnel could have a material adverse effect on our business or operating results.

Mr. Falcone is the Chief Executive Officer and Chief Investment Officer of Harbinger Capital, and the Chief Executive Officer and Chairman of Harbinger Group Inc., a NYSE listed company. Mr. Ziegler has served as president of the privately owned and controlled Ziegler Asset Partners, an Australian investment management firm based in Sydney, Australia since July 2002. Ziegler Asset Partners is a division of Peter Ziegler & Co Pty Ltd for which Mr. Ziegler serves as principal. While we expect that Mr. Falcone and Mr. Ziegler will devote a portion of their time to our business, they are not required to commit their full time to our affairs and will allocate their time between our operations and their other commitments in their discretion.

If Mr. Falcone’s or Mr. Ziegler’s other business interests or legal matters require either of them to devote substantial amounts of time to those businesses or legal matters, their ability to devote time to our affairs may be limited, which could have a negative effect on our ability to execute our business strategy.

The business activities, legal matters and other matters that affect our key personnel could adversely affect our ability to execute our business strategy.

On June 27, 2012, the SEC filed two civil actions in the United States District Court for the Southern District of New York, asserting claims against Harbinger Capital, Harbinger Capital Partners Offshore Manager, L.L.C., and certain of their current and former affiliated entities and persons, including Mr. Falcone. We also understand that after cooperating with the SEC staff and voluntarily undertaking an internal investigation, Harbinger Capital entered into a settlement with the SEC in connection with the SEC staff’s investigation of compliance with Rule 105 of Regulation M of the Exchange Act. One civil action alleges that the defendants violated the anti-fraud provisions of the federal securities laws by engaging in market manipulation in connection with the trading of the debt securities of a particular issuer from 2006 to 2008. The other civil action alleges that the defendants violated the anti-fraud provisions of the federal securities laws in connection with a loan made by Harbinger Capital Partners Special Situations to Mr. Falcone in October 2009 and the circumstances and disclosure regarding alleged preferential treatment of, and agreements with, certain fund investors.

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We understand that Harbinger Capital and its affiliates deny the charges in the SEC’s complaints and intend to vigorously defend against them. It is not possible at this time to predict the outcome of these actions, including whether the matters will result in settlements on any or all of the issues involved. However, in these actions the SEC is seeking a range of remedies, including permanent injunctive relief, disgorgement, civil penalties and pre-judgment interest and an order prohibiting Mr. Falcone from serving as an officer and director of any public company.

Risks Related to ACDL

ACDL is currently in default of its Investment Certificate.

ACDL is currently in default under the terms of the Investment Certificate because the aggregate capital contributions made through December 31, 2009 were approximately $59.0 million less than the required amount. Although ACDL made up the shortfall between January 2010 and July 2010, ACDL is seeking an amendment of the Investment Certificate to confirm that the late payment was not a breach. The Investment Certificate currently requires ACDL to contribute $795 million to the Ho Tram Project by the end of 2012 and to complete the development of the project by December of 2014. ACDL has obtained approval from the Ba Ria—Vung Tau provincial government to make the remaining contributions on a revised schedule in the years 2013-2019 and to complete the development of the Ho Tram Project on a revised schedule in the years 2013-2020. In addition, ACDL is currently seeking to amend the Investment Certificate to conform to the previously approved extensions of the capital contribution and development timelines, including the late development of Zone A-1 and the golf course portion of the Ho Tram Project. There can be no assurance that such amendment will be granted. ACDL’s failure to comply with the Investment Certificate in a manner satisfactory to the Vietnamese government could result in the termination of the Investment Certificate without compensation and expose ACDL to liability to the Vietnamese government for damages or losses. The Vietnamese government has the right to terminate the Investment Certificate or to suspend ACDL’s ability to operate gaming facilities on the Ho Tram Strip in the event of default or non-compliance by ACDL with its obligations under the Investment Certificate or applicable Vietnamese law.

Failure to amend the current default and comply with the Investment Certificate or with applicable Vietnamese law could result in the termination of the Investment Certificate.

If ACDL is unable to amend the Investment Certificate to alter the capital contribution and development schedules for the Ho Tram Project pursuant to its existing application, ACDL is at risk that the relevant governmental authority will delay the opening of Zone A-1 or revoke its Investment Certificate.

ACDL also has obligations under Vietnamese law to operate prized games in a fair and honest manner and free of criminal influence, which includes compliance with applicable anti- money laundering laws and regulations. Any failure to comply with these obligations could be deemed by the Vietnamese authorities as a breach of Vietnamese law, resulting in suspension of casino operations or termination of the Investment Certificate.

Any loss of the Investment Certificate would prohibit ACDL from conducting gaming operations in Vietnam, which would have a material adverse effect on the ACDL’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

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ACDL may be forced to liquidate if the Investment Certificate is revoked.

Vietnamese law is unclear as to the consequences on the assets of ACDL upon the revocation of its Investment Certificate. If the revocation is a result of a breach in law, the Vietnamese authorities may impose financial penalties or seize assets derived from the breach or illegal activity. On termination of the Investment Certificate, ACDL will need to liquidate its assets and terminate its operations in Vietnam. ACDL and HTP may be asked to relinquish any unused or undeveloped part of the Ho Tram Site with compensation equivalent to the remaining value of its costs relating to prepaid land rental and improvements on land (rather than compensation based on the market value). There is no guarantee that ACDL may be able to repatriate the proceeds of the liquidation of the assets or any physical assets out of Vietnam.

The process to cure defaults under the Investment Certificate is not clear.

In many instances, the Investment Certificate does not provide a specific cure period within which any default by ACDL may be cured and, instead, ACDL would need to rely on consultations and negotiations with the Vietnamese government to give ACDL an opportunity to remedy any such default. In addition, the Investment Certificate contains various general covenants and obligations and other provisions, the determination as to compliance with which is subjective. ACDL may not perform these covenants in a way that satisfies the requirements of the Vietnamese government and, accordingly, ACDL will depend upon its ongoing communications and good faith negotiations with the Vietnamese government to seek to perform its obligations under the Investment Certificate in a satisfactory manner. If any disagreement arises between the ACDL and the Vietnamese government regarding the interpretation of, or ACDL’s compliance with, a provision of the Investment Certificate, ACDL must rely on the consultation process with the applicable Vietnamese governmental agency. During any such consultation, however, ACDL will be obligated to comply with the terms of the Investment Certificate as interpreted by the Vietnamese government.

ACDL will require additional financing to complete development of the MGM Grand Ho Tram.

From June 30, 2012 through the opening of the first phase of the MGM Grand Ho Tram, ACDL projects to expend approximately $251 million to complete and open the resort. To fund this amount, ACDL expects to utilize approximately $16 million of existing working capital, approximately $30 million from the Backstop Loan, approximately $118 million of draws on the Vietnamese term loan facility, approximately $27 million from a working capital facility the company intends to obtain before the end of 2012, and approximately $31 million from $60 million of equity financing in ACDL that was partially funded on August 29, 2012 from Harbinger Capital, Harbinger affiliates and Pinnacle.

ACDL intends to obtain a working capital facility to fund operating cash and working capital requirements for the Zone A-1 operations of up to $35 million before the end of 2012 but currently has no commitments with respect to such facility and there is no assurance that such commitments will be received. ACDL has not yet reached agreement with MGM regarding the level of cash reserves required for the casino in order to provide an appropriate cash buffer due to the volatility of casino payouts associated with high level VIP play, which is expected to be a major driver of ACDL’s revenue. The final resolution could result in a higher level of cash reserves than could be accommodated by the proposed $35 million of working capital. ACDL plans to have discussions with its existing lenders and other potential sources of financing about providing the required working capital facilities, but there can be no assurance that such discussions would lead to any agreement to fund the proposed working capital facility.

Additionally, from June 30, 2012 through the opening of the first phase of the MGM Grand Ho Tram, ACDL projects to expend approximately $17.6 million on the development and construction of the Greg Norman designed golf course located in Zone F (the “Golf Course”), preliminary infrastructure work for Zone A-2, and other costs unrelated to Zone A-1. To fund this amount, ACDL expects to utilize approximately $17.6 million from the $60 million of equity financing from Harbinger, Harbinger affiliates and Pinnacle.

After the opening of the first phase of the MGM Grand Ho Tram, ACDL will rely on a combination of cash flow from operations and unused cash from the $60 million of equity financing from Harbinger Capital affiliates and Pinnacle to cover its costs. To the extent ACDL does not meet its projected levels of cash flow, ACDL will need to obtain additional financing.

ACDL believes that the overall budget for the development and opening costs for the MGM Grand Ho Tram is reasonable; however, these costs are only estimates and the actual costs could be significantly higher than projected. Unforeseen delays or other difficulties could also adversely impact the MGM Grand Ho Tram budget and require ACDL to obtain additional funds to complete its development. Moreover, ACDL expects to fund its anticipated expenditures with amounts from a working capital facility but there can be no assurances that ACDL would be able to obtain such financing on terms that are favorable to it or at all. Failure to obtain or delays in obtaining financing necessary to complete the MGM Grand Ho Tram would have a material adverse effect on ACDL’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

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ACDL requires the Vietnamese banks to fully fund under the ACDL Loan Agreement.

ACDL is reliant on the loan provided by Vietnamese banks for $175 million, which was expandable to $206 million through the placement of additional banks prior to the initial disbursement date (the “ACDL Loans”), to finance the development costs for Zone A-1 of the MGM Grand Ho Tram, including interest during the construction period. The lenders under the ACDL Loans have recently taken a position with respect to the application of expenditures related to fixed assets for the purposes of the funding ratios under that agreement that is inconsistent with the position taken by ACDL. If the lenders’ interpretation applies, a significant reduction would occur in the amount of credit available to ACDL under the ACDL Loans for use in completing the MGM Grand Ho Tram. In this event, ACDL would need additional financing to complete the development of the MGM Grand Ho Tram.

We could encounter problems during development and construction that could increase the construction costs or delay the opening of the MGM Grand Ho Tram.

Construction projects like the development and construction of the MGM Grand Ho Tram are subject to significant development and construction risks, any of which could cause unanticipated cost increases and delays. These include, among others, the following:

•	shortages of material and skilled labor;

•	cost overruns;

•	failure to generate sufficient cash flow, or failure to access debt financing, to meet construction and development needs that continue after the opening of the MGM Grand Ho Tram;

•	labor disputes and work stoppages;

•	disputes with and among contractors, subcontractors and design professionals;

•	ability of contractors to complete their portion of work in compliance with local laws;

•	weather interference or delays;

•	engineering problems;

•	environmental problems;

•	risks of delay in obtaining or inability to obtain necessary permits, licenses and approvals;

•	potential difficulties or delays in securing adequate water, power, sanitation and other services that are necessary for operation;

•	changes to the plans or specifications;

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•	drought, fire, flood and other natural disasters; and

•	geological, construction, excavation and equipment problems during construction.

ACDL expects to complete construction of the first gaming facility, hotel and all related amenities at the Ho Tram Site in the first half of 2013, and the hotel portion of the MGM Grand Ho Tram is expected to be completed at the same time that the integrated gaming and resort facility opens. Opening the facilities by these dates, however, assumes that there are no unanticipated difficulties or delays.

The gaming facility or hotel may not be completed on time or within the expected budget. Failure to complete any portion of the MGM Grand Ho Tram or other Ho Tram Project properties on time or on budget could have a material adverse effect on the results of operations and financial condition of ACDL and thus on us following the consummation of the Transactions. In addition, failure to complete any portion of the MGM Grand Ho Tram on time and within budget may cause us to devote additional resources to the MGM Grand Ho Tram, which could divert our time and attention away from our other operations and could cause our other businesses to suffer.

The clarification that ACDL is seeking with respect to Vietnamese regulatory law may, not be resolved in a manner that is favorable to ACDL.

HTP is seeking confirmation from the Vietnamese government that:

(a)	for the purposes of calculating applicable gaming tax, VAT and corporate tax, HTP need only report the income received from sales of discounted chips to VIP players and international marketing agents, rather than the face value of such chips, the net effect of which would be to reduce the gaming tax payable by HTP on revenue from table gaming;

(b)	it will not be required to collect a 10% withholding tax on the gaming winnings of its patrons or will be entitled to calculate the obligation to withhold the tax in a manner which reduces its potential adverse impact;

(c)	its gaming patrons that frequent the gaming facilities at the Ho Tram Project will not be restricted in their ability to move foreign currency into and out of Vietnam for use at the casino; and

(d)	it will be permitted to operate its casino games and cash out chips in US dollars.

There can be no assurance that HTP will obtain the confirmations it seeks on these regulatory issues. Any failure to resolve such issues in a way that is favorable to ACDL would have an adverse effect on the business, financial condition and results of operations of ACDL, and on our business, financial condition and results of operations following the consummation of the Transactions.

The Ho Tram Project will compete with casinos, other forms of gaming and other resort properties.

The Ho Tram Project will be in competition primarily with other gaming facilities located in Asia, including gaming operations located in Vietnam, Macau, Malaysia, Philippines, Singapore and Cambodia, among other Asian and international gaming destinations. In addition to existing casinos, the Ho Tram Project may face potential competition from any additional gaming facilities and hotels licensed and constructed in Vietnam and elsewhere in Asia. The Ho Tram Project will compete with the global gaming market, internet gaming, and other forms of gaming and leisure activities.

The Ho Tram Project will be in competition with gaming and resort properties in the expanded geographical market of Asia that have substantially greater resources and name recognition than ACDL does or are in more convenient locations, closer to major population centers or transportation hubs. These include gaming and resort properties in Macau and Singapore, among others. If the MGM Grand Ho Tram is unable to compete successfully, its business, financial condition and results of operations could be materially adversely affected and our business, financial conditions and results of operations could be materially adversely affected once the Transactions are consummated.

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The Ho Tram Project has no operating history and will face the challenges of operating new businesses in competitive environments

ACDL will rely to a significant extent on the experience, reputation and advice of MGM for the establishment of the MGM Grand Ho Tram and Pinnacle for the establishment of the second resort. Moreover, ACDL’s operations will be subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments, many of which are beyond ACDL’s control. Because MGM Grand Ho Tram has no operating history, it may be more difficult for it to prepare for and respond to these types of risks than for a company with an established business. In addition, persons with whom ACDL has a contractual relationship, such as construction contractors, employees, service providers, VIP promoters and others, may take actions contrary to ACDL’s instructions or policies, or may be unwilling or unable to fulfill their obligations under, or otherwise breach, their agreements with ACDL. If ACDL is not able to manage these risks successfully, they could have a material adverse effect on ACDL’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

In addition, ACDL's ability to successfully build and operate the Ho Tram Project will depend on ACDL's ability to obtain funding required for development, resolution of certain regulatory matters in a way that is favorable for ACDL, successful amendment of the Investment Certificate, among other things. Any uncertainty regarding the development of the Ho Tram Project may adversely impact ACDL's relationships with vendors, its ability to attract customers to Ho Tram Project casinos, and its ability to attract and retain key executive employees and maintain and promote its properties, which could materially adversely affect ACDL's results of operations.

The market data relied on by us may be inaccurate or incomplete and is subject to change.

We have evaluated ACDL for the purposes of the Transactions on market data and other data with respect to the MGM Grand Ho Tram and the development of the Ho Tram Strip supplied by sources that we believe are reliable, such as independent industry publications, government publications, reports by market research firms or other published independent sources, in addition to information provided by the sellers and ACDL. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the sources listed above. Although we believe that these sources are reliable, we have not independently verified this information, and the market data and information may not be accurate in all material respects. The gaming market in Asia is subject to continual change, including changes in the number of facilities that are expanding, closing and opening, and changes in the size of these facilities. For these and other reasons, our estimates of ACDL’s future market position and performance could prove to be materially inaccurate.

ACDL faces greater risks than a geographically diverse company.

ACDL does not currently have any material operations. As a result, it will be entirely dependent upon the MGM Grand Ho Tram for all of its cash flow until it develops other properties. Given that ACDL’s operations will be conducted at one property located in Vietnam, ACDL will be subject to greater risks than a gaming company with more operating properties in more markets. These risks include:

•	a downturn in national, regional or local economic and political conditions;

•	an increase in competition in the surrounding area;

•	inaccessibility to the casino due to inclement weather, road construction or closures of primary access routes;

•	changes in governmental laws and regulations, including gaming laws and regulations;

•	natural or other disasters including earthquake, fire, drought, typhoons, outbreaks of infectious diseases or terrorism at the MGM Grand Ho Tram or in the surrounding area;

•	a decline in air, ferry or bus traffic due to higher ticket costs, fears concerning travel or otherwise; and

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•	a decline in the number of visitors to Vietnam.

If the MGM Grand Ho Tram is unable to generate sufficient cash flow, ACDL may need to refinance or restructure its debt, reduce or delay capital investments or seek to raise additional capital in order to service its obligations. These measures may not be available or, if available, they may not be sufficient to enable ACDL to satisfy its obligations. Following the consummation of the Transactions, any failure by ACDL to satisfy its obligations could have a material adverse effect on our cash flow and results of operations. Moreover, we cannot assure you that any of these alternatives could be effected on satisfactory terms, if at all.

The Ho Tram Project may face difficulties in recruiting, training and retaining qualified employees.

The operation of the MGM Grand Ho Tram and other Ho Tram Project facilities will require ACDL, MGM and other HTP partners to continuously recruit and retain a substantial number of qualified professionals, employees, executives and managers with gaming, hospitality, management and financial reporting experience. ACDL, MGM and others may face difficulty in hiring qualified candidates. There can be no assurances that ACDL and MGM will be able to recruit, train and retain a sufficient number of qualified employees. A failure to be able to recruit and retain qualified personnel could result in management, operating and financial reporting difficulties or affect the experience and enjoyment of Ho Tram Project patrons, either of which could have a material adverse effect on its business, financial condition and results of operations and our business, financial condition and results of operations following the consummation of the Transactions.

ACDL depends on the continued services of key managers and employees and on the services provided under its management agreements.

ACDL’s ability to compete will depend in part on the services of its senior management team and the management provided by MGM and Pinnacle under their management agreements. ACDL cannot assure investors that key members of management will remain with ACDL. In addition, the Vietnamese gaming authorities may need to approve the management agreements with MGM and Pinnacle and determine that MGM and Pinnacle are suitable operators for the Ho Tram Project. If either manager is not found suitable, ACDL may lose key managers and employees and may encounter difficulties finding suitable replacements. The death or loss of the services of any of ACDL’s senior managers or the inability to attract and retain additional senior managers could have a material adverse effect on ACDL’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions. We anticipate that MGM and Pinnacle will be important components to the success of the Ho Tram Project. Any failure by the Vietnamese gaming authorities to approve the management agreements could have a material adverse effect on its business, financial condition and results of operations and our business, financial condition and results of operations following the consummation of the Transactions.

ACDL has a substantial amount of indebtedness and has the ability to incur additional indebtedness, which could adversely affect its financial condition.

As of June 30, 2012, ACDL has an aggregate principal amount of $57 million of indebtedness outstanding and expects to borrow up to an additional $118 million to finance the development of the MGM Grand Ho Tram. This substantial indebtedness and commitment could have significant effects on ACDL’s business and future operations. For example, it could:

•	make it more difficult for ACDL to satisfy its obligations;

•	increase ACDL’s vulnerability to general adverse economic and industry conditions or a downturn in its business;

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•	limit ACDL’s ability to obtain additional financing, whether for working capital, capital expenditures or for other general operating requirements;

•	require ACDL to dedicate a substantial portion of its cash flow from operations to service its outstanding indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures and other needs;

•	limit ACDL’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates, including any changes in how it is regulated and taxed;

•	place ACDL at a competitive disadvantage compared to competitors that have less debt; and

•	limit ACDL’s ability to borrow and/or increase the cost of borrowing additional funds.

An event of default under the ACDL Loan Agreement may render a loss to assets of ACDL and HTP.

Under the ACDL Loan Agreement, HTP has granted mortgages over its immoveable assets, moveable assets and other property rights (including land rights) to ACDL’s lenders. ACDL has also mortgaged its entire interest in HTP to its lenders. Also, covenants under the terms of the ACDL Loan Agreement require ACDL to (1) inject equity into the project, excluding equity in place prior to the initial drawdown, of no less than approximately 60% of aggregate debt drawdowns and (2) ensure that no less than 42% of total project costs are financed by equity. The Vietnamese banks have recently taken the position that only expenditures that relate to the fixed assets qualify under the funding ratios. ACDL believes that the banks’ position is inconsistent with the terms of the ACDL Loan Agreement (as defined herein). The banks’ interpretation of the funding ratios under the ACDL Loan Agreement would likely result in a significant reduction in the amount of credit available. Were this to occur, it would be necessary for ACDL to raise additional funds from third parties to cover the shortfall. Failure to do so, may result in an event of default, which, if not cured, may result in enforcement action by the ACDL lenders which may result in a transfer of the Investment Certificate to the ACDL lenders and the sale of part of the Ho Tram Site and other assets of HTP in order to repay in full the obligations in the ACDL Loans.

Construction of the MGM Grand Ho Tram and other HTP properties will subject HTP to environmental regulation and could expose HTP to environmental liabilities.

As the ultimate owner and developer of real property at the Ho Tram Strip, ACDL will, through its wholly-owned subsidiary, HTP, incur costs and expend funds to comply with environmental requirements. The costs of environmental investigation, remediation or removal of harmful substances may be substantial, and the presence of harmful substances, or the failure to remediate a property properly, may impair ACDL’s ability to develop or use its properties, which could have material adverse effect on ACDL’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

HTP’s failure to comply with environmental laws and regulations could have a material adverse effect on us.

ACDL is subject to various federal laws, ordinances and regulations and may be subject to state and local laws, ordinances and regulations which (1) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal of hazardous material or solid or hazardous wastes, or (2) may impose joint and several liability on current and former property owners or operators for the costs of investigation and remediation of sites contaminated with hazardous substances or wastes without regard to fault. ACDL has not identified any such issues associated with the Ho Tram Site that could reasonably be expected to have an adverse effect on ACDL or the results of its operations. However, it is possible that historical or neighboring activities have affected the Ho Tram Site or that such issues will be discovered during construction of the Ho Tram Project and, as a result, we can give no assurance that material obligations or liabilities under environmental laws will not arise in the future which may have a material adverse effect on ACDL and on us following the consummation of the transactions.

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Under Vietnamese law and pursuant to the Investment Certificate, HTP must submit an environment impact assessment report (an “EIAR”) in relation to the Ho Tram Project to the relevant Vietnamese authority for review.  The EIAR identifies several environmental impacts during the construction and operations of the Ho Tram Project and includes undertakings by HTP with respect to remediation of such impacts.  Upon completion of the EIAR review, the relevant Vietnamese authority will issue an approval which may include conditions that HTP is required to comply with, in addition to its undertakings in the EIAR.  Such conditions may include clearance of unexploded ordinances, restoration of forest (in other locations), maintenance of trees and landscape area, among others.  Any failure by HTP to comply with an EIAR that has been approved by the Department of Natural Resources and Environment could have a material adverse effect on the Ho Tram Project.

ACDL’s insurance coverage may not be adequate to cover casualty events, ACDL’s insurance costs may increase and ACDL may not be able to obtain adequate insurance coverage in the future.

Although ACDL has purchased all-risk property insurance for the MGM Grand Ho Tram covering damage caused by a casualty loss (such as fire and natural disasters) and plans to purchase similar policies for its future properties, each such policy has certain exclusions. In addition, ACDL’s property insurance coverage may be in an amount that is significantly less than the expected replacement cost of rebuilding these complexes if there were a total loss. ACDL’s level of insurance coverage for its facilities may not be adequate to cover all losses in the event of a major casualty. In addition, certain casualty events, such as nuclear events, acts of war and terrorism are not covered at all under ACDL’s policies. In particular, ACDL’s insurance policies may contain exceptions for terrorist acts. Therefore, acts within these exceptions may expose ACDL to heavy, uninsured losses.

In addition to the damage caused to ACDL’s properties by a casualty loss (such as fire, natural disasters, acts of war or terrorism), ACDLmay suffer disruption of its business as a result of these events or be subject to claims by third parties injured or harmed. While ACDL intends to carry general liability insurance after it has commenced operations, such insurance may not be adequate to cover all losses in such event. In addition, ACDL will not carry business interruption insurance.

ACDL is required to renew its insurance policies on an annual basis. The cost of coverage may become so high that ACDL may need to reduce policy limits or agree to certain exclusions from coverage to the extent permitted by the terms of the Investment Certificate. Among other factors, it is possible that acts or threatened acts or fears of terrorism, other catastrophic events or any change in laws requiring insurance carriers to offer coverage for certain acts of terrorism could materially limit the availability of insurance coverage, result in increased premiums on available coverage and result in additional exclusions from coverage (which may cause ACDL to elect to reduce policy limits). In the future ACDL may elect not to, or may not be able to, obtain coverage for losses due to acts of terrorism. Alternatively, ACDL may elect to increase coverage to address these risks, to the extent available, resulting in increased insurance expense.

Any of these risks could have a material adverse impact on ACDL’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

The Vietnamese government could grant additional investment certificates to conduct gaming, increasing competition in the Vietnamese gaming market.

The Vietnamese government may grant additional gaming certificates in the future. There is no legal limit to the number of certificates the Vietnamese government may permit in the future. If the Vietnamese government were to allow additional competitors to operate in Vietnam through the granting of additional certificates, competition in Vietnam’s gaming market could intensify, which could have a material adverse effect on ACDL’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

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The Ho Tram Project’s gaming facilities will be highly dependent on highly volatile VIP play.

VIP play is more volatile than other forms of casino gaming. A limited number of high-end VIP players could be responsible for a significant portion of the Ho Tram Project’s revenues in a particular period, while variances on win-loss results attributable to VIP gaming could have a significant negative impact on the Ho Tram Project’s cash flows and earnings. After the gaming facilities commence operations, any loss of key VIP players, a reduction in play by key VIP players or large gaming losses to VIP players could have a material adverse effect on MGM Grand Ho Tram’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

The Investment Certificate’s requirements are subject to change.

Vietnamese law allows the Vietnamese government to request various changes in the plans and specifications of ACDL’s Vietnamese properties and to make various other decisions and determinations that may be binding on ACDL. For example, the Vietnamese government has the right to require that additional capital be contributed to ACDL or that ACDL provide certain deposits or other guarantees of performance in any amount determined by the Vietnamese government. ACDL is also required to obtain the approval of the Vietnamese gaming and governmental authorities before raising certain debt or equity financing. In addition, ACDL is obligated under the Investment Certificate to comply with the laws and regulations that the Vietnamese government may adopt in the future, which could adversely affect ACDL’s ability to operate its business or develop the Ho Tram Strip.

Vietnamese law allows confiscation and nationalization of assets and invested capital.

The Law on Investment in Vietnam allows the state to nationalise and confiscate the assets and invested capital of ACDL for the purpose of national defense and security and in the national interest. This would include a rescission of the Investment Certificate. If the state acquires compulsorily or requisitions an asset of ACDL, ACDL is required under law to be compensated or paid damages at market price at the time of the announcement of such compulsory acquisition or requisition. Generally, compensation from the Vietnamese government is at a price which it determines as the market price. This may not reflect the true market value of the confiscated or nationalised asset. Any compensation may not adequately cover the loss of the Investment Certificate or the assets of HTP and ACDL.

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The state may recover land in the following main circumstances: (i) if the state wants to use the land for objectives of national defense and security, national interest, public interest, or economic development; (ii) if it is used in an inefficient way or incorrect purpose; (iii) if it has not been used for 12 consecutive months, or the project schedule has been delayed for more than 24 months from the time of taking-over of the site to implement an investment project; (iv) if the land user intentionally destroys the land; and (v) if the land user intentionally fails to discharge financial obligations to the state. Although Vietnamese law does provide for compensation mechanisms and formulae for calculation of compensation if land is recovered by the government, these procedures are time consuming and uncertain. Compensation may be below the market value of the land.

Any challenges to MGM’s trademarks could frustrate the MGM Grand Ho Tram’s ability to establish a recognized gaming brand.

MGM has registered a variety of trademarks and service marks in Vietnam. Some of these trademarks are based upon an intention to use the trademarks in the future. These registrations are not conclusive as to the exclusive right to use such trademarks. Third parties who claim prior rights with respect to similar trademarks may challenge MGM’s registrations or MGM’s use of the trademarks and seek to overcome the presumptions afforded by such registrations, which could frustrate ACDL’s efforts to establish a recognized gaming brand.

The Investment Certificate has restricted gaming entitlements.

The Investment Certificate entitles HTP to operate 1,000 electronic gaming machines and 90 card playing tables with live dealers in each of the two prescribed zones on the Ho Tram Site. However, this is conditional on HTP putting into operation a five star hotel and other facilities in each of Zone A and Zone B as set out in the Investment Certificate. If ACDL and HTP are unable to build the five star hotel and relevant facilities then they are unable to operate the gaming facilities.

Additionally, the Investment Certificate provides that if by December 2014 the total number of hotels built contains less than 9,000 rooms then the entitlement for the card playing tables with live dealers will be reduced by two tables for every 100 rooms not completed. As noted above, ACDL is seeking an amendment of the Investment Certificate to conform to its revised development timeline for the Ho Tram Project. The Investment Certificate currently requires ACDL to contribute $795 million to the Ho Tram Project by the end of 2012. Although ACDL has obtained approval from the Ba Ria—Vung Tau provincial government to make the remaining contributions on a revised schedule in the years 2013-2019, ACDL must secure an amendment to the Investment Certificate to clear the current default and there can be no assurance that such amendment will be granted.

If HTP is unable to complete the construction of the required hotel rooms then its gaming entitlements will be reduced, unless ACDL succeeds in obtaining an amendment to the Investment Certificate delaying the time line on which it must complete the required 9,000 rooms. Any reduction in HTP's gaming entitlement will have an adverse impact on ACDL’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

Vietnam may fail to become a successful mass-market gaming destination or could become less attractive to VIP players.

The Vietnamese government has begun to liberalize the gaming licensing and regulatory framework in order to promote economic growth and investment in Vietnam. Further liberalization beyond the existing regime could be hindered by, among other factors, a lack of experience operating casinos, inadequate transportation infrastructure, insufficient supply of accommodation and related amenities, insufficient tourist attractions or a lack of demand in Vietnam and elsewhere in Asia for gaming. Growth in the Vietnamese gaming market may not keep pace with market projections, and a gaming sector may fail to develop. In addition, regulatory changes, competition from casinos in Asia, Las Vegas, Australia and other gaming centers may result in Vietnam becoming a less attractive destination. If Vietnam fails to attract players, there could be an adverse impact on ACDL’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

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Vietnam’s transportation infrastructure may not adequately support development of Vietnam’s gaming industry.

Ho Chi Minh City has an international airport. To support Vietnam’s planned transformation into a gaming destination, road, ferry and air access (helicopters) and the frequency of bus services to the Ho Tram Strip, between Ba Ria-Vung-Tau Province and Ho Chi Minh City must increase significantly. In addition, Vietnam’s internal road system is prone to congestion that can increase transportation time to the Ho Tram Strip extensively and must be substantially improved to support projected increases in traffic. These access issues may have an adverse impact on repeat customer business, or discourage new customers from travelling to our site at all. While various development projects are under development to improve Vietnam’s internal and external transportation links, these projects may not be approved, financed or constructed in time to handle the projected increase in demand for transportation, or at all, which could have a material adverse effect on ACDL’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

Vietnam’s gaming industry may be sensitive to reductions in discretionary consumer spending.

Consumer demand for casinos, hotels, resorts leisure travel and luxury amenities is sensitive to economic downturns. The tourism industry in Vietnam suffered during the Asian economic crisis, which caused a depressed property market and an increase in the number of companies filing for corporate reorganization and bankruptcy protection. Changes in consumer preferences or discretionary consumer spending brought about by factors such as war, a decline in economic conditions in Vietnam or elsewhere in Asia, a decline in the value of the U.S. dollar, uncertainty surrounding the future value of the Vietnamese Dong, a decline in amounts of disposable consumer income, fears of recession or changes in consumer confidence could reduce demand for gaming and the other services ACDL plans to offer, adversely affecting ACDL’s business, cash flows, financial condition, results of operations and prospects and our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

Changes in Vietnamese laws, government policies or economic and social conditions could adversely affect Vietnam’s gaming industry.

The Vietnamese government and the Communist Party of Vietnam view gambling as detrimental to the social wellbeing of Vietnam. Any prospect of the Vietnamese government liberalization of gaming laws in Vietnam will need to be viewed in this context. The Vietnamese government may introduce laws and policies that may reverse, or restrict, existing gaming entitlements and prohibit or restrict any form of gaming. If this course of action is pursued then this will have an adverse impact on ACDL’s business, cash flows, financial condition, results of operations and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

Conducting business in Vietnam poses political and legal risks.

ACDL’s business, cash flows, financial condition, results of operations and prospects may be materially and adversely affected by political, social, legal and tax developments in Vietnam. Many of Vietnam’s laws and regulations concerning gaming are still in development, with little or no precedent available to guide their interpretation. To a large extent, ACDL must rely on informal statements of policy by government officials for guidance on legal and regulatory issues. Reliance on such statements does not ensure that ACDL will be in compliance with applicable Vietnamese law and regulation. Vietnam’s laws and regulations are complex, and a court or administrative or regulatory body may in the future render an interpretation of these laws and regulations, or issue regulations, that differ from ACDL’s interpretation or from official statements of policy. In such an event, ACDL could be found to be in breach of applicable law or the Investment Certificate, which could lead to the Investment Certificate’s termination.

ACDL’s activities in Vietnam are subject to administrative supervision and approval by various agencies of the Vietnamese government. Vietnamese law permits redress to the courts with respect to administrative actions, but redress is untested in relation to gaming license or regulatory disputes.

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Negative perception could affect ACDL.

Negative public perception regarding the association of gaming activities with organized crime could materially adversely affect ACDL’s business, financial condition, results of operations and prospects and our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

Any outbreak of avian influenza or other contagious disease may adversely affect ACDL’s business, financial condition and results of operations.

Since late 2003, nine countries in Asia have experienced outbreaks of avian influenza. These outbreaks severely affected the poultry and related industries and resulted in the culling of large stocks of poultry. In addition, Thailand and Vietnam reported cases of bird-to-human transmission of avian influenza resulting in human deaths. In 2005, North Korea reported the country’s first outbreak of avian influenza in poultry, Vietnam and Indonesia experienced a resurgence of poultry outbreaks and human cases and Cambodia reported its first human case. Investigations are continuing with respect to possible cases of human-to-human transmission in Vietnam and Indonesia. The World Health Organization and other agencies continue to issue warnings on a potential avian influenza pandemic.

In 2003, Hong Kong, Taiwan, China, Singapore and other places experienced an outbreak of Severe Acute Respiratory Syndrome (“SARS”), which adversely affected the Asian economy.

Any future outbreak of avian influenza, SARS or other contagious diseases could adversely affect the economy of Vietnam and economic activity in the region, could lead to the imposition of travel restrictions and could have a material adverse effect on ACDL’s business, cash flows, results of operations, financial condition and prospects and on our business, cash flows, financial conditions, results of operations and prospects following consummation of the Transactions.

The Vietnamese political and judicial systems are vulnerable to corruption and are far below international standards.

The judicial system and governmental agencies in Vietnam are exposed to corruption and political interference. Vietnamese authorities are still relatively inexperienced in regulating and supervising commercial and financial transactions as well as highlighting the influence and power that lies with the Communist Party of Vietnam. The Vietnamese government has been keen to address the problems of corruption, including the introduction of anti-corruption legislation. However, Vietnam remains ranked 112th out of 183 countries in Transparency International’s 2011 Corruption Perception Index. In the World Bank's 2006 Ease of Doing Business survey, Vietnam is ranked 98th out of 183 countries.

Non compliance with anti-corruption or anti-money laundering laws or regulations could negatively affect ACDL.

ACDL will have operations outside the United States, which will expose us to complex foreign and U.S. regulations inherent in doing business in Vietnam. We are subject to regulations imposed by the Foreign Corrupt Practices Act (the “FCPA”), and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties. The SEC and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA.

Internal control policies and procedures and the compliance program that ACDL has implemented to deter prohibited practices may not be effective in prohibiting its employees, contractors or agents from violating or circumventing our policies and the law. If ACDL’s employees or agents fail to comply with applicable laws or company policies governing ACDL’s international operations, we and our subsidiaries may face investigations, prosecutions and other legal and regulatory proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any determination that ACDL has violated the FCPA could have a material adverse effect on its financial condition. Compliance with international and U.S. laws and regulations that apply to ACDL’s international operations increases the cost of doing business in foreign jurisdictions. ACDL will also deal with significant amounts of cash in its operations and we will be subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws or regulations by ACDL could have a negative effect on our results of operations.

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Vietnamese courts do not always recognize and enforce foreign arbitration awards.

Given the lack of legal support for recognizing foreign court judgments in Vietnam, parties often select foreign arbitration as the method of dispute resolution. However, while there is a legal basis for the recognition and enforcement of foreign arbitration awards in Vietnam in respect of certain types of contracts, there have only been a small number of cases where a Vietnamese court has recognized and enforced such an award. There can be no assurance that any foreign arbitration award will be enforced by the courts of Vietnam.

The legal system in Vietnam is still in development.

The laws and regulatory regimes in Vietnam are still developing. Although in recent years the legal system in Vietnam has become more sophisticated and has provided access for foreign investors, there can be no assurance that HTP and ACDL will be able to obtain effective enforcement of their rights by legal proceedings in Vietnam. In addition, the time taken by HTP and ACDL to obtain approvals to undertake their business activities in Vietnam may be substantial. As the legal system of Vietnam develops, there are inconsistencies in laws and regulations and time delays before old laws are updated to accord with other regulations and laws. These uncertainties, delays and unintended consequences could have a material adverse effect on the business of HTP and ACDL in Vietnam.

There could be an exposure to depreciation of the Vietnamese Dong against other currencies.

ACDL’s investments in Vietnam are likely to involve the conversion of Vietnamese Dong to U.S. dollars or other foreign currency when there is a distribution of profits or any other overseas remittance to ACDL. The Vietnamese government does not guarantee that hard currency will be available to ACDL or that it will receive any priority if there is a shortage. Overseas remittance and currency conversion must comply with the Ordinance on Foreign Exchange Control of the Standing Committee of the National Assembly and Decree 160/2006/ND-CP of the Government dated 28 December 2006. The foreign exchange control laws indicate that these transactions must be transacted through a dedicated bank account opened at a bank licensed in Vietnam, but the foreign exchange control laws have not been entirely supported by detailed state bank implementing regulations.

In addition, capital transactions such as the distribution of profits require the entity making the overseas remittance to firstly fulfill all tax and financial obligations to the state of Vietnam and other specific legal requirements. HTP is permitted under law to repatriate profits to ACDL after HTP has met its tax and other financial obligations. HTP may not distribute profits if it is unable to pay in full all its debts and other property obligations which are due. There may be delays in obtaining relevant Vietnamese governmental approvals if required prior to the remittance particularly if the governmental authority challenges the remittance. Furthermore, depending on the type of overseas remittance, special approval from the state bank is required, and such approvals may not be expedient or granted at all. Therefore, there could be an exposure to depreciation of the Dong against other currencies if there are delays in remitting foreign currency and if overseas remittance cannot be made at all, ACDL’s assets could be denominated in Vietnam Dong.

We may not be able to realize the benefits of ACDL’s business strategy.

Implementation of ACDL’s business strategy could be prevented or adversely affected by a number of factors beyond its control, including general or local economic conditions, increased competition or other changes in its industry. In particular, the MGM Grand Ho Tram and the other gaming facilities developed as part of the Ho Tram Project may not be able to attract a sufficient number of guests, gaming customers and other visitors in order to achieve their performance goals. Furthermore, ACDL may not be successful in its plan to promote customer use of the various MGM Grand Ho Tram amenities, including the Ho Tram Strip’s gaming, hotel, golf, entertainment and other amenities as anticipated or to a degree that will allow ACDL to achieve its performance goals. Additionally, ACDL’s business strategy, intended to capitalize on the spending levels of its patrons and attract customers from new target markets, may not achieve its intended results. ACDL’s failure to effectively implement its business strategy could have a material adverse effect on its business, financial condition, and results of operations and on our business, financial condition and results of operations following the consummation of the Transactions.

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Risks Related to Our Investment in Ferrous

Our investment in Ferrous is subject to significant risks, and given our 9.7% ownership, we will not be able to control or even influence key decisions made by Ferrous.

Ferrous is a research, exploration, processing and marketing company of iron ore with interests in iron mineral resource properties in Brazil. Our investment in Ferrous will be subject to all of the risks inherent in developing and operating its mining operations, including its ability to fund and execute its business plan, its ability to successfully develop its mining operations, fluctuations in demand for iron ore, its ability to comply with environmental and other laws and the political and economic risks of operating in Brazil. At the same time, we will own only 9.7% of the voting power of Ferrous and will not have any rights to appoint members or observers to the board of directors or management. Our only rights will be those attributable to shareholders generally. As a result, we will not be have special access to, or influence over, Ferrous’ board or management and will not be able to influence the development of Ferrous’ strategy or business plans and other decisions that could have a material effect on the value of our investment. Ferrous’ board, management or its majority stakeholders may take risks or otherwise act in a manner that does not serve our interests, which could have a material adverse effect on the value of our investment in Ferrous and consequently on our business, financial condition and results of operations.

There is no established trading market for Ferrous’ common shares.

There is currently no established public market for Ferrous’ common shares. Such a lack of market could make it difficult to sell our Ferrous common shares at prices and within time periods that we would otherwise desire. It could also make it difficult to monitor developments of Ferrous.

Risks Related to the Transaction

Concentration of ownership after the Share Exchange may have the effect of delaying or preventing a change in control.

If the Transaction is consummated, the Sellers will own approximately 96.2% of the voting power of AAC assuming that 5,887,999 of the Common Shares are validly tendered and not properly withdrawn in the Offer and none of the outstanding warrants are exercised. As a result, such persons, if acting together, have the ability to influence the outcome of corporate actions of AAC requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of AAC’s Common Shares.

The Share Exchange may also include certain additional shares of ACDL and Ferrous owned by (or to be acquired by) the Sellers and their affiliates, in which case the number of shares issued by us in the Share Exchange shall be adjusted upward and such parties affiliated with the Sellers would own approximately 96.7% of the voting power of AAC (assuming the maximum number of Common Shares are tendered pursuant to the offer). See “The Stock Purchase Agreement – Closing Consideration to be Delivered-Possible Participation of Global Opportunities, Kelson and China Dragon in the Share Exchange.”

Directors of AAC have potential conflicts of interest in structuring and negotiating the Transaction and approval of the other transactions described in this Offer to Purchase.

When considering whether to tender your Common Shares pursuant to the Offer, AAC stockholders should be aware that directors and executive officers of AAC have interests in the Transaction that may be different from, or in addition to, the interests of AAC stockholders. These interests include:

●	the continued indemnification of current directors and officers of AAC under the Stock Purchase Agreement and the continuation of directors’ and officers’ liability insurance following the consummation of the Transaction;

●	the retention of some of the directors and officers of AAC as directors of AAC following the consummation of the Transaction; and

●	the continued right of the AAC founders to hold Common Shares and warrants in AAC following consummation of the Transaction.

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These interests may influence the AAC executive officers and directors in the negotiation of the Stock Purchase Agreement and the approval of the other transactions described in this Offer to Purchase.

AAC’s founders, directors and executive officers have certain interests in consummating the Share Exchange that may have influenced their decision to approve the Stock Purchase Agreement.

Certain of AAC’s directors and executive officers own Common Shares and warrants that were issued in connection with private placements of securities outside of AAC’s IPO (the “Insider Shares” and the “Insider Warrants”, respectively). Such purchasers have waived their right to receive distributions with respect to the Insider Shares upon AAC’s liquidation which will occur if AAC is unable to consummate the Transaction by November 15, 2012. Accordingly, the Insider Shares will be worthless if AAC is forced to liquidate. In addition, in the event of AAC’s liquidation, the AAC warrants, including the Insider Warrants held by certain of AAC’s directors and executive officers, will expire worthless. As of the date of this Offer to Purchase, AAC’s founders held an aggregate of 2,133,333 Common Shares and an aggregate of 8,000,000 warrants.

Additionally, it is expected that Peter Ziegler, our chief executive officer and chairman of the board of directors, will resign as chairman but continue as chief executive officer and as a director of AAC following the consummation of the Transaction. As such, in the future Mr. Ziegler will receive any cash fees, stock options or stock awards that AAC’s board of directors determines to pay him in these roles.

These financial interests of AAC’s officers and directors may have influenced their decision to approve the Transaction. You should consider these interests when evaluating the Transaction and the Offer.

The exercise of discretion by AAC’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Stock Purchase Agreement or the Offer to Purchase may result in a conflict of interest when determining whether such changes to the terms of the Stock Purchase Agreement or this Offer to Purchase or waivers of conditions are appropriate and in the AAC’s securityholders’ best interest.

In the period leading up to the consummation of the Transaction, events may occur that, pursuant to the Stock Purchase Agreement, would require AAC to agree to further amend the Stock Purchase Agreement, to consent to certain actions taken by the Sellers or to waive rights that AAC is entitled to under the Stock Purchase Agreement. Such events could arise because of changes in the course of the Harbinger Entities’ businesses, a request by the Sellers to undertake actions that would otherwise be prohibited by the terms of the Stock Purchase Agreement or the occurrence of other events that would have a material adverse effect on the Harbinger Entities’ business and would entitle AAC to terminate the Stock Purchase Agreement. In any of such circumstances, it would be in the discretion of AAC, acting through its board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this Offer to Purchase may result in a conflict of interest on the part of one or more of the directors between what he may believe is best for AAC and its stockholders and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this Offer to Purchase, AAC does not believe there will be any changes or waivers that its directors and officers would be likely to make prior to the closing. While certain changes could be made without notification to stockholders, if there is a change to the terms of the business transaction that would have a material impact on the stockholders, AAC will be required to circulate a new or amended Offer to Purchase or supplement thereto prior to closing of the Offer.

If the Transaction’s benefits do not meet the expectations of financial or industry analysts, the market price of the Common Shares may decline.

The market price of the Common Shares prior to the consummation of the Transaction or the market price of the Common Shares following the consummation of the Transaction may decline as a result of the Transaction if:

●	AAC does not achieve the perceived benefits of the Transaction as rapidly, or to the extent anticipated by, financial or industry analysts; or

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●	the effect of the Transaction on AAC’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, stockholders may experience a loss as a result of a decline in the market price of the Common Shares prior to or following the consummation of the Transaction. A decline in the market price of the Common Shares also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

New classes of AAC’s securities exchangeable into Common Shares will be issued in connection with the Share Exchange and when exchanged for Common Shares will become eligible for future resale in the public market after the Share Exchange, which will result in substantial dilution and could have an adverse effect on the market price of those shares.

We expect that 108,432 Class A Preference Shares and 100 Class B Preference Shares will be issued to the Sellers and therefore, following the consummation of the Transaction, they will own securities that would represent approximately 96.2% of AAC’s Common Shares on a fully diluted basis (assuming the tender of 5,887,999 Common Shares in connection with this Offer and no exercise of outstanding warrants).

The Share Exchange may also include certain additional shares of ACDL and Ferrous owned by (or to be acquired by) the Sellers and their affiliates, in which case the number of shares issued by us in the Share Exchange shall be adjusted upward and such parties affiliated with the Sellers would own approximately 96.7% of the voting power of AAC (assuming the maximum number of Common Shares are tendered pursuant to the offer). See “The Stock Purchase Agreement – Closing Consideration to be Delivered-Possible Participation of Global Opportunities, Kelson and China Dragon in the Share Exchange.” In addition, to the dilution from the issuance of shares to the Sellers, continuing stockholders will also be diluted by the release of 2,133,333 Common Shares (3,066,667 Common Shares originally issued less 933,344 Common Shares subsequently redeemed at nominal cost by us) from escrow purchased by officers and directors of the Company prior to the Company’s IPO. Such Common Shares were purchased for an aggregate purchase price of $25,000 or $0.0117 per share.

Our management team has limited experience performing due diligence on a hotel development acquisition and mining exploration.

Prior to conducting the due diligence related to the Harbinger Entities in connection with the Transaction, our management team had little or no experience conducting due diligence on companies in the specific industries in which the Harbinger Entities participate. Given the complexity of the various laws of the relevant jurisdictions pertaining ACDL, Ferrous and the parties involved, there can be no assurance that our management team successfully reviewed all relevant information relating to ACDL, Ferrous and the parties involved, nor can there be assurance that our management team correctly decided to proceed with the Transaction based upon such information.

We have not obtained an opinion from an independent investment banking firm as to the fair market enterprise value of ACDL or the Ferrous Shares or that the price we are paying is fair to our stockholders.

We are not required to obtain an opinion from an independent investment banking firm that either the target business we have selected has a certain fair market enterprise value at the time of our signing a definitive agreement in connection with our initial business transaction or that the price we are paying is fair to our stockholders. The fair market enterprise value of such business has been determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value, and the price for which comparable businesses have recently been sold. Our stockholders therefore will be relying on the judgment of our board of directors with respect to such matters.

INFORMATION ABOUT THE COMPANIES

Information about AAC

We were formed in the Cayman Islands on July 29, 2010 as a blank check company formed specifically as a vehicle to acquire, through a merger, capital stock exchange, asset or stock acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets.

A registration statement for our IPO was declared effective on November 15, 2010. On November 19, 2010, we consummated our IPO. We issued an aggregate of 6,400,000 units in the IPO.

Each unit consisted of one Common Share and one warrant. Each warrant entitles the holder to purchase from us one Common Share at an exercise price of $11.50 per share.

Gross proceeds from the sale of units in our IPO and Insider Warrants were $68.0 million. Of this amount, approximately $64.6 million was deposited in the Trust Account and approximately $800,000 was held outside of the Trust Account. The proceeds held outside the Trust Account have been used by us to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The remaining portion of the gross proceeds not deposited in the Trust Account was used to pay for expenses incurred in connection with the IPO. We evaluated a number of candidates before entering the Stock Purchase Agreement with the Sellers. If we are unable to consummate a business transaction by November 15, 2012 we shall (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of the shares of our common stock issued in our IPO for a per share pro rata portion of the Trust Account and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders, as part of our plan of dissolution and liquidation. In the event of our liquidation, the warrants will expire worthless.

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AAC’s Common Shares are currently traded on the Nasdaq Capital Market under the symbol “AAC.” See “Price Range of Securities and Dividends.” Nasdaq, however, has initiated procedures to delist our Common Shares. See “Risk Factors — We will likely be delisted from Nasdaq.” We maintain our principal executive offices at Level 9 Podium, 530 Collins Street, Melbourne VIC 3000. Our telephone number is +61 (2) 9380 6899.

Information about the Harbinger Entities

On March 12, 2008, ACDL received a first of its kind investment certificate from the Ba Ria-Vung Tau provincial government for the development in Vietnam of the Ho Tram resort, an entertainment tourism and international conference center complex located on the Ho Tram Strip property in Phuoc Thuan Village, Xuyen Moc District, Ba Ria – Vung Tau Province, Vietnam. The Investment Certificate created a new Vietnamese corporate entity, HTP, as a wholly-owned subsidiary of ACDL. ACDL, through its wholly-owned subsidiary, HTP, is the developer of an entertainment tourism and international conference center complex on more than 400 acres of land and approximately two kilometers of beach located on the Ho Tram Strip. In November 2008, ACDL entered into an agreement with MGM Resorts International to manage and operate the first of the Ho Tram Strip’s five resorts, which will be operated under the MGM Grand brand. MGM Resorts International is providing pre-opening services and will manage and operate the MGM Grand Ho Tram. Phase I of the MGM Grand complex is scheduled to open in 2013.

Certain funds managed by Harbinger Capital, either directly or through intermediary wholly owned investment vehicles (the “Harbinger Funds”), made a series of investments in ACDL, including provision to ACDL of the majority of its early stage capital and equity to be used for operations, construction of the MGM Grand Ho Tram (as defined herein) and the acquisition of a pre-paid 50 year lease of the lands required for the Ho Tram Project, which was granted to HTP pursuant to a lease agreement dated May 21, 2008 between HTP and the People’s Committee of Ba Ria – Vung Tau Province. The Harbinger Funds also made short and long term debt and loan commitments to ACDL to assist with the operations of ACDL, and to fund equity investment by ACDL in HTP to finance HTP’s operations, including its pre-construction and construction activities. In consideration, the Harbinger Funds received a variety of securities of ACDL, including common shares, warrants to purchase common shares and special shares, as well as rights under various loan agreements. The Sellers currently own or they will own at closing, directly or indirectly, 72.2% of the Series V Special Shares of ACDL, 15.1% of the Class VI Preferred Shares and 65.4% of the outstanding common shares of ACDL. The Sellers also own warrants (the “Backstop Warrants”) to purchase up to an additional 26.3% of the pro forma common shares of ACDL. The number of Backstop Warrants that the Harbinger Funds have the right to exercise is conditional upon the amount that ACDL draws on a $30 million loan commitment made by certain Harbinger Funds (the “Backstop Loan”). PNK Development 18, LLC (“Pinnacle”), a subsidiary of Pinnacle Entertainment Inc., entered into a strategic equity transaction with ACDL in August 2011 wherein Pinnacle acquired 27.3% ownership of the common shares and 26% of the Series V Special Shares in exchange for $95.0 million to be used for ACDL operations and for construction and development of the Ho Tram Project. Pinnacle also received warrants equal to a pro rata share of the Backstop Warrants available to be exercised by the Harbinger Funds.

Ferrous is a private research, exploration, processing and marketing company of iron ore in the Brazilian and other markets, with integrated logistics, mineral assets, its own logistics (pipeline construction), port infrastructure and steel projects. Ferrous Resources Limited engages in exploring for iron ore properties in the Iron Quadrangle, Brazil. It has interests in various iron mineral resource properties, including Viga, Esperança (Emesa), Serrinha, Santanense, Jacuipe, and Viga North. Ferrous was incorporated in 2007 and is based in London, the United Kingdom. Pursuant to the Stock Purchase Agreement, AAC will acquire approximately 9.7% of Ferrous’ outstanding common stock.

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SELECTED HISTORICAL FINANCIAL INFORMATION

Australia Acquisition Corp.

AAC is providing the following selected financial information to assist you in your analysis of the financial aspects of the Transaction. The following selected financial and other operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of AAC” and its financial statements and the related notes to those statements incorporated by reference elsewhere in this Offer to Purchase. The statement of operations data for the fiscal year ended June 30, 2012 and for the period from July 29, 2010 (date of inception) through June 30, 2011 and the balance sheet data as of June 30, 2012 and June 30, 2011 have been derived from AAC’s audited financial statements, incorporated herein by reference to the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2012. See “Where You Can Find More Information.” The unaudited combined pro forma information has been derived from the unaudited condensed combined pro forma financial information included elsewhere herein. See “Unaudited Condensed Combined Pro Forma Financial Information.”

	Period from
	July 29, 2010
	(date of inception)
	to June 30,	Year Ended
	2011	June 30, 2012

Statement of Operations Data:
Revenue	$—	$—
Formation and operating costs	264,899	1,201,007
Loss from operations	(264,899)	(1,201,007)
Increases (decreases) in the market value of the trust account investments	30,391	(4,121)
Net loss	$(234,508)	$(1,201,007)
Balance Sheet Data (at end of period):
Cash (including investments held in trust)	$608,318	$78,555
Total assets (including investments held in trust account)	$65,334,227	$64,803,992
Total stockholders’ equity	$5,783,747	$4,582,412
Share Data
Basic and diluted net loss per ordinary share	(0.04)	(0.14)
Book value per share	0.68	0.54
Weighted average ordinary shares	6,688,190	8,533,333

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SELECTED HISTORICAL FINANCIAL INFORMATION

Asian Coast Development (Canada) Ltd.

The following selected consolidated historical financial information of ACDL is provided to assist you in your analysis of the financial aspects of the Transaction. The selected financial and other operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ACDL” and its financial statements and the related notes to those statements elsewhere in this Offer to Purchase. The statement of operations data for the year ended June 30, 2012 has been derived from ACDL’s unaudited financial statements, included elsewhere in this Offer to Purchase. The balance sheet data as of June 30, 2012 have been derived from ACDL’s financial statements, included elsewhere in this Offer to Purchase.

Statement of Loss Data:

	Year ended

	6/30/2012	6/30/2011

Net Sales	-	-
Cost of Sales	-	-
Gross Margin	-	-

Operating Expenses	20,729,000	23,748,000
Operating Loss	(20,729,000)	(23,748,000)

Interest Income	1,424,000	246,000
Deferred Income Tax Benefit	990,000	-
Loss from Continuing Operations	(18,315,000)	(23,502,000)

Loss from Continuing Operations per common share	(0.06)	(1.30)

Common Shares outstanding	352,528,162	33,784,689
Series II special shares outstanding	-	1,842,478
Series III special shares outstanding	-	588,615
Series IV special shares outstanding	-	540,246
Series V special shares outstanding	1,919,708	-

Balance Sheet Data:

	6/30/2012	6/30/2011

Cash	49,557,000	12,117,000
Current assets	63,953,000	18,085,000
Total assets	282,463,000	117,660,000
Current liabilities	45,488,000	15,391,000
Total liabilities	102,404,000	16,438,000
Shares subject to possible redemption	260,319,000	81,116,000
Common shares	42,279,000	44,301,000
Series V special shares	-	20,130,000
Class IV preferred shares	-	53,927,000
Accumulated other comprehensive loss	(23,000)	(23,000)
Additional Paid-in Capital	1,892,000	-
Deficit	(124,408,000)	(98,229,000)
Total shareholders' equity	(80,260,000)	20,106,000

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SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

The selected unaudited condensed combined pro forma financial information has been derived from, and should be read in conjunction with, the unaudited condensed consolidated pro forma financial information included elsewhere in this Offer to Purchase.

The unaudited condensed combined pro forma balance sheet as of June 30, 2012, gives pro forma effect to the Share Exchange as if it had occurred on such date. The unaudited condensed combined pro forma statements of operations for the year ended June 30, 2012, give pro forma effect to the Share Exchange as if it had occurred on July 1, 2011. The unaudited condensed combined pro forma statements of operations and balance sheet are based on the historical financial statements of AAC and ACDL for the fiscal year ended June 30, 2012. Because ACDL has a December 31, fiscal year, appropriate adjustments have been made in this pro forma financial information to conform ACDL’s fiscal periods with AAC and to present ACDL financial data on a US GAAP basis.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Share Exchange, are factually supportable and, in the case of the unaudited condensed combined pro forma statement of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Share Exchange.

This information should be read together with the financial statements of ACDL and the notes thereto, the financial statements of AAC and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations ACDL,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations AAC” included elsewhere in this Offer to Purchase or incorporated by reference into this Offer to Purchase, as the case may be.

The unaudited condensed combined pro forma financial statements have been prepared using the assumptions below with respect to the number of outstanding Common Shares:

•	Assuming Minimum Conversion: This presentation assumes that no AAC stockholders tender their Common Shares, and

•	Assuming Maximum Conversion: This presentation assumes that 5,887,999 Common Shares are being tendered.

The unaudited condensed combined pro forma financial statements have been prepared on the basis that the Share Exchange will be accounted for as a recapitalization of ACDL and management has concluded that ACDL is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. ACDL is the largest operating entity within the consolidated companies to be combined. The Sellers shall be the controlling stockholders of AAC after the Transaction and shall have the right to designate a majority of AAC’s directors following the Share Exchange. AAC will be accounting for its investment in Ferrous under the cost method of accounting, because AAC will own less than 20% of the outstanding shares, has no board representation and is unable to influence its operating or financial policies.  The Ferrous Shares, which represent a voting interest of approximately 9.7%, are not publicly traded.

The unaudited condensed combined pro forma financial statements are presented for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

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Australia Acquisition Corp.

Unaudited Condensed Combined Pro Forma Balance Sheet Data

As of June 30, 2012

	Pro Forma	Pro Forma
	(assuming minimum	(assuming maximum
	tender)	tender)

Assets

Cash	$174,301,825	$114,808,867
Other current assets	14,455,167	14,455,167
Property and equipment	179,663,000	179,663,000
Intangible assets	27,745,000	27,745,000
Investment in Ferrous Resources Ltd.	92,955,339	92,955,339
Other assets	11,102,000	11,102,000

	$500,222,331	$440,729,373

Liabilities and
Stockholders' Equity

Accounts payable, accrued expenses and other current liabilities	$46,216,623	$46,216,623
Long term debt and other non-current liabilities	56,916,000	56,916,000
Ordinary shares subject to possible redemption, 351,729,780 shares (at redemption value)	45,088,000	45,088,000
Series V special shares subject to possible redemption, 1,919,708 shares (at redemption value)	49,912,000	49,912,000
Class VI preferred shares subject to possible redemption, 600,000 shares (at redemption value)	50,951,300	50,951,300

Stockholders' equity (deficiency):
Preference shares	117	117
Common stock	36,592	27,760
Additional paid in capital	252,700,791	193,213,721
Accumulated deficit	(1,442,836)	(1,439,892)
Non-controlling interest	(156,256)	(156,256)

Stockholders' equity (deficiency)	251,138,408	191,645,450

	$500,222,331	$440,729,373

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Australia Acquisition Corp.

Unaudited Condensed Combined Pro Forma Income Statement Data

For the year ended June 30, 2012

	Pro Forma Combined	Pro Forma Combined
	(assuming minimum	(assuming maximum
	tender)	tender)

Revenue	$-	$-
Cost of Revenue	-	-
Gross Profit	-	-

Formation and Operating costs	21,930,007	21,930,007
Loss before interest income/Increases (decreases) in the market value of trust account investments	(21,930,007)	(21,930,007)

Interest Income/ Increases(decreases) in the market value of trust account investments	1,419,879	1,424,000

Loss before tax benefit and non-controlling interest	(20,510,128)	(20,506,007)

Deferred income tax benefit	990,000	990,000

Net loss before non-controlling interest	(19,520,128)	(19,516,007)

Net loss arrtibutable to Non-controlling Interest	(6,342,485)	(6,341,058)

Net Loss to controlling common stockholders'	$(13,177,643)	$(13,174,949)

Net loss per common share to controlling interests

Basic and diluted net loss per ordinary share	$(0.27)	$(0.33)

Weighted average ordinary shares outstanding - basic and diluted	48,340,638	39,508,640

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Unaudited Pro Forma Book Value Per Share Information

	AAC	AAC/ACDL Combined
	as of June 30,	(Adjusted	(Adjusted
	2012	minimum)	maximum)

Book value per common share at June 30,2012	$7.51	$5.20	$4.85

Book value per share of AAC as of June 30, 2012 is computed by dividing the sum of total stockholder’s equity of $4,582,411 plus ordinary shares subject to possible redemption of $59,492,958 by the 8,533,333 shares outstanding at the balance sheet date. Book value per share for the pro forma adjusted minimum column is computed by dividing the sum of total stockholders’ equity of $251,138,408, plus non-controlling interest of $156,256 by the 48,340,638 common shares to be outstanding after the transaction, including the impact of the conversion of the 108,432 Class A preference shares (including 9,050 Class A preference shares to be issued in exchange for shares issued in conjunction with the Class VI preferred shares financing) converted into 10,843,200 common shares. Incentive Common Shares of 72,472 issuable to shareholders who voted to extend the life of the Company to November 15, 2012 and 3,200,000 Common Shares issuable to shareholders who do not tender tender their Common Shares. Book value per common share for the pro forma maximum column is computed by dividing the sum of total stockholders’ equity of 191,645,450, plus non-controlling interest of $156,256 by the 39,508,640 common shares to be outstanding after the transaction, including the impact of the conversion of the 108,432 Class A preference shares (including 9,050 Class A preference shares to be issued in exchange for shares issued in conjunction with the Class VI preferred shares financing) converted into 10,843,200 common shares. Incentive Common Shares of 72,472 issuable to shareholders who voted to extend the life of the Company to November 15, 2012 and 256,001 Common Shares issuable to shareholders who do not tender their Common Shares.

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UNAUDITED CONDENSED COMBINED PRO FORMA
FINANCIAL INFORMATION

The unaudited condensed combined pro forma balance sheet as of June 30, 2012, gives pro forma effect to the Share Exchange as if it had occurred on such date. The unaudited condensed combined pro forma statements of operations for the year ended June 30, 2012, give pro forma effect to the Share Exchange as if it had occurred on July 1, 2011. The unaudited condensed combined pro forma statements of operations and balance sheet are based on the historical financial statements of AAC and ACDL for the fiscal year ended June 30, 2012. Because ACDL has a December 31 fiscal year, appropriate adjustments have been made in this pro forma financial information to conform ACDL’s fiscal periods with AAC and to present ACDL financial data on a US GAAP basis.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Share Exchange, are factually supportable and, in the case of the unaudited condensed combined pro forma statement of operations data, are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited condensed combined pro forma financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Share Exchange.

This information should be read together with the financial statements of ACDL and the notes thereto, the financial statements of AAC and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations ACDL,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations AAC” included elsewhere in this Offer to Purchase or incorporated by reference into this Offer to Purchase, as the case may be.

The unaudited condensed combined pro forma financial statements have been prepared assuming that no AAC stockholders tender their Common Shares and, alternatively, 5,887,999, the maximum number of AAC shares are tendered which would still permit the Share Exchange.

The unaudited condensed combined pro forma financial statements have been prepared on the basis that the Share Exchange will be accounted for as a recapitalization of ACDL and management has concluded that ACDL is the accounting acquirer based on its evaluation of the facts and circumstances of the acquisition. ACDL is the largest operating entity within the consolidated companies to be combined. The Sellers shall be the controlling stockholders of AAC after the Transaction and shall have the right to designate a majority of AAC’s directors following the Share Exchange. AAC will be accounting for its investment in Ferrous under the cost method of accounting, because AAC will own less than 20% of the outstanding shares, has no board representation and is unable to influence its operating or financial policies.  The Ferrous Shares, which represent a voting interest of approximately 9.7%, are not publicly traded.

The unaudited condensed combined pro forma financial statements are presented for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

43

Australia Acquisition Corp.

Pro Forma Condensed Combined Balance Sheet

As of June 30, 2012

			Pro Forma		Pro Forma	Pro Forma		Pro Forma
	AAC		(No		(No	(Maximum		(Maximum
	(As	ACDL	shares tendered		shares tendered	shares tendered		conversion)
	Reported)	Seller	Adjustments		Combined	Adjustments		Combined
Assets

Cash	$78,555	$49,557,000	3	$64,666,270	$174,301,825	4	($59,492,958)	$114,808,867
			5	60,000,000

Other current assets	59,167	14,396,000			14,455,167		-	14,455,167

Property and equipment	-	179,663,000			179,663,000		-	179,663,000

Intangible assets	-	27,745,000			27,745,000		-	27,745,000

Investment in Ferrous Resources Ltd.			2	92,955,339	92,955,339			92,955,339

Restricted cash held in trust	64,666,270	-	3	(64,666,270)	-			-

Other assets	-	11,102,000			11,102,000		-	11,102,000

	$64,803,992	$282,463,000		$152,955,339	$500,222,331		$(59,492,958)	$440,729,373

Liabilities and Stockholders' Equity

Accounts payable, accrued expenses and other current liabilities	$728,623	$45,488,000			$46,216,623			$46,216,623

Long term debt and other non-current liabilities	-	56,916,000			56,916,000			56,916,000

Ordinary shares subject to possible redemption, 5,887,999 shares (at redemption value)	59,492,958	-	3	(59,492,958)	-			-
Ordinary shares subject to possible redemption, 351,729,780 shares (at redemption value)		68,349,000	1	(23,261,000)	45,088,000			45,088,000
Series V special shares subject to possible redemption, 1,919,708 shares (at redemption value)		191,970,000	1	(142,058,000)	49,912,000			49,912,000
Class VI preferred shares subject to possible redemption, 600,000 shares (at redemption value)			5	50,951,300	50,951,300			50,951,300

	59,492,958	260,319,000		(173,860,658)	145,951,300		-	145,951,300

Stockholders' equity (deficiency):
Preference shares			1	108	117			117
			5	9

Common stock	8,534	42,279,000	1	(42,263,510)	36,592	4	$(5,888)	27,760
			2	9,296
			6	72
			7	3,200		8	(2,944)

Additional paid in capital	6,013,513	1,892,000	1	83,307,658	252,700,791	4	$(59,487,070)	193,213,721
			2	92,946,043
			3	59,492,958
			5	9,048,691
			6	(72)
Accumulated other comprehensive income		(23,000)	1	23,000	-			-
Accumulated deficit	(1,439,636)	(124,408,000)	1	124,408,000	(1,442,836)			(1,439,892)
			7	(3,200)		8	2,944
Non-controlling interest	-	-	1	(156,256)	(156,256)			(156,256)

Stockholders' equity (deficiency)	4,582,411	(80,260,000)		326,815,997	251,138,408		(59,492,958)	191,645,450

	$64,803,992	$282,463,000		$152,955,339	$500,222,331		$(59,492,958)	$440,729,373

See notes to unaudited condensed combined pro forma balance sheet.

44

Notes to Unaudited Condensed Combined Pro Forma Balance Sheet

1.	Adjustment to combine the shareholders' deficiency of ACDL, the accounting acquirer with the stockholders’ equity of AAC and give effect to the issuance of 15,491,099 shares of AAC’s $.001 par value common stock, 108,432 shares of AAC’s $0.001 par value Class A Preference Shares and 100 shares of AAC’s $0.001 par value Class B Preference Shares.

Common stock	$42,263,510
Ordinary shares	23,261,000
Series V special shares	142,058,000
Preference shares		$108
Additional paid in capital		84,122,658
Accumulated deficit		123,593,000
Accumulated comprehensive loss		23,000
Non-controlling interest	156,256

Upon consummation of the Share Exchange, the Company will own approximately 65.4% of the outstanding common shares and 72.2% of the Series V Special Shares of ACDL and 15.1% of the Class VI Preferred Shares of ACDL. In accordance with generally accepted accounting principles in the United States (“US GAAP”), the pro forma condensed combined balance sheet has been adjusted to recognize the ownership interests attributed to the portion not owned by the Company as non-controlling interest as a component of stockholders’ equity (deficiency).

2.	Adjustment to recognize the acquisition of a 9.7% interest in Ferrous in exchange for the issuance of 9,295,534 shares of AAC’s $.001 par value common stock.

Investment in Ferrous	$92,955,339

Common stock		$9,296

Additional paid-in capital		92,946,043

3.	To reflect the release of funds raised by Australia Acquisition Corp.’s initial public offering and reclassification of shares subject to redemption.

Cash	$64,666,270
Cash in trust		$64,666,270
Shares subject to redemption	59,492,958
Additional paid in capital		59,492,958

4.	To record the payment of common stock subject to conversion assuming the maximum number of shares are tendered.

Cash		$59,492,958
Common stock	$5,888
Additional Paid-in capital	59,487,070

5.	To record anticipated $60 million of equity financing to be received from Harbinger Capital affiliates and Pinnacle an immediate conversion of 90,487 Class VI preferred shares to 9,050 Class A Preference shares.

Cash	$60,000,000
Class VI preferred shares subject to possible redemption, 509,513
shares (at redemption value)		$50,951,300
Preference shares		9
Additional paid in capital		9,048,691

6.	To reflect incentive shares to holders of 4,800,000 common shares voting for approval of extending tender offer at 3/200 per share

Common Stock		$72
Additional Paid-in-capital	$72

7.	To reflect stock dividend to holders of 6,400,000 common shares electing not to tender at 0.5 per share

Common Stock		$3,200
Accumulated deficit	$3,200

8.	To adjust stock dividend to holders of 5,887,999 common shares electing to tender for maximum shares at .5 per share

Common Stock	$2,944
Accumulated deficit		$2,944

45

Australia Acquisition Corp.

Unaudited Condensed Combined Pro Forma Income Statement

For the Year Ended June 30, 2012

	For the Year Ended		Pro Forma		Pro Forma	Pro Forma		Pro Forma
	June 30, 2012		(No shares		Combined	Adjustments		Combined
	AAC	ACDL	tendered		(No shares	(Maximum		(Maximum
	(AS Reported)	Seller	Adjustments		tendered	Shares		Shares

Revenue	$-				$-			$-
Cost of Revenue	-				-			-
Gross Profit	-	-			-			-

Formation and Operating costs	1,201,007	20,729,000			21,930,007			21,930,007
Loss before interest income/increases (decreases) in the market value of trust account Investments	(1,201,007)	(20,729,000)			(21,930,007)			(21,930,007)

Interest Income/ Increases(decreases) in the market value of trust account investments	(4,121)	1,424,000			1,419,879	3	4,121	1,424,000

Loss before tax benefit and non-controlling interest	(1,205,128)	(19,305,000)	-		(20,510,128)		4,121	(20,506,007)

Deferred income tax benefit	-	990,000			990,000		-	990,000

Net loss before non-controlling interest	(1,205,128)	(18,315,000)	-		(19,520,128)		4,121	(19,516,007)

Net loss attributable to Non-controlling Interest	-	-	1	(6,342,485)	(6,342,485)	3	1,427	(6,341,058)

Net loss to controlling Interest	$(1,205,128)	$(18,315,000)	$6,342,485		$(13,177,643)		$2,694	$(13,174,949)

Net loss per common share to controlling interests

Basic and diluted net loss per ordinary share	$(0.14)	$(0.05)			$(0.27)			$(0.33)

Weighted average ordinary shares outstanding - basic and diluted	8,533,333	352,528,162			48,340,638			39,508,680

Pro forma net loss per share is computed by dividing the pro forma net loss by AAC's historical weighted average number of shares outstanding and adding the 24,786,633 Common Shares and the additional 10,843,200 Common Shares issuable upon conversion of the 108,432 Class A Preference Shares issued to the Sellers and 72,472 Common Shares issuable to shareholders who voted to extend the life of the Company to November 15, 2012 and 3,200,000 Common Shares issuable as a stock dividend if no Common Shares are tendered and 256,001 Common Shares issuable as a stock dividend if the maximum number of Common Shares are tendered.

See notes to unaudited condensed combined pro forma income statement.

46

Notes to Unaudited Condensed Combined Pro Forma Income Statement

1	Upon consummation of the Share Exchange, the Company will own approximately 65.4% of the outstanding common shares, 72.2% of the of the Series V Special Shares of ACDL and 15.1% of the Class VI Preferred Shares of ACDL. In accordance with US GAAP, the pro forma condensed combined statement of operations has been adjusted to recognize the loss attributed to the portion not owned by the Company as non-controlling interest of $6,342,485

2	Because ACDL has a December 31, fiscal year , appropriate adjustments have been made in this pro forma financial information to conform ACDL’s fiscal periods with AAC and to present ACDL financial data on a US GAAP basis. The information to prepare the ACDL pro forma financial statements for the year ended December 31, 2011 is as follows:

ASIAN COAST DEVELOPMENT (CANADA) LIMITED

RESULTS OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2012

		Less	Add
	Year Ended	Six Months Ended	Six Months Ended	Year Ended
	December 31, 2011	June 30, 2011	June 30, 2012	June 30, 2012

Expenses	$19,504,000	$9,394,000	$10,619,000	$20,729,000

Deferred income Tax benefit (expense)	(649,000)	(997,000)	642,000	990,000

Interest Income	960,000	88,000	552,000	1,424,000

Net Loss	$(19,193,000)	$(10,303,000)	$(9,425,000)	$(18,315,000)

The condensed pro forma income statement for AAC is for the year ended June 30, 2012.

3	To eliminate investment gains (losses) earned on the Trust Account for the ended to June 30, 2012 and reflect impact on non-controlling interest.

Interest Income/ increases (decreases) in the market value of trust account investments	$4,121

Impact of decrease in investment income on non-controlling interest	$1,427

47

THE TRANSACTION

General Description of the Transaction

On July 11, 2012, AAC and the Sellers entered into the Stock Purchase Agreement, pursuant to which AAC will acquire, directly or indirectly, equity interests in the Harbinger Entities. The Stock Purchase Agreement is described below in greater detail under “The Stock Purchase Agreement.” The description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is attached here to as Appendix I.

Recapitalization and Share Exchange Consideration

Upon consummation of the Share Exchange, the Sellers will receive the following consideration in exchange for the outstanding shares of the Harbinger Entities they currently own, either directly or indirectly (through the Harbinger Blocker Shares and the Blue Line Blocker Shares) including the ACDL Class VI preferred shares:

Seller	Common Shares	Class A Preference Shares		Class B Preference Shares
Harbinger Master	13,681,283	59,161	*	56
Harbinger Special Situations	7,581,609	33,386	*	30
Blue Line	3,523,741	15,885		14
Total	24,786,633	108,432		100

* this number may be rounded up or down by 1 share to accommodate the total number of Class A Preference shares that Harbinger Master and Harbinger Special Situations will indirectly receive in exchange for the ACDL Class VI Preferred Shares held by Harbinger II , S.a.r.l.

The Offer

Concurrently with the Share Exchange, AAC will provide its stockholders with the opportunity to redeem their Common Shares (excluding the Insider Shares) for cash equal to their pro rata share of the aggregate amount held in the Trust Account set up to hold the net proceeds of AAC’s IPO (excluding interest earned thereon) as of the commencement of the offer, less taxes, upon the consummation of the Share Exchange. AAC’s board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Share Exchange and approved the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, and (iii) determined that the Share Exchange is in the best interests of the stockholders of AAC and if consummated would constitute our initial Business Transaction pursuant to our Articles of Association.

Related Agreements

In addition to the Stock Purchase Agreement the parties to the Stock Purchase Agreement have entered into or will enter into certain other related agreements on or before closing, including the Insider Securities Transfer Agreement, the ACDL Financial Information and Access Agreement, the Indemnification Agreements, the Preference Share Resolutions and the Registration Rights Agreement. The proposed terms of such agreements are described in greater detail below under the heading “The Related Agreements.”

Background of the Transaction

The terms of the Stock Purchase Agreement are the result of negotiations between the representatives of AAC and the Sellers. The following is a brief description of the background of these negotiations, and the related transactions.

AAC was formed on July 29, 2010 and is a blank check company organized under the laws of the Cayman Islands as an exempted company with limited liability. It was formed to acquire, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets.

48

A registration statement for AAC’s IPO was declared effective on November 15, 2010. On November 19, 2010, AAC consummated its IPO of 6,400,000 units (the “Units”). Each Unit consisted of one Common Share of AAC and one warrant. Each warrant entitles its holder to purchase from AAC one Common Share at an exercise price of $11.50. The Common Shares and warrants started trading separately on December 13, 2010.

The Units were sold at an offering price of $10.00 per unit, bringing total gross proceeds to AAC from the 6,400,000 units sold in its IPO to $64,000,000. A total of $64,640,000 (including the proceeds of a previously announced private placement of 8,000,000 warrants for $4,000,000 to AAC’s insiders) has been placed in the Trust Account.

Prior to the consummation of its IPO, neither AAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with AAC.

Subsequent to the consummation of the IPO on November 19, 2010, AAC commenced consideration of potential target companies with the objective of consummating a business transaction. AAC relied on its own contacts and those of its advisors in identifying potential targets from time to time.

During the period from the consummation of its IPO to early 2012, AAC:

•	participated in in-person or telephonic discussions with representatives of fifteen potential acquisition targets other than the Harbinger Entities;

•	entered into non-disclosure agreements with eleven potential acquisition targets other than the Harbinger Entities, or their representatives; and

•	submitted letters of intent or conducted diligence with respect to ten potential acquisition targets, including the Harbinger Entities.

Discussions with potential targets in most instances included the execution of confidentiality agreements, the terms of which prevent AAC from disclosing the names and certain information regarding the targets. In each instance where initial financial due diligence was conducted by AAC, the review of such material was conducted by one or a combination of Messrs. Ziegler, Streeter and Nader. Discussions with potential targets included the following:

In May 2011, Messrs. Ziegler and Nader, on behalf of AAC, began discussions on behalf of AAC with a thermal coal company with thermal coal mines in Australia. The parties entered into a confidentiality agreement and exchanged initial due-diligence material. During such discussions the coal company entered into an exclusivity agreement with a third-party purchaser.

During the second quarter of 2011, Mr. Ziegler, on behalf of AAC, met with a member of the board of directors of a goods and services company predominantly providing safety equipment and services to the Australian mining industry, in Brisbane, Australia. The target is listed on the Australian Stock Exchange and AAC considered the feasibility of acquiring a division or divisions of the target. After several discussions, AAC ultimately determined that price expectations were unlikely to be met and, as a result, discussions were discontinued.

In July 2011, Mr. Ziegler, on behalf of AAC, met with the chief executive officer of an Australian and U.S. coal explorer and developer, with an interest in developing a U.S. bulk commodity logistics company for coal and a coal to liquids facility, in Brisbane, Australia. The parties entered into a confidentiality agreement and Mr. Ziegler held several additional meetings with the company’s chief executive officer in Brisbane. Negotiations between the parties were ultimately not successful due to AAC’s concerns regarding the company’s valuation expectations, uncertainty of AAC’s funding capability to finance growth plans, jurisdiction for the combined company’s public listing (Australia vs. U.S.) and the ability to execute the company’s business plan in terms of timing and feasibility.

On October 7, 2011, Mr. Ziegler, on behalf of AAC, met with a representative of the financial advisor of a company that engages in boring, drilling, excavation and laying pipeline for, amongst others, the Australian mining and oil and gas industries, in Brisbane, Australia. AAC ultimately deemed this target too risky an investment proposition for AAC due to its outstanding substantial litigation as well as its small scale of operations. AAC also determined that these factors made this target unsuitable for a U.S. securities exchange listing.

49

On October 21, 2011, Mr. Ziegler, on behalf of AAC, met with a member of the board of directors of a distributor/manufacturer of protective clothing and small equipment and provider of industrial safety and services to the Australian mining, energy, construction and manufacturing industries. The meeting occurred in Sydney, Australia. The target was seeking additional capital and not a public listing. AAC, as a special purpose acquisition company (“SPAC”), could not provide any certainty as to the amount of capital that would be available for the target’s growth plans. As a result, discussions were discontinued.

In October 2011, Mr. Ziegler began discussions, on behalf of AAC, with an engineering, procurement and construction contractor in Brazil. The parties entered into a confidentiality agreement and exchanged initial due-diligence material. After review of such material and further discussions with the company, AAC presented the company with a non-binding letter of intent. After review of the letter and further discussions, the company determined that a business combination with a SPAC and listing on a U.S. securities exchange did not align with the company’s current goals.

In November 2011, Mr. Ziegler, on behalf of AAC, began discussions with an oil and gas exploration and production company in Colombia. The parties entered into a confidentiality agreement and proceeded to exchange initial diligence material. After review of such material and further discussions with the company, AAC presented the company with non-binding letter of intent. Several telephone conference calls were held among members of Kelley Drye & Warren LLP (“Kelley Drye”), Mr. Ziegler and the company manager of new business to negotiate the terms of a proposed transaction. After several weeks of negotiation, the company determined that it was not interested in obtaining a U.S. securities exchange listing through a SPAC.

In January 2012, Mr. Ziegler, on behalf of AAC, began discussions with a gold and copper focused mining company in Central Asia with a portfolio of production and exploration assets in Azerbaijan. The parties, including Mr. Ziegler, held an initial meeting on January 12, 2012 at the offices of the PrinceRidge Group LLC (“PrinceRidge”). The parties subsequently entered into a confidentiality agreement and exchanged initial-due diligence material. After review of such material and various discussions between the parties, AAC presented the company with a non-binding letter of intent. The parties discussed and negotiated the proposed terms of a transaction but ultimately the parties could not agree on the appropriate valuation. The parties discontinued discussions in March 2012.

In February 2012, Mr. Ziegler, on behalf of AAC, held several discussions with representatives of a video game publisher headquartered in New York, New York. AAC reviewed certain initial diligence material and quickly determined that the company’s lack of cash flow and the fact that it was already listed on a national securities exchange made it an unsuitable candidate for AAC. Discussions were discontinued.

In February 2012, Mr. Streeter, on behalf of AAC, began discussions with an independent oil and gas exploration and production company with an initial focus on the Republic of Kazakhstan. On February 6th and 7th, Mr. Ziegler and Mr. Streeter held in person meetings with the principals of the company at the offices of at Kelley Drye, in Los Angeles, California. The parties subsequently entered into a confidentiality agreement and exchanged initial-due diligence material. After review of such material and further discussions with the principals of the company, AAC presented to the company a non-binding letter of intent. The parties subsequently negotiated the terms of a proposed business transaction. However, the parties were faced with certain difficulties in structuring the transaction due to regulatory requirements that would likely delay the transaction beyond the date upon which AAC must complete a business transaction. Due to the inability of the parities to identify a viable structural alternative to consummate the transaction in a timely and cost-effective manner, the parties mutually agreed to discontinue discussions.

In February 2012, Mr. Ziegler, on behalf of AAC, began discussions with a U.S. retail energy provider. The parties entered into a confidentiality agreement and exchanged initial due diligence material. On March 10, 2012, Mr. Ziegler held an in person meeting with the principals of the company at the company’s offices in Miami, Florida. After the meeting, the parties held various conference calls during which AAC presented information and answered questions pertaining to the general nature and process of completing a business transaction with a SPAC. The company ultimately decided that the structure of a proposed business transaction with AAC was not suitable and discontinued discussions.

In February 2012, AAC began discussions with a company that engages in the production, marketing, and distribution of anime and other entertainment properties in the United States and internationally. The parties entered into a confidentiality agreement and exchanged certain initial diligence material. On March 26, 2012, Mr. Ziegler also held an in-person meeting with the principals of the company at the company’s offices in Dallas, Texas. After further discussions, AAC presented to the company a non-binding letter of intent which described certain proposed terms related to a business transaction between the parties. After review and further discussions, the company determined not to move forward with the proposed transaction and discontinued discussions.

In March 2012, Mr. Ziegler, on behalf of AAC, had several discussions with representatives of an Indian manufacturer of auto parts and sheet metal components for the auto industry. The parties entered into a confidentiality agreement and held several discussions regarding a possible business transaction. AAC ultimately determined to discontinue discussions with the company due to questions regarding the veracity of the data provided to AAC and the ability of the company to meet AAC’s timeline.

In March 2012, Mr. Ziegler, on behalf of AAC, had several discussions with representatives of a company which engages in pharmaceutical distribution, retail pharmacy and manufacturing in the People’s Republic of China. The parties entered into a confidentiality agreement and AAC reviewed certain initial due diligence material. After review of such material, AAC determined that certain doubts regarding the company’s expansion plans and the market’s perception due to recently announced accounting problems associated with foreign initial public offerings by Chinese companies, were sufficient for AAC to discontinue discussions.

AAC reviewed the potential acquisition targets based on the same criteria discussed below and used in evaluating the Transaction, which include revenue growth opportunities, financial results, competitive position, industry dynamics and management experience, and narrowed its focus based on the interest expressed by the potential targets. Of the fifteen potential targets that expressed interest, none of the other potential acquisition targets considered by AAC were comparable to the Harbinger Entities because they did not operate in the same industry as the Harbinger Entities.

On or about March 21, 2012, AAC was introduced to Harbinger Capital to discuss a potential acquisition by AAC of Harbinger Capital’s stake in Ferrous.

On March 27, 2012, a non-disclosure agreement was executed among AAC and Harbinger Capital related to Harbinger Capital’s interests in Ferrous.

On April 2, 2012, Mr. Ziegler, Mr. David Batalion of PrinceRidge and Mr. Michael Rueda of Kelley Drye, met with representatives of Harbinger Capital at Harbinger Capital’s offices at 450 Park Avenue, New York, NY. During the meeting, Mr. Ziegler provided an overview of special purpose acquisition companies and a representative of Harbinger Capital provided an overview of Ferrous. Following the meeting, representatives of Harbinger Capital forwarded information materials related to Ferrous to Mr. Ziegler.

50

Leading up to April 16, 2012, AAC management, together with PrinceRidge, reviewed a potential transaction with Harbinger Capital and Ferrous. AAC and PrinceRidge determined that the potential transaction required additional legal and business due diligence.

On April 21, 2012 Harbinger Capital suggested the addition of other portfolio companies controlled by Harbinger Capital to the transaction.

On April 26, 2012, Mr. Ziegler, and representatives from PrinceRidge, including Mr. Daniel Cohen, Mr. David Batalion, and Mr. Renaud Pelletier, met with Mr. Philip Falcone and other representatives of Harbinger Capital at Harbinger Capital’s offices at 450 Park Avenue, New York, NY to discuss the proposed transaction.

On May 2, 2012, AAC and Kelley Drye, provided a draft Stock Purchase Agreement to the Sellers and their counsel. Subsequently, the parities, their counsel and investment banking advisors held various meetings and conference calls to negotiate the terms of the Stock Purchase Agreement.

From May 6, 2012 to May 10, 2012, Mr. E. Stephen Streeter, AAC’s Chief Financial Officer, visited Ferrous. During the initial visit at Ferrous’ headquarters, Mr. Jayme Nicolato Correa, Ferrous’ Chief Executive Officer provided his vision and business plan. Mr. Nicolato Correa also provided answers to a number of questions posed about its operations and management team, the state of the iron industry in Brazil and globally, how Ferrous’ logistics operated from mine to port, the key economic drivers for Ferrous, Ferrous’ capital needs and numerous other questions.

               Mr. Antonio Rigotto, the Chief Operating Officer, and Mr. Leonardo Neves, the Legal Manager, provided a tour of the mines at Viga, Esperança and Serrinha. During the tours, Mr. Vicente de Paulo Novaes Neto, the General Mine Manager, provided a detailed description of the geological process at the mines, the beneficiation process, and the logistics in place to get the iron ore from the mines to the port. During the tours of the mines, the geological team provided an update on the geological work completed to date and a sample of their daily activities as the iron ore is mined. The tours also included an inspection of the beneficiation plants and the railway terminal at the Viga mine.

From May 7, 2012 to May 10, 2012, Mr. Charbel Nader, AAC’s Executive Vice President, visited ACDL in Vietnam. During the visit Mr. Nader was accompanied by ACDL Director and Harbinger Capital representative Mr. Joseph Cleverdon and met with the General Director of ACDL’s Vietnamese subsidiary, Mr. Colin Pine, and President of Development, Mr. Johannes Forrer, and members of their respective teams.

Mr. Cleverdon and a senior member of Mr. Forrer’s team, provided a tour of the Ho Tram site. Mr. Nader was provided with a description of the development time line and the logistics options for moving visitors between Ho Chi Minh City’s international airport and the site. During the tour of the site, Mr. Nader was able to inspect the progress of the construction completed to date and examine a sample of the various construction delivery time lines of the hotel and casino components of the development. The tour also included an inspection of the site area available for later stages of the project.

At the in-country headquarters in Ho Chi Minh City of HTP, ADCL’s 100% - owned Vietnamese subsidiary, Messrs. Cleverdon and Pine provided an overview of both the regulatory environment in respect of the project (including ACDL’s Investment Certificate) and more generally those affecting foreign businesses operating in Vietnam. There was also a lengthy discussion on the possible changes to the existing legislative prohibition on locals gambling. Messrs. Cleverdon and Pine also provided answers to a number of questions posed about ACDL’s local management team, the state of the Vietnamese economy and tourism sector, the key economic drivers for the company, ACDL’s capital needs and other topics.

After considering alternative structures including other assets, on May 18, 2012, Harbinger Capital suggested that the deal would include only the ACDL and Ferrous stakes. AAC determined to exclusively proceed with the Transaction and agreed to the proposed structure on or about May 21, 2012.

On June 11, 2012, AAC’s board of directors held a special meeting via conference call at 5:30 p.m., Eastern Daylight Time. Mr. Ziegler, Professor Ian Zimmer and Mr. Peter O’Brien, constituting a majority, and thus a quorum, of AAC’s full board were present for the entire meeting. Dr. Marion Igarashi was traveling and unable to attend the meeting. Also present for the entire meeting at the invitation of the board were Messrs. Streeter and Nader, as well as Mr. Rueda and Brian Calvey of Kelley Drye. Renaud Pelletier, Mr. Batalion and John McNicholas of PrinceRidge, attended a portion of the meeting at the invitation of the board. The purpose of the meeting was for PrinceRidge, at the request of Mr. Ziegler, to review with the board, PrinceRidge’s summary and analysis of the transaction, copies of which had previously been provided to each of the directors. Mr. Calvey was also invited to provide some background regarding the transaction and Messrs. Streeter and Nader were also invited to discuss their due diligence trips to Brazil and Vietnam, respectively.

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On July 5, 2012, the board of directors of AAC held a special meeting at the office of Australia Pacific Coal Limited at Level 7, 10 Felix Street, Brisbane, Queensland Australia 4000, at 9:00 p.m., Australia Eastern Standard Time. Mr. Ziegler, Professor Zimmer and Dr. Marion Igarashi, constituting a majority, and thus a quorum, of AAC’s full board were present for the entire meeting. Peter O’Brien was traveling and unable to attend the meeting. Also present via conference call for the entire meeting at the invitation of the board were Messrs. Calvey and Rueda. Messrs. Pelletier and Batalion were present via conference call for a portion of the meeting at the invitation of the board. The purpose of the meeting was for Kelley Drye and PrinceRidge, at the request of Mr. Ziegler, to review with the board, the current developments related to the Transaction, the Transaction documents and PrinceRidge’s updated summary and analysis of the Transaction, copies of which had previously been provided to each of the directors. Following the presentations, and after discussions thereon, the AAC directors present at the meeting unanimously approved the proposed Transaction and authorized the officers of AAC to execute the Transaction documents and to take all necessary steps in connection with the Transaction.

On July 11, 2012, the Stock Purchase Agreement was executed by the parties. Prior to the opening of the financial markets on July 11, 2012, AAC issued a press release announcing the Transaction.

On August 23, 2012, we entered into Amendment No. 1 to the Stock Purchase Agreement with the Sellers. Pursuant to the Stock Purchase Agreement, the listing of the Common Shares on the NASDAQ Capital Market was a condition to the Sellers’ obligation to close the Transaction. Without waiving the condition, AAC and the Sellers amended the Stock Purchase Agreement to provide that eligibility of the Common Shares for quotation on the over the counter bulletin board or authorization of the Common Shares for listing on another recognized U.S. or international stock exchange that is reasonably acceptable to the Sellers will also satisfy the closing condition.

AAC’s Board of Directors’ Reasons for the Approval of the Transaction

Based upon its evaluation, AAC’s board of directors approved the Transaction with the Harbinger Entities and determined that it is in the best interests of AAC and its stockholders.

Prior to conducting the due diligence related to the Harbinger Entities in connection with the Transaction, our management team had little or no experience conducting due diligence on companies in the specific industries in which the Harbinger Entities participate. Given the complexity of the various laws of the relevant jurisdictions pertaining ACDL, Ferrous and the parties involved, there can be no assurance that our management team successfully reviewed all relevant information relating to ACDL, Ferrous and the parties involved, nor can there be assurance that our management team correctly decided to proceed with the Transaction based upon such information.

AAC’s board of directors considered a wide variety of factors in connection with its evaluation of the Transaction. In light of the complexity of those factors, its board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of AAC’s board of directors may have given different weight to different factors.

AAC’s board of directors considered the nature of the businesses of the Harbinger Entities, their current capitalization and operating results, the extent of the liabilities to be assumed and the factors below, in addition to the various risks discussed in the section entitled “Risk Factors”, in reaching its determination that the Transaction is in the best interests of AAC’s stockholders and to approve the Transaction.

In considering the Transaction, AAC’s board of directors gave consideration to the following positive factors (although not weighted or in any order of significance):

•	The size of the investments relative to AAC's financial and other capabilities.

•	The nature of the purchase consideration payable (stock not cash) for the investments.

•	Expectations for the investments’ positive cash flow (ACDL) and increasing cash flows (Ferrous).

•	The ability to fund the expansion of the investments going forward.

•	Likely strategies/events by which the returns on the investments could be further improved or optimized.

•	The quality of the management teams involved with the investments.

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•	The perceived lack of correlation between the expected investment returns.

•	Each investment’s value proposition relative to other investments of a similar kind or nature.

AAC’s board of directors believed that although the benefits of the Transaction primarily would be derived from the investment in ACDL, the Company would greatly benefit from diversifying its investment by acquiring interests in a business operating in a different industry. The investment in Ferrous, also provided the added benefit of Ferrous’ more advanced stage of business development, since the board believes Ferrous is among the top ten holders of iron ore resources globally, Ferrous may pursue opportunities to acquire key adjacent properties and expects to increase its production levels with limited new external capital required. The Company expects increasing cash flows from Ferrous to positively affect the value of that investment or lead to cash distributions.

Based upon information provided to the Company by the Sellers and the assistance of the Company’s financial advisors in analyzing such data along with information from other sources, AAC’s board of directors determined that the consideration to be paid to the Sellers was fair and the aggregate fair market value of the assets to be acquired exceeds 80% of the value of the Trust Account. The board made such determination primarily using the two valuation methods described below.

Recent Investments

AAC’s board of directors examined the value of ACDL implied by recent investments by unaffiliated third parties in ACDL. In August 2011, Pinnacle acquired a 26% ownership stake in both the common and preferred equity of ACDL for $95.0 million. Such investment would imply that the common and preferred equity of ACDL together was worth approximately $365.4 million (excluding the value associated with an operating agreement that Pinnacle was awarded at the time of the investment). Based on the proposed purchase price by the Company, the implied common and preferred equity value of ACDL was $367.1 million. The board assumed that there were no material adverse changes in the assets, liabilities, financial condition, results of operations, business or prospects of ACDL since the time at which such investment was made, given that there were no corresponding material adverse changes in financial statements of ACDL during the relevant time frame.

Comparable Companies Analysis

A comparable companies analysis is a method of valuing a business by utilizing the metrics of other similar companies. A group of comparable companies is often chosen based upon similarities in operations or industry. Certain valuation metrics for those companies, such as an Enterprise Value to EBITDA multiple, are then derived based upon available financial information. This valuation methodology functions under the assumption that similar companies will also have similar valuation multiples. The valuation multiples for the comparable group of companies can then be applied to the relevant financial metrics of a subject company in order to derive an implied enterprise value for the subject company. Using publicly available information, AAC’s board of directors compared certain financial and other information of ACDL with corresponding financial and other information of hospitality companies operating in the region that the board of directors determined to be relevant. Many of the companies analyzed are operating (which ACDL currently is not) and are significantly larger than ACDL but were included because of their industry and regional presence. No company used as a comparison in this analysis is directly comparable to ACDL. The board of directors compared certain of ACDL’s financial and projected financial information with that of the following companies: Genting Malaysia, Melco Crown, NagaCorp, MGM China, Galaxy Entertainment, Sands China, Genting Singapore, Wynn Macau and SJM. The board reviewed enterprise values of such companies with its financial advisor, calculated as equity value plus net debt, as multiples of estimated 2013 EBITDA, which ranged from 5.5x to 9.4x. Based on ACDL’s estimated full second year EBITDA of $95.0 million to $125.0 million, the proposed purchase price by the Company implied an enterprise value to EBITDA multiple that ranged from 5.2x to 6.8x, which compares favorably to the comparable companies..

The board did not obtain a fairness opinion in connection with the Transaction and did not independently verify (or cause such verification of) the source of all information received from the Sellers or from the Company’s financial advisor.

In addition, AAC’s board of directors also gave consideration to the following negative factors (although not weighted or in any order of significance):

•	Any number of factors can impact the Harbinger Entities’ revenues and results of operations, causing them to fluctuate from quarter to quarter.

•	Certain aspects of the businesses of the Harbinger Entities are cyclical in nature and based on the current economic and market conditions. As a result, the Harbinger Entities may be required to adjust their sales and marketing practices and react to different business opportunities and modes of competition based on the economic environment and market opportunities.

•	ACDL and Ferrous currently operate and plan to expand in Vietnam and Brazil, respectively. As a result, the Harbinger Entities are particularly susceptible to adverse trends and economic conditions in these regions.

•	The hospitality and iron mining industry both face specific risks, any of which can materially adversely affect the collective results of operations of the Harbinger Entities.

•	Given the capital intensive nature of hotel and casino development and ACDL’s current debt levels and financing commitments, ACDL will need to generate positive cash flows or raise additional capital to service its current debt and proceed with its plans.

•	ACDL’s current default status under the Investment Certificate and the uncertainty relating to curing such default or other legal requirements could negatively impact the success of the Transaction.

Interest of AAC Stockholders in the Transaction

Upon consummation of the Transaction, the current holders of Common Shares will own approximately 18.1% of the Common Shares of AAC on a fully diluted basis (assuming that no holders of Common Shares elect to tender their Common Shares pursuant to this Offer and no warrants outstanding are exercised), or the current holders of AAC will own 3.8% of AAC’s Common Shares on a fully diluted basis (assuming that holders of 5,887,999 Common Shares elect to tender their Common Shares pursuant to this Offer and no warrants outstanding are exercised). See “Beneficial Ownership of AAC Securities.”

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Certain Benefits of AAC’s Directors and Officers and Others in the Transaction

AAC’s directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If AAC is unable to consummate the Transaction and fails to complete an initial business transaction pursuant to the Articles of Association, we will (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of our public shares of common stock for a per share pro rata portion of the Trust Account, subject to the requirements of applicable law and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders. In such event, the 2,133,333 Insider Shares would be worthless because the insiders are not entitled to receive any of the liquidation proceeds with respect to such Insider Shares.

•	Insiders purchased an aggregate of 8,000,000 Insider Warrants at a purchase price of $0.50 per warrant for an aggregate purchase price of $4,000,000 in a private placement that took place after the IPO closed. All of the proceeds AAC received from this private placement were placed in the Trust Account. If AAC is unable to consummate the Transaction and fails to complete an initial business combination pursuant to the Articles of Association and is subsequently dissolved and liquidated, all of AAC’s warrants, including the Insider Warrants, will expire worthless.

•	It is currently anticipated that Peter Ziegler, our chairman of the board of directors and chief executive officer, will resign as chairman but continue to serve as chief executive officer and as a vice chairman of AAC following the consummation of the Transaction, Ziegler Asset Partners Trust will have the right to initially nominate 3 independent directors in addition to Mr. Ziegler.

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STOCK PURCHASE AGREEMENT

This section of the Offer to Purchase describes all of the material provisions of the Stock Purchase Agreement but does not purport to describe all of the terms of the Stock Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, a copy of which is incorporated by reference as Exhibit (d)(1) to the Company’s Tender Offer Statement on Schedule TO. Stockholders and other interested parties are urged to read the Stock Purchase Agreement in its entirety because it is the primary legal document that governs the Transaction.

The Stock Purchase Agreement has been included to provide information regarding the terms of the Transaction. Except for its status as the contractual document that establishes and governs the legal relations among AAC and the Sellers with respect to the Transaction, the Stock Purchase Agreement is not intended to be a source of factual, business or operational information about the parties.

The Stock Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Stock Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Stock Purchase Agreement. The representations, warranties and covenants in the Stock Purchase Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. AAC and the Sellers do not believe that these schedules contain information that is material to an investment decision.

Structure of Transaction

Pursuant to the Stock Purchase Agreement, AAC and the Sellers will engage in a series of procedural steps as outlined below pursuant to which AAC will receive the Sellers’ equity interests in the Harbinger Entities and the Sellers will become the majority shareholders of AAC. Although the following steps are explained in sequence, they are anticipated to be accomplished concurrently.

•	In connection with the Transaction, in accordance with the terms and conditions of the Stock Purchase Agreement, the Sellers and AAC will receive at the effective time of the Share Exchange the Closing Consideration (as more fully described below).

•	AAC will have completed the Offer pursuant to Rule 13e-4 and Regulation 14E (each, as modified, waived or otherwise agreed to with the SEC) of the Exchange Act. Through the tender offer, stockholders of AAC will be provided with the opportunity to redeem their Common Shares (excluding the Insider Shares) for cash equal to their pro rata share of the aggregate amount held in the Trust Account (excluding interest earned thereon) as of the commencement of the offer, less taxes, upon the consummation of the Share Exchange. The obligation of AAC to purchase Common Shares validly tendered and not properly withdrawn pursuant to the Offer will be subject to, among others, the condition that at least 8% of the Common Shares issued as part of AAC’s initial public offering will be issued and outstanding immediately following the redemption of Common Shares issued as part of AAC’s initial public offering.

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Closing Consideration to be Delivered

In connection with the Transaction, each of the parties will receive the following consideration (the “Closing Consideration”):

Party	Closing Consideration

AAC	• 77,462,783 ordinary shares, par value GBP 0.0001 per share, of Ferrous

• 75,000,000 common shares, no par value per share, of ACDL, as part of the Blue Line Direct ACDL Shares

• 17,566 ACDL Class VI Preferred Shares, no par value per share, to be held by Blue Line in ACDL

• 12,500 shares of Class A, par value €1 per share, and 71,619,017 convertible preferred equity certificates (CPECs) of Series A, par value €1 per share, Harbinger ACDL Blocker

• 1,000 shares of common stock, par value $0.001 per share, of Blue Line ACDL Blocker

Harbinger Master	13,681,283 Common Shares, 59,161* Class A Preference Shares and 56 Class B Preference Shares

Harbinger Special Situations	7,581,609 Common Shares, 33,386* Class A Preference Shares and 30 Class B Preference Shares

Blue Line	3,523,741 Common Shares, 15,885 Class A Preference Shares and 14 Class B Preference Shares

*	this number may be rounded up or down by 1 share to accommodate the total number of Class A Preference Shares that Harbinger Master and Harbinger Special situations will indirectly receive in exchange for the ACDL Class VI Preferred Shares to be held by Harbinger II S.a.r.l.

Notwithstanding the foregoing, (a) Harbinger Master and Harbinger Special Situations have the ability, at any time between the date of the Stock Purchase Agreement and the closing date, to cause Harbinger ACDL Blocker to sell its ACDL Common Shares and ACDL Preferred Shares, including the ACDL Class VI Special Shares, to AAC at the closing in lieu of Harbinger Master and Harbinger Special Situations selling their Harbinger Blocker Shares, and (b) Blue Line has the ability, at any time between the date of the Stock Purchase Agreement and the closing date, to cause Blue Line ACDL Blocker to sell its ACDL Preferred Shares to AAC at the closing in lieu of Blue Line selling the Blue Line Blocker Shares, in which case (i) AAC would directly receive more ACDL Common Shares and ACDL Preferred Shares, including the ACDL Class VI Special Shares, as Closing Consideration in lieu of Harbinger Blocker Shares and/or Blue Line Blocker Shares, as the case may be, and (ii) Harbinger ACDL Blocker and/or Blue Line ACDL Blocker would become party to the Stock Purchase Agreement, as Seller/s, and receive the corresponding number of Common Shares, Class A Preference Shares and Class B Preference Shares as Closing Consideration.

Possible participation of Global Opportunities, Kelson and China Dragon in the Share Exchange

Each of Global Opportunities Breakaway Ltd., a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability (“Global Opportunities”), either directly or through its wholly-owned subsidiary Breakaway ACDL, Inc., a company incorporated under the laws of the State of Delaware (“Global ACDL Blocker”), Kelson Canada, Inc., a company organized under the laws of Nova Scotia (“Kelson”), and Harbinger China Dragon Intermediate Fund L.P. (“China Dragon”), all of them entities affiliated with Harbinger Capital, may participate in the Share Exchange pari passu with the Sellers under the terms and conditions described below. In the event that Global Opportunities, Global ACDL Blocker, Kelson and China Dragon Participate in the Share Exchange, following the consummation of the Transaction, the Sellers and their affiliates will own approximately 96.7% of the outstanding Common Shares of the Company (on a fully-diluted basis, assuming the maximum number of Common Share are tendered pursuant to the offer).

•	Global Opportunities owns 15,000,000 ACDL Common Shares (the “Global Direct ACDL Shares”) and 1,000 shares of common stock, par value $0.001 per share (the “Global Blocker Shares”), of Global ACDL Blocker and Global ACDL Blocker in turn owns 34,773 ACDL Preferred Shares (the “Global ACDL Shares”). Pursuant to the Stock Purchase Agreement, in the event that the necessary consent from one of the limited partners of Global Opportunities is obtained prior to the closing, Global Opportunities shall add at or prior to the closing the Global Direct ACDL Shares and the Global Blocker Shares (or, in lieu of adding the Global Blocker Shares, it shall cause Global ACDL Blocker to add the Global ACDL Shares) to the Share Exchange by providing written notice to AAC and the Sellers, and from and after the delivery of such notice: (a) the Global Direct ACDL Shares and the Global Blocker Shares (or the Global ACDL Shares, as the case may be) shall be deemed to be included in the Shares; (b) Global Opportunities and, as the case may be, Global ACDL Blocker shall become bound by the terms and conditions of the Stock Purchase Agreement as a Seller; and (c) the aggregate number of Common Shares, Class A Preference Shares and/or Class B Preference Shares constituting the Closing Consideration shall be appropriately adjusted upward to reflect the addition of the Global Direct ACDL Shares and the Global Blocker Shares (or the Global ACDL Shares, as the case may be), to the Share Exchange. Global Opportunities has the right to elect which of the aforesaid securities (i.e. whether the Global Blocker Shares or the Global ACDL Shares) shall be added to the Share Exchange. In the event that Global Opportunities participates in the Share Exchange as described above, AAC and the Sellers may consider amending the Stock Purchase Agreement to expressly contemplate the contribution by Global Opportunities at or prior to the closing of the Class VI Preferred Shares that Global Opportunities may hold in ACDL, in which case the aggregate number of Common Shares, Class A Preference Shares and/or Class B Preference Shares constituting the Closing Consideration would be appropriately adjusted upward to reflect the addition of such ACDL Class VI Preferred Shares to the Share Exchange.

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•	Kelson owns 9,514,000 ordinary shares, par value GBP 0.0001 per share, of Ferrous (the “Kelson Ferrous Shares”). From and after the date of the Stock Purchase Agreement and on or prior to the first anniversary of the closing date, Kelson may elect to sell the Kelson Ferrous Shares to AAC by providing written notice to AAC and the Sellers. In the event such election notice is delivered prior to the closing date: (a) the Kelson Ferrous Shares shall be deemed to be included in the Shares; (b) Kelson shall become bound by the terms and conditions of the Stock Purchase Agreement as a Seller; and (c) the aggregate number of Common Shares, Class A Preference Shares and/or Class B Preference Shares constituting the Closing Consideration shall be appropriately adjusted upward to reflect the addition of the Kelson Ferrous Shares to the Share Exchange. If the election notice by Kelson is delivered after the closing date, AAC and Kelson will enter into an additional sale and purchase agreement on mutually acceptable terms and conditions pursuant to which Kelson shall sell the Kelson Ferrous Shares to AAC and AAC shall acquire the Kelson Ferrous Shares in exchange for a number of additional Common Shares, Class A Preference Shares and Class B Preference Shares issued to Kelson, which number of shares will be calculated based on the same exchange ratio contemplated under the Stock Purchase Agreement for the sale of the Ferrous Shares. In the event that Kelson contributes the Kelson Ferrous Shares to the company in exchange for the 11,417 Class A Preference Shares to be issued by the Company to Kelson, the Company will own approximately 10.9% of the outstanding ordinary shares of Ferrous.

•	China Dragon will receive a total of 350,000 Class VI Preferred Shares, no par value per share, of ACDL in connection with the consummation of the $60 million ACDL equity financing ACDL partially funded on August 29, 2012 with Harbinger and certain Harbinger affiliates and Pinnacle. From and after the date of the Stock Purchase Agreement and on or prior to the closing date, China Dragon may elect to sell the China Dragon ACDL Shares to AAC by providing written notice to AAC and the Sellers. In the event such election notice is delivered prior to the closing date: (a) China Dragon Class VI Preferred Shares shall be deemed to be included in the Shares; (b) China Dragon shall become bound by the terms and conditions of the Stock Purchase Agreement as a Seller; and (c) the aggregate number of Common Shares, Class A Preference Shares and/or Class B Preference Shares constituting the Closing Consideration shall be appropriately adjusted upward to reflect the addition of the China Dragon ACDL Shares to the Share Exchange.

Closing and Effective Time of the Transaction

The Transaction is expected to be consummated promptly following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Transaction,” unless AAC and the Sellers agree in writing to hold the closing at another time but in no event will such time be later than November 15, 2012 (the “Closing”). For the purposes of the Offer, the date on which the Closing takes place may also be referred as the “Effective Time.”

Conditions to Closing of the Transaction

The obligation of Sellers to consummate the Transaction shall be subject to the satisfaction (or waiver by Sellers), at or prior to the Closing, of each of the following conditions:

(i) each of the representations and warranties of AAC contained in the Stock Purchase Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date); except for certain fundamental representations and warranties that shall be true and correct in all respects on the closing date;

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(ii) each of the covenants and agreements contained in the Stock Purchase Agreement to be performed by AAC at or before the Closing shall have been performed in all material respects by AAC at or before the Closing;

(iii) no law shall have been enacted, issued, promulgated, enforced or entered by any governmental authority or judicial authority that prohibits, makes illegal or enjoins the consummation of the transactions contemplated by the Stock Purchase Agreement;

(iv) no material adverse effect with respect to AAC shall have occurred and be continuing;

(v) any required consents shall have been obtained;

(vi) the Sellers shall have received the stock certificates representing the Common Shares, Class A Preference Shares and Class B Preference Shares being issued as Closing Consideration, as well as other ancillary closing documents and certain transaction related expenses shall have been paid by AAC;

(vii) AAC shall have consummated the Offer and all conditions to the Offer shall have been satisfied including the Maximum Tender Condition;

(viii) appointees of the Sellers shall have been appointed or elected (as applicable) to the board of directors of AAC and along with the four directors of AAC continuing in such capacity, comprise the entire board;

(ix) the Common Shares issuable to the Sellers shall have been authorized upon issuance for listing on the Nasdaq Capital Market, shall be eligible for quotation on the OTCBB or shall have been authorized for listing on another recognized U.S. or international stock exchange reasonably acceptable to the Sellers;

(x) the board of directors of AAC shall have duly adopted resolutions related to the Preference Shares issuable in connection with the Transaction;

(xi) all of the information required for AAC to report the consummation of the Transaction under the Exchange Act shall have been completed and delivered to AAC;

(xii) AAC shall have created the Class B Preference Shares;

(xiii) the $60 million investment in the Class VI Preferred Shares of ACDL shall have been consummated in all material respects in accordance with the terms and conditions prescribed therefor in the term sheet between Pinnacle and Harbinger Capital (this was partially funded on August 29, 2012); and

(xiv) the transactions contemplated by the Insider Securities Transfer Agreement shall be consummated concurrently with the Closing.

The obligation of AAC to consummate the Closing shall be subject to the satisfaction (or waiver by AAC), at or prior to the Closing, of each of the following conditions:

(i) each of the representations and warranties of the Sellers contained in the Stock Purchase Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the closing date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except for certain representations and warranties that shall be true and correct in all respects on the closing date (subject to a deminimis exception);

(ii) each of the covenants and agreements contained in the Stock Purchase Agreement to be performed by the Sellers at or before the Closing shall have been performed in all material respects by the Sellers at or before the Closing;

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(iii) no law shall have been enacted, issued, promulgated, enforced or entered by any governmental authority or judicial authority that prohibits, makes illegal or enjoins the consummation of the transactions contemplated by the Stock Purchase Agreement;

(iv) no material adverse effect with respect to the Harbinger Entities shall have occurred;

(v) any required consents shall have been obtained;

(vi) AAC shall have received the stock certificates representing the Shares; written assignments by each Seller to AAC of any rights of such Seller under any and all subscription agreements, stock purchase agreements, stockholders agreements, investor rights agreement, registration rights agreement or similar agreement to the extent the same relate to the Shares transferred to AAC pursuant to the Stock Purchase Agreement; and other ancillary closing documents;

(vii) the $60 million investment in the Class VI Preferred Shares of ACDL shall have been consummated in all material respects in accordance with the terms and conditions prescribed therefor in the term sheet between Pinnacle and Harbinger Capital (this was partially funded on August 29, 2012); and

(viii) AAC shall have consummated the Offer and all conditions to the Offer shall have been satisfied including the Maximum Tender Condition.

Termination

The Stock Purchase Agreement may be terminated, among other reasons, at any time prior to the Effective Time, as follows:

•	by mutual written agreement of AAC and the Sellers;

•	by either AAC or the Sellers if any governmental authority enacts, issues, promulgates, enforces or enters any order or law that has the effect of enjoining or otherwise preventing or prohibiting the Share Exchange; provided, that each party is required to use commercially reasonable efforts to prevent such orders;

•	by either party if the Transaction has not been consummated by November 15, 2012 (except by a party whose breach has caused the Closing not to occur);

•	by AAC (i) immediately, if there is a non-curable material breach of any representation, warranty, covenant or agreement on the part of the Sellers or (ii) 30 days after receipt of notice of a material breach if such breach is not cured; or

•	by the Sellers (i) immediately if there is a non-curable material breach of any representation, warranty, covenant or agreement on the part of AAC or (ii) 30 days after receipt of notice of a material breach if such breach is not cured.

Effect of Termination

If the Stock Purchase Agreement is terminated, no party shall have any liability to the other party except for confidentiality and certain general provisions that shall survive termination.

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Fees and Expenses

Except as otherwise set forth in the Stock Purchase Agreement, each of the parties shall bear and be responsible for its own expenses, fees and costs (including legal, accounting and consulting expenses, fees and costs) incurred by it in connection with preparing, negotiating, executing and implementing the Stock Purchase Agreement and the transactions contemplated thereby.

Management of AAC Following the Transaction

After the consummation of the Share Exchange, AAC shall take all necessary action, so that the Sellers can designate and appoint (i) a majority of the members of the board of directors of AAC (provided however that the AAC current board shall appoint the minority board members with these AAC appointed board members to be retained for five years (subject to certain exceptions) or such earlier consummation date of a going private transaction); (ii) the Executive Chairman of the board of directors of AAC; (iii) the Chief Executive Officer of AAC; and (iv) the Chief Financial Officer of AAC.

Offer

The Stock Purchase Agreement obligates AAC to conduct a tender offer pursuant to Rule 13e-4 and Regulation 14E (each, as modified, waived or otherwise agreed to with the SEC) of the Exchange Act. Through the Offer, stockholders of AAC will be provided with the opportunity to redeem their Common Shares (excluding the Insider Shares) for cash equal to their pro rata share of the aggregate amount held in the Trust Account (excluding interest earned thereon) as of the commencement of the tender offer, less taxes, upon the consummation of the Share Exchange. The obligation of AAC to purchase Common Shares validly tendered and not properly withdrawn pursuant to the Offer will be subject to, among others, the Maximum Tender Condition.

AAC may not waive the Maximum Tender Condition or other conditions set forth in the Stock Purchase Agreement (except for conditions to be satisfied by the Sellers) without the consent of the Sellers and, unless agreed to by the parties to the Stock Purchase Agreement or required by the SEC. Furthermore, AAC may not waive any failure by a holder to validly tender his, her Common Shares prior to the expiration of the Offer. Notwithstanding the foregoing, AAC may, without the consent of the Sellers, (i) extend the Offer for one or more period(s) beyond the scheduled expiration date, which initially shall be no earlier than 20 business days following the commencement of the Offer (the “Initial Expiration Date”), if, at any scheduled expiration of the tender offer, the conditions set forth in the Stock Purchase Agreement, have not been satisfied or waived, or (ii) extend or amend the Offer for any period (the Initial Expiration Date as extended, the “Expiration Time”) required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer.

AAC shall not terminate the Offer prior to any scheduled Expiration Time without the prior consent of the Sellers except in the event the Stock Purchase Agreement is terminated pursuant to the terms thereof.

Representations and Warranties

The Stock Purchase Agreement contains a number of representations that each of AAC and the Sellers have made to each other, as applicable. These representations and warranties, among others, relate to the following: due organization, authorization, execution and enforceability, no breach/no conflict, required consents, title to the Shares, brokers and finders, purchase for investment and access to information, accredited investor status, reliance on exemptions, transfer restrictions, legends, litigation and proceedings, no other representations and warranties, capitalization, documents, not affiliated entities, directors and officers, SEC filed documents, financial statements, internal controls, no undisclosed liabilities, tax matters, real property, title to properties, sufficiency and condition of property, contracts, permits, human resources and benefit plans, environmental conditions, health and safety matters, absence of certain business practices, takeover statutes, organizational documents, gaming licenses/approvals, existence and good standing, issuance of shares, employees and labor matters, exchange quotation, business activities, and interested party trust agreement and Trust Account.

In connection with the representations and warranties made by the Sellers in the Stock Purchase Agreement, the Sellers disclosed that Blue Line ACDL Blocker, Global ACDL Blocker and Harbinger ACDL Blocker (the “ACDL Obligors”), affiliates of the Sellers, are obligated, pursuant to the Backstop Loan Agreement, to fund up to an aggregate amount of $30,000,000 of the Backstop Loan (the “ACDL Contingent Obligation”). If, following the closing of the Transaction, the Company does not elect to satisfy the ACDL Contingent Obligation on behalf of the ACDL Obligors when due, the Sellers will severally (i) reimburse the ACDL Obligors for each of their respective payments in satisfaction of the ACDL Contingent Obligation or (ii) directly fund the ACDL Contingent Obligation as it becomes due. If the Sellers elect to satisfy the ACDL Contingent Obligation pursuant to clause (i) above, the proportional responsibility (assuming participation of Global Opportunities in the Transaction) for such obligation on the part of each Seller will be as follows: Harbinger Master - 37.79%; Harbinger Special Situations - 26.21%; Blue Line - 30.00%; and Global Opportunities - 6.00%. The total amount of the ACDL Contingent Obligation as of September 11, 2012 is $30 million. The Company has not decided if it will elect to satisfy the ACDL Contingent Obligation on behalf of the ACDL Obligors. At the closing of the Transaction, Harbinger ACDL Blocker, Blue Line and Global Opportunities, if it participates in the Transaction, will assign any ACDL warrants granted to them pursuant to the Backstop Loan Agreement to the Company.

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Certain of the representations and warranties made by the Sellers and AAC are qualified by materiality or material adverse effect. For the purposes of the Stock Purchase Agreement, material adverse effect means, generally speaking, any event, circumstance, change, development or effect that, individually or in the aggregate with all other events circumstances, changes, developments or effects, (a) is materially adverse to the assets, business, results of operations or condition (financial or otherwise) of a person; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: any event, circumstance, change, development or effect to the extent arising out of or resulting from (i) changes in general economic, regulatory, political or industry conditions or from acts of terror or war, (ii) effects resulting from acts attributable to, omissions by or circumstances that relate to the other party, (iii) effects resulting from changes in commodity or energy prices, in interest or currency exchange rates or in United States or global capital, financial, banking, credit or securities markets generally, (iv) changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which a person operates or markets products, (v) changes in U.S. generally accepted accounting principles (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on a person, (vi) effects resulting from the announcement or pendency of the Stock Purchase Agreement or the Transaction, including any resignations by, or other losses of, employees, (vii) effects resulting from compliance with, or the taking of any action required by, the terms of the Stock Purchase Agreement (other than effects resulting from the Closing), (viii) any changes in legal or regulatory conditions, including changes in applicable law or in the interpretation thereof, (ix) any action taken by one of the parties at the request of the other party, or (x) any failure of a person to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Material Adverse Effect); provided, however, that such matters in the case of clauses (i), (iii), (iv), (v) and (viii) shall be taken into account in determining whether there has been or will be a “Material Adverse Effect” to the extent of any disproportionate impact on a person relative to other participants operating in the same industries and the geographic markets as such person, or (b) would have, or be reasonably likely to have, a material adverse effect on the ability of any of the parties to perform its obligations under the Stock Purchase Agreement or to consummate the Transaction.

Covenants of the Parties

The parties to the Stock Purchase Agreement have agreed, during the period from the date of the Stock Purchase Agreement until the earlier of the termination of the Stock Purchase Agreement or the consummation of the Transaction, to (and the Sellers have agreed to use commercially reasonable efforts to cause ACDL to and cause Harbinger ACDL Blocker and Blue Line ACDL Blocker to), carry on their respective businesses in the ordinary course in substantially the same manner as conducted prior to the execution of the Stock Purchase Agreement and in compliance in all material respects with all applicable laws, and further (subject to certain exceptions and materiality qualifiers in the Stock Purchase Agreement and its related disclosure schedules): (i) to refrain from taking any action that would cause any representation or warranty by such party to be untrue or incorrect in any material respect as of the Closing; (ii) not to effect a stock split or reverse stock split affecting its outstanding shares of the capital stock or reclassify its outstanding shares of capital stock; (iii) not to issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock or any other equity interests in it except pursuant to the exercise of equity interests outstanding as of the date of the Stock Purchase Agreement; (iv) not to exchange any securities or other property for any outstanding shares of capital stock or other outstanding equity interests in it; (v) not to amend or modify their respective organizational documents; (vi) not to declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock; (vii) not to enter into any agreement with respect to the voting of its capital stock; (viii) not to acquire (by merger, consolidation, acquisition of stock or assets or other business combination) any person, all or substantially all of the assets of any person, business or business unit, merge or consolidate with any person or form any joint venture; (ix) not to make any loans, advances or capital contributions to, or investments in, any person; (x) not to make any material change in any method of accounting or accounting practice policy; (xi) not to make or change any material tax election unless such election is (A) required by law or (B) consistent with elections historically made by it; (xii) not to change an annual accounting period, file any material amended tax return, enter into any material closing agreement, settle any material tax claim limitation period applicable to any material tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any material tax return or the payment of any material tax; (xiii) not to incur, assume or guarantee indebtedness (including capitalized lease obligations), issue or sell any debt securities, or guarantee any debt securities of any person; (xiv) not to settle any pending or threatened claim in which the settlement exceeds certain specified thresholds; (xv) with respect to AAC, (A) obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Stock Purchase Agreement, (B) not to contribute any additional funds to the Trust Account or remove any funds from the Trust Account, in each case except as expressly permitted by AAC’s organizational documents, the Stock Purchase Agreement or the terms of the trust agreement, (C) not to engage in any commercial business until the consummation of the Transaction and (D) not to enter into any contract or renew, extend, modify, amend or terminate, or waive, release or assign any material rights or material claims under, any contract other than any contract with any legal counsel, accountant or professional advisor whose employment, or continued employment, the board of directors of AAC deems required by applicable law or reasonably necessary in connection with the Transaction and the Related Agreements; (xvi) with respect to the Sellers, (A) not to release, comprise or adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization and (B) not to enter into any contract, including but not limited to any strategic alliance, affiliate agreement or joint marketing agreement or agreements, other than in the ordinary course of business; and (xvii) not to authorize, agree or commit to any of the foregoing prohibited actions.

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Trust Account Waiver

Each Seller has acknowledged that until the Closing neither it, nor any of the Harbinger Entities, nor any of their respective shareholders, managers, operators, officers, directors employees and affiliates, shall have any right, title, interest or claim of any kind in or to any cash, investments or other assets of any kind held in or for the Trust Account or any distributions, disbursements or other payments therefrom other than as and to the extent they may be released to AAC in accordance with the provisions of the Trust Agreement), and has agreed not to make, and use commercially reasonable efforts to prevent the Harbinger Entities from making, any claim of any kind in or to any cash, investments or other assets of any kind held in or for the Trust Account or any distributions, disbursements or other payments therefrom.

RELATED AGREEMENTS

Insider Securities Transfer Agreement

In connection with the Transaction, the Sellers and AAC’s founders owning the Insider Shares and the Insider Warrants (the “Insider Holders”) have entered into an Insider Securities Transfer Agreement (the “Insider Securities Transfer Agreement”) pursuant to which at the Closing each Insider Holder shall transfer to the Sellers, for no additional consideration, a certain number of Insider Shares and Insider Warrants determined by applying a variable percentage depending on the balance available in the AAC’s Trust Account following payment of the Purchase Price to any of the AAC’s shareholders who tender their Common Shares pursuant to the Offer. The percentage will be determined as follows: (a) if the Trust Account Balance is less than or equal to $30,000,000, the applicable percentage will be 70%; (b) if the Trust Account Balance is greater than $30,000,000, the applicable percentage will be 60%.

The Insider Shares and Insider Warrants to be transferred to the Sellers at the Closing will be allocated among the Sellers pro rata based on their respective percentages set forth in the Insider Securities Transfer Agreement. Transfers of Insider Shares and Insider Warrants are subject to certain closing conditions. In addition, Insider Holders, AAC and PrinceRidge have agreed to certain amendments to the Escrow Agreement (effective as of the Closing) and Insider Letters (as defined in the Stock Purchase Agreement) to remove all of the limitations set forth therein on the Insider Shares and Insider Warrants from and after the Closing, including (without limitation) any requirement that such Insider Shares and Insider Warrants be subject to price hurdle(s) tied to the closing price of AAC equity securities.

ACDL Financial Information and Access Agreement

In connection with the Transaction, ACDL and AAC entered into a financial information and access agreement (the “ACDL Financial Information and Access Agreement”) pursuant to which ACDL will, at AAC’s expense: (a) permit AAC and its representatives to visit and inspect the properties of ACDL and its subsidiaries and examine their respective books and records; (b) cooperate with Harbinger Capital, the Sellers and AAC and their representatives to effectuate the Transaction, including facilitating any necessary filings with regulatory authorities; and (c) furnish to AAC all information concerning the businesses and properties of ACDL and its subsidiaries, including financial information, reasonably requested by AAC in order for AAC to comply with its reporting obligations under applicable securities laws, including the obligation to present such financial information either in accordance with U.S. Generally Accepted Accounting Principles or in a manner permitting AAC to convert such information into financial statements in accordance with U.S. GAAP without incurring material cost or delay.

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Pursuant to the ACDL Financial Information and Access Agreement, AAC will (a) keep confidential any confidential information that may be disclosed to AAC by ACDL or any of its affiliates thereunder (provided that “Confidential Information” will not include, among other items, information to be filed or disclosed by AAC under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and/or the rules of any applicable stock exchange, or otherwise required by law to be disclosed); and (b) reimburse ACDL for all reasonable documented out-of-pocket costs and expenses incurred by ACDL in connection with the satisfaction and performance of its obligations thereunder.

Indemnification Agreements

In connection with the Transaction, AAC will enter into an indemnification agreement (the “Indemnification Agreement”) with, and in respect of, each member of the AAC’s board of directors serving on the board on or following the Closing Date (each such director, the “Indemnitee”) pursuant to which AAC will, to the fullest extent permitted by law (and subject to certain exceptions and limitations): (a) hold harmless and indemnify the Indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with any claim involving him/her by reason of his/her serving on the board (“Claim”), provided that the Indemnitee acts in good faith and in a manner the Indemnitee reasonably believes to be in or not opposed to the best interests of AAC; (b) in respect of any Claim in which AAC is (or would be) jointly liable with the Indemnitee, pay, in the first instance, the entire amount of any judgment or settlement of such Claim without requiring the Indemnitee to contribute to such payment; (c) if the indemnification provided for in the Indemnification Agreement is unavailable to the Indemnitee for any reason whatsoever, contribute to the amount incurred by the Indemnitee in connection with the Claim in such proportion as is deemed fair and reasonable in light of all of the circumstances of the Claim; and (d) advance (on an unsecured and interest-free basis) all expenses incurred by or on behalf of the Indemnitee in connection with the Claim (subject to the undertaking by or on behalf of the Indemnitee to repay any expenses so advanced if it will ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses).

AAC will not be obligated to make any payment to the Indemnitee that is determined to be prohibited by applicable law.

To the extent that AAC maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of AAC or of any other entity that such person serves at the request of AAC, the Indemnitees will be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available under such policy or policies.

Preference Share Resolutions

In connection with the Transaction, AAC shall authorize the issuance and sale, as of the Effective Time, of up to 120,672 Class A Preference Shares (subject to adjustment for the participation of Global Opportunities, Kelson and/or China Dragon in the Transaction as well as of the additional Class A Preference Shares issuable in exchange for the contribution of the ACDL Class VI Preferred Shares) and 100 Class B Preference Shares to the Sellers (subject to adjustment for the participation of Global Opportunities, Kelson and/or China Dragon in the Transaction), which will have the rights, preferences and privileges set forth in AAC’s Articles of Association and in the resolutions of the board of directors of AAC approving the designation and issuance of such shares (the “Preference Share Resolutions”).

Pursuant to the Preference Share Resolutions, AAC will designate and issue the following Class A Preference Shares (Including Shares issuable as consideration for the contribution of the ACDL Class VI Preferred Shares by the Sellers), as duly authorized, validly issued, fully paid and non-assessable, together with the corresponding share certificates, to the Sellers:

Shareholder	Class A Preference Shares		Class B Preference Shares

Harbinger Master	59,161	*	56

Harbinger Special Situations	33,386	*	30

Blue Line	15,885		14

*	This number may be rounded up or down by one share to accomodate the total number of Class A Shares that Harbinger Master and Harbinger Special Situations will indirectly receive in exchange for the ACDL Class VI Preferred Shares to be held by Harbinger II S.a.r.l.

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Each of the Class A Preference Shares will be convertible, at the option of its holder, into 100 Common Shares.

Furthermore, AAC will designate and issue 21,290 Class A Preference Shares (included in the reference to 120,672 Class A Preference Shares above), which will be reserved and kept available for their subscription, as the case may be, by Global Opportunities, Global ACDL Blocker and/or Kelson in accordance with the terms of the Stock Purchase Agreement, which number will be adjusted upward, as the case may be, to reflect the participation of China Dragon in the Transaction as well as the contribution of the ACDL Class VI Preferred Shares to be held by Global Opportunities.

The conversion rights attributable to the Class A Preference Shares will be equitably adjusted in the event of any stock dividend, stock split, combination, recapitalization or other similar event. The Class A Preference Shares will carry rights as to votes, returns of capital and dividends on an as converted basis. The Class B Preference Shares will not be transferable (other than to affiliates of the Sellers), only have voting rights but carry no economic rights.

In addition to the issuance of the Class A Preference Shares, the Preference Share Resolutions contemplate (a) the authorization and approval of the issuance of 24,786,633 Common Shares, in the aggregate, to the Sellers, in accordance with the terms of the Stock Purchase Agreement; and (b), as soon as practicable following the consummation of the Transaction, AAC will call a special meeting of the AAC’s shareholders or seek unanimous written resolutions of its shareholders to vote to (i) increase the authorized share capital of AAC to accommodate the Common Shares issuable upon conversion of the Preference Shares, (ii) amend the Memorandum and Articles of Association to reflect such increase in share capital, (iii) amend the Memorandum and Articles of Association to change the name of AAC to Harbinger Global Corp., (iv) amend the Memorandum and Articles of Association to classify the board of directors, and (iv) adopt conformed Memorandum and Articles of Association to, among other things, remove the provisions in such documents related to the Business Transaction and to add anti-dilution provisions in respect of the Preference Shares.

Registration Rights Agreement

In connection with the Transaction, we will enter into a Registration Rights Agreement (the “Registration Rights Agreement”), with the Sellers (each of the Sellers, a “holder”) pursuant to which the Sellers will, among other things and subject to the terms and conditions set forth therein, have certain demand and so-called “piggy back” registration rights with respect to their Common Shares.

Under the Registration Rights Agreement, the holders may demand that we register all or a portion of their Common Shares, so long as the anticipated aggregate value of the securities to be registered (based on the average of the daily closing price of the securities for the 30 immediately preceding trading days) is (i) at least $10 million if registration is to be effected pursuant to a registration statement on Form S-1 or a similar “long-form” registration or (ii) at least $5 million if registration is to be effected pursuant to a registration statement on Form S-3 or a similar “short-form” registration.

Upon such demand registration request, we are obligated to file the relevant registration statement as promptly as reasonably practicable after the written request of the initiating holders and to use our reasonable best efforts to cause such shelf registration statement to be declared effective within 60 days (in the case of a long-form registration) or 45 days (in the case of a short-form registration) of the date on which we receive the relevant request, and to cause such shelf registration to remain effective thereafter. If so requested by the initiating holder of the majority of our Common Shares to be included in the relevant registration statement, we are required to use our reasonable best efforts to cause the offering to be made in the form of a firm commitment underwritten public offering. None of the holders is entitled to more than one short form registration in any six-month period or more than three long form registrations in general; provided, however, that two or more registration statements filed in response to one demand for long-form registration will be counted as one long-form registration.

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If we become eligible to use a shelf registration statement on Form S-3 in connection with a secondary public offering of our equity securities (other than as a result of becoming a “well known seasoned issuer,” as discussed below), any holder may demand that we register their shares of common stock on Form S-3 on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act, so long as the anticipated aggregate market value of such shares is at least $25 million. Following the effectiveness of a shelf registration statement, upon request of any holder, we are obligated to use our reasonable best efforts to cause shares registered under the shelf registration to be offered in a firm commitment underwritten public offering, so long as the anticipated aggregate offering amount to the public is at least $10 million.

If we become a “well known seasoned issuer,” we are obligated, as soon as reasonably practicable, to register all of the Common Shares entitled to registration under the Registration Rights Agreement on a single “automatic shelf registration statement,” and use our reasonable best efforts to cause such automatic shelf registration statement to become effective within ten business days of becoming a well-known seasoned issuer, and to cause such automatic shelf registration statement to remain effective until there are no longer any registrable securities.

If any holder demands registration (or shelf registration) of their shares pursuant to the Registration Rights Agreement, the other holders are entitled to notice thereof and to have all or a portion of their Common Shares included in the registration and offering. In addition, if we decide to register Common Shares for our own account or the account of another stockholder (other than the holders), subject to certain exceptions, the holders may require that we include all or a portion of their Common Shares in the registration, and to the extent the registration is in connection with an underwritten public offering, to have such shares included in the offering.

Pursuant to the terms of the Registration Rights Agreement, we have agreed that, during the period beginning on the effective date of a demand registration statement and ending on the date that is 120 days (or 90 days in the case of a shelf registration) after the date of the final prospectus relating to the offering, we will not sell, offer for sale or otherwise transfer Common Shares or any securities convertible into Common Shares, except for transfers pursuant to the demand registration. In addition, we have agreed to use our reasonable best efforts to cause our officers, directors and holders of greater than 1% of our Common Shares (or any securities convertible into Common Shares) (other than the Sellers) to enter into similar lock-up agreements that contain restrictions that are no less restrictive than the restrictions applicable to us.

The rights of the holders to demand registration of their Common Shares will terminate (i) upon the sale of the relevant amount of our Common Shares pursuant to an effective registration statement or Rule 144 of the Securities Act (“Rule 144”), (ii) once the relevant holder (including related parties under Rule 144) owns less than 1% of our outstanding Common Shares on a fully-diluted basis, (iii) if our Common Shares are proposed to be sold by a person not entitled to registration rights under the Registration Rights Agreement, or (iv) once such Common Shares are no longer outstanding.

The foregoing description of the material terms of the Registration Rights Agreement may not contain all of the information that is important to you. To understand it fully, you should read the agreement in its entirety.

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THE OFFER

Number of Common Shares; Purchase Price; No Proration

Number of Common Shares

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 5,887,999 Common Shares (excluding the Insider Shares) validly tendered and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Stock Purchase Price of $10.10 per share, net to the sellers in cash, without interest, for a total Purchase Price of up to $59,468,790, as further described below under the heading “Purchase Price.”

The Offer is not conditioned on any minimum number of Common Shares being tendered. The Offer is, however, subject to certain other conditions, including the Maximum Tender Condition and the Share Exchange Condition. See “The Offer — Conditions of the Offer.”

Only Common Shares validly tendered and not properly withdrawn will be purchased pursuant to the Offer. All Common Shares tendered and not purchased pursuant to the Offer will be returned to the tendering securityholders at our expense promptly following the Expiration Date.

Purchase Price

The Purchase Price is $10.10 per share. The Purchase Price has been calculated based on the requirement in our Articles of Association that requires that the redemption price payable per share of common stock shall be equal to the amount held in the Trust Account (excluding interest earned thereon) as of the commencement of the tender offer, divided by the total number of Common Shares sold as part of the units in our IPO. Under the terms of our Articles of Association and the Stock Purchase Agreement, we are required to conduct the Offer in accordance with the terms of our Articles of Association, including the requirement related to the Purchase Price. See “The Offer-Extension of the Offer; Termination; Amendment.”

If we modify the price that may be paid for Common Shares from $10.10, then the Offer must remain open for at least 10 business days following the date that notice of the increase is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer — Extensions of the Offer; Termination; Amendment.”

No Proration

The Offer is subject to certain conditions, including the Maximum Tender Condition that no more than 5,887,999 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date. Accordingly, if either the Share Exchange Condition or the Maximum Tender Condition has not been satisfied, we will extend or terminate the Offer. See “The Stock Purchase Agreement — Conditions to Closing” for a description of conditions to closing the Share Exchange.

Under the terms of the Stock Purchase Agreement, we have agreed that we may not waive the Maximum Tender Condition or the other conditions to this Offer (except for conditions to be satisfied by the Sellers) without the consent of the Sellers and, unless agreed to by us and the Sellers or required by the SEC.

This Offer to Purchase and the related Letter of Transmittal for the Common Shares will be mailed to record holders of the Common Shares and will be furnished to brokers, dealers and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on AAC’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

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Purpose of the Offer; Certain Effects of the Offer

AAC and the Sellers executed the Stock Purchase Agreement on July 11, 2012, that provides for the acquisition of equity interests in the Harbinger Entities by AAC for consideration consisting of securities. In connection with the announcement of the Transaction on July 11, 2012, AAC announced that it would offer to purchase, concurrent with the Share Exchange, up to 5,887,999 of its outstanding Common Shares as contemplated by this Offer to Purchase. The Offer provides our stockholders an opportunity to redeem their Common Shares for a pro-rata portion of our Trust Account as required by our Articles of Association, and as disclosed in the prospectus for our IPO.

Our board of directors has (i) approved the Offer, (ii) declared the advisability of the Share Exchange and approved the Stock Purchase Agreement and the transactions contemplated by the Stock Purchase Agreement, and (iii) determined that the Share Exchange is in the best interests of the stockholders of AAC and if consummated would constitute our initial business transaction pursuant to our Articles of Association. If you tender your Common Shares into the Offer, you will not be a stockholder of AAC after the Share Exchange and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Common Shares. You must make your own decision as to whether to tender your Common Shares pursuant to the Offer and, if so, how many Common Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Common Shares with your broker, if any, or other financial advisor.

As an inducement to shareholders not to tender their Common Shares in the Offer, the board of directors of the Company has determined that it will declare a dividend in the form of Common Shares, contingent upon and subject to the satisfaction of the conditions of the Offer. See “The Offer—Conditions of the Offer.” Shareholders of record immediately following the Expiration Date, after giving effect to the Company’s acceptance of all Common Shares validly tendered and not properly withdrawn in the Offer, and immediately prior to the consummation of the Transaction (the “Record Date”), will be entitled to receive one additional Common Share (each, a “Dividend Share”) for every two Common Shares held by such shareholders as of the Record Date. Each of the officers and directors of the Company have agreed with the Company to immediately forfeit to the Company any Dividend Shares to which such officer or director would be entitled pursuant to the declared dividend described above in exchange for no consideration. The Sellers have agreed to waive certain provisions of the Stock Purchase Agreement that would otherwise prohibit the declaration of the dividend and issuance of the Dividend Shares. Delivery of the Dividend Shares will be made to shareholders entitled thereto as soon as practicable after the Closing Date, in each case subject to applicable law and the Company's Articles of Association (including any necessary amendments thereto in connection with the issuance and delivery of such Dividend Shares).

Certain Effects of the Offer

Approximately $59,468,790 will be required to purchase Common Shares in the Offer at the Purchase Price of $10.10 per share if the Offer is fully subscribed. In addition, we estimate up to $100,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Common Shares will be funded from funds from our Trust Account substantially concurrent with the consummation of the Share Exchange.

Common Shares acquired pursuant to the Offer will be held as treasury shares, subject to future issuance by the Company unless otherwise retired.

Except as disclosed in this Offer to Purchase, including without limitation under the heading “The Stock Purchase Agreement” of this Offer to Purchase, AAC and the Sellers currently have no active plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving AAC, the Harbinger Entities or any of their subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of AAC, the Harbinger Entities or any of their subsidiaries;

•	any material change in AAC’s or the Harbinger Entities’ present dividend rate or policy, indebtedness or capitalization;

•	any other material change in the Harbinger Entities’ businesses;

•	any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the acquisition by any person of any material amount of additional securities of AAC or the Harbinger Entities, or the disposition of any material amount of securities of AAC or the Harbinger Entities; or

•	any changes in the Articles of Association or by-laws, each as amended to date.

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Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Procedures for Tendering Shares

Valid Tender of Common Shares

For a stockholder to make a valid tender of Common Shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the Common Shares you wish to tender, or confirmation of receipt of the Common Shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Common Shares, you must contact your broker or nominee to tender your shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge stockholders who hold Common Shares through nominees to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

(i) the registered holder of the Common Shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Common Shares) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii) Common Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the Common Shares.

Except as described above, all signatures on any Letter of Transmittal for securities tendered must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Common Shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for Common Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering securityholder. Common Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

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Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Common Shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that AAC may enforce such agreement against the DTC participant.

Return of Unpurchased Common Shares

If any tendered Common Shares are not purchased, or if less than all Common Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Common shares will be returned promptly after the expiration or termination of the Offer or, in the case of Common Shares tendered by book-entry transfer at DTC, the Common Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Tendering Stockholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering securityholder’s acceptance of the terms and conditions of the Offer, as well as the tendering securityholder’s representation and warranty to us that (i) such securityholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering securityholder has full power and authority to tender, sell, assign and transfer the securities tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right. Any such tendering securityholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering securityholder and shall not be affected by, and shall survive, the death or incapacity of such tendering securityholder.

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A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering stockholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such stockholder is voluntarily participating in the Offer; (iii) the future value of our Common Shares is unknown and cannot be predicted with certainty; (iv) such stockholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such stockholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering stockholder’s specific situation; (vi) any foreign exchange obligations triggered by such stockholder’s tender of Common Shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social stock or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of securities, such stockholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Common Shares shall authorize us to withhold all applicable Tax Items potentially payable by a tendering stockholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Common Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Common Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Common Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Common Shares or waive any defect or irregularity in any tender with respect to any particular Common Shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders; provided that the Stock Purchase Agreement requires us to obtain the consent of the Sellers prior to any such waiver. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Common Shares. None of AAC, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Common Shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing Common Shares has been lost, destroyed or stolen, the stockholder should complete the Letter of Transmittal, indicate the certificate(s) representing Common Shares is lost and return it to the Depositary. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date namely 5:00 p.m. on October 12, 2012. You may also withdraw your previously tendered securities at any time after 5:00 p.m., New York City time, on October 12, 2012 if not accepted prior to such time. Except as this section otherwise provides, tenders of Common Shares are irrevocable.

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For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered holder of the Common Shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Common Shares in more than one group of Common Shares, the stockholder may withdraw Common Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the stockholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Common Shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If Common Shares have been delivered in accordance with the procedures for book-entry transfer described in “— Procedures for Tendering Common Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any stockholder, whether we waive similar defects or irregularities in the case of other stockholders. None of AAC, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Common Shares on our behalf. Such Common Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Common Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 5,887,999 shares validity tendered and not properly withdrawn on or before the Expiration Date. If more than 5,887,999 shares have been validly tendered and not properly withdrawn prior to the Expiration Date or if the Share Exchange Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all Common Shares tendered at our expense.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, Common Shares that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Common Shares for payment pursuant to the Offer.

In all cases, payment for Common Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of Common Shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Common Shares tendered be made unless the conditions to the Offer including the Share Exchange Condition and Maximum Tender Condition have been satisfied. We will make prompt payment upon satisfaction of the offering conditions, but in no event later than three business days after the Expiration Date.

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AAC will pay for Common Shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders.

Certificates for all Common Shares tendered and not purchased will be returned or, in the case of Common Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering stockholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Common Shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of Common Shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Common Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge stockholders who hold Common Shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept securities tendered and we may terminate or amend the Offer, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer:

•	the Share Exchange has not been consummated or will not be consummated contemporaneously with this Offer. We refer to this condition, which is not waivable, as the “Share Exchange Condition;” and

•	more than 5,887,999 Common Shares are validly tendered and not properly withdrawn prior to the Expiration Date. We refer to this condition, which is not waivable, as the “Maximum Tender Condition.”

Furthermore, we will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We have agreed to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our stockholders. Upon notification from the SEC that it has no further comment regarding this Offer, we will redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our stockholders, setting forth a final Expiration Date.

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Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of AAC to extend, terminate and/or modify the Offers (subject to the terms and conditions of the Stock Purchase Agreement),we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:

(i) any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Share Exchange or the other transactions contemplated by the Stock Purchase Agreement or the agreements contemplated by the Stock Purchase Agreement illegal or otherwise preventing or prohibiting consummation of the Share Exchange or such transactions contemplated by the Stock Purchase Agreement, the certificate of designation or the other ancillary agreements related to the Stock Purchase Agreement;

(ii) any of the representations and warranties of the Sellers set forth in the Stock Purchase Agreement shall not be true and correct as of the date of the Stock Purchase Agreement and as of the Effective Time as though made as of the Effective Time Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in a Material Adverse Effect (as defined in the Stock Purchase Agreement);

(iii) the Sellers shall have failed to perform in any material respect all of its obligations and complied with all its agreements and covenants to be performed or complied with by it under the Stock Purchase Agreement at or prior to the Effective Time;

(iv) the Sellers shall fail to deliver to AAC a certificate(s), dated the closing date, signed by an officer of the Sellers, certifying in such capacity as to the satisfaction of the conditions; or

(v) a material adverse effect with respect to the Harbinger Entities shall have occurred since the date of the Stock Purchase Agreement.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion, subject to the consent of the Sellers pursuant to the terms of the Stock Purchase Agreement. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Stockholders may challenge any determination that we make with respect to such matters.

You should evaluate current market quotes and trading volume for our Common Shares, among other factors, before deciding whether or not to accept the Offer. See “Price Range of Securities and Dividends” and “Risk Factors.”

Source and Amount of Funds

We expect that up to $59,468,790 will be required to purchase shares tendered in the Offer, if the Offer is fully subscribed and up to an additional $100,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and the Depositary. The purchase of shares tendered in the Offer will be funded as follows:

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•	All of the cash consideration will be funded by AAC from available cash on hand following the release of the funds in the Trust Account following consummation of the Share Exchange. The receipt of funds necessary to purchase shares tendered in the Offer is dependent on the consummation of the Share Exchange.

•	The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, with the consent of the Sellers as required by the Stock Purchase Agreement, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, with the consent of the Sellers, as required by the Stock Purchase Agreement, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

Certain Information Concerning AAC, the Harbinger Entities and the Share Exchange

Set forth elsewhere in this Offer to Purchase is information concerning AAC, the Harbinger Entities and the Share Exchange. Stockholders are urged to review such information prior to making a decision whether to tender their securities.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities

See “The Stock Purchase Agreement,” “Management of AAC Following the Transaction,” “Certain Relationships and Related Transactions,” and “Description of Securities” herein for information related to the proposed Transaction, management of AAC following the consummation of the Transaction and certain transactions and arrangements concerning the securities.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Securities during the 60 days prior to September 11, 2012.

Certain Legal Matters; Regulatory Approvals

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of Common Shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Common Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

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Material U.S. Federal Income Tax Consequences

The following discussion discusses the material U.S. federal income tax consequences of the Offer to U.S. Holders and Non-U.S. Holders (each as defined below) whose Common Shares are tendered and accepted for payment pursuant to the Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as in effect as of the date hereof. Any of the authorities on which this discussion is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis. We have not sought, nor do we expect to seek, any ruling from the IRS with respect to the matters discussed below, and as a result there can be no assurance that the IRS will not take a different position concerning the tax consequences of the sale of Common Shares to the Company pursuant to the Offer or that any such position would not be sustained.

This discussion assumes that Common Shares held by stockholders are held as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders that are subject to special tax rules (including, without limitation, pass-through entities (including partnerships and “S” corporations) and investors in such entities, financial institutions, banks, brokers, dealers or traders in securities or commodities, insurance companies, expatriates, mutual funds, real estate investment trusts, U.S. Holders who own or have owned, directly, indirectly, or constructively 10% or more of the total combined voting power of all classes of stock of the Company at any time during the five-year period ending on the date the U.S. Holder sells Common Shares pursuant to the Offer, qualified retirement plans or other tax-deferred accounts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Common Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, “constructive sale” or other integrated transaction, U.S. Holders who have a functional currency other than the U.S. dollar, non-corporate U.S. Holders who have a taxable year other than the calendar year or persons who acquired their Common Shares upon the exercise of share options or otherwise as compensation). This discussion also does not address the state, local, non-U.S. or other tax consequences of participating in the Offer, nor does it address any U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to U.S. federal income tax.

You are encouraged to consult your own tax advisor as to the particular consequences to you of participating in the Offer.

For purposes of this discussion, a “U.S. Holder” is a person that is:

•	a citizen or individual resident of the United States as determined for U.S. federal income tax purposes;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, as defined in Section 7701(a)(30) of the Code, have authority to control all of the trust’s substantial decisions or (2) that has an election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a person that is not a partnership or other pass-through entity for U.S. federal income tax purposes and that is not a U.S. Holder.

The tax treatment of a partner in a partnership, or other entity treated as a pass-through entity for U.S. federal income tax purposes, will depend on both the partnership’s (or entity’s) and the partner’s (or other owner’s) status. Partnerships (or other pass-through entities) tendering Common Shares pursuant to the Offer and partners in such partnerships (or other owners of such entities) are encouraged to consult their own tax advisors as to the tax consequences of a sale of Common Shares to the Company pursuant to the Offer.

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Consequences of the Offer to U.S. Holders

For U.S. federal income tax purposes, if a U.S. Holder tenders and sells Common Shares for cash pursuant to the Offer, such transaction will be a taxable transaction for U.S. federal income tax purposes, and will be treated either as a “sale or exchange” of the Common Shares by such U.S. Holder or as a “distribution” by the Company in respect of such U.S. Holder’s Common Shares. As described below, the specific treatment will depend, in part, upon the U.S. Holder’s particular circumstances.

Sale or Exchange of Common Shares

Under Section 302 of the Code, a U.S. Holder whose Common Shares are tendered and sold for cash pursuant to the Offer will be treated as having engaged in a “sale or exchange” of such Common Shares, and thus will recognize gain or loss, if the transaction (1) has the effect of a “substantially disproportionate” distribution by the Company with respect to such U.S. Holder, (2) results in “complete termination” of such U.S. Holder’s equity interest in the Company, or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (the “Section 302 tests”) are explained more fully below.

Constructive Ownership of Common Shares

In determining whether any of the Section 302 tests are satisfied, a U.S. Holder must take into account not only the Common Shares actually owned by such U.S. Holder, but also the Common Shares that are constructively owned by such U.S. Holder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder may be treated as constructively owning Common Shares that are actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest or that have an interest in the U.S. Holder, as well as any Common Shares the U.S. Holder has a right to acquire by exercise of an option (which Common Shares would generally include Common Shares that could be acquired pursuant to the exercise of warrants) or by the conversion or exchange of a security.

The Section 302 Tests

One of the following tests must be satisfied for the sale of Common Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution. U.S. Holders are encouraged to consult their own tax advisors concerning the application of the following tests to their particular circumstances.

•	“Substantially Disproportionate” test: subject to the discussion below regarding contemporaneous dispositions or acquisitions, the receipt of cash by a U.S. Holder will have the effect of a “substantially disproportionate” distribution by the Company with respect to the U.S. Holder if the percentage of the outstanding Common Shares of the Company actually and constructively owned by the U.S. Holder immediately following the sale of Common Shares pursuant to the Offer (treating Common Shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Common Shares of the Company actually and constructively owned by the U.S. Holder immediately before the exchange (treating Common Shares purchased pursuant to the Offer as outstanding), and immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

•	“Complete Termination” test: subject to the discussion below regarding contemporaneous dispositions or acquisitions, the receipt of cash by a U.S. Holder will be treated as a complete termination of the U.S. Holder’s equity interest in the Company if the U.S. Holder no longer owns (either actually or constructively) any of our shares. In applying the complete termination test, a U.S. Holder may be able to waive the application of the rules relating to constructive ownership through family members, provided that such holder complies with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations.

•	“Not Essentially Equivalent to a Dividend” test: subject to the discussion below regarding contemporaneous dispositions or acquisitions, the receipt of cash by a U.S. Holder will generally be treated as “not essentially equivalent to a dividend” if the U.S. Holder’s sale of Common Shares pursuant to the Offer results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether the receipt of cash by the U.S. Holder will be treated as not essentially equivalent to a dividend will depend on the U.S. Holder’s particular facts and circumstances. If a U.S. Holder whose relative stock interest in the Company is minimal and who exercises no control over the Company’s corporate affairs suffers a reduction in his, her or its proportionate interest in the Company (including any Common Shares constructively owned), such holder generally should be regarded as having suffered a meaningful reduction in his, her or its interest in the Company.

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Contemporaneous dispositions or acquisitions of Common Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether each of the Section 302 Tests have or have not been satisfied. U.S. Holders are encouraged to consult their own tax advisors regarding the consequences of any such sales or acquisitions in their particular circumstances.

Tax Treatment of a “Sale or Exchange” of Common Shares

If a U.S. Holder is treated as having engaged in a “sale or exchange” of his, her or its Common Shares under any of the Section 302 tests described above, such U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized by such U.S. Holder and such U.S. Holder’s adjusted tax basis in the Common Shares exchanged therefor. A U.S. Holder’s initial tax basis for the Common Shares will be equal to the cost of the Common Shares to the U.S. Holder (and if the holder purchased AAC’s units, the cost of such units would be allocated between the Common Shares and the warrants that comprised such units based on their relative fair market values at the time of purchase), and will be reduced by any prior distributions treated as a return of capital. Subject to the “passive foreign investment company” rules discussed below, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Common Shares is more than one year at the time of the sale. Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code. Gain or loss must be determined separately for each block of tendered Common Shares (i.e., Common Shares acquired by the U.S. Holder at the same cost in a single transaction).

Distribution in Respect of Common Shares

If a U.S. Holder who sells Common Shares pursuant to the Offer is not treated under Section 302 of the Code as having engaged in a “sale or exchange” of his, her or its Common Shares, then the amount realized by a U.S. Holder will be treated as a distribution by the Company in respect of such U.S. Holder’s Common Shares.

Tax Treatment of a Distribution in Respect of Common Shares

If the amount realized is treated as a distribution by the Company, a U.S. Holder will be required to include in gross income as ordinary income the amount of such distribution to the extent it is paid out of the Company’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Further, such distribution may be subject to the rules applicable to “excess distributions,” as described below.

Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder’s adjusted tax basis in the Common Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of the Common Shares, with the consequences described above under the heading “— Tax Treatment of a ‘Sale or Exchange’ of Common Shares” and below under the heading “Passive Foreign Investment Company Considerations.” Any amount treated as a dividend received by a corporate U.S. Holder will not be eligible for the dividends received deduction.

Basis in Remaining Common Shares

If a tender and sale of Common Shares pursuant to the Offer is treated as a distribution by the Company with respect to a U.S. Holder’s Common Shares, the U.S. Holder’s adjusted tax basis in the remaining Common Shares held by such U.S. Holder (or, if it has no more Common Shares, possibly to the adjusted basis of stock held by related persons whose stock is constructively owned by the holder, or arguably to the holder’s adjusted tax basis in its warrants) will be increased by his, her or its adjusted tax basis in the Common Shares tendered and sold pursuant to the Offer and will be decreased by the portion of his, her or its proceeds from the Offer that are treated as a tax-free return of capital.

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Passive Foreign Investment Company Considerations

Special U.S. federal income tax rules apply to U.S. Holders owning shares of a passive foreign investment company (a “PFIC”). A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries discussed below, either at least 75% of its gross income is “passive income” (the “income test”), or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). For these purposes, passive income includes, among other things, dividends, interest, certain rents and royalties and gains from the disposition of passive assets. The PFIC provisions contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received “directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% by value of the stock.

The Company believes that it was classified as a PFIC in its tax years ending June 30, 2011 and June 30, 2012, and it is expected to be classified as a PFIC for its current tax year. The determination of PFIC status is fundamentally factual in nature, and the analysis depends, in part, on complex U.S. federal income tax rules which are subject to varying interpretations and with respect to which there is limited authoritative guidance from the IRS. Consequently, there can be no assurances regarding the PFIC status of the Company for the current year. Regardless of whether the Company qualifies as a PFIC for the current year, if the Company was treated as a PFIC for a prior year with respect to a U.S. Holder, the Company will generally continue to be treated as a PFIC with respect to the U.S. Holder unless the U.S. Holder has made a purging election.

If the Company was classified as a PFIC for any taxable year during which the U.S. Holder held his, her or its Common Shares, any gain recognized as a result of the sale of Common Shares pursuant to the Offer (where the Section 302 tests described above are satisfied) or “excess distribution” (where the sale of Common Shares pursuant to the Offer is treated as a distribution as described above) would be allocated ratably over the U.S. Holder’s holding period for its Common Shares. The amounts allocated to the taxable year of the sale and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate of tax on ordinary income in effect for such taxable year and an interest charge would be imposed on the amount allocated to such taxable year. A distribution is an excess distribution if it exceeds 125% of the average of the annual distributions on the Common Shares during the preceding three years or such holder’s holding period, whichever is shorter. Rather than being subject to the PFIC rules described above, a U.S. Holder that made a valid mark-to-market election or qualified electing fund election will be subject to different U.S. federal income tax treatment with respect to the sale of Common Shares pursuant to the Offer. U.S. Holders that have made such elections are encouraged to consult their own tax advisors concerning the U.S. federal income tax consequences of such elections.

U.S. Holders are encouraged to consult their own tax advisors concerning the U.S. federal income tax consequences of having held Common Shares at any time while we have been a PFIC.

Consequences of the Offer to Non-U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to a Non-U.S. Holder of Common Shares exchanged pursuant to the Offer.

The U.S. federal income tax treatment of the Company’s purchase of Common Shares from a Non-U.S. Holder pursuant to the Offer will depend on whether such Non-U.S. Holder is treated, based on the Non-U.S. Holder’s particular circumstances, as having sold the tendered Common Shares or as having received a distribution in respect of such Non-U.S. Holder’s Common Shares. The appropriate treatment of the purchase of Common Shares will be determined in the manner described above with respect to the U.S. federal income tax treatment of a purchase of Common Shares pursuant to the Offer in the case of U.S. Holders (see “Consequences of the Offer to U.S. Holders” and “The Section 302 Tests”).

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A Non-U.S. Holder that satisfies any of the Section 302 tests described above will be treated as having sold the Common Shares purchased by the Company pursuant to the Offer. A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain resulting from the sale of Common Shares to the Company unless (i) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the stockholder maintains in the United States) or (ii) the stockholder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition (and certain other conditions are met).

If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, the full amount received by the Non-U.S. Holder will be treated as a distribution with respect to the Non-U.S. Holder’s Common Shares. A Non-U.S. Holder will not be subject to U.S. federal income tax on distributions received from the Company with respect to Common Shares unless the distributions are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States).

Dividends and gains that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States) will be subject to tax in the same manner as for a U.S. Holder (other than with respect to the matters described under the heading “Passive Foreign Investment Company Considerations,” which will not apply to Non-U.S Holders), and in the case of a Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes, may be subject to an additional branch profits tax of 30 percent (or lower rate pursuant to an applicable tax treaty).

United States Federal Backup Withholding (for U.S. Holders and Non-U.S. Holders)

Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a holder of Common Shares pursuant to the Offer will be withheld and remitted to the United States Treasury, unless the holder of the Common Shares or other payee provides his or her correct taxpayer identification number (i.e., employer identification number or Social Security number) to the Depositary and makes certain certifications under penalties of perjury, or otherwise establishes an exemption from backup withholding. Certain holders of Common Shares (including, among others, corporations) are not subject to these backup withholding and reporting requirements. In order for a Non-U.S. Holder of the Common Shares to qualify as an exempt recipient, such holder generally must submit an appropriate IRS form W-8, signed under penalties of perjury, attesting to that holder’s non-U.S. status. Backup withholding is not an additional U.S. federal income tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a stockholder’s U.S. federal income tax liability, if any, or will be refunded to the extent it exceeds the liability, if such stockholder furnishes required information to the IRS. Stockholders are encouraged to consult their own U.S. tax advisor regarding the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE TENDER AND SALE OF SHARES PURSUANT TO THE OFFER. U.S. HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

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Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Common Shares if we determine such extension is required by applicable law or regulations. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in “— Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “— Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to securityholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. Our rights set forth in the foregoing paragraph are subject to the terms of the Stock Purchase Agreement which provides that , we may, without the consent of the Sellers, (i) extend the Offer for one or more period(s) beyond the scheduled Expiration Date, if, at any scheduled Expiration Date any of the conditions to the Offer set forth in “Conditions of the Offer,” including the Maximum Tender Condition, have not been satisfied or waived, or (ii) extend or amend the Offer for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for Common Shares, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Morrow & Co., LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by AAC for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Common Shares pursuant to the Offer. Stockholders holding securities through brokers, dealers and other nominee securityholder are urged to consult the brokers, dealers and other nominee securityholders to determine whether transaction costs may apply if securityholder tender Common Shares through the brokers, dealers and other nominee securityholder and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Common Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

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In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Common Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

DESCRIPTION OF SECURITIES

General

Our Articles of Association authorize the issuance of up to 49,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 preference shares, par value $0.001 per share. As of September 11, 2012, we had 8,338,033 outstanding shares of common stock, outstanding Insider Warrants to acquire 8,000,000 shares of our common stock at an exercise price of $11.50 per share and outstanding IPO warrants to acquire 6,400,000 shares of our common stock at an exercise price of $11.50 per share. On September 7, 2012, the Company redeemed 195,300 Common Shares. The Company has agreed to redeem up to 1,373,263 Common Shares held by shareholders that did not vote in favor of certain charter amendments, prior to the consummation of the Transaction. No preference shares are currently outstanding.

Units

We issued an aggregate of 6,400,000 units in our IPO. Each unit consisted of one Common Share and one warrant. Each warrant entitles its holder to purchase one Common Share.

On November 19, 2010, in connection with its IPO, the Company sold for $100 to Cohen & Company Capital Markets, LLC, as the representative of the underwriters, an option (the “Unit Purchase Option”) to purchase 640,000 units (equivalent to 10% of the total number of units sold in the IPO) at an exercise price of $15.00 per unit (150% of the public offering price). The units issuable upon exercise of the Unit Purchase Option are identical to the units sold in the Offering. This Unit Purchase Option is exercisable commencing on the later of the consummation of a Business Transaction and one year from the date of the IPO and expires five years from the date of the IPO.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Our officers and directors have agreed to waive redemption rights in connection with any potential initial business transaction.

Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the company after a business transaction, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Shares. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Shares, except that we will provide our stockholders with the opportunity to redeem their Common Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the consummation of our initial business transaction, subject to the limitations described herein.

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Preference Shares

Our Articles of Association authorize the issuance of 1,000,000 preference shares with such designations, rights and preferences as may be determined from time to time by our board of directors. No preference shares are currently issued or outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business transaction, from issuing preference shares which participates in any manner in the proceeds of the Trust Account, or which vote as a class with the common stock on a business transaction. We may issue some or all of the preference shares to effect a business transaction. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preference shares, other than as described below, we cannot assure you that we will not do so in the future.

Pursuant to the Stock Purchase Agreement, AAC will, concurrently with the consummation of the Transaction, designate 120,672 shares of our new Class A Preference Shares, subject to adjustment for the participation of Global Opportunities, Kelson and/or China Dragon, as well as for the additional Class A Preference Shares issuable in exchange for the contribution of the ACDL Class VI Preferred Shares. Holders of the Preference Shares, shall have the following rights:

•	Holders shall have the right to vote on all matters submitted to a vote of the stockholders of AAC, voting together with the holders of Common Shares as a single class. Each Preference Share held on the record date for determining the stockholders of AAC initially be entitled to vote is entitled to vote on an as-converted basis (subject to equitable adjustment for organic dilution); and

•	Class B Preference Shares shall not be transferable and shall not entitle the holders thereof to any economic rights.

Furthermore, pursuant to the Stock Purchase Agreement, AAC will, concurrently with the consummation of the Transaction, designate and issue to the Sellers 100 shares of a newly created Class B Preferred Shares that will have no economic rights and will not be transferable (other than to other Sellers and their affiliates), but will have voting rights for the election of directors to the board of directors of AAC for purposes of effectuating the voting rights granted to the Sellers in the Stock Purchase Agreement.

Warrants

Public Stockholder Warrants

As of September 11, 2012, we had outstanding warrants to acquire 6,400,000 Common Shares, which were included in the units issued in our initial public offering. Each warrant entitles the registered holder to purchase one Common Share at an exercise price of $11.50 per share, subject to adjustment as discussed below, at any time upon the completion of a Business Transaction, including the Share Exchange.

There public warrants will expire five years from the date of our Business Transaction at midnight, New York City time, or earlier upon redemption or liquidation of the Trust Account.

Holders of our public warrants will be able to exercise the warrants for cash only if we have an effective registration statement covering the Common Shares issuable upon exercise of the warrants and a current prospectus relating to such common stock and, even in the case when cashless exercise is permitted as provided below, such Common Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of the public warrants reside. Although we have undertaken in our warrant agreement, and therefore have a contractual obligation, to use our best efforts to maintain an effective registration statement covering the Common Shares issuable upon exercise of the warrants following completion of the Transaction, and we intend to comply with our undertaking, we cannot assure you that we will be able to do so. The expiration of warrants prior to exercise would result in each unit holder paying the full unit purchase price solely for the Common Shares underlying the unit.

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Notwithstanding the foregoing, if a registration statement covering the common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial business transaction, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

We may redeem the outstanding warrants (excluding any Insider Warrants held by our directors and officers or their permitted assigns; see, “— Insider Warrants”) without the consent of any third party or the representatives of the underwriters:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days prior written notice of redemption; and

•	if, and only if, the last sales price of our common stock equals or exceeds $17.50 per share (subject to adjustment for splits, dividends, recapitalization and other similar events) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption;

provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement covering Common Shares issuable upon exercise of the warrants and a current prospectus relating to such common stock.

If we call the warrants for redemption, we will have the option to require all holders that subsequently wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering warrants for that number of Common Shares equal to the quotient obtained by dividing (x) the product of (A) the number of Common Shares underlying the warrants, multiplied by (B) the difference between the exercise price of the warrants and the fair market value, by (y) the fair market value. The “fair market value” shall mean the average last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires approval by the holders of at least two-thirds of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders. The material provisions of the warrants are set forth herein and a copy of the warrant agreement has been filed as Exhibit 4.4 to our registration statement on Form F-1, as amended.

The redemption provisions for our warrants have been established at a price which is intended to provide a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing common stock price and the warrant exercise price to absorb any negative market reaction to our redemption of the warrants. There can be no assurance, however, that the price of the common stock will exceed either $17.50 or the warrant exercise price of $11.50 after we call the warrants for redemption and the price may in fact decline as a result of the limited liquidity following any such call for redemption.

The exercise price and number of Common Shares issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

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The warrants may be exercised upon surrender of the warrant certificate on or before the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised, or through a cashless exercise (when permitted). The warrantholders do not have the rights or privileges of holders of Common Shares and any voting rights until they exercise their warrants and receive Common Shares. After the issuance of Common Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrantholders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrantholder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Common Shares outstanding.

No fractional Common Shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Common Shares to be issued to the warrantholder.

Insider Warrants

Our officers and directors purchased an aggregate of 8,000,000 Insider Warrants, from us at a price of $0.50 per warrant in a private placement completed on November 19, 2010. All of the proceeds received from the sale of the Insider Warrants ($4,000,000) were placed in the Trust Account for the benefit of our public stockholders. The Insider Warrants are identical to the warrants sold in our IPO, except that if held by the original holders or their permitted assigns, they (i) may be exercised for cash or on a cashless basis; (ii) are not subject to being called for redemption so long as they are held by the initial holders; and (iii) will expire five years from the effective date of the registration statement, or earlier upon redemption or liquidation. In addition, the Insider Warrants were placed in escrow upon their issuance pursuant to an Escrow Agreement which provided that they would be released in installments. The first installment was to be released on the 90th day following consummation of our Business Transaction and subsequent installments were to be released upon the market price of our Common Shares achieving specified thresholds following our Business Transaction. However, the insider holders, AAC and Prince Ridge have agreed to certain amendments to the Escrow Agreement, effective as of the Closing, to remove such 90 day lockup period and the specified price thresholds. If we do not complete one or more business transactions on or before November 15, 2012 and we liquidate and dissolve pursuant to our Articles of Association, the Insider Warrants will become worthless.

Since the Insider Warrants will become worthless if we do not consummate a business transaction, the personal and financial interests of our affiliates may influence their motivation in identifying and selecting a target business and completing a business transaction in a timely manner. Consequently, our officers’ and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business transaction are appropriate and in our stockholders’ best interest.

Our Transfer Agent and Warrant Agent

The transfer agent for our Common Shares is Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004.

Our Information Agent

The information agent for this Offer is Morrow & Co., LLC.

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PRICE RANGE OF SECURITIES AND DIVIDENDS

AAC

Price Range of AAC Securities

The Common Shares, warrants and units of AAC are each traded on the Nasdaq Capital Market under the symbols “AAC,” “AACOW,” and “AACOU,” respectively. The units commenced public trading November 16, 2010, and the common stock and warrants commenced separate trading on December 13, 2010.

The following table sets forth, for the periods indicated, the high and low sale prices for our ordinary shares, warrants and units, respectively, as reported on the Nasdaq Capital Market.

	Units		Ordinary Shares		Warrants
	High	Low	High	Low	High	Low

2011 Fiscal Quarter Highs and Lows
Second Quarter (from November 16, 2010)	$10.00	$9.92	$12.54	$9.00	$0.50	$0.03
Third Quarter	$10.10	$9.90	$9.65	$9.63	$0.42	$0.21
Fourth Quarter	$11.50	$9.97	$10.00	$9.62	$0.55	$0.325

2012 Fiscal Quarter Highs and Lows
First Quarter	$10.10	$9.95	$9.78	$9.65	0.46	0.29
Second Quarter	$10.00	$9.96	$9.86	$9.70	0.40	0.29
Third Quarter	$10.19	$10.00	$9.99	$9.75	0.38	0.35
Fourth Quarter	$10.19	$10.05	$10.03	$9.92	0.38	0.09

On July 10, 2012, the last trading date before the public announcement of the Transaction, the closing prices of our Common Shares and warrants were $10.00 and $0.04, respectively. There was no trading of the units on that date. On September 4, the closing prices of our Common Shares and warrants were $10.07 and $0.30, respectively. The closing price of the units on such date was $10.26.

Holders

As of September 11, 2012, there were seven holders of record of our Common Shares, seven holders of record of our warrants and one holder of record of our units.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business transaction. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business transaction. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Dividend Policy of AAC Following the Transaction

Following the consummation of the Transaction, AAC’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of AAC to retain any earnings for use in its business operations and, accordingly, AAC does not anticipate the board of directors declaring any dividends in the foreseeable future.

ACDL

Market Price of and Dividends on ACDL’s Common Equity and Related Stockholder Matters

There is currently no established public market for ACDL common shares. As of December 31, 2011, there were 363,368,221 common shares of ACDL outstanding. In addition, as of December 31, 2011, 1,919,708 of ACDL’s Series V special shares were outstanding. As of December 31, 2011, affiliates of Harbinger Capital held 1,420,584 of such Series V special shares and affiliates of Pinnacle held 499,124 Series V special shares. ACDL’s Series V special shares are convertible into common shares at the option of the holder at any time and mandatorily in certain circumstances based on the trading range of the common shares of ACDL following a public offering. ACDL has also issued warrants providing the holders thereof with the right to purchase common shares of ACDL.

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Ferrous

Market Price of and Dividends on Ferrous’ Equity and Related Stockholder Matters

There is currently no established public market for Ferrous’ common shares.

BUSINESS OF AAC

Overview

AAC was formed on July 29, 2010 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, an unidentified operating business or assets. We were not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating an initial business transaction. If we are unable to consummate a business transaction by November 15, 2012 we shall (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of the shares of our common stock issued in our IPO for a per share pro rata portion of the Trust Account and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders, as part of our plan of dissolution and liquidation. In the event of our liquidation, the warrants will expire worthless.

Offering Proceeds Held in Trust

On November 19, 2010, AAC consummated its IPO of 6,400,000 units. The net proceeds of the IPO, including proceeds from the private sale of 8,000,000 Insider Warrants at a price of $0.50 per warrant to officers and directors, and after deducting the underwriting discounts and commissions and the offering expenses, were approximately $65,668,300. Such amount was deposited into the Trust Account and invested in government securities. As of August 28, 2012, we had approximately $609,447 that we may use to cover our operating expenses until November 15, 2012, and to cover the expenses incurred in connection with a business transaction. Except as set forth above, no funds in the Trust Account have been released and only the remaining interest income that AAC may use for working capital requirements and amounts necessary for its tax obligations will be released until the earlier of the consummation of a business transaction or the liquidation of AAC. The Trust Account contained $64,666,861 as of August 30, 2012.

If the Offer and Share Exchange are each consummated, the funds held in the Trust Account will be released to pay (i) the liabilities and obligations of AAC due and owing or incurred at or prior to the Effective Time (ii) to stockholders of AAC holding Common Shares sold in AAC’s IPO who shall have validly tendered and not withdrawn their Common Shares pursuant to AAC’s Articles of Association, (iii) with respect to filings, applications and/ or other actions taken pursuant to the Stock Purchase Agreement required under any antitrust laws, and (iv) to third parties (e.g., professionals, advisors, printers, etc.) who have rendered services to AAC in connection with the Transaction.

The holders of Common Shares included in the units sold in the IPO will be entitled to receive funds from the Trust Account only in the event of AAC’s liquidation or if they validly tender and do not properly withdraw their Common Shares and the Share Exchange is actually completed. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

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No Stockholder Approval of Business Transaction

Pursuant to our Articles of Association, we are not required to seek stockholder approval before we effect our business transaction, as not all business transactions require stockholder approval under applicable law.

Subject to the terms and conditions of this Offer and the Stock Purchase Agreement, we will consummate the Share Exchange without seeking stockholder approval.

Redemption Of Common Shares And Liquidation If No Initial Business Transaction

We will only have until November 15, 2012, to consummate our initial business transaction. If we do not consummate a business transaction within such time, we will (i) cease all operations except for the purposes of winding up, (ii) redeem 100% of our public Common Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and subject to the requirement that any refund of income taxes that were paid from the Trust Account which is received after the redemption shall be distributed to the former public stockholders, and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of our net assets to our remaining stockholders, as part of our plan of dissolution and liquidation to be adopted in accordance with Cayman law. Pursuant to the terms of our Articles of Association, our powers following the expiration of the permitted time period for consummating a business transaction will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation.

Our officers and directors have waived their right to participate in any redemption with respect to its initial shares if we fail to consummate a business transaction by November 15, 2012. However, if our officers, directors, advisors or affiliates acquired shares in or after our IPO, they will be entitled to a pro rata share of the Trust Account with respect to such shares in the event we do not consummate a business transaction within the required time period. There will be no liquidating distribution with respect to our warrants, which will expire worthless in the event we do not consummate a business transaction. We expect that all costs associated with the implementation and completion of our liquidation will be funded by any remaining assets outside of the Trust Account although we cannot assure you that there will be sufficient funds for such purpose.

Facilities

AAC currently maintains its executive offices at Level 9 Podium, 530 Collins Street, Melbourne VIC 3000.

Employees

AAC currently has three executive officers. These individuals are not obligated to devote any specific number of hours to AAC’s matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the stage of the initial business combination process AAC is in. Accordingly, because a target business has been selected, the executive officers will spend more time investigating such target business and negotiating and processing the initial business transaction (and consequently spend more time on AAC’s affairs) than they did prior to locating a suitable target business. AAC does not intend to have any full time employees prior to the consummation of an initial business transaction.

Legal Proceedings

There are no legal proceedings pending against AAC.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF AAC

Overview

The following discussion should be read in conjunction with our financial statements, together with the notes to those statements, included elsewhere herein, and in conjunction with our other filings with the SEC, which are included herein by reference, including our Registration Statement on Form F-1, as amended (333-169983) and our Annual Report on Form 20-F for the fiscal year ended June 30, 2011. Our actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events.

We were formed on July 29, 2010, for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets. On July 10, 2012, we entered into a Stock Purchase Agreement to effectuate the Transaction as described in the sections above entitled “The Transaction” and “The Stock Purchase Agreement.”

We presently have no revenue, have had losses since inception from incurring administrative costs of government compliance for a public company, have no operations other than the active solicitation of an acquisition target and have relied upon the sale of our securities and loans from our officers and directors to fund our operations.

Liquidity and Capital Resources

On November 19, 2010, we consummated our initial public offering and raised net proceeds of $65,668,300. On consummation of our initial public offering, $64,640,000 of the net proceeds (including $4,000,000 we received from the sale of the Insider Warrants) was deposited in trust, with the remaining net proceeds ($1,028,300) becoming available to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. We intend to utilize cash derived from the proceeds from our initial public offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business transaction. We intend to use substantially all of the funds held in the trust account (net of taxes) to consummate our initial business transaction. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate our initial business transaction, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We believe that the $609,447 in funds available to us outside of the trust account, together with interest earned on the trust account balance, net of taxes payable on such interest, that may be released to us to fund our expenses relating to investigating and selecting a target business and other working capital requirements, will be sufficient to allow us to operate until November 15, 2012, assuming that a business transaction is not consummated during that period.  Over this time period, we will use these funds for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants, sites or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business transaction.

We do not believe we will need to raise additional funds until the consummation of our initial business transaction to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business transaction that is presented to us. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial business transaction.

Prior to the date of our initial public offering, Ziegler Asset Partners Pty. Ltd., an affiliate of Peter Ziegler, our chairman of the board and chief executive officer, advanced an aggregate $150,000 to us for payment of offering expenses on our behalf. In October 2010, Ziegler Asset Partners Pty. Ltd. advanced to us an aggregate of  $50,000, payable on demand, to pay certain vendors and other offering expenses. These advances were repaid on November 19, 2010 from the proceeds of our initial public offering.

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In connection with our initial public offering, we agreed to pay the underwriters a deferred underwriting discount of $960,000, which was deposited in the trust account. On June 14, 2011, pursuant to an arrangement with the representative of the underwriters to provide special financial advisory services in connection with a potential business transaction, the underwriters waived their right to receive the deferred underwriting discount.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception to the closing of our initial public offering was limited to preparations for that event. Since the consummation of our initial public offering, our activity has been limited to evaluating business transaction candidates. We have not generated any operating revenues and will not until after completion of our initial business transaction, at the earliest. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur substantially increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence.

For the year ended June 30, 2012, we had a net loss of $1,205,128 comprised primarily of formation costs and operating expenses related to identifying and evaluating prospective acquisition candidates.

For the year ended June 30, 2011, we had a net loss of $234,508 comprised primarily of formation costs and operating expenses.

For the period from July 29, 2010 (inception) to June 30, 2011, we had a net loss of $234,508 primarily attributable to formation costs and operating expenses.

Recent Accounting Pronouncements

We do not believe that the adoption of any recently issued accounting standards will have a material impact on our financial position and results of operations.

Off-Balance Sheet Arrangements

None.

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MANAGEMENT OF AAC

Directors and Executive Officers

Our directors and executive officers as of the date hereof are as follows:

Name	Age	Position

Peter Ziegler	52	Chairman of the Board & Chief Executive Officer

Charbel Nader	43	Executive Vice President

E. Stephen Streeter	54	Chief Financial Officer and Executive Vice President

Marion Igarashi	57	Director

Peter O’Brien	59	Director

Ian Zimmer	64	Director

Peter Ziegler  has served as our chairman of the board and chief executive officer since our inception. Mr. Ziegler has served as president of the privately owned and controlled Ziegler Asset Partners, an Australian investment management firm based in Sydney, Australia since July 2002.  Ziegler Asset Partners is a division of Peter Ziegler & Co Pty Ltd for which Mr. Ziegler serves as principal. From 2002 to 2004, Mr. Ziegler served as chief executive officer of CPH Capital Pty. Ltd., which is a wholly-owned subsidiary of Consolidated Press Holdings Ltd. (“CPH”).  CPH Capital Pty. Ltd. provided financial and structuring advice to private and public entities within the CPH group of companies. The CPH group directly and indirectly owns interest in a diverse portfolio of interests in media, broadcasting, casinos, agriculture, mining, financial services and hedge funds among others through publicly listed and private entities in Australia, the United States and elsewhere.  In 1993, Mr. Ziegler’s consulting entity, Orrong Strategies Pty. Ltd., commenced providing services to the Village Roadshow Ltd. (“VRL”) (ASX: VRL), a diversified media and entertainment company based in Australia, where Mr. Ziegler held many executive positions over a nine year period, including serving as a member of the VRL Executive Committee, and occupying the positions of executive director of the board, chairman of Village Roadshow Pictures, and deputy chairman of the board of Village Roadshow Corporation Ltd. (VRL’s holding company). During his tenure at VRL, Mr. Ziegler assisted in the completion of numerous acquisitions including the acquisition of Triple M, a leading Australian radio business. Mr. Ziegler led the creation of the Village Roadshow Pictures (“VRP”) Hollywood film business and, until 2007, was a 7.5% owner of VRP.  In 1997, Mr. Ziegler created a capital structure for VRP that was initially funded with $4 million in startup equity and grew to a $750.0 million debt facility.  This model led to VRP being one of the largest independent film producers and financiers in Hollywood.  VRP has acquired a valuable film library of 66 films that are capable of generating significant future revenues from existing, and subsequently developed, exploitation mediums. Of the 66 films acquired, approximately 40 of such films were acquired prior to Mr. Ziegler’s departure from VRP. VRP’s productions during Mr. Ziegler’s tenure included films such as The Matrix and its sequels and Oceans 11. From 1992 to 1993, Mr. Ziegler served as a partner of Ernst & Young, with responsibilities that included the development of domestic, international, and cross-border structures for financings and investments.  From November 2005 until November 2009, Mr. Ziegler served as a director of Australia Pacific Coal Limited (ASX: AQC), a company involved in mineral exploration and development, and since November 2009, Mr. Ziegler has served as its non-executive deputy chairman.  From November 1999 to September 2009, Mr. Ziegler has served as a director of Touchcorp Ltd., a public unlisted electronic distribution services company.  From August 2001 to May 2004, Mr. Ziegler served as a director of Solar Systems Pty Ltd., an Australian solar energy researcher and developer.  From August 2010 to May 2011, Mr. Ziegler has served as an alternate director for Macarthur Minerals Limited (TSX-V:MMS), an Australian public company focused on the exploration and development of iron-ore in Western Australia. Mr. Ziegler graduated with Honours degrees in Commerce and Law (1982 and 1983, respectively), together with a Master of Financial Management (1983), from the University of Queensland. Mr. Ziegler is a Fellow of the Society of Certified Practicing Accountants of Australia, an Associate of the Institute of Chartered Accountants of Australia, a Fellow of the Taxation Institute of Australia, and a Senior Associate of the Financial Services Institute of Australasia.  Mr. Ziegler is admitted as a Barrister and Solicitor of the High Court of Australia, and is admitted to practice in the States of Queensland and Victoria.

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Charbel Nader  has served as our executive vice president since our inception.  Mr. Nader was most recently the executive director and head of Pitt Capital Partners Ltd.’s Melbourne office and his responsibilities included originating investment banking transactions.  Pitt Capital Partners Ltd. is a wholly-owned subsidiary and the Australian and international investment banking arm of an Australian investment management corporation, Washington H. Soul Pattinson Ltd. (ASX: SOL), which has invested in a diverse set of industries through its ownership or control over several ASX listed companies, including pharmaceuticals, food, coal mining, conventional and alternative energy, private equity, and telecommunications. Mr. Nader served as a founding director of McHudson Corporate, an Australian corporate advisory business based in Melbourne, Australia from 2003 until McHudson Corporate whose operations were merged in 2007 with Pitt Capital Partners Ltd.  From 2000 to 2003, Mr. Nader served as News Corporation’s director of business development & commercial affairs for its venture capital joint venture in Australia with the Nikkei listed Softbank Corporation.  Mr. Nader helped to develop and execute the joint venture’s acquisition strategies in connection with a number of digital, content and technology investments in Australia and elsewhere.  From 1993 to 2000, Mr. Nader served in a number of executive positions at VRL including group manager, structured finance.  At VRL, Mr. Nader assisted in VRL’s acquisition, expansion and divestments activity throughout Australia, Asia, Europe and the United States.  His role included sourcing, structuring and raising structured and mezzanine funds to support VRL’s business growth.  In 1990, Mr. Nader worked at Ernst & Young, in Taxation Consulting, where clients he worked with included a mix of Australian and multinational corporations with assignments focused on transaction support, acquisition structuring and structured finance.  Since 2004, Mr. Nader has served as a director of the financial services firm E-Loan Australia, and is chairman of Metro Media Holdings Pty Ltd., is Deputy Chairman of Aspermont Limited (ASX:ASP) a leading print and Internet publisher to the mining, oil & gas and related sectors in Australia and the UK, and chairman of the advisory board of United Galleries and United Cellars.  Mr. Nader has a Bachelor of Commerce and a Master of Applied Finance from the University of Melbourne and is a Chartered Accountant.

E. Stephen Streeter has served as our chief financial officer and executive vice president since our inception and since 1996 has served as president of Montecito Capital Market Advisors, Inc. (“MCMA”), a Los Angeles based multi-disciplinary firm, providing services in connection with investment banking consulting, software development, and external management. Since its establishment in 1996, MCMA has participated in projects and transactions on a global basis in the areas of finance, manufacturing and distribution for the media and entertainment industry, and in the commercial real estate, futures and options trading, food services, aerospace, technology and agriculture industries. Since 1996, Mr. Streeter has also served as a partner at Specter, Streeter & Company, a business and tax consulting firm for businesses primarily involved in the entertainment industry. From 1983 to 1996, Mr. Streeter was a principal in the Consulting Group of Ernst & Young providing services to a diverse range of industries. His experience at Ernst & Young included transactional consulting for mergers and acquisitions, tax consulting and compliance, deal structuring, software development and implementation, and financial accounting. Mr. Streeter’s transaction experience at Ernst & Young includes, creating financial models of film returns at VRP, and investments in the 13 Hard Rock Café restaurants and four franchised units which were sold to the Rank Organisation for approximately $410.0 million in 1996, the Hard Rock Hotel & Casino in Las Vegas which was sold to Morgans Hotel Group for approximately $770.0 million in 2006 and Heftel Broadcasting Corp., which invested in 19 Spanish-language radio stations in the United States, and was later sold to Clear Channel Communications for approximately $336.0 million in 1996.  Mr. Streeter received a Bachelor of Science degree from Andrews University.

Marion Igarashi, has served as a member of our board of directors since November 2011. She has served as managing director of Rubystock Pty Ltd., a privately owned Australian investment company based in Brisbane, Australia (“Rubystock”) since November 1993. Rubystock and its affiliates invest in real property, such as tourism resorts and commercial real estate, as well as several other asset classes covering a diverse set of industries. Dr. Igarashi’s expertise is in corporate leverage, asset revaluations, financial management and accounting. From 1982 to 2006, Dr. Igarashi lectured in finance and corporate accounting at the University of Queensland, Australia. From 2000 and 2002, Dr. Igarashi taught financial management in the Executive Masters Program at Queensland University of Technology, Australia. Dr. Igarashi graduated from the University Cambridge, U.K. (2011) with an Advanced Diploma in Entrepreneurship and recently completed a Postgraduate Diploma in Entrepreneurship at the Judge Business School, University of Cambridge, U.K. Dr. Igarashi was conferred a Doctor of Philosophy in Finance (1990), a Master of Financial Management in Corporate Accounting (1983) and a Bachelor of Commerce (1975) by the University of Queensland, Australia.

Peter O’Brien has served as a member of our board of directors since our inception. From 2005 to 2007, Mr. O’Brien served as president of the Australian Chamber of Commerce and from 1998 to 2008, Mr. O’Brien served as chairman of the Trade & International Affairs Committee. From 2001 to 2003, Mr. O’Brien served as President of the Victorian Employers Chamber of Commerce & Industry.  From 1993 to 2006, Mr. O’Brien served as Founding Managing Director and shareholder of Oceanis Holdings Limited, which is now one of the world's largest owners and operators of aquariums with aquariums in Melbourne; Queensland; Busan (Korea); Shanghai and Bangkok.  From 2006 to 2008 Mr. O’Brien served as a member of the Board of Directors of Living & Leisure Australia Limited. (ASX:LLA), which acquired Oceanis Holdings Limited in 2007, and served as managing director of Oceanis Developments PLC.  From 1998 to 2002, Mr. O’Brien served as national board member and deputy chairman of Tourism Council of Australia and, from 2007 to 2010 served as a director of Tourism Australia.  Mr. O’Brien was Chairman of Snowy Mountain Australian Exporters from January 2007 to December 2010 and a director of Plenary Conventions Pty. Ltd. from May 2007 to December 2010. Since 2007, Mr. O’Brien has been the managing Director, Parkthorn Tourism & Leisure Consultancy with principal tourism projects in Asia and the Middle-East.  Mr. O’Brien has also served as an industry consultant to the Sydney Organizing Committee for the Olympic Games and Stadium Australia 2000.  Mr. O’Brien received a Bachelor of Commerce and a Bachelor of Laws degree with honors from Melbourne University.

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Ian Zimmer has served as a member of our board of directors since our inception.  From 2009 he has been deputy vice-chancellor and vice president of the University of Queensland, Australia.  Between 1998 and 2008 he served as a professor of accounting and dean of the faculty of business, economics and law at the same University.  From 1997 to 1998, Professor Zimmer served as professor of accounting and head of the TC Beirne School of Law at the University.  Professor Zimmer also served as a professor of accounting (from 1986 to 1987) and head of the department of commerce (from 1988 to 1996) at the University of Queensland.  Professor Zimmer has held a number of visiting academic appointments throughout his academic career at business schools including: INSEAD (Fontainebleau, France), from August 2004 to November 2004; the University of Michigan at Ann-Arbor, from 1997 to 1998; and the University of Washington in Seattle, June 1986 to August 1986.  Since 2006, Professor Zimmer has served as chairman of the board of directors of the Mater Medical Research Institute Ltd., (MMRI); a cancer center that is commercializing its research, for which he also serves on the remuneration and audit committees.  Since 2009, Professor Zimmer also serves as a representative director on the board of the Translational Research Institute Pty. Ltd. (a joint venture of MMRI and others).  Since 2003, Professor Zimmer has also served as a member of the advisory board, Australian Defense College, Canberra, a board responsible for overseeing the development and application of defense force policy regarding undergraduate and postgraduate education for the military. From 2001 to 2004, Professor Zimmer served as a member of the board of directors of Mt. Eliza Business School Ltd.  From 1994 to 2002, Professor Zimmer was a member of Queensland State Council, Institute of Chartered Accountants in Australia, and was state chairman in 2001.  Professor Zimmer holds a Doctor of Science Degree from the University of New South Wales, Australia (1997), a Doctor of Philosophy in Accounting from the University of New South Wales, Australia (1983); a Master of Commerce in Accounting and Finance from the University of Liverpool, United Kingdom (1976); and a Bachelor of Business in Accounting Degree from Swinburne University of Technology, Australia (1973).  Professor Zimmer is a fellow of the Australian Society of Certified Practicing Accountants; a fellow of the Institute of Chartered Accountants and a member of the Accounting and Finance Association of Australia and New Zealand.

Executive Officer and Director Compensation

No executive officer has received any cash compensation for services rendered to us. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our initial shareholders, officers or directors, or any of their affiliates, for any services rendered prior to or in connection with the consummation of a business transaction, other than the monthly fee of $10,000 for office space and administrative and support services payable to Ziegler Asset Partners, an affiliate of Mr. Ziegler, our chairman of the board and chief executive officer.  However, such individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business transactions. Our audit committee reviews and approves all reimbursements made to our initial shareholders, officers, directors or their affiliates, to the extent that they are in excess of $150,000 in the aggregate in any fiscal quarter, and any reimbursements made to members of our audit committee are reviewed and approved by our board of directors, with any interested director abstaining from such review and approval. Such review will encompass an analysis of the corporate purposes advanced by such expenses and their reasonableness as compared to similar services or products that could have been procured from an independent third party source. There is no limit on the total amount of these out-of-pocket expenses reimbursable by us, provided that members of our management team will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount held outside of the trust account and interest income on the trust account balance, net of taxes payable on such interest, that may be released to us to fund our expenses relating to investigating and selecting a target business and other working capital requirements, unless a business transaction is consummated. There will be no review of the reasonableness of the expenses other than by our audit committee and, in some cases, by our board of directors as described above, or if such reimbursement is challenged, by a court of competent jurisdiction.

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Board Practices

We have four directors with each director serving a three-year term. The term of office of Ian Zimmer will expire at our first annual meeting of shareholders. The term of office of Peter O’Brien will expire at the second annual meeting.  The term of office of Peter Ziegler will expire at the third annual meeting.  Dr. Marion Igarashi was not designated to a particular class of directors. Pursuant to our Articles of Association, the number of directors that shall constitute our board shall not be less than one.  There shall be no maximum number of directors.  This provision in our Articles of Association may not be amended by shareholders prior to the consummation of our initial business combination except upon approval by the holders of at least 66⅔% of the outstanding ordinary shares.

Director Independence

AAC has determined that Peter O’Brien, Professor Ian Zimmer and Dr. Marion Igarashi are independent directors as defined under the Nasdaq listing standards and Rule 10A-3 promulgated under the Exchange Act, constituting a majority of our board of directors. Bulletin Board, we applied the NYSE Amex standard for independent directors. Nasdaq requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of our board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Code of Ethics

In November 2010, our board of directors adopted a code of ethics that applies to our directors, officers and employees.  We will provide a copy of this code of ethics to any person that requests it, free of charge.  Requests for copies of our code of ethics should be sent in writing to Peter Ziegler, Chief Executive Officer, Australia Acquisition Corp., Level 9 Podium, 530 Collins Street, Melbourne VIC 3000.

Compensation Discussion and Analysis

No compensation of any kind, including finders and consulting fees, has or will be paid to any of our officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business transaction. However, our officers and directors may be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged (except that reimbursement may not be made using funds in the Trust Account unless and until a business transaction is consummated). If all of our directors are not deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Since our formation, we have not granted any plan or non plan compensation to any of our officers or directors, including any equity awards, stock options or stock appreciation rights or any awards under any compensation plans.

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After the consummation of our business transaction, our executive officers and directors will be compensated as described in “Management of AAC Following the Transaction.”

Compensation Committee Interlocks and Insider Participation

None.

Business of ACDL

ACDL Company Overview

ACDL is a company incorporated under the federal laws of Canada on July 18, 2006 and duly continued under the laws of British Columbia on December 7, 2010. In March 2008, ACDL received a first of its kind Investment Certificate from the Government of Vietnam and the Ba Ria-Vung Tau provincial government for the development of Ho Tram resort in Vietnam, an entertainment tourism and international conference center complex on more than 400 acres of land and approximately two kilometers of beach located on the Ho Tram Strip in Phuoc Thuan Village, Xuyen Moc District, Ba Ria – Vung Tau Province, Vietnam. The Investment Certificate created a new Vietnamese corporate entity, HTP, as a wholly-owned subsidiary of ACDL.

Sponsors

Certain funds managed by Harbinger Capital, either directly or through intermediary wholly owned investment vehicles, made a series of investments in and loans to ACDL starting in 2007 to develop the Ho Tram Project, including the majority of ACDL’s early stage equity capital. These financings were used to help fund the costs of obtaining the Investment Certificate, the acquisition of HTP’s pre-paid 50 year lease of the lands required for the Ho Tram Project, the design and construction of the MGM Grand Ho Tram, and ACDL’s and HTP’s overall operations. In consideration, the Harbinger Funds received a variety of securities of ACDL, including common shares, warrants to purchase common shares, and preferred special shares, as well as various loan instruments. The Sellers currently own (or will own), directly or indirectly, 72.2% of the Series V Special Shares of ACDL, 15.1% of the Class VI Preferred Shares and 65.4% of the outstanding common shares of ACDL. The Sellers also own Backstop Warrants to purchase up to approximately 26.3% of the pro forma common shares of ACDL on a diluted basis. The number of Backstop Warrants that the Harbinger Funds have the right to exercise is proportional to the amount that ACDL draws on the Backstop Loan.

Harbinger Capital is a private investment firm specializing in event-driven and distressed strategies, founded in 2001. Harbinger Capital seeks to invest in alpha-generating ideas that are uncorrelated to investment cycles.

A subsidiary of Pinnacle Entertainment Inc., Pinnacle Development 18, LLC (“Pinnacle”), entered into a transaction with ACDL in August 2011 wherein Pinnacle acquired 27.3% of the common shares and 26% of the Series V Special Shares of ACDL in exchange for funding $95.0 million for ACDL operations and for construction and development of the Ho Tram Project. Pinnacle also received anti-dilution protection on any portion of the Backstop Warrants available to be exercised by Harbinger Capital.

On August 29, 2012, certain Harbinger Capital affiliates and Pinnacle funded $51.5 million of a $60 million financing to be used for (a) the remaining equity financing needed to complete Zone A-1, (b) preliminary infrastructure work for Zone A-2, (c) construction and development work related to the Golf Course, and (d) ACDL corporate overhead costs through the projected opening date of Zone A-1. Funding of the remainder of the $60 million equity financing is a condition to consummation of the Transaction.

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ACDL Project

The Property

The Ho Tram Site is located on approximately 405 acres on the southeast coast of Vietnam, in Ba Ria-Vung Tau Province, bordering the East Sea approximately 127 km from Ho Chi Minh City. The area is known for broad beaches and clear blue water, making it a popular tourist destination.

The first phase of the MGM Grand Ho Tram is currently being constructed in Zone A-1 of the Ho Tram Site. Zone A is expected to feature two hotel towers, gaming facilities, multi-use space and beachfront property. The interior has been designed to include approximately 5,800 square meters of gaming space, 90 live table games, 480 slot machines and 20 multi-station electronic game (MSEG) machines, totaling approximately 1,400 gaming positions. The first hotel tower is currently being constructed to include 541 rooms with 486 standard rooms, 28 executive suites, 21 one-bedroom suites, 4 luxury suites and 2 presidential suites, most with dramatic ocean and mountain views. ACDL anticipates the second hotel tower will feature 559 additional rooms. The MGM Grand Ho Tram is also expected to include a luxury spa, meeting and conference space, high-end retail offerings, two specialty restaurants, one fine dining restaurant, one “ultra” lounge, a noodles restaurant, pool bar and grill, sushi bar, patisserie/cafe, cigar lounge and junket lounge, among other amenties.

On March 12, 2008, ACDL received an Investment Certificate from the People’s Committee of Ba Ria—Vung Tau Province—Vietnam (the “Investment Certificate”) which provides ACDL with a license to construct and do business in the areas of entertainment and tourism on approximately 405 acres of beachfront property leased by HTP in Ho Tram, Vietnam, 127 km southeast of Ho Chi Minh City (the “Ho Tram Site”). The term of the Investment Certificate is 50 years from the date of issuance, March 12, 2008, which is the maximum concession granted for an investment project of this nature under Vietnamese law. There is a right under law to apply for a 20-year extension, which extension is not automatic and may be subject to prescribed conditions. The Investment Certificate permits ACDL and HTP to develop and operate a gaming facility in Vietnam featuring “Las Vegas-style” machine and automated based gaming and live dealer card games.

On May 21, 2008, HTP obtained a pre-paid 50 year lease of the lands required for the Ho Tram Project. HTP can similarly apply for a 20 year term extension at the end of the current lease term however, such renewal is dependent on renewal of the Investment Certificate.

The Investment Certificate

The Investment Certificate provides ACDL, through its Vietnamese subsidiary, HTP, with a license to construct and do business in the areas of entertainment and tourism for a term of 50 years. There is a right under law to apply for a 20-year extension of the Investment Certificate and the land, which extension is not automatic and subject to prescribed conditions. The Investment Certificate apportions the development into six zones (Zones A-F) to accommodate five 5-star hotels with a total of 9,000 rooms, commercial and service areas, theatres, an international conference center, entertainment and amusement facilities, apartments and villas for lease, a golf course, entertainment and gaming facilities and other related service facilities (the “Ho Tram Project”). The Investment Certificate provides for “Las Vegas-style” gaming by allowing up to 180 card playing tables and 2,000 electronic gaming machines located within two separate resorts in Zone A and Zone B, the MGM Grand Ho Tram and a second resort to be operated by Pinnacle.

The process for applying for an investment certificate for a foreign company to develop a project in Vietnam is for such applicant to initially apply to the province in which the development will be located. A large-scale integrated resort, such as the Ho Tram Project, would also require application to the Ministry of Planning and Investment, which in turn seeks approval from the Vietnamese office of Government, the Prime Minister’s office. This process requires detailed background checks on the sponsors of the development and of the applicant prior to approval by each of these bodies.

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Under the Investment Certificate, the Ho Tram Project will include five five-star hotels with 9,000 rooms, prized gaming areas in Zones A and B, an international conference area, commercial and service areas, amusement, entertainment, sports and tourist facilities, apartments and luxurious villas for lease, a performance and musical theatre area and a resting, training and residential housing area for employee, a golf course and a helicopter landing area and gaming facilities.

ACDL and HTP, in conjunction with a subsidiary of MGM Resorts International (“MGM”), are in the process of developing Zone A (the “MGM Grand Ho Tram”), which has been subdivided as permitted in an official letter granted by the Ba Ria—Vung Tau provincial government (the “Plan Letter”) into Zone A-1, consisting of a hotel tower with 541 rooms, the helicopter landing area originally scheduled for Zone B and the remaining amenities required by the Investment Certificate, and Zone A-2, featuring a second hotel tower with 559 rooms. The golf course originally slated to be developed as part of Zone A will now be constructed in a new Zone F. Zone B has been subdivided, as permitted in Plan Letter, into Zone B-1, featuring a hotel tower with 425 rooms and gaming facilities, and Zone B-2, consisting of 775 hotel rooms, the central square and cinema complex. The remaining required Zone B amenities are allocated between Zone B-1 and Zone B-2. Zone B is being developed in conjunction with Pinnacle. ACDL is seeking to amend the Investment Certificate to reflect the changes to the zone planning for the Ho Tram Project that have been granted through Plan Letter.

The Investment Certificate stipulates that the aggregate charter capital for HTP is $795.0 million, to be contributed in phases during the development of the different zones of the Ho Tram Project. Of the charter capital, $105.0 million was due by December 31, 2008 to construct Zone A and the remainder is due in tranches in the years 2009 through 2012. By December 31, 2009 ACDL had contributed only approximately $46.0 million to the Ho Tram Project, resulting in a shortfall of approximately $59.0 million and a default under the terms of the Investment Certificate for failure to meet the original schedule for capital investments. ACDL subsequently made up the shortfall by contributing approximately $60.4 million in January and July 2010. Through Plan Letter, the Ba Ria—Vung Tau provincial government revised the capital investment schedule to permit ACDL to contribute the remainder of the required $795 million in tranches extending through January 2019. ACDL is seeking an amendment to the capital contribution schedule in the Investment Certificate to reflect the extension granted by the Ba Ria—Vung Tau provincial government through 2019 and to memorialize the contribution, commencement and completion timelines set forth in Plan Letter, with minor revisions thereto. There is no assurance that such amendment will be granted. If the amendment is not granted, the Ba Ria—Vung Tau provincial government could (i) direct ACDL to reapply with a different proposed development schedule or (ii) take the position that ACDL is in default of Investment Certificate and either refuse to allow HTP to operate some or all of Zone A-1 until further development is completed or (iii) take steps to revoke the Investment Certificate. There is no assurance that the Plan Letter will remain in force if the amendment to the Investment Certificate is denied. ACDL made approximately $75.0 million in capital investment in the Ho Tram Project in 2011. For more information with respect to the investment and construction schedule for the Ho Tram Project, see Note 14 of ACDL’s consolidated financial statements for the years ended December 31, 2011 and 2010.

The gaming facilities in the Ho Tram Project are presently limited to foreigners to Vietnam and Vietnamese with foreign passports and residency permits. In addition, the Investment Certificate limits the types of games that are permitted to be played at the facilities to card playing services table games and electronic gaming machines. Casino games such as roulette or dice games with live dealers are excluded. The Investment Certificate provides for up to 180 card playing serviced tables and 2,000 electronic gaming machines in two separate resorts located in Zone A and Zone B.

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Design, Development and Construction

The Ho Tram Project will be designed and constructed by a team of well-respected firms with experience in casino and resort development and other large-scale projects. ACDL has completed 100% of the design and development package for the MGM Grand Ho Tram and has awarded all of the key construction and fit-out contracts. ACDL anticipates opening the first phase of the MGM Grand Ho Tram in the first half of 2013. The design, development and construction team for the MGM Grand Ho Tram includes MGM, Steelman Partners, Rider Levett Bucknall, Meinhardt Group, Cotec Construction Joint Stock Company and SIP Project Managers International (Pty) Ltd.

MGM is one of the world’s leading global hospitality companies, operating a portfolio of destination resort brands, including Bellagio, MGM Grand, Mandalay Bay and The Mirage. MGM has significant holdings in gaming, hospitality and entertainment, owns and operates 15 properties located in Nevada, Mississippi and Michigan, and has 50% investments in three other properties in Nevada and Illinois. Through its hospitality management subsidiary, MGM holds a growing number of development and management agreements for casino and non-casino resort projects around the world.

Steelman Partners, an international award-winning architectural firm, is providing architecture, design and planning services for the Ho Tram Project. Steelman Partners has designed over 3,000 casino and entertainment related projects. Steelman Partners is well known within the gaming industry, for creating one-of-a-kind destinations around the globe.

Rider Levett Bucknall is a leading global provider of project management, cost consultancy and advisory services and will provide project management services for the Ho Tram Project. Rider Levett Bucknall’s global expertise and significant project experience enable it to provide comprehensive services and solutions to the development and construction of built environments ranging from civil infrastructure to leisure projects.

Meinhardt Group delivers dynamic, creative, cost-effective engineering solutions for mega development projects across the globe. Meinhardt’s structural designers combine their in-house knowledge of geotechnical engineering, building services engineering, façade technology and environmentally sustainable design to create structures that are totally integrated and provide value for money. Meinhardt is known for utilizing the latest design technology in a way that enhances the overall functionality and look of a structure, without causing onerous financial commitments and/or inflexible building use. Meinhardt will provide engineering and design services for development of the Ho Tram Project.

Cotec Consruction Joint Stock Company (“Cotec Cons”) is a private Vietnamese construction company. Cotec Cons is involved in numerous projects in Vietnam including the construction, installation and repairing of civil and industrial projects, infrastructure, traffic and water irrigation. Cotec Cons was selected as one of the top 500 businesses in Vietnam in four consecutive years (2007-2010) by Vietnamnet and Vietnam Report. It was the first company in the construction industry to be so honored.

SIP Project Managers International (Pty) Ltd. provides the expertise and constituent skills within the organization, providing project management services intended to achieve the project’s objective by using the technical talents of an integrated professional and construction team operating under the project manager’s guidance and direction.

In addition, the Ho Tram Project will feature a golf course which will be designed by Greg Norman Golf Course Design, with the construction being project managed by IMG Golf Course Management.

Greg Norman Golf Course Design has completed more than 70 golf courses on six continents since its inception in 1987, and will be designing the golf course as part of the Ho Tram Project. These signature golf courses have garnered numerous prestigious awards for design, with many of the projects being awarded the coveted Audubon Society Award for environmental stewardship. Adhering to a “least disturbance” approach has led Norman to a recent appointment as Chairman of the Environmental Institute of Golf’s Advisory Council. Greg Norman-designed golf courses have hosted sanctioned events on the PGA, Nationwide, European, and Australasian Tours.

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IMG Golf Course Management is recognized for providing high quality services to an elite portfolio of 18 clubs around the world. Partnering with IMG ensures delivery of meticulous standards of operation and an unrivalled experience for members and guests. IMG and its affiliates provide a seamless link between golf course design, pre-opening and full operational golf course management.

ACDL Market

Approximately 2.1 billion people live in close proximity to Ho Tram, Vietnam, with approximately 320 million people living in the Greater Mekong sub-region. Ho Tram is located approximately 127 km from Ho Chi Minh City. Major capitals of Asia are within easy flight distance of Ho Chi Minh City, including Singapore, Kuala Lumpur, Bangkok, Phnom Penh and Hanoi within 2 hours, Guangzhou, Hong Kong and Manila within 3 hours and Seoul and Tokyo within six hours. ACDL anticipates attracting high net worth gamers currently travelling to Macau, Malaysia, Cambodia, Australia and South Korea for their gaming experiences. In addition, international gamers travelling to Vietnam for business and other purposes are a target market for the MGM Grand Ho Tram. The 16 countries in close proximity to Vietnam comprise over half of the world’s population, yet less than 5% of the world’s licensed gaming establishments. Even with the tremendous success of Macau and Singapore as regional gaming destinations, the industry is largely underdeveloped when compared to North America and Europe. ACDL believes it will be able to attract gaming patrons due to its proximity to Ho Chi Minh City, through its partnerships with MGM Resorts International and Pinnacle Entertainment Inc. and with the resort amenities currently being developed as part of the Ho Tram Project.

The Vietnamese economy has shown consistent annual growth, averaging 7.68% growth in GDP from 1990 through 2010, including through the global economic crisis. ACDL intends to engage international marketing agents to attract off-shore foreign gamers as its primary target market. Resident expatriates and Vietnamese citizens holding foreign passports or foreign resident card holders seeking casino or resort experiences are expected to be a secondary target market for the MGM Grand Ho Tram and the second integrated resort to be managed by Pinnacle. In addition, if the Vietnamese government relaxes the current prohibition on local gaming, the MGM Grand Ho Tram and the second integrated resort to be managed by Pinnacle could experience substantial financial benefits, although there is presently strong resistance to relaxation of gaming laws within the Vietnamese government. Vietnamese citizens have been enjoying higher disposable incomes and possess a strong desire to access high quality goods and experience luxury recreational opportunities. Nominal wages have increased 40% since 2005 and are expected to double by 2013.

Taxation and Import Duties

The Investment Certificate also provides ACDL with the following tax benefits: (i) an initial two-year tax holiday on annual enterprise non-gaming taxable income; (ii) an additional three-year 10% annual enterprise tax rate on non-gaming taxable income; (iii) a subsequent five-year 20% annual enterprise income tax on non-gaming taxable income; and (iv) a normalized tax rate of 25% thereafter. Other gaming destinations in the region, including South Korea and Macau do not impose corporate tax on gaming operations, while others including Australia, Malaysia and Singapore impose tax rates that range from 18-30%.

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On July 12, 2012, HTP received confirmation from the relevant Vietnamese regulators that such regulators had granted on exemption from the obligation to pay duties on 11 classifications of imported FF&E and gaming equipment totaling approximately $38.8 million.

Additional Regulatory Matters

Prior to commencing operation of the gaming facilities in Zone A and Zone B, HTP expects to seek certain changes to clarify various regulatory matters under Vietnamese law. Without limiting the generality of the foregoing, HTP is seeking confirmation from the Vietnamese government that:

(a)	for the purposes of calculating applicable gaming tax, VAT and corporate tax, HTP need only report the income received from sales of discounted chips to VIP players and international marketing agents, rather than the face value of such chips, the net effect of which would be to reduce the gaming tax payable by HTP on revenue from table gaming;

(b)	it will not be required to collect a 10% withholding tax on the gaming winnings of its patrons or will be entitled to calculate the obligation to withhold the tax in a manner which reduces its potential adverse impact;

(c)	its gaming patrons that frequent the gaming facilities at the Ho Tram Project will not be restricted in their ability to move foreign currency into and out of Vietnam for use at the casino; and

(d)	it will be permitted to operate its casino games and cash out chips in US dollars.

See “Risk Factors—The clarification that ACDL is seeking with respect to Vietnamese regulatory law may not be resolved in a manner that is favorable to ACDL.”

Competition

The Ho Tram Project will face competition from existing casinos in Asia where card playing tables and electronic gaming machines are permitted. The MGM Grand Ho Tram will be in competition primarily with other gaming facilities located in Asia, including gaming operations located in Vietnam, Macau, Malaysia, Philippines, Singapore and Cambodia, among other Asian and international gaming destinations. In addition to existing casinos, the MGM Grand Ho Tram may face potential competition from any additional gaming facilities and hotels licensed and constructed in Vietnam and elsewhere in Asia. To a lesser extent, the MGM Grand Ho Tram will compete with the global gaming market, internet gaming, and other forms of gaming and leisure activities. The Ho Tram Project competitors have substantially greater resources and name recognition than ACDL does and may be in more convenient locations, closer to a major population centers or transportation hubs.

Employees

ACDL, together with its subsidiaries, currently has approximately 40 employees, including most of the management team for the MGM Grand Ho Tram. All of ACDL’s corporate and administrative functions are administered by employees of ACDL and HTP. Pursuant to the terms of ACDL’s management agreement with MGM, MGM will be responsible for the operation of the casino facilities, including hiring, employing, training and supervising casino personnel, including in the pre-opening phase of the MGM Grand Ho Tram, although the employees will be employed by HTP.

When the MGM Grand Ho Tram is closer to completion, MGM intends to undertake a major recruiting and training program, wherein they will recruit numerous executives, managers and employees with gaming industry experience. Upon the opening of the MGM Grand Ho Tram, we expect HTP will employ between 2,000-2,500 employees at the facility.

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Environmental

HTP is subject to various state, provincial, and local environmental laws and regulations that may result in potential liability and which govern, among other matters: (a) emissions and discharges of hazardous materials into the air, ground and water; (b) the use, generation, storage, handling, transportation, treatment and disposal of solid and hazardous waste; (c) remediation of soil and ground water contaminated by petroleum products or other hazardous substances or waste; and (d) the health and safety of its employees. Compliance with these laws and regulations may require material expenditures by HTP. Environmental laws and regulations are complex, change frequently and have tended to become more stringent over time. If HTP violates or fails to comply with the environmental laws and regulations to which it is subject, or fails to obtain or maintain required licenses or permits, we could be fined or otherwise sanctioned by regulators, the development, construction or operation of the Ho Tram Project may be delayed, or HTP’s ability to use the property may otherwise be impaired.

Legal Proceedings

In February 2011, a number of minority shareholders in ACDL filed a claim to pursue an oppression proceeding in the British Columbia Supreme Court against ACDL and other respondents under the Canadian Business Corporations Act (the “CBCA”) and the British Columbia Business Corporations Act (Canada) (the “BCBCA”) alleging that certain transactions undertaken by ACDL were unfairly prejudicial to or unfairly disregarded the interests of the shareholders of ACDL. The requested relief includes, without limitation, a request for an order under the CBCA and or the BCBCA requiring the other respondents or ACDL to buy the petitioners’ shares in ACDL for their original purchase price (approximately $24.5 million) or, in the alternative, at a price to be fixed by the court. The original purchase price for the minority shareholders pursuing this claim is $10 per share and $40 per share, respectively. ACDL is vigorously defending the action however the outcome is not determinable.

Certain of our minority shareholders have initiated an action in the Ontario Superior Court of Justice alleging their ability to nominate four directors to the ACDL board of directors without prior review and approval by the Harbinger Funds. See “Management of ACDL — Shareholders’ Agreement and Board Composition.”

An executive of ACDL has a change of control claim against ACDL arising out of the terms of his employment agreement. The total potential amount of the claim is in excess of $2 million. Mr. Shoemaker has advanced this claim against the Company. ACDL and Mr. Shoemaker have entered into a series of standstill agreements since ACDL first received notice of this claim in July of 2010. See Note 15 to ACDL’s consolidated financial statements as of and for the years ended December 31, 2011 and 2010.

On June 27, 2012, the SEC filed two civil actions in the United States District Court for the Southern District of New York, asserting claims against Harbinger Capital, Harbinger Capital Partners Offshore Manager, L.L.C., and certain of their current and former affiliated entities and persons, including Mr. Falcone. Harbinger Capital entered into a settlement with the SEC in connection with the SEC staff’s investigation of compliance with Rule 105 of Regulation M of the Exchange Act. One civil action alleges that the defendants violated the anti-fraud provisions of the federal securities laws by engaging in market manipulation in connection with the trading of the debt securities of a particular issuer from 2006 to 2008. The other civil action alleges that the defendants violated the anti-fraud provisions of the federal securities laws in connection with a loan made by Harbinger Capital Partners Special Situations to Mr. Falcone in October 2009 and the circumstances and disclosure regarding alleged preferential treatment of, and agreements with, certain fund investors.

Harbinger Capital and its affiliates deny the charges in the SEC’s complaints and have expressed their intent to vigorously defend against them. It is not possible at this time to predict the outcome of these actions, including whether the matters will result in settlements on any or all of the issues involved. However, in these actions the SEC is seeking a range of remedies, including permanent injunctive relief, disgorgement, civil penalties and pre-judgment interest and an order prohibiting Mr. Falcone from serving as an officer and director of any public company. These actions are not actions against ACDL, HTP or their business, and relate solely to Mr. Falcone and certain affiliates of the Sellers.

ACDL has received other claims and threats of litigation in connection with rights to participate in equity and alleged liabilities for financial advisory services. ACDL intends to vigorously defend any actions which might be commenced.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations of ACDL

The following discussion and analysis of ACDL’s financial condition, results of operations, liquidity and capital resources should be read in conjunction with, and is qualified in its entirety by, our audited consolidated financial statements and the notes thereto for the years ended December 31, 2011 and 2010 and for the period from date of inception September 21, 2005, to December 31, 2011, as well as the unaudited condensed consolidated financial statements for the three and six months ended June 30, 2012, included in this amendment number one to the previously filed tender offer and other filings with the Securities and Exchange Commission.

Executive Overview

ACDL, through its wholly-owned subsidiary HTP, is the developer of the Ho Tram Strip, a group of integrated resorts to be located on more than 400 acres of land and more than two kilometers of beach in Ho Tram, which has been approved by an Investment Certificate issued by the Government of Vietnam. The investment certificate is valid for 50 years, commencing 2008 and requires aggregate capital contributions of $795 million by specified dates during the period of 2008 – 2019. The Investment Certificate is a license that allows HTP to construct and do business in the areas of entertainment and tourism across 6 zones which include five 5-star hotels, commercial and services areas, theatres, an international conference centre, entertainment and amusement facilities, luxurious apartments and villas for lease, a golf course, prized entertainment and gaming facilities and other related service facilities – the Ho Tram Project. The first resort, the MGM Grand Ho Tram, will be managed and operated by MGM Resorts International. This five-star resort will be Vietnam's first large scale integrated resort and will include two hotel towers totaling 1,100 rooms, five-star MGM Grand hotel, a world-class entertainment facility, restaurants, high-tech meeting space, an exclusive VIP area, and a variety of beach-front recreation activities. Zone A-1 for this development is under construction and is scheduled to open in early 2013, consisting of one of the two hotel towers with 541 rooms, the entertainment facility, beach-front facilities and restaurants throughout. ACDL is also developing a championship golf course designed by Greg Norman Golf Course Design, which is scheduled to open on August 31, 2013. ACDL is in default under the terms of the Investment Certificate because aggregate capital contributions made through December 31, 2009 were approximately $59 million less than the required amount and the project development timeline provided for in the original Investment Certificate and previously approved amendment to this timeline has not been complied with. ACDL contributed the capital contribution shortfall between January 2010 and July 2010. See Note 15 of the audited consolidated financial statements for the year ended December 31, 2011 and 2010 and for the period from date of inception September 21, 2005 to December 31, 2011, for further information on the default on the Investment Certificate.

As at August 29, 2012, all infrastructure work for Zone A-1, including power and water supply and waste treatment facilities, has been substantially completed, as has the structural work for the hotel and entertainment facility. Exterior painting and interior fit-out work are in progress and are approximately 50% complete for the gaming facility and 30% for the hotel building. Beachfront facilities are approximately 50% complete.

In August 2011, Pinnacle Entertainment Inc., (“Pinnacle Entertainment”) acquired a 26.0% interest in ACDL for $95 million. In addition, Pinnacle Entertainment entered into a management agreement to manage and operate the second of five expected resorts on the Ho Tram Strip. As a result of the Pinnacle Entertainment investment transaction the percentage of common shares held by shareholders managed by Harbinger Capital (collectively referred to as the “Harbinger Shareholders”) was reduced to 69.5%.

Results of Operations

Comparison of the three and six months ended June 30, 2012 and June 30, 2011

The following table summarizes ACDL’s results of operations for the three and six months ended June 30, 2012 and 2011.

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	For the three months ended June 30		For the six months ended June 30
	2012	2011	2012	2011
		(in millions)
Interest income	$0.2	$0.1	$0.6	$0.1
General and administrative expenses	4.8	2.7	8.7	5.6
Stock-based compensation	0.6	0.5	1.1	1.7
Borrowing costs on long-term debt and other
interest	-	0.7	-	1.8
Depreciation and amortization	0.2	0.2	0.4	0.4
Foreign exchange loss/(gain)	0.1	-	-	(0.1)
Loss on extinguishment of debt	-	-	0.5	-
Net loss before taxes	(5.5)	(4.0)	(10.1)	(9.3)
Deferred tax expense/(recovery)	(0.5)	0.3	(0.7)	1.0
Net Loss	(5.0)	(4.3)	(9.4)	(10.3)

Interest income

Interest income is earned based on the average interest-earning cash balances. There was minimal change for the three months ended June 30, 2012. The change of $0.5 million for the six months ended June 30, 2012 results from the significantly higher cash and cash equivalents that were carried by ACDL during that period.

General and administrative expenses

The following table presents the principal components of general and administrative expenses for the three and six months ended June 30, 2012 and 2011, which are discussed below.

	For the three months ended June 30		For the six months ended June 30
	2012	2011	2012	2011
		(in millions)
Human resources costs	$1.4	$1.5	$2.6	$2.9
Professional fees	1.2	0.4	2.5	1.3
Office and miscellaneous	0.6	0.7	1.2	1.3
Public relations	-	0.1	0.1	0.1
Pre-opening expenses	1.6	-	2.3	-

Total	$4.8	$2.7	$8.7	$5.6

Human resources costs

Human resources costs include salaries, bonuses, staff benefits and expatriate allowances for certain Vietnam-based personnel, net of amounts capitalized as directly attributable costs of the Ho Tram Project. Human resources costs were materially unchanged in the three and six months ended June 30, 2012 compared to the 2011 period.

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Professional fees

Professional fees, which include audit and accounting, legal and other professional advisory fees increased significantly in 2012. In 2012, ACDL incurred additional accounting and audit fees aggregating approximately $0.2 million in the first quarter and $0.1 million in the second quarter related to accounting for complex transactions, conversion to Canadian accounting standards for private enterprises (“ASPE”) and, following the August 2011 equity financing, the requirement for quarterly review of financial statements and preparation of supplementary information according to U.S. GAAP.

Legal costs in the second quarter were approximately $0.5 million higher than in 2011 principally related to negotiations with major shareholders for additional financing and increased corporate secretarial activity.

In each of the three month periods in 2012, ACDL expensed approximately $0.2 million for project advisory fees paid to a Vietnam-based consultant. No similar fees were incurred in the first six months of 2011.

Office and miscellaneous

Office and other costs include office facilities, insurances, telecommunications, travel and non-recurring expenses. The reduced costs for 2012 were due principally to a reduction in travel expenses.

Pre-opening expenses

Pre-opening expenses of $2.3 million were incurred in the six months ended June 31, 2012. Pre-opening costs were first incurred in last half of 2011. These costs represent compensation costs and travel expenses for MGM staff involved in recruitment, operations planning and other organizational activities.

Stock-based compensation

Stock-based compensation in 2011 included approximately $0.7 million for awards to an executive vesting over a 12 month period ending in 2011. Otherwise, non-cash share-based compensation was materially unchanged.

Borrowing costs on long-term debt and other interest

In 2012 all of the interest expense was capitalized as it related entirely to the principal project financing. The interest expense in 2011 related to borrowings from certain Harbinger affiliates, part of which was used to finance working capital and operating expenses.

Depreciation and amortization

This category of expenses, which includes depreciation of office equipment and amortization of the Investment Certificate and software costs, did not change significantly between the three and six months ended June 30, 2011 and 2012.

Foreign exchange loss (gain)

The foreign exchange loss (gain) arises principally as a result of revaluation of monetary items denominated in Vietnamese Dong.

Loss on extinguishment of debt

In March 2012 an arrangement fee associated with a $15 million loan negotiated with a Vietnamese bank in July 2011 was amended (retroactively to July 2011) to provide for a fixed fee of 3% (per annum) on the principal amounts borrowed from this institution under the bank loan. This amendment has been accounted for as an extinguishment of the loan and the recognition of a new liability. The excess of the fair value of the new obligation over the carrying value of the extinguished debt of $0.5 million has been charged to income.

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Taxation

A consequence of capitalizing accrued interest on the $50 million loan was to cause the consolidated book value of the property under development to increase. In 2011 the carrying value of the property exceeded its tax basis thereby creating a taxable temporary difference resulting in a deferred income tax expense.

In 2012 there is a deferred income tax recovery because temporary deductible differences arose thereby reducing the deferred tax liability that existed at year ended December 31, 2011. The principal reason was because pre –opening expenses are written off for accounting purposes whereas they are a tax asset in Vietnam.

Property under development

	For the three months ended		For the six months ended
	June 30		June 30
	2012	2011	2012	2011
		(in millions)
Construction costs	$48.1	$11.2	$71.3	$20.7
Capitalized interest	1.3	1.5	1.8	5.0
Capitalized human resources costs	0.3	-	0.6	-

Total	$49.7	$12.7	$73.7	$25.7

Construction costs

Following the $95 million equity financing and the closing of the $175 million credit facility provided by the Vietnamese banking group in August of 2011, ACDL had access to sufficient capital to increase the construction effort.

Capitalized interest

ACDL capitalizes directly attributable interest as it relates to the construction of the property under development. Although the construction costs increased during the three and six month periods of June 30, 2012, over the same periods in 2011 the attributed interest decreased by $0.2 million and $3.2 million respectively. The decrease is as a result of the lower average outstanding balance of debt and the lower associated interest rate.

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Years Ended December 31, 2011 and December 31, 2010

The following table summarizes ACDL’s results of operations for the years ended December 31, 2011 and 2010. ACDL has only one segment.

	For the year ended December 31
	2011	2010
	(in millions)
Interest Income	1.0	0.2

General and administrative expenses	13.8	9.5
Stock-based compensation	2.6	10.8
Borrowing costs on long-term debt and other interest	1.9	5.3
Depreciation and amortization	0.8	0.8
Foreign exchange loss	0.4	-

Net Loss before taxes	(18.5)	(26.2)
Deferred tax expense (recovery)	0.7	(3.1)

Net Loss	(19.2)	(23.1)

Interest income

Interest income increased by $0.8 million in 2011 as compared to 2010 because the average interest earning cash balances were significantly higher in 2011 as a consequence of the $95 million equity financing in August 2011.

General and administrative expenses

The following table presents the principal components of general and administrative expenses for the years ended December 31, 2011 and 2010, which are discussed below.

	For the twelve months ended December 31
	2011	2010
	(in millions)
Human resources costs	5.7	4.9
Professional fees	3.8	2.0
Office and miscellaneous	3.6	2.6
Pre-opening expenses	0.7	-
Total	13.8	9.5

Human resources costs

Human resources costs include salaries, bonuses, staff benefits and expatriate allowances for certain Vietnam-based personnel, net of amounts capitalized as directly attributable costs of the Ho Tram Project. In 2011 the human resources costs increased by $0.8 million primarily because ACDL awarded approximately $0.8 million of performance bonuses, triggered by the closing of the major financing transactions in August 2011. No bonuses were earned in 2010. Other personnel costs were materially unchanged.

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Professional fees

There was an increase of $1.8 million in professional fees, which include audit and accounting, legal and other professional advisory fees. In 2011, ACDL incurred additional accounting and audit fees of approximately $0.8 million related to the determination of the accounting for several complex financing transactions, conversion to Canadian accounting standards for private enterprises and, after the August 2011 equity financing, the requirement for quarterly review of financial statements and preparation of supplementary information according to U.S. GAAP.

Legal fees were higher by approximately $0.4 million, comprising $0.1 million of uninsured costs for shareholder litigation and $0.3 million of costs associated with the increased level of activity on the Ho Tram Project.

In 2011, ACDL expensed approximately $0.6 million for project advisory fees paid to a Vietnam-based consultant. Through 2010, prior to the engagement of other professionals to manage specific project tasks, the fees paid to the Vietnam-based consultant had qualified as costs directly attributable to the project and were capitalized.

Office and miscellaneous

Office and other costs include office facilities, insurances, telecommunications, travel and non-recurring expenses.

The increased costs of $1 million for 2011 were due principally to an allowance of approximately $0.8 million in relation to withholding taxes on payments to a controlling shareholder, recovery of which was considered doubtful, and costs of approximately $0.2 million in connection with a community project in Vietnam.

Pre-opening expenses

Pre-opening expenses of $0.7 million were incurred for the first time in the last half of 2011 as the level of activity on the Ho Tram Project increased.

Stock-based compensation

Stock-based compensation included: (1) approximately $2.1 million in 2010 for option awards earned by an executive on appointment and (2) a further 2.0 million in 2010 and 0.7 million in 2011 for awards to the executive vesting over a 12 month period, commencing at date of issuance, the combined effect of which resulted in a decrease in expense between the two years of approximately $3.4 million. The remaining $4.8 million of the reduction in the expense relates principally to awards made prior to 2010 that became fully amortized in 2010.

Borrowing costs on long-term debt and other interest

Substantially all of the interest expense in both 2011 and 2010 relates to borrowings from certain Harbinger affiliates. All of this debt was ultimately satisfied by exchange for shares in 2011. Interest expense decreased by $3.4 million in 2011 because the average debt outstanding for 2011 was lower and a larger amount of the interest expense qualified for capitalization.

Depreciation and amortization

This category of expenses, which includes depreciation of office equipment and amortization of the Investment Certificate and software costs, did not change significantly between 2010 and 2011.

Foreign exchange loss

The loss on foreign exchange of $0.4 million arose principally as a result of revaluation of monetary assets denominated in Vietnamese Dong, the value of which declined against the U.S. dollar during 2011. Such amounts were not significant in 2010.

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Taxation

The $50 million loan in 2010 was accounted for as a compound financial instrument resulting in the book value being approximately $14 million less than the legal value of $50 million, which is the cost basis for income tax purposes. A deferred tax liability of $3.1 million was recognized for this temporary taxable difference with a corresponding charge to additional paid-in capital. By year end 2010, because of accrued interest on the $50 million loan and operating losses, ACDL had generated sufficient tax assets to offset the $3.1 million deferred tax liability resulting in a deferred income tax recovery.

A consequence of capitalizing accrued interest on the $50 million loan was to cause the consolidated book value of the property under development to increase. In 2011 the carrying value of the property exceeded its tax basis thereby creating a taxable temporary difference resulting in a deferred income tax expense.

Property under development

	For the twelve months ended December 31
	2011	2010
	(in millions)
Construction costs	$54.3	$20.2
Capitalized interest	5.1	3.8
Capitalized human resources	0.5	-
Total	$59.9	$24.0

Construction costs

In 2010, ACDL’s available capital was sufficient only to carry out early- stage construction activities until such time as the principal project financing for Zone A-1 was in place. Following the $95 million equity financing and the closing of the $175 million credit facility in August of 2011, ACDL had access to sufficient capital to increase the construction effort.

Capitalized interest

ACDL capitalizes directly attributable interest as it relates to the construction of the property under development. For the period January 2010 through May 2011, when the $50 million loan was repaid, construction costs were financed entirely with loans from the controlling shareholder, which had effective interest rates in the range of 40-50%. The average accumulated expenditure qualifying for interest capitalization was approximately $8 million for 2010 and $29 million for 2011 (through May 2011). No further interest was capitalized until the first drawdown under the $175 million credit facility which occurred in December 2011.

Capitalized human resources

Human resource costs that are directly associated with the project are capitalized to property under development. Effective August certain employees were directly assigned to the project and their compensation was capitalized.

Liquidity and Capital Resources

On December 31, 2011 ACDL held $63.5 million of cash and cash equivalents, not including $1.5 million of restricted cash. At August 15, 2012 ACDL held $39 million of cash and cash equivalents, not including $1.5 million of restricted cash.

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From July, 2012 through the opening of the first phase of the MGM Grand Ho Tram, ACDL projects that it will expend approximately $251 million. To fund this amount, ACDL expects to utilize approximately $16 million of existing working capital, approximately $30 million from the Backstop Loan, approximately $118 million of draws on the ACDL Loan, approximately $27 million from a working capital facility ACDL intends to obtain prior to opening the resort and $60 million of equity financing that ACDL was completed from Harbinger Shareholders, and its affiliates and Pinnacle Entertainment on August 29, 2012 of which $51.5 million was funded on the same day. The remainder is payable by September 28, 2012. ACDL is also projecting to expend approximately $30 million in 2013 on final construction, equipment and other project management bills that are expected to come due after the opening of the resort. It is currently not clear whether cash flow generated from operations in 2013 will be sufficient to fund these final bills. ACDL plans to finalize the 2013 operating budget and cash flow projections prior to year end 2012, and will make a final assessment at that point on the potential requirement to fund the $30 million of final projected bills prior to the opening of the resort. Should it be determined that cash flow from operations is not adequate to fund these costs, ACDL believes that its investors would provide additional equity to fund these payments. Included in the $251 million projected expenditures prior to opening the resort, ACDL projects that it will expend approximately $17.6 million on the development and construction of the planned Greg Norman designed golf course (“Golf Course”) located in Zone F, commencement of infrastructure work for the second hotel tower and an expansion of the gaming facilities for the MGM Grand Ho Tram resort being constructed in Zone A-2. To fund this amount, ACDL will utilize approximately $17.6 million from the $60 million of equity financing from Harbinger Capital and its affiliates and Pinnacle.

ACDL Loan Facility

On March 22, 2011, Ho Tram Project Company Limited (“HTP”) as borrower, Bank for Investment and Development of Vietnam (“BIDV”) as lead arranger, facility agent, security agent and bank, and Housing Development Commercial Joint Stock Bank (“HDC”) as bank, entered into a credit agreement (the “ACDL Loan Agreement”) pursuant to which BIDV and HDC (collectively, the “Banks”) provided a total commitment of USD $175,000,000 over a term of 84 months for the purposes of financing the reasonable costs of the Zone A-1 MGM Grand Ho Tram resort and casino project. The commitment expires on the date that is one month after the earlier of (x) the date that is 21 months after the initial disbursement of loans under the ACDL Loan Agreement (the “Initial Disbursement Date”) and (y) the date on which the hotel of Project Zone A-1 opens for business (the “Grace Period”).

As security for the obligations under the ACDL Loan Agreement, HTP entered into a number of mortgages pursuant to which it pledged as security for the obligations under the ACDL Loan Agreement, the hotel and other buildings to be built pursuant to Ho Tram Project Zone A-1, all land use rights in connection with the Ho Tram Project and all immovable assets located thereon and all movable assets, bank accounts and contractual rights relating to Zone A-1.

The Banks have acknowledged and agree that it is the commercial intention of the parties that security over HTP’s assets be limited to those assets utilized in, or relating to, Project Zone A-1 and not to any other zone or phase of the Ho Tram Project to be subsequently developed in accordance with the Investment Certificate. The Banks have agreed to consider in good faith the reasonable proposals of HTP relating to a corporate restructuring of HTP and an associated restructuring of the security arrangements created under the security documents to effectively segregate the assets of HTP utilized in, or relating to, Project Zone A-1 provided that they do not leave the Banks in a worse position than they would otherwise have been.

Prior to the making of any advance by the Banks, HTP is required to provide written evidence certifying, inter alia, that: (a) it has provided BIDV and has been compliant with a schedule with respect to equity contributions and expenditures in connection with Project Zone A1, (b) the ratio of the amount of the loan to the equity contributed to the project has not exceeded 1.65, (c) the ratio of the amount of equity to the total investment costs which have been incurred shall be at least 42%, (d) there are no defaults or events of default and (e) the representations set out in the Loan Agreement remain true and correct.

The maturity date of all loans under the ACDL Loan Agreement is 84 months after the Initial Disbursement Date. The outstanding principal amount of the ACDL Loans is repayable, starting six months after the expiration of the Grace Period, in semi-annual installments, except that the last installment is due eighty-four months after the last day of the Grace Period. The eleven consecutive principal repayments are due in the following percentage of the ACDL Loans outstanding on the last day of the Grace Period: 1.0%, 5.5%, 7.5%, 7.5%, 7.5%, 7.5%, 10.0%, 11.5%, 13.0%, 14.0%, and 15.0%. HTP may prepay in part or in whole the ACDL Loans, provided that, among other conditions, BIDV is given at least thirty days prior notice.

The interest rate applicable to the ACDL Loans is equal to the sum of four percent per annum, and the average rate of the deposit rate applicable to twelve month savings in either USD or Vietnamese dong (as applicable) of all Banks. Accrued interest on the ACDL Loans during the Grace Period shall be capitalized.

In addition to interest, HTP is obliged to pay BIDV the following fees: (a) an agent fee equal to 0.05% per year of the unpaid principal amount of the ACDL Loans, (b) an undrawn fee equal to 0.2% of scheduled but undrawn commitments payable at the end of any six month period of a capital utilization schedule, and (c) an overdrawn fee equal to 0.3% of such excessive amount, where HTP draws an amount of the ACDL Loans in aggregate in any period in excess of the aggregate amount of the scheduled drawdowns of the ACDL Loans.

Covenants under the ACDL Loan Agreement include limitations on indebtedness (but not on unsecured, subordinated indebtedness), liens, mergers, dispositions, investments and restricted payments, in each case with respect to HTP, and a prohibition on a change of control of ACDL. Events of default in respect of the ACDL Loan Agreement include (i) failure to make any payment when due, (ii) breach of covenant, (iii) cross-defaults to any indebtedness of HTP, any indebtedness of ACDL, Harbinger ACDL Blocker, Blue Line ACDL, Blocker or Global ACDL Blocker (collectively, the “Investors”) that would be likely to result in a material adverse change with respect to such Investor or HTP and any material contract relating to Project Zone A-1, (iv) bankruptcy or insolvency of HTP or any Investor, (v) nationalization of all or a substantial part of the assets of HTP or any Investor and (vi) the occurrence of a judgment or arbitral award that would be likely to lead to a material adverse change with respect to HTP or any Investor.

At June 30, 2012, approximately $130 million is available to be borrowed under the ADCL Loans.

Backstop Loan

ACDL, Harbinger ACDL Blocker, Blue Line ACDL Blocker and Global ACDL Blocker, as lenders (collectively, the “Backstop Lender”) entered into a backstop loan agreement (the “Backstop Loan Agreement”), effective as of August 8, 2011, pursuant to which the Backstop Lender agreed to advance sums up to $30,000,000 (the “Backstop Availability”) to ACDL for the purpose of making contributions to HTP’s charter capital to fund development, construction and preopening of Phase A-1 of the development of a certain parcel of land located in Binh Chau Phuoc Buu Commune, Ba Ria Vung Tau Province, Vietnam into an entertainment and casino resort facility. The following is a brief summary of some key terms under the Backstop Loan Agreement and does not reflect all the terms and conditions that relate thereto.

The Backstop Loan Agreement constitutes the termination and replacement of the original supplemental loan agreement among ACDL, Blue Line ACDL Blocker, Global ACDL Blocker and Harbinger ACDL Blocker, and the termination of that subscription agreement between ACDL and Harbinger dated July 13, 2010 pursuant to which Harbinger agreed to purchase certain Series III Special Shares of ACDL.

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The Backstop Lender will make backstop advances to ACDL upon the satisfaction of certain conditions as set forth in the Backstop Loan Agreement. ACDL is to repay, to the Backstop Lender’s agent, the principal amount of each backstop advance plus any interest amount (the total being the “Payment Amount”) added based on the weighted average interest rate in respect of the ACDL Loans (but at no time greater than 10% per annum) six months following the maturity date, termination or repayment in full of the ACDL Loans. The obligations of ACDL under the Backstop Loan Agreement are secured by all of ACDL’s assets, subject to certain limited exceptions.

The Backstop Loan Agreement does not include any material restrictions on the conduct of ACDL’s business other than a prohibition on non-cash dividends. An event of default will have occurred if (a) ACDL defaults in the payment of any amount, whether in respect of a principal amount, an interest amount or otherwise, (b) if an order is made in bankruptcy or a resolution is passed or order made for the winding up of ACDL or HTP, or if ACDL or HTP consent to the appointment of a receiver, or if ACDL enters into or is subject to any process or legal proceedings intended to protect ACDL from its creditors or (c) if HTP is in default of its obligations under the ACDL Loan Agreement, or if the lenders under such facility are in default, resulting in HTP’s inability to receive advances or drawdowns on such facility.

Where an event of default occurs, the Backstop Lender may give notice to ACDL declaring an increase in the rate of interest payable to 12% and/or declaring that the outstanding obligations are due and payable immediately. Upon the commencement of bankruptcy or liquidation proceedings, the obligations become immediately due and payable to the Backstop Lender without a requirement for notice or action.

ACDL agrees that Backstop Lender has the right to have one individual attend all meetings of ACDL’s board of directors and all meetings of all committees of ACDL’s board of directors and observe all proceedings. Such individual shall have the same rights of access and information and to reimbursement of expenses as are given to members of ACDL’s directors.

Other Loans

The terms of a $15 million portion of the principal project financing were renegotiated with the lending institution in March 2012 to provide for a fixed fee, in addition to interest otherwise payable, of 3% per annum on all principal amounts borrowed retroactively to the date of the first drawdown. Over the seven year term of the debt, it is estimated that the approximate cost of the 3% fee will be $1.9 million.

Financing for a working capital facility of approximately $35 million to fund operating cash and working capital requirements for the Zone A-1 operations has not been obtained. ACDL has not yet reached agreement with MGM regarding the level of cash reserves required for the casino in order to provide an appropriate cash buffer due to the volatility of casino payouts associated with high level VIP play, which is expected to be a major driver of ACDL’s revenue. The final resolution of this could result in a higher level of cash reserves than could be accommodated by the proposed $35 million of working capital. ACDL plans to have discussions with its existing lenders and other potential sources of financing about providing the required working capital facilities. ACDL may seek to obtain this facility from BIDV, the lead bank for the debt financing of the construction costs. Otherwise it will be sourced from another third party, or failing that requested from the major shareholders. Although the further funding remains to be finalized, management believes that it is likely that the additional funding will be secured.

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On commencement of operations it is currently not clear whether the property will generate adequate cash flow in 2013 to fund fixed charges and the payment of construction bills, pre-opening costs, deferred payments on gaming and IT equipment, and other costs that are scheduled to be paid after the targeted opening date. ACDL’s current estimates are that approximately $30 million of additional funding could be required in 2013 to cover certain construction and development related items should the operations not generate sufficient operating cash flow to pay for items beyond debt service and cash income taxes.

ACDL is dependent on the Vietnamese lenders and certain Harbinger Capital affiliates advancing the undrawn amounts under the terms of the existing credit lines and permitting ACDL to enter into new loan arrangements to cover the existing funding shortfall.

With respect to the ACDL Loan, ACDL recently received a communication from BIDV requesting that HTP open a specialized account to deposit the required equity for the Zone A-1 project to ensure that these funds are not spent on other development initiatives such as the Golf Course. The letter also indicated that BIDV would only accept costs related to the fixed assets of the Zone A-1 project for the purposes of calculating certain ratios in the ACDL Loan Agreement. ACDL has advised BIDV that it disagrees with this position, and reminded it that the ACDL Loan Agreement does not provide for such a limitation. It is ACDL’s position that it is in compliance with the terms of the ACDL Loan Agreement. If these matters are not successfully resolved with BIDV this could result in an ultimate funding level of less than $175 million (and a corresponding requirement to obtain third party funding to accommodate any shortfall). ACDL continues to draw down on the ACDL Loan Agreement, most recently completing its fourteenth draw down on September 6, 2012 bringing the total draws on the ACDL Loan Agreement to approximately $79 million.

ACDL believes that it is currently more likely than not that it will be able to work with BIDV to find a solution or combination of solutions to the measurement and inclusion of costs that can be attributed to Zone A-1 for purposes of the term loan and the calculation of the ACDL Loan Agreement ratios that will ultimately result in the full availability of the $175 million term loan.

The ACDL Loan facility and the Backstop Loan facility specify events of default, including defaults on payments, cross defaults with other indebtedness, breaches of covenants and bankruptcy events. In the event of a continuing default, the lenders are entitled to demand payment of all outstanding obligations immediately, charge a higher default rate of interest, terminate the lenders' commitments to make any further loans and enforce the security.

To the extent that any required funding is not obtained, ACDL would likely be unable to complete the project development without replacement funding. Any funding gap that is not promptly filled would likely result in ACDL being in default of its covenants under the ACDL Loan which could result in ACDL’s inability to draw down on the credit facility and/or BIDV calling the loan.

In addition, any significant delay in obtaining any required funding could lead to further cost overruns and delayed opening of Zone A-1.

ACDL is now ready to move forward with full-scale construction of the Golf Course and, as currently anticipated, the Golf Course could be officially opened by September 2013.

See Note 10 to ACDL’s audited financial statements as of and for the year ended December 31, 2011, for a detailed description of the terms of each of ACDL’s credit facilities.

Off-Balance Sheet Arrangements

None.

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Statements of Cash Flows Information

Three and six Months Ended June 30, 2012 and June 30, 2011	For the three months ended June 30
	2012	2011
	(in millions)
Net cash used in operating activities	(3.2)	(2.8)
Net cash used in investing activities	(29.6)	(8.3)
Net cash provided by financing activities	28.4	1.4

	For the six months ended June 30
	2012	2011
	(in millions)
Net cash used in operating activities	(6.8)	(4.8)
Net cash used in investing activities	(50.3)	(17.3)
Net cash provided by financing activities	43.2	3.4

Operating cash flow

Cash used in operating activities comprises mainly general and administrative expenses and pre-opening expenses, net of interest income. For the three and six months ended June 30, 2012 these expenses, net of interest income, were approximately $2 million and $2.6 million higher than in 2011, but the impact on cash flows was reduced by changes in non-cash working capital used in operating activities.

Investing cash flow

The increased cash used in investing activities relates principally to the Ho Tram Project. Compared to previous periods, the level of expenditure increased significantly after the financing transaction in August 2011, when the necessary financing for the project was obtained.

Financing cash flow

Cash flow provided by financing activities for first six months ended June 30, 2012 represents drawdowns under the ACDL Loan for funding of the Ho Tram Project.

Year Ended December 31, 2011 Compared to December 31, 2010

	For the year ended December 31
	2011	2010
	(in millions)
Net cash used in operating activities	(10.2)	(9.4)
Net cash used in investing activities	(58.5)	(27.5)
Net cash provided by financing activities	101.5	66.2

Operating cash flow

There was no significant change in operating cash flow, which during the years ended December 31, 2011 and 2010, comprised largely of general and administrative expenditures incurred.

Investing cash flow

The increase in cash used in investing activities relates principally to the Ho Tram Project. Compared to previous periods, the level of expenditure increased significantly after the financing transaction in August 2011, when the necessary financing for the project was obtained.

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Financing cash flow

Cash provided by financing activities for 2011 comprises principally $95 million of equity from Pinnacle in August 2011 and $10 million in drawdowns under the ACDL Loan, less cash issuance costs.

Cash provided by financing activities for 2010 represented approximately $3.4 million of equity and $63 million of debt financing from the controlling shareholder. This debt has since been exchanged for equity.

From January 1, 2012 through the completion of Zone A-1, the only identified sources of financing are the undrawn availability under the ACDL Loan, the Backstop Loan and further expected contributions from the principal stockholders.

Critical Accounting Policies and Estimates

Certain of the accounting policies require ACDL’s management to exercise significant judgment in making estimates and assumptions for calculating the reported amounts of assets, liabilities and expenses and making disclosures of contingent liabilities. These judgments are subject to an inherent degree of uncertainty. ACDL management’s judgments are based on the terms of relevant agreements and information available from other sources. There can be no assurance that actual results will not differ from these estimates. Changes in the estimates could adversely affect the financial position or results of operations.

ACDL has determined that the following accounting policies and related estimates are critical to the preparation of its consolidated financial statements:

Going concern and impairment of long-lived assets

Long-lived assets are tested for recoverability annually or whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized when their carrying value exceeds the total undiscounted cash flows expected from their use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value at the date of impairment.

The recoverability of capitalized costs in relation to the Ho Tram Project in Vietnam is dependent on the ability of ACDL to successfully build and operate the Ho Tram Project. The amounts shown as property under development represent costs capitalized to date and do not necessarily represent present or future values.

ACDL’s ability to carry out its planned activities is dependent upon:

•	ACDL obtaining additional financing required to fund the Ho Tram Project;
•	the Vietnamese lenders and the Harbinger Funds advancing the undrawn amounts under the terms of the existing credit lines and permitting ACDL to enter into new loan arrangements;
•	satisfactorily resolving various regulatory issues with the Vietnamese government including, but not limited to, the calculation of gaming tax, the taxation of its patrons on their gaming winnings, the movement of foreign currency to and from the country, obtaining permission to operate its casino games and cash out chips in US dollars and ultimately obtaining approval for the official opening of the facility; and
•	resolving the contingency related to the Investment Certificate as explained in Note 14 to the unaudited condensed consolidated financial statements, June 30, 2012.

ACDL considered that circumstances had changed significantly since December 31, 2010 thereby requiring an impairment test to be carried out. ACDL has subsequently performed an impairment test quarterly. In estimating future cash flows, a probability weighted approach was employed to take account of the estimated likelihood of negative impacts from the risks outlined above resulting in abandonment of the project or a reduction in base case revenues. ACDL determined that based on the probability weighted undiscounted cash flows no impairment of the carrying value had occurred.

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Financial instruments

Except for transactions with related parties, all of ACDL’s financial assets and financial liabilities are initially recognized at fair value, adjusted for transaction costs, and subsequently measured at amortized cost. When a significant adverse change has occurred in the expected timing or amount of future cash flows from financial assets, the impairment loss is charged to earnings.

As at December 31, 2011, ACDL had a receivable for recoverable Vietnamese value added tax (“VAT”) of approximately $6.7 million (net of allowance of $0.2 million). In July and August 2012, ACDL received total VAT refunds aggregating $10.9 million, which included substantially all of the December 31, 2011 receivable. Prior to 2012, ACDL had encountered considerable difficulties in having the VAT regulatory authorities process submissions made for VAT refunds in a timely manner. In 2012 the VAT regulatory authorities commenced providing refunds in a much timelier manner. The major factor for the acceleration of obtaining refunds has been that the VAT regulatory authorities have started providing refunds to ACDL on submission of accurate documentation rather than first auditing the documentation before approving the refund, which historically had taken significant time.

In connection with determining the fair value of the debt component of the $50 million debt instrument with detachable warrants issued to Harbinger affiliates, ACDL used a discount rate, which it believed was typical for higher risk borrowings by development stage companies. The actual interest rate demanded by the lender was a significant factor in making this determination. The fair value of the detachable warrants was determined using the Black-Scholes pricing model involving further critical estimates, as explained below under “Stock-based compensation and other stock-based payments”.

Stock-based compensation and other stock-based payments

ACDL uses the Black Scholes option pricing model for estimating the fair value of stock-based awards. Because ACDL’s shares are not publicly traded and there are few arms-length transactions in ACDL’s shares, the estimation of the fair value of the shares at the dates of awards and the expected price volatility, which are required inputs for the Black Scholes model, are estimated by ACDL based on information available to the Company at the time of the stock-based award grant.. ACDL estimates the fair value of the shares based any recent equity financings by the Company and other relevant information. Volatility is based on published volatilities for a basket of gaming stocks traded in Asian markets, adjusted by a risk premium to take account of the higher risk for a development stage entity.

Contingencies

Contingencies have been disclosed in Note 15 of the consolidated financial statements for the years ended December 31, 2011 and 2010 and for the period from September 21, 2005 (date of inception) to December 31, 2011 and Note 14 of the unaudited condensed consolidated financial statements for the three and six months ended June 30, 2012 and 2011.

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Contractual Obligations and Other Commitments

The following table summarizes ACDL’s contractual obligations and other commitments as of December 31, 2011:

Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years	Other
	(in millions)
Long-term debt obligations (a)	19.0	0.3	5.4	6.5	6.8	0.0
Operating lease obligations (b)	1.8	0.8	0.8	0.2	0.0	0.0
Purchase obligations (c)
Construction contractual (d)	106.6	4.0	0.0	0.0	0.0	102.6
Other (e)	5.3	2.4	2.8	0.1	0.0	0.0
Investment certificate (f)	613.0	0.0	73.0	60.0	480.0	0.0
Total	745.7	7.5	82.0	66.8	486.8	102.6

(a)	Includes interest and other borrowing costs associated with the debt obligations outstanding as of December 31, 2011. As of June 30, 2012, ACDL had long-term debt obligations of $84.3 million, which included interest and other anticipated borrowing costs based on the agreed repayment timeline with the lender. No repayments are due within one year.

(b)	The operating lease obligations for 2012 are stated net of $0.07 million of sublease revenue. There was no significant change from December 31, 2011 to June 30, 2012.

(c)	Purchase obligations represent agreements to purchase goods or services that are enforceable and legally binding.

(d)	These obligations are cancellable upon 30 days written notice. Estimated costs for January 2012 were approximately $4 million while the remaining $102.6 million that represents the cancellable portion of the obligation. At June 30, 2012 the contractual construction obligation was $115.7 million of which $14 million represented the non-cancellable amount.

(e)	Includes open employment agreements, and consulting contracts for business and accounting services. There was no significant change from December 31, 2011 to June 30, 2012.

(f)	The stipulated charter capital for HTP of $795 million (which covers the entire Ho Tram Project) is to be contributed in phases during the development of each of the zones. Before December 31, 2011, ACDL contributed approximately $182 million of the required charter capital. There was no significant change from December 31, 2011 to June 30, 2012.

Commitments

For further information regarding commitments, see Note 17 to ACDL’s consolidated financial statements for the years ended December 31, 2011 and 2010 and for the period from September 21, 2005 (date of inception) to December 31, 2011.

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Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and credit risk.

Interest rate risk

ACDL is subject to market risk from exposure to changes in interest rates on investments, which are fixed for a maximum of three months, and on borrowings under the terms of the ACDL Loan, the interest rates for which are re-set every six months. Because short term cash investments will be utilized in the short term for capital expenditures, the interest rate risk is negligible. Based on the ACDL Loan balance at June 30, 2012, an increase or decrease of 1.0% in the reference interest rate would increase or decrease the interest cost for the ensuing 12 months by approximately $0.6 million.

Foreign currency rate risk

ACDL is exposed to foreign exchange rate movements between the US dollar, the Canadian dollar and the Vietnamese Dong. ACDL does not hedge its exposure to foreign currencies

All drawdowns under the ACDL Loan that are denominated in Vietnamese Dong must be repaid in Vietnamese Dong from future US dollar denominated cash flow from operations. At June 30, 2012 the liability denominated in Vietnamese Dong was $37.5 million. Working capital at June 30, 2012 denominated in Vietnamese Dong was approximately $14.6 million, which it is expected will be utilized to settle Vietnamese Dong-denominated current obligations. Based on balances as of June 30, 2012 a 10% change in the US dollar/Vietnamese Dong would cause a foreign currency transaction gain / loss of approximately $3.8 million.

At June 30, 2012, ACDL had negligible net working capital denominated in Canadian dollars. Canadian dollars are purchased on a monthly basis at spot rates to fund Canadian dollar denominated operating expenditures, which are expected to be approximately $5 million in 2012. Therefore ACDL is not materially vulnerable to the foreign exchange fluctuations between the U.S. dollar and the Canadian dollar.

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Management of ACDL

Directors and Officers

The table below sets forth the names and ages of the members of ACDL’s board of directors and ACDL’s current executive officers, as well as the positions and offices held by such persons. A summary of the background and experience of each of these individuals is set forth after the table.

Name	Age	Position with ACDL

Robert Wolfe	56	Chairman and Director

Lloyd C. Nathan	47	Chief Executive Officer

Keith Hladek	36	Director

Ian Estus	37	Director

Joseph W. Cleverdon	39	Director

Carlos Ruisanchez	41	Director

Anthony Sanfilippo	54	Director

Altaf H. Mackeen	31	Director

Stephen Shoemaker	51	President and Chief Financial Officer

Colin Pine	37	General Director- HTP

Johannes E. Forrer	62	President, Project Development- HTP

Robert Wolfe is an experienced private investor with a 30 year career that spans finance, operations and technology management.  From 2002 to 2008, Mr. Wolfe was an active member of the Northwest Venture Associates (NWVA) management team.  Prior to his six years with NWVA, Mr. Wolfe was President and Chief Operating Officer of Toronto-based GT Group Telecom, then Canada's largest independent telecommunications provider.  Before his tenure at GT Group Telecom, he was Chief Financial Officer of Trillium Corporation, a private international investment company. Mr. Wolfe has served on numerous private, public and non-profit boards and is a currently a director of Darigold, TangoWire, Vigilos and Washington Bancorp.  He also serves as a Venture Partner for the private equity group at Montgomery & Company.

Lloyd C. Nathan has more than 20 years of development successes, including eight years as a senior executive at gaming and hospitality company MGM Resorts International. Mr. Nathan was President of MGM MIRAGE Global Gaming Development, where he was responsible for MGM Resorts International’s worldwide gaming expansion and for establishing the company’s footprint in Asia.  Mr. Nathan also led all aspects of MGM Resorts International’s involvement with the Ho Tram Project. Mr. Nathan spent part of his time as President living in Asia, where he has conducted business for more than 20 years. Mr. Nathan spent the first ten years of his career as a dual qualified United States/United Kingdom lawyer working for the firms Slaughter and May in London, Glaser Weil in Los Angeles and Loeb & Loeb in Los Angeles. During his tenure with these firms, he specialized in international transactions across Asia, the United States and Europe for multi-national companies including MGM Grand and MGM Studios. For the five years prior to joining MGM Resorts International in 2002, Mr. Nathan was an executive running the corporate development divisions for two New York based companies and expanding their leisure and technology businesses globally. Mr. Nathan is an Attorney at Law of the State Bar of California, a Solicitor of the Senior Courts of England and Wales and a member of The Law Society of England and Wales. Mr. Nathan also sits on the Advisory Boards for Global Gaming Expo (G2E) Las Vegas and for Global Gaming Expo (G2E) Asia.

Keith M. Hladek has served as a director of HGI since October 2009. Mr. Hladek is also a director of Zap.Com, a subsidiary of HGI. Mr. Hladek is also the Chief Financial Officer and Co-Chief Operating Officer of Harbinger Capital, an affiliate of HGI. Mr. Hladek is responsible for all accounting and operations of Harbinger Capital (including certain affiliates of Harbinger Capital and their management companies), including portfolio accounting, valuation, settlement, custody, and administration of investments. Prior to joining Harbinger Capital in 2009, Mr. Hladek was Controller at Silver Point Capital, L.P., where he was responsible for accounting, operations and valuation for various funds and related financing vehicles. Mr. Hladek is a Certified Public Accountant in New York. Prior to joining Silver Point Capital, L.P. Mr. Hladek was the Assistant Controller at GoldenTree Asset Management and a fund accountant at Oak Hill Capital Management. Mr. Hladek started his career in public accounting and received his Bachelor of Science in Accounting from Binghamton University.

Ian Estus is a Managing Director of Harbinger Capital Partners. Mr. Estus is responsible for managing Harbinger Capital Partners' prime brokerage, counterparty and financing relationships. Prior to joining Harbinger Capital Partners in 2002, Mr. Estus was a Trading Assistant in the High Yield Investments Group with Smith Barney Asset Management in New York.  Mr. Estus also served as a Fund Accountant/Section Manager of the Mutual Fund Accounting Group of Smith Barney Asset Management.  Mr. Estus received a B.S. in Business Administration from the State University of New York at Buffalo.

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Joseph W. Cleverdon is Managing Director of Investmentsof Harbinger Capital, a private investment firm based in New York. Mr. Cleverdon is responsible for public, private and activist investments in the gaming, commercial real estate and media satellite sectors among others. Prior to joining Harbinger Capital in 2006, Mr. Cleverdon was a Vice President in the Financial Restructuring Group of Houlihan Lokey in the firm’s New York, London and Frankfurt offices. During his seven years at Houlihan Lokey, Mr. Cleverdon advised companies, creditors and equity investors involved in out-of-court restructuring and recapitalization transactions, insolvency proceedings, financings, and divestitures and acquisitions, and was a founding officer of Houlihan Lokey’s Frankfurt office.  Prior to joining Houlihan Lokey, Mr. Cleverdon held positions at D.E. Shaw & Co., a private investment firm based in New York. Mr. Cleverdon currently serves as a director of TMCI Holdings Inc. and African Medical Investments plc.

Carlos Ruisanchez joined Pinnacle Entertainment Inc. in August 2008, and plays a variety of strategic and operational leadership roles at the company. Mr. Ruisanchez joined Pinnacle following a successful career at the investment banking firm Bear, Stearns & Co., where he served as Senior Managing Director responsible for corporate clients in the gaming, lodging and leisure industries, as well as financial sponsor banking relationships. Mr. Ruisanchez joined Bear Stearns investment banking department in 1997 as an associate in the firm's Los Angeles office and moved to New York in 1999 where he worked until 2008. Prior to joining Bear Stearns, Mr. Ruisanchez was a financial analyst for Aetna Health Plans in Northern California.

Anthony Sanfilippo joined Pinnacle Entertainment Inc. as president, chief executive officer and director in March 2010. He has more than 25 years of gaming industry experience including managing and developing gaming operations in diverse jurisdictions such as Louisiana, Missouri, Indiana and Nevada. Prior to joining Pinnacle, Mr. Sanfilippo was the president, chief executive officer and director of Multimedia Games, Inc. (2008-2010).  Before joining Multimedia Games, he served in executive roles at Harrah’s Entertainment, Inc., the world’s largest casino company, where he was president of Harrah’s central and western divisions, overseeing the operations of more than two dozen gaming facilities.  Mr. Sanfilippo was also president and chief operating officer for Harrah’s New Orleans and director of Jazz Casino Corp. prior to its acquisition by Harrah’s.

Altaf H Mackeen joined Harbinger Capital Partners, a private investment firm based in New York, in May 2010 to focus on public and private opportunities primarily in the gaming and media industries, as well as investments in Southeast Asia and Africa. Prior to joining Harbinger Capital Partners, Mr. Mackeen covered high yield investments in the Technology, Media and Telecom Group at Sankaty Advisors, Bain Capital’s debt affiliate, and specialized in the semiconductor and radio industries. Before joining Sankaty Advisors, Mr. Mackeen spent three years advising companies and creditors involved in insolvency proceedings, out-of-court restructurings and recapitalization transactions in the Financial Restructuring Group of Houlihan, Lokey, Howard & Zukin.

Stephen Shoemaker has 25 years of financial and operating experience in the hospitality and telecommunications industries, most recently serving as the Chief Financial Officer of NuVox Communications. Mr. Shoemaker joined ACDL in February 2008 as President and CFO. Mr. Shoemaker was previously Chief Financial Officer at both NuVox Communications and GT Group Telecom, and prior to that was Treasurer for Qwest Communications.  He is a proven leader, and either led or heavily impacted the development of strong financial and operating procedures in start-up and early stage organizations; GT Group Telecom and NuVox. Prior to his telecommunications experience, Mr. Shoemaker spent 10 years at Marriott in various financial roles, including feasibility and financial analysis of lodging projects, structuring of real estate limited partnership syndications, structuring and evaluation of retail and concession operations, and corporate finance activities including spinoffs and related capital structuring. The first three years of his career were as a CPA in the audit practice of Coopers & Lybrand.

Colin Pine provided advisory services to foreign-invested companies in Vietnam and private equity funds looking to invest in Vietnam prior to joining HTP.  From 2007 to 2009, Mr. Pine was the General Director and Chief Executive Officer of Indochina Beach Hotels Joint Stock Company, a hospitality-focused real estate company which owns the Furama Resort, Da Nang, the first 5-Star resort built in Central Vietnam, and is also the developer of other large-scale resort and beach residence projects in Central Vietnam and on Phu Quoc Island, Vietnam.  Concurrent with his role at Indochina Beach Hotels, Mr. Pine was a Director at Sovico Holdings, which is one of Vietnam’s largest and leading privately-held, diversified investment companies. Colin also served on the Board of Directors of Vietjet Aviation Joint Stock Company, the first privately-owned airline to be licensed in Vietnam.  From 1998 until 2007, Mr. Pine was the Business Manager of the United Nations International School of Hanoi, a private international school serving the diplomatic, foreign-investment and Vietnamese communities in Hanoi. Mr. Pine was responsible for all non-academic functions of the Company and also led project development for the construction of a purpose-built campus on 9.2 hectares of land. Mr. Pine started his professional career in Vietnam in 1997 as the Country Representative for JD Power & Associates.

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Johannes E. Forrer heads the ACDL construction team in Vietnam, and is responsible for coordinating all efforts to design and build the Ho Tram Strip integrated resort property.  For the past 15 years, Mr. Forrer was the Group Development Executive at Peermont Global Ltd. in South Africa.  In that role, he was responsible for gaming and resort development projects, including refurbishment and upgrading of existing facilities from conceptual designs to final commissioning and transfer to operations.

Management Service Agreements

MGM Management Agreement

HTP and MGM Hospitality International Holdings Limited, formerly MGM MIRAGE Hospitality International Holdings Limited (the “MGM Manager”) entered into a management agreement (the “MGM Management Agreement”), effective as of November 17, 2008, pursuant to which HTP engaged the MGM Manager to exclusively manage and operate the hotel, casino, conference centre and certain other facilities located in Zone A of the Ho Tram Project (the “MGM Managed Facilities”) under the “MGM Grand” brand, including the day-to-day operations of the MGM Managed Facilities for and on behalf of HTP. The following is a brief summary of some key terms under the MGM Management Agreement and does not reflect all the terms and conditions that relate thereto.

The initial term of the MGM Management Agreement is 50 years from the issuance of the Investment Certificate. The MGM Management Agreement is automatically renewed for an additional 20 year term if HTP is able to extend the original 50 year term of the Investment Certificate for an additional 20 year period.

In addition to other termination rights set forth in the MGM Management Agreement, termination of the MGM Management Agreement may occur in the event of a material event of default or if the event of default constitutes intentional misconduct; if either party is required by a governmental authority to cease doing business with the other; upon thirty days’ written notice if there is a material and significant change in exchange control laws or regulations restricting or hindering repatriation of dividends or fees generated by business entities in Vietnam adversely impacting the terminating party; upon thirty days’ written notice if continued operation of the facilities would cause a violation of any applicable sanction laws.

In addition, if the MGM Collaboration Agreement (as defined below) entered into between HTP and the MGM Manager is terminated, the MGM Management Agreement will automatically terminate. The MGM Manager may terminate if, in the MGM Manager’s reasonable judgment, the facilities will not be completed to its reasonable satisfaction on or before January 1, 2013. HTP may terminate the MGM Management Agreement, if for any two consecutive fiscal years beginning after the third fiscal year, the facilities do not achieve projected earnings.

Pursuant to the MGM Management Agreement, the MGM Manager will provide pre-opening services to HTP including: (a) establishing and implementing the pre-operating accounting, security, human resources, marketing and regulatory compliance systems, (b) recruitment of personnel and implementation of necessary training programs, (c) assisting HTP in working with the Vietnamese government to develop a national gaming fiscal and regulatory framework, (d) assisting HTP in the development of marketing and operation plans, (e) assisting HTP with procurement of licenses and permits required for operation of the MGM Managed Facilities, and (f) preparing pre-opening and first year business plans.

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In addition, the MGM Manager will also provide to HTP management services including: (a) preparation of annual business and marketing plans, (b) maintenance of books and records, (c) establishment of rates and charges for guest rooms and other hotel facilities, (d) establishment of gaming systems and management information systems, (e) collection and payment of taxes, (f) management of human resources, (g) maintenance and repair of the MGM Managed Facilities, and (h) administration of third party vendors and operators.

During the operating term, HTP is obliged to pay management fees to the MGM Manager representing a percentage of the operating revenue and profit of the hotel and casino on a monthly basis. HTP will also pay all amounts charged to the facilities for centralized services monthly in arrears as well as a further percentage fee for such services.

Pursuant to the MGM Management Agreement, prior to HTP entering into negotiations or an agreement with an unaffiliated third party with respect to (a) a proposed transfer of the MGM Managed Facilities or a majority of the ownership interests of HTP, (b) an arrangement for the development, construction, design, or operation of a casino or hotel project in Vietnam, and (c) an arrangement for the management of a casino or hotel project in Vietnam, the MGM Manager shall have the right to elect to participate in discussions, and negotiate with HTP.

MGM Collaboration and Assistance Agreement

HTP and MGM MIRAGE Hospitality International Holdings Limited, formerly MGM MIRAGE Hospitality International Holdings Limited (the “MGM Consultant”) entered into a collaboration and assistance agreement (the “MGM Collaboration Agreement”), effective as of November 17, 2008, pursuant to which HTP engaged the MGM Consultant to consult upon the development of the MGM Managed Facilities during both the pre-construction and construction phases of the project. The following is a brief summary of some key terms under the MGM Collaboration Agreement and does not reflect all the terms and conditions that relate thereto

The term of the MGM Collaboration Agreement expires on the later of (a) three months after all components of the MGM Managed Facilities open for business as an MGM branded resort, or (b) the completion of any and all deficiencies and construction work.

Pursuant to the MGM Collaboration Agreement, obligations under this agreement shall be transferred to the same person in the event of a transfer of the MGM Management Agreement. If the MGM Management Agreement is terminated, the MGM Collaboration Agreement will automatically terminate. Each party may also terminate in the event of a material and/or intentional default of the other, or if the parties are unable to agree on modifications to the agreement if it is found be inconsistent with the applicable laws of Vietnam

Pursuant to the MGM Collaboration Agreement, the services the MGM Consultant shall provide to HTP include the following: (a) during pre-construction of MGM Managed Facilities, assist HTP with preparation of construction drawings/specifications, review and evaluate of materials in connection with the design development phase, including preliminary architectural plans and interior design plans, review and provide recommendations concerning preliminary and final systems plans and specifications prepared by HTP’s engineering consultants; and (b) during construction of the MGM Managed Facilities, assist HTP in obtaining occupancy permits and other approvals, review and advise HTP with respect to compliance with construction drawings and plans, conduct general observation of work and participate with HTP in on-site reviews of alternate design solutions.

The MGM Consultant is entitled to a minimum aggregate consulting fee and may earn additional monthly fees, and the MGM Collaboration Agreement sets out the schedule as to when and in what amounts fee payments are to be made by HTP.

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PNK Resort Management Agreement

HTP and PNK (VN), Inc., a Vietnamese company and affiliate of Pinnacle Entertainment Inc. (the “PNK Manager”), entered into a management agreement (the “Pinnacle Management Agreement”), effective as of August 8, 2011, pursuant to which HTP engaged the PNK Manager to exclusively manage and operate the hotel, casino, conference centre and certain other facilities comprising the second integrated resort of the Ho Tram Project (the “PNK Managed Facilities”), including the day-to-day operations of the PNK Managed Facilities for and on behalf of HTP. The following is a brief summary of some key terms under the PNK Management Agreement and does not reflect all the terms and conditions that relate thereto.

The initial term of the PNK Management Agreement is 50 years from the issuance of the Investment Certificate. The PNK Management Agreement is automatically renewed for an additional 20 year term if HTP is able to extend the original 50 year term of the Investment Certificate for an additional 20 year period.

In addition to other termination rights set for in the PNK Management Agreement, termination of the PNK Management Agreement may occur, for example, in the event of a material event of default or if the event of default constitutes intentional misconduct; if either party is required by a governmental authority to cease doing gaming business with the other; upon thirty days’ written notice if there is a material and significant change in exchange control laws or regulations, restricting or hindering repatriation of dividends or fees generated by business entities in Vietnam adversely impacting the terminating party; or upon thirty days’ written notice if continued operation of the PNK Managed Facilities would cause a violation of any applicable sanction laws.

Subject to various conditions and PNK’s right to cure, HTP may terminate the PNK Management Agreement if for any two consecutive fiscal years beginning after the third full fiscal year, the facilities do not achieve 70% of forecasted gross operating profits.

Pursuant to the PNK Management Agreement, the PNK Manager shall provide management services to HTP including: (a) preparation of a business plan for each fiscal year, (b) maintenance and repair of the PNK Managed Facilities, (c) management of personnel, (d) establishment and administration of bank accounts, (e) operate the PNK Managed Facilities using the PNK Manager’s proprietary rights and under trademarks held by the PNK Manager, and (f) prepare and deliver to HTP an operating budget and plan for pre-opening services.

During the operating term, HTP is obliged to pay management fees to the PNK Manager representing a percentage of the operating revenue and profits of the hotel and casino on a monthly basis. The PNK Manager is not entitled to assign the PNK Management Agreement to an unaffiliated party without prior written consent of HTP, provided that HTP shall not unreasonably delay or withhold consent if (a) proposed transfer is on or after the eighth anniversary of the opening date of the PNK Managed Facilities, or (b) the continued operation of the PNK Managed Facilities by the PNK Manager would be a violation of gaming laws or applicable sanction laws. HTP may assign the PNK Management Agreement without prior written consent of the PNK Manager only if, among other requirements, HTP provides notice to the PNK Manager at least thirty days prior to the assignment with information reasonably requested by the PNK Manager.

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PNK Collaboration and Assistance Agreement

HTP and Pinnacle entered into a collaboration and assistance agreement (the “PNK Collaboration Agreement”), effective as of August 8, 2011, pursuant to which HTP engaged Pinnacle to consult upon the development of the PNK Managed Facilities. The following is a brief summary of some key terms under the PNK Collaboration Agreement and does not reflect all the terms and conditions that relate thereto.

The term of the PNK Collaboration Agreement commenced on August 8, 2011 and shall continue until the fifth anniversary of the opening date of the PNK Managed Facilities unless extended by written agreement or earlier termination. If the PNK Management Agreement between HTP and the PNK Manager is terminated, the PNK Collaboration Agreement will automatically terminate. Each party may also terminate in the event of a material and/or intentional default of the other, or if the parties are unable to agree on modifications to the agreement if it is found to be inconsistent with the applicable laws of Vietnamese.

Pursuant to the PNK Collaboration Agreement, HTP and Pinnacle shall appoint two members each to a development committee (the “Development Committee”) with expenses of the Development Committee being borne by HTP. The Development Committee shall (a) assist HTP in analysis and preparation of the budgets that support the various phases of design, development and construction of the PNK Managed Facilities, (b) prepare detailed analysis and time schedule of the stages of designing constructing, equipping, obtaining regulatory approvals, and performing any necessary or appropriate pre-opening services for the PNK Managed Facilities, and (c) prepare a site plan for the site, and (d) prepare model hotel guest rooms at the site for approval by Pinnacle.

Pursuant to the PNK Collaboration Agreement, the services the PNK Consultant shall provide to HTP include the following: (a) during pre-construction of PNK Managed Facilities, assist HTP with preparation of construction drawings/specifications, review and evaluate of materials in connection with the design development phase, including preliminary architectural plans and interior design plans, review and provide recommendations concerning preliminary and final systems plans and specifications prepared by HTP’s engineering consultants; and (b) during construction of the PNK Managed Facilities, assist HTP in obtaining occupancy permits and other approvals, review and advise HTP with respect to compliance with construction drawings and plans, conduct general observation of work and participate with HTP in on-site reviews of alternate design solutions.

While Pinnacle is not permitted to assign or subcontract the PNK Collaboration Agreement without prior written consent of HTP, HTP may assign without prior written consent of the PNK Manager only if, among other requirements, HTP provides notice to Pinnacle at least thirty days prior to assignment with information reasonably requested by Pinnacle. Either party may upon thirty days written notice assign the PNK Collaboration Agreement to a wholly-owned affiliate.

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Shareholders’ Agreements and Board Composition

ACDL is subject to two separate shareholders agreements. The first shareholders agreement (the “Initial Shareholders’ Agreement”) is dated April 15, 2011 and was entered into by and among ACDL, a group of its founding shareholders (the “Founding Minority”), and Harbinger Capital Investments S.a.r.l., a Harbinger entity that subsequently assigned all of its rights and entitlements in respect of the Initial Shareholders’ Agreement and its ACDL holdings to Harbinger ACDL Blocker. The second shareholders agreement (the “Pinnacle Shareholders’ Agreement”) is dated August 8, 2011 and was entered into by and among ACDL, certain of the Harbinger Funds, Harbinger ACDL Blocker, Global Opportunities, Global ACDL Blocker and Pinnacle.

Upon closing of the Transaction, Harbinger ACDL Blocker will remain a party to the shareholders agreements, and to the extent of any transfer to the Company of ACDL equity by any of the Harbinger Funds, the Company will become a party to the Pinnacle Shareholders’ Agreement pursuant to its terms.

The ACDL Board of Directors currently consists of six directors. Pursuant to the Initial Shareholders’ Agreement, upon the occurrence of certain prescribed events, the ACDL Board of Directors is to be increased to ten directors, six of whom the Harbinger Funds are entitled to nominate and four of whom the Founding Minority are entitled to nominate, with each of the Founding Minority’s nominees being subject to prior review and approval by the Harbinger Funds. The Pinnacle Shareholders’ Agreement provides, among other things, that of the six directors to be nominated by the Harbinger Funds pursuant to the Initial Shareholders’ Agreement. Harbinger Funds shall nominate the number of individuals proposed by Pinnacle which represents Pinnacle’s proportionate share of the slate of six based upon Pinnacle’s equity voting power in ACDL at the relevant time (as more particularly described in the Pinnacle Shareholders Agreement), with the balance of the individuals to be designated by Harbinger.  Based on current equity voting power,  the Harbinger Funds are currently entitled to designate four of the six nominees and Pinnacle is entitled to designate two of the six nominees.

Certain members of the Founding Minority have initiated an action in the Ontario Superior Court of Justice alleging their ability to nominate four directors without prior review and approval by the Harbinger Funds. The Harbinger Funds have informed us that they believe that this claim is without merit and intend to defend this action vigorously. If the Founding Minority are successful in pursuing this claim, the ability of the Harbinger Funds (and us, following the Transaction) to control the composition of the Board of ACDL will be diminished.

Under the Initial Shareholders' Agreement, Harbinger ACDL Blocker is entitled to transfer and assign all or any portion of its ACDL equity and debt without any restriction and without any required consent. Notwithstanding the foregoing, pursuant to a Tag-Along Agreement dated July 28, 2008 by and among ACDL, the Founding Minority and Harbinger Capital Investments S.a.r.l., any transfer of ACDL equity by any shareholder or shareholders holding in excess of 80% of the fully diluted equity of ACDL to a third party will trigger certain piggy-back participation rights in favor of the Founding Minority. As structured, the proposed sale of Harbinger ACDL Blocker to the Company, as contemplated by the Stock Purchase Agreement, will not trigger any such rights of the Founding Minority.

While transfers by the Harbinger Entities are generally permitted under the Pinnacle Shareholders' Agreement, a proposed sale by any of the Harbinger Entities of its equity interests in ACDL will trigger certain piggy-back participation rights in favor of Pinnacle as well as a right of first negotiation and exclusivity in favor of Pinnacle to acquire Harbinger's equity ownership of ACDL. Each of the proposed sale of Harbinger ACDL Blocker to the Company and the proposed sale by Blue Line of all such equity interests in ACDL, as contemplated by the Stock Purchase Agreement, will not trigger any such rights of Pinnacle.

Pursuant to the Share Subscription Agreement dated August 8, 2011 by and among ACDL and the Harbinger Entities, the Harbinger Entities are entitled to certain anti-dilution protection to preserve their collective current ACDL ownership percentage, as described herein.

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MANAGEMENT OF AAC FOLLOWING THE TRANSACTION

Directors and Executive Officers

After the consummation of the Share Exchange, AAC shall take all necessary action, so that the Sellers can designate and appoint (i) a majority of the members of the board of directors of AAC (provided however that the AAC current board shall appoint the minority board members which shall equal no less than four board members with these AAC appointed board members to be retained for five years or such earlier consummation date of a going private transaction); (ii) the Chairman of the board of directors of AAC; (iii) the Chief Executive Officer of AAC; and (iv) the Chief Financial Officer of AAC.

Immediately following the consummation of the Transaction, AAC’s directors and chief executive officer are expected to be as follows:

Name	Age	Position with AAC

Philip Falcone	49	Executive Chairman

Peter Ziegler	52	Chief Executive Officer and Vice Chairman

Peter Bentley	47	Director

Keith Hladek	36	Director

David Murgio	41	Director

Joseph Cleverdon	39	Director

Charbel Nader	43	Director

E. Stephen Streeter	54	Director

Ian Zimmer	64	Director

See “Management of AAC” for biographical information of Messrs. Ziegler, Nader and Streeter and Professor Zimmer. See “Management of ACDL” for biographical information of Mr. Cleverdon.

Philip A. Falcone has served as a director, Chairman of the Board and Chief Executive Officer of Harbinger Group Inc. (“HGI”) since July 2009. From July 2009 to July 2011, Mr. Falcone served as the President of HGI. He is Chief Investment Officer and Chief Executive Officer of Harbinger Capital, an affiliate of HGI. Mr. Falcone is also the Chairman of the Board, President and Chief Executive Officer of Zap.Com Corporation (“Zap.Com”), a subsidiary of HGI. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. Prior to joining the predecessor of Harbinger Capital, Mr. Falcone served as Head of High Yield trading for Barclays Capital. From 1998 to 2000, he managed the Barclays High Yield and Distressed trading operations. Mr. Falcone held a similar position with Gleacher Natwest, Inc., from 1997 to 1998. Mr. Falcone began his career in 1985, trading high yield and distressed securities at Kidder, Peabody & Co. Mr. Falcone received an A.B. in Economics from Harvard University.

Peter J. Bentley is the founder of Per Astra Ltd., a company that provides management expertise services to a variety of companies to guide them in the strategy and acquisition process. Through Per Astra Ltd., Mr. Bentley has provided consulting services to a variety of clients, including most recently Harbinger Group Inc. Formerly an Industrial Consultant at Polygon and a Vice President of Global Operations and Supply Chain at Huntsman Advanced Materials. Mr. Bentley graduated with an M.Eng in Chemical Engineering from the University of Leeds.

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Keith M. Hladek has served as a director of HGI since October 2009. Mr. Hladek is also a director of Zap.Com, a subsidiary of HGI. Mr. Hladek is also the Chief Financial Officer and Co-Chief Operating Officer of Harbinger Capital, an affiliate of HGI. Mr. Hladek is responsible for all accounting and operations of Harbinger Capital (including certain affiliates of Harbinger Capital and their management companies), including portfolio accounting, valuation, settlement, custody, and administration of investments. Prior to joining Harbinger Capital in 2009, Mr. Hladek was Controller at Silver Point Capital, L.P., where he was responsible for accounting, operations and valuation for various funds and related financing vehicles. Mr. Hladek is a Certified Public Accountant in New York. Prior to joining Silver Point Capital, L.P. Mr. Hladek was the Assistant Controller at GoldenTree Asset Management and a fund accountant at Oak Hill Capital Management. Mr. Hladek started his career in public accounting and received his Bachelor of Science in Accounting from Binghamton University.

David Murgio is a Vice President and Investment Counsel of Harbinger Capital. Prior to joining Harbinger Capital in 2009, Mr. Murgio was Counsel at Weil, Gotshal & Manges LLP, in the firm’s mergers and acquisitions group. At Weil Gotshal, he represented acquirers, targets, boards of directors and special committees in public and private M&A transactions and counseled clients on a variety of legal, governance and strategic issues. Mr. Murgio holds a BA from Dartmouth College, a masters degree in International Affairs from Columbia University’s School of International and Public Affairs, and a JD from Columbia Law School.

Committees of the Board of Directors

The members of the committees of AAC’s board of directors will not be appointed until AAC’s board of directors is fully reconstituted and holds its initial meeting following consummation of the Transaction. At that time, AAC’s board of directors will make determinations with respect to each committee member’s independence in accordance with the NASDAQ Capital Market listing standards and SEC rules and regulations and each committee will adopt its committee charter.

Following the consummation of the Transaction, AAC intends to post the committee charters on its company website.

Audit Committee

The audit committee will be at all times composed of exclusively independent directors who are “financially literate,” meaning they are able to read and understand fundamental financial statements. In addition, the audit committee will have at least one member who qualifies as an “audit committee financial expert” as defined in rules and regulations of the SEC. Immediately following the consummation of the Transaction, AAC’s board of directors will also make determinations regarding the financial literacy and financial expertise of each member of the audit committee in accordance with the NASDAQ Capital Market listing standards and SEC rules.

The principal duties and responsibilities of AAC’s audit committee will be to engage AAC’s independent registered public accounting firm, oversee the quality and integrity of AAC’s financial reporting and the audit of AAC’s financial statements by its auditors and in fulfilling its obligations, AAC’s audit committee will review with management and auditors the scope and result of the annual audit, the auditors’ independence and AAC’s accounting policies.

The audit committee will be required to report regularly to AAC’s board of directors to discuss any issues that arise with respect to the quality or integrity of AAC’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of AAC’s independent auditors, or the performance of the internal audit function. After the consummation of the Transaction, the board of directors intends to adopt a written charter for the audit committee.

Compensation Committee

The majority of the compensation committee will be at all times composed of independent directors. Among other functions, the compensation committee will oversee the compensation of AAC’s chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

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Compensation Committee Interlocks and Insider Participation

AAC will disclose which, if any, members appointed to the compensation committee have had any relationships with AAC of the type required to be disclosed by Item 404 of Regulation S-K of the SEC rules and regulations following consummation of the Transaction and reconstituting the board of directors. None of the individuals who will be an executive officer of AAC following the consummation of the Transaction has served as a member of the compensation or similar committee, of any entity that has one or more executive officers who will serve on AAC’s board of directors immediately following the Transaction.

Nominating and Corporate Governance Committee

The majority of the nominating and corporate governance committee will be at all times composed of independent directors. The principal duties and responsibilities of AAC’s corporate governance committee will be to identify qualified individuals to become board members, recommend to the board of directors individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the board of directors AAC’s corporate governance guidelines.

Special Nominating Committee

For the five year period commencing on the Effective Time, a special nominating committee shall exist to appoint Mr. Ziegler and the other minority board members (which shall equal no less than four board members at the consummation of the Transaction) pursuant to the terms of the Stock Purchase Agreement.

Code of Ethics

AAC has adopted a code of ethics applicable to its executive officers, directors and employees, its subsidiaries and its controlled affiliates in accordance with applicable federal securities laws. Following the consummation of the Transaction, AAC intends to post its code of ethics on its website and to post any amendments to or any waivers from a provision of its code of ethics on such website.

Director and Executive Compensation

AAC is currently evaluating the compensation that it will provide for its directors and officers, and will determine that compensation following consummation of the Share Exchange.

BENEFICIAL OWNERSHIP OF AAC SECURITIES

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of September 11, 2012:

●	each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

●	each of our officers and directors; and

●	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

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Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Ordinary shares
Ziegler Asset Partners Trust (3)	1,850,667	21.7%
Peter Ziegler (3)	1,850,667	21.7%
Bulldog Investors (4)	800,000	9.3%
AQR Capital Management LLC (5)	756,000	8.86%
Polar Securities Inc. (6)	600,000	7.0%
Charbel Nader (7)	80,000	*
E. Stephen Streeter (8)	80,000	*
Brett Chenoweth (9)	80,000	*
Ian Zimmer (10)	21,333	*
Peter O’Brien (11)	21,333	*
Marion Igarashi	0	*
All directors and executive officers as a group (7 individuals)	2,133,333	25.0%

*	Less than 1.0%

(1)	Unless otherwise indicated, the business address of each of the individuals is Level 9 Podium, 530 Collins Street, Melbourne VIC 3000, Australia.

(2)	Does not reflect 8,000,000 ordinary shares issuable upon exercise of the Insider Warrants, which are not exercisable until the later of our completion of a business transaction and November 15, 2011.

(3)	All of such securities are held by Ziegler Asset Partners Pty. Ltd., as trustee for the Ziegler Asset Partners Trust. Mr. Ziegler is the sole director and company secretary of Ziegler Asset Partners Pty. Ltd.. which is owned by Bayleft Pty. Ltd. ACN 101 089 845, as trustee for the Ziegler Foundation Discretionary Trust. The beneficiaries of the Ziegler Foundation Discretionary Trust are the children of Peter Ziegler and his spouse, Andrea Ziegler. Mr. Ziegler has voting and investment control over these securities. These securities were placed in escrow prior to the date of the initial public offering prospectus and are currently subject to certain lock-up restrictions.

(4)	The business address of Bulldog Investors is Park 80 West Plaza Two, Suite 750, Saddle Brook NJ 07663. Phillip Goldstein and Andrew Dakos have voting and investment control for this entity.

(5)	The business address of AQR Capital Management LLC is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830. Clifford Asness has voting and investment control for this entity.

(6)	The business address of Polar Securities Inc. is 372 Bay Street, 21st Floor, Toronto, Canada A6 M5H 2W9. Paul Sabourin has voting and investment control for this entity.

(7)	These securities are held by The Drummond Trust. Mr. Nader has voting and investment control over these securities. These securities were placed in escrow prior to the date of the initial public offering prospectus and are currently subject to certain lock-up restrictions.

(8)	These securities are held by The Edward Stephen Streeter and Dana Streeter AB Living Trust. Mr. Streeter has voting and investment control over these securities. These securities were placed in escrow prior to the date of the initial public offering prospectus and are currently subject to certain lock-up restrictions.

(9)	These securities are be held by Brebec Pty. Limited as trustee for the Chenoweth Family Trust. Mr. Chenoweth is the sole director of Brebec Pty. Ltd. and has voting and investment control over these securities. These securities were placed in escrow prior to the date of the initial public offering prospectus and are currently subject to certain lock-up restrictions. Mr. Chenoweth is a former officer of the Company. He resigned in September 2011.

126

(10)	These securities are held by Thelma Investments Pty. Ltd. as trustee for Thelma Investments Trust. Professor Zimmer is the sole director of Thelma Investments Pty. Ltd. and has voting and investment control over these securities. These securities were placed in escrow prior to the date of the initial public offering prospectus and are currently subject to certain lock-up restrictions.

(11)	These securities are held by Parkthorn No 2 Pty. Ltd. Mr. O’Brien is the sole director of Parkthorn No 2 Pty. Ltd. and has voting and investment control over these securities. These securities were placed in escrow prior to the date of the initial public offering prospectus and are currently subject to certain lock-up restrictions.

127

	Pre-Transaction		Post-Transaction
	Amount and		Amount and
	Nature of	Approximate	Nature of	Approximate
	Beneficial	Percentage of	Beneficial	Percentage of
	Ownership of	Outstanding	Ownership of	Outstanding
Name and	Common	Common	Common	Common
Address (1)	Shares (2)	Shares	Shares (2)(4)	Shares
Ziegler Asset Partners Trust	1,850,667	21.7%	555,200	1.4%
Peter Ziegler	1,850,667	21.7%	555,200	1.4%
Charbel Nader	80,000	*	24,000	*
E. Stephen Streeter	80,000	*	24,000	*
Brett Chenoweth	80,000	*	24,000	*
Ian Zimmer	21,333	*	6,400	*
Peter O’Brien	21,333	*	6,400	*
Marion Igarashi	0	*	0	*
Harbinger Capital Partners Master Fund I, Ltd. (3)	0	*	20,421,646	53.3%
Harbinger Capital Partners Special Situations Fund, L.P. (5)	0	*	11,376,987	29.7%
Credit Distressed Blue Line Master Fund, Ltd. (6)	0	*	5,324,534	13.9%

* Less than 1 percent

1)	Unless otherwise indicated, the business address of each of the stockholders is Australia Acquisition Corp., Level 9 Podium, 530 Collins Street, Melbourne VIC 3000

(2)	Excludes warrants held by such stockholder.

(3)	The business address of such stockholder is 450 Park Avenue, 30th Floor, New York, New York 10022. Includes Class A Preferences Shares on an as-converted basis. The shares beneficially owned by Harbinger Master may be deemed beneficially owned by Harbinger Capital, the investment manager of Harbinger Master, Harbinger Holdings, LLC (“Harbinger Holdings”), the managing member of Harbinger Capital, and Philip A. Falcone the managing member of Harbinger Holdings and the portfolio manager of Harbinger Master.

(4)	Assumes (i) the transfer of 70% of the pre-transaction ownership of inside holders to the Sellers, (ii) the tender and purchase of 5,887,999 shares in the offer and (iii) no warrants outstanding are exercised.

(5)	The business address of such stockholder is 450 Park Avenue, 30th Floor, New York, New York 10022. Includes Class A Preference Shares on an as-converted basis. The shares beneficially owned by Harbinger Special Situations may be deemed beneficially owned by Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), the general partner of Harbinger Special Situations, Harbinger Holdings, the managing member of HCPSS and Mr. Falcone, the managing member of Harbinger Holdings and the portfolio manager of Harbinger Special Situations.

(6)	The business address of such stockholder is 450 Park Avenue, 30th Floor, New York, New York 10022. The shares beneficially owned by Blue Line may be deemed beneficially owned by Harbinger Capital Partners II, L.P. (“HCP II”), the investment manager of Blue Line, Harbinger Capital Partners II GP, LLC, the general partner of HCP II and Philip A. Falcone, the managing member of Harbinger Capital Partners II GP, LLC.

128

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AAC

On July 29, 2010, in connection with the formation of our company, we issued 3,066,667 ordinary shares to Ziegler Asset Partners Trust, an affiliate of Mr. Ziegler, our chairman of the board and chief executive officer, for an aggregate of $25,000 in cash, in a private placement. In August 2010, Ziegler Asset Partners Trust entered into an agreement to transfer an aggregate of 406,334 ordinary shares for nominal consideration to Mr. Nader, our executive vice president, Mr. Chenoweth, our then executive vice president, Mr. Streeter, our chief financial officer and executive vice president, Professor Zimmer, a director, and Mr. O’Brien, a director.  Subsequently, on November 15, 2010, we redeemed from our initial shareholders, at nominal cost to us, an aggregate of 613,334 of such initial ordinary shares, that we have cancelled. The 2,453,333 initial ordinary shares included an aggregate of up to 320,000 initial ordinary shares that were redeemed by us because the over-allotment option was not exercised by the underwriters.  Additionally, our management purchased warrants exercisable for 8,000,000 ordinary shares, for $0.50 per warrant or a total of $4,000,000, in a private placement that occurred before the initial public offering.  The table below sets forth the number of initial ordinary shares and Insider Warrants acquired by each of our initial shareholders, management team or their affiliates.

	Number of Initial Ordinary Shares	Number of Insider Warrants

Peter Ziegler (1)	1,850,667	6,940,000
Charbel Nader (2)	80,000	300,000
E. Stephen Streeter (3)	80,000	300,000
Brett Chenoweth (4)	80,000	300,000
Ian Zimmer (5)	21,333	80,000
Peter O’Brien (6)	21,333	80,000

Total	2,133,133	8,000,000

(1)	These securities are held by Ziegler Asset Partners Pty. Ltd., as trustee for the Ziegler Asset Partners Trust. Mr. Ziegler is the sole director and company secretary of Ziegler Asset Partners Pty. Ltd.. which is owned by Bayleft Pty. Ltd. ACN 101 089 845, as trustee for the Ziegler Foundation Discretionary Trust. The beneficiaries of the Ziegler Foundation Discretionary Trust are the children of Peter Ziegler and his spouse, Andrea Ziegler. Mr. Ziegler has voting and investment control over these securities.

(2)	These securities are held by The Drummond Trust. Mr. Nader has voting and investment control over these securities.

(3)	These securities are held by The Edward Stephen Streeter and Dana Streeter AB Living Trust. Mr. Streeter has voting and investment control over these securities.

(4)	These securities are held by Brebec Pty. Limited as Trustee for the Chenoweth Family Trust. Mr. Chenoweth is the sole director of Brebec Pty. Ltd. and has voting and investment control over these securities.

(5)	These securities are held by Thelma Investments Pty. Ltd. as trustee for the Thelma Investments Trust. Professor Zimmer is the sole director of Thelma Investments Pty. Ltd. and has voting and investment control over these securities.

(6)	These securities are held by Parkthorn No. 2 Pty. Ltd. Mr. O’Brien is the sole director of Parkthorn No. 2 Pty. Ltd. and has voting and investment control over these securities.

129

The proceeds from the sale of the Insider Warrants were deposited in the trust account pending our completion of a business transaction. The Insider Warrants are identical to the warrants included in the units sold in the initial public offering, except that the Insider Warrants: are subject to the transfer restrictions; are non-redeemable by us so long as they are held by our management team or their permitted transferees; and may be exercised by our management team or their permitted transferees on a cashless basis.  Our management team has agreed that the Insider Warrants will not be sold or transferred by them until 90 days after we have completed a business transaction, provided however that transfers can be made to certain permitted transferees who agree in writing to be bound by such transfer restrictions. Notwithstanding the foregoing, insider holders, AAC and Prince Ridge have agreed to certain amendments to the Escrow Agreement, effective as of the Closing, to remove such 90 days lockup period from and after the Closing.

The holders of our initial ordinary shares issued and outstanding, as well as the holders of the Insider Warrants (and underlying securities), are entitled to registration rights. The holders of the majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the initial ordinary shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Insider Warrants (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business transaction. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business transaction. We will bear the expenses incurred in connection with the filing of any such registration statements.

In order to meet our working capital needs, certain of our officers and directors may, but are not obligated to, loan us funds, from time to time, or at any time, in whatever amount such officer or director deems reasonable in his sole discretion, which may be convertible into warrants of the post business transaction entity at a price of $0.50 per warrant at the option of the lender.  The warrants would be identical to the Insider Warrants.  The holders of a majority of such warrants (or underlying shares) will be entitled to demand that we register these securities pursuant to an agreement to be entered into at the time of the loan.  The holders of a majority of these securities would have certain “piggy-back” registration rights with respect to registration statements filed subsequent to such date.  We will bear the expense incurred with the filing of any such registration statements.  The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist.  However, such loans would not have any recourse against the trust account and would be on terms believed by us to be no less favorable to us than would be available from unaffiliated third parties.

We pay Ziegler Asset Partners a monthly fee of $10,000 for office space and administrative and support services. Mr. Ziegler, our chief executive officer and chairman of the board, is the president of Ziegler Asset Partners. This arrangement was agreed to by Mr. Ziegler for our benefit and is not intended to provide Mr. Ziegler with compensation in lieu of a salary or other remuneration.

Ziegler Asset Partners Pty. Ltd., an affiliate of Mr. Ziegler, our chairman of the board and chief executive officer, loaned and advanced to us an aggregate of $150,000 as of July 31, 2010 for the payment of offering expenses. In October 2010, Ziegler Asset Partners Pty. Ltd. advanced to us an aggregate of $50,000, payable on demand, to pay certain vendors and other offering expenses. These advances were repaid on November 19, 2010 from the proceeds of our initial public offering.

On June 6, 2012 , Ziegler Asset Partners Pty. Ltd. Loaned the Company $200,000.  The loan bears interest at 8.5% per annum and is payable the earlier of November 15, 2012 or the consummation of the Company’s initial business transaction.

On July 23, 2012, the Company received an additional loan of $200,000 from Ziegler Asset Partners Pty. Ltd, that bears interest at 8.5% per annum and is due the earlier of November 15, 2012 or the consummation of the Company’s initial business transaction.

On August 14, 2012, the Company received an additional loan of $498,242 from Ziegler Asset Partners Trust, an affiliate of Mr. Ziegler.  The Company is only permitted to use the proceeds of the loan for the payment of a consent fee (the “Consent Fee”) to the Company’s shareholders that voted to approve amendments extending the termination date under the Company’s Articles of Association to November 15, 2012 (the “Charter Amendment”), in an amount equal to US$0.05 per ordinary share, per month, commencing August 15, 2012, until the earlier of (i) the date that the Transaction is consummated, and (ii) October 15, 2012.  The loan bears interest at 8.5% per annum.  Repayment of the loan and interest thereon is contingent upon and subject to the consummation of the Transaction.

On August 14, 2012, the Company received a loan of $226,474 from Harbinger Master, Harbinger Special Situations, and Blue Line.  The Company is only permitted to use the proceeds of the loan for the payment of the Consent Fee to the Company’s shareholders that voted to approve the Charter Amendment, in an amount equal to US$0.05 per ordinary share, per month, commencing August 15, 2012, until the earlier of (i) the date that the Transaction is consummated, and (ii) October 15, 2012.  The loan bears interest at 8.5% per annum.  Repayment of the loan and interest thereon is contingent upon and subject to the consummation of the Transaction.

On August 14, 2012, the company received a further loan in the amount of $111,758 from Ziegler Asset Partners Pty. Ltd, that bears interest at 8.5% per annum and is due the earlier of November 15, 2012 or the consummation of the Company’s initial business transaction.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business transactions. Our audit committee will review and approve all reimbursements made to our officers, directors or their affiliates, to the extent that they are in excess of $150,000 in the aggregate in any fiscal quarter, and any reimbursements made to members of our audit committee will be reviewed and approved by our board of directors, with any interested director abstaining from such review and approval. Such review will encompass an analysis of the corporate purposes advanced by such expenses and their reasonableness as compared to similar services or products that could have been procured from an independent third party source. There is no limit on the total amount of out-of-pocket expenses reimbursable by us, provided that members of our management team will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount held outside of the trust account and interest income on the trust account balance, net of taxes payable on such interest, that may be released to us to fund our expenses relating to investigating and selecting a target business and other working capital requirements, unless a business transaction is consummated. Additionally, there will be no review of the reasonableness of the expenses other than by our audit committee and, in some cases, by our board of directors as described above, or if such reimbursement is challenged, by a court of competent jurisdiction.

No compensation of any kind, including finder’s, consulting or other similar fees, is paid to any of our officers or directors, or any of their affiliates, for any services rendered prior to or in connection with the consummation of a business transaction, other than the monthly fee of $10,000 for office space and administrative and support services referred to above and repayment of a non-interest bearing loan and advances in the aggregate of $200,000 as of July 31, 2010 made by Ziegler Asset Partners Pty. Ltd.

130

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our disinterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors, or the members of our board who do not have an interest in the transaction, determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

APPRAISAL RIGHTS

No appraisal rights are available under Cayman law to the stockholders of AAC in connection with the Transaction.

WHERE YOU CAN FIND MORE INFORMATION

AAC is subject to the informational filing requirements of the Exchange Act, and, accordingly, is obligated to file reports, statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning its directors and officers, their remuneration, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in reports and proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them herein by reference:

●	Annual Report on Form 20-F for the fiscal year ended June 30, 2012, as filed on August 30, 2012;

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the SEC pursuant to the Exchange Act and hereby incorporate them by reference in this Offer to Purchase:

(a)	Our Annual Report on Form 20-F for the fiscal year ended June 30, 2012, as filed with the SEC on August 30, 2012; and

(b)	Our Registration Statement on Form F-1, as amended, as filed with the SEC on October 18, 2010.

IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS OFFER TO PURCHASE OR IF YOU HAVE QUESTIONS ABOUT THE TRANSACTION, YOU SHOULD CONTACT AAC BY TELEPHONE OR IN WRITING AT THE FOLLOWING ADDRESS:

Peter Ziegler

Australia Acquisition Corp.

G.P.O. Box 3181

Melbourne VIC 3001

Australia
Telephone: +61 (2) 9380 6899 or (310) 201-7922

131

Asian Coast Development (Canada) Limited

INDEX TO FINANCIAL STATEMENTS

Consolidated financial statements (audited)

Consolidated Statements of Operations and Comprehensive Loss	F-2

Consolidated Balance Sheets as at December 31, 2011 and December 31, 2010	F-3

Consolidated Statements of Cash Flows	F-4

Consolidated Statements of Shareholders’ Deficiency for the years ended December 31, 2011 and December 31, 2010 and for the period September 21, 2005 (date of inception) to December 31, 2011	F-5

Notes to the Consolidated Financial Statements	F-6

Consolidated interim financial statements (unaudited)

June 30, 2012

Consolidated interim balance sheet	F-41

Consolidated interim statement of loss and deficit	F-42

Consolidated interim statement of cash flow	F-43

Consolidated statements of shareholders’ deficiency	F-44

Notes to the consolidated interim financial statements	F-45

132

Deloitte & Touche LLP

2800 - 1055 Dunsmuir Street

4 Bentall Centre

P.O. Box 49279

Vancouver BC V7X 1P4

Canada

Tel: 604-669-4466 Fax: 778-374-0496 www.deloitte.ca

Report of Independent Registered Chartered Accountants

To the Board of Directors of Asian Coast Development (Canada) Limited

(A development stage company)

We have audited the accompanying consolidated balance sheets of Asian Coast Development (Canada) Limited (a development stage company) (the “Company”), as of December 31, 2011 and December 31, 2010, and the related consolidated statements of operations and comprehensive loss, shareholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2011 and for the period from September 21, 2005 (date of incorporation) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our audit opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Asian Coast Development (Canada) Limited as at December 31, 2011 and December 31, 2010, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011 and for the period from September 21, 2005 (date of incorporation) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, there are certain matters that may raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

September 10, 2012

Vancouver, Canada

F -1

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Consolidated Statements of Operations and Comprehensive Loss
for the years ended December 31, 2011 and December 31, 2010 and for the period September 21, 2005 (date of inception) to December 31, 2011
(stated in thousands of U.S. dollars, except for share data)

			Cumulative from
			September 21, 2005
	Year Ended		(Date of Inception) to
	December 31	December 31	December 31
	2011	2010	2011
	$	$	$

Interest income	960	160	2,063

Expenses
Public relations	101	83	1,323
General and administrative	9,865	7,363	41,812
Professional fees	3,786	2,006	12,975
Stock-based compensation	2,659	10,750	40,332
Depreciation and amortization	831	770	3,013
Borrowing costs on long-term debt	1,623	5,228	6,897
Other interest	264	129	393
Foreign exchange loss	375	13	604
	19,504	26,342	107,349

Net Loss before income taxes	(18,544)	(26,182)	(105,286)

Deferred income tax (expense)/recovery	(649)	3,120	2,471

Net Loss for the Period	(19,193)	(23,062)	(102,815)

Comprehensive Loss
Currency translation adjustment	-	-	(23)

Comprehensive Loss for the Period	(19,193)	(23,062)	(102,838)

Basic and Diluted Loss Per Share	$(0.23)	$(3.64)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	201,863,432	10,227,025

The accompanying notes are an integral part of these consolidated financial statements.

F -2

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Consolidated Balance Sheets
As at December 31, 2011 and December 31, 2010
(stated in thousands of U.S. dollars)

	December 31	December 31
	2011	2010
	$	$
Assets
Current assets
Cash and cash equivalents	63,495	30,693
Funds held for letter of credit	81	122
Other receivables	7,875	3,487
Prepaid expenses and deposits	613	599
	72,064	34,901

Property and equipment, net	105,864	46,016
Intangible assets, net	27,256	27,004
Other assets	18,037	3,638
	223,221	111,559

Liabilities and Shareholders' Equity

Liabilities
Current liabilities
Accounts payable and accrued expenses	23,811	6,241
Current portion of long-term debt	-	1,500
	23,811	7,741

Deferred income tax liabilities	649	-
Deferred lease inducement	34	68
Long-term debt	10,320	42,507
	34,814	50,316

Redeemable Series III special shares (Authorized: Unlimited number of shares; Issued: 2011 - nil; 2010 - 588,615 shares)	-	68,673
Redeemable common stock (Authorized: Unlimited number of shares; Issued: 2011 - 351,729,780 ; 2010 - nil shares)	68,349	-
Redeemable Series V special shares (Authorized: Unlimited number of shares; Issued: 2011 - 1,919,708 shares; 2010 - nil)	191,970	-
	260,319	68,673
Shareholders' deficiency
Share capital
Authorized
Unlimited number of common shares
Unlimited number of Series II shares
Unlimited number of Series IV shares
Issued and outstanding
Common shares	42,279	32,041
December 31, 2011 - 11,638,441 shares
December 31, 2010 - 8,400,163 shares
Series II special shares ( 2011 - nil; 2010 - 1,842,478 shares)	-	20,130
Additional paid-in capital	815	24,067
Accumulated other comprehensive loss	(23)	(23)
Deficit accumulated during the development stage	(114,983)	(83,645)
	(71,912)	(7,430)
	223,221	111,559

Going concern (Note 2)

Contingencies and commitments (Note 15 and 17)

The accompanying notes are an integral part of these consolidated financial statements.

F -3

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Consolidated Statements of Cash Flows
for the years ended December 31, 2011 and December 31, 2010 and for the period September 21, 2005 (date of inception) to December 31, 2011
(stated in thousands of U.S. dollars)

			Cumulative from
			September 21, 2005
	Year Ended		(Date of Inception) to
	December 31	December 31	December 31
	2011	2010	2011
	$	$	$

Operating activities
Net loss	(19,193)	(23,062)	(102,815)
Items not affecting cash and cash equivalents
Depreciation and amortization	831	770	3,013
Stock-based compensation	2,659	10,750	40,332
Other stock-based payments			246
Borrowing costs on long-term debt	1,623	5,228	6,897
Recovery of deferred income taxes	649	(3,120)	(2,471)
Unrealized foreign exchange losses and other	286	13	315
Amortization of deferred lease inducement	-	-	(66)
Changes in non-cash working capital items
Funds held for letter of credit	39	149	(102)
Other receivables	220	(982)	(1,192)
Prepaid expenses and deposits	97	(461)	(619)
Accounts payable and accrued liabilities	2,552	1,280	5,415
	(10,237)	(9,435)	(51,047)

Investing activities
Additions to property and equipment	(45,426)	(22,057)	(87,135)
Purchase of intangible assets	(894)	(2,412)	(29,363)
Advance payments to contractors	(10,640)	(3,000)	(13,640)
Restricted cash deposit	(1,501)	-	(1,501)
Deferred lease inducement	-	-	166
	(58,461)	(27,469)	(131,473)

Financing activities
Issuance of common shares (net of issuance costs)	45,419	20	75,666
Issuance of redeemable Series I special shares (net of issuance costs)	-	-	23,452
Issuance of Series II special shares (net of issuance costs)	-	-	21,210
Issuance of redeemable Series III special shares (net of issuance costs)	-	3,443	3,443
Issuance costs of Series IV special shares	(98)	-	(98)
Issuance of redeemable Series V special shares (net of issuance costs)	49,738	-	49,738
Proceeds of long-term debt (net of issuance costs)	7,981	63,113	74,094
Repayment of current portion of long-term debt	(1,500)	-	(1,500)
Repayment of current portion of short-term debt	(21)	(336)	(21)
	101,519	66,240	245,984

Effect of exchange rate changes on cash and cash equivalents	(19)	19	31

Net increase in cash and cash equivalents	32,802	29,355	63,495
Cash and cash equivalents, beginning of year	30,693	1,338	-
Cash and cash equivalents, end of year	63,495	30,693	63,495

Cash is comprised of the following:
Cash	18,105	8,680	18,105
Cash equivalents	45,390	22,013	45,390
	63,495	30,693	63,495

Supplemental disclosure of cash flow information:
Income tax paid	-	-	-
Interest paid	243	119	362

Supplemental disclosure of non-cash transactions (Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

F -4

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Consolidated Statements of Shareholders' Deficiency
for the years ended December 31, 2011 and December 31, 2010 and for the period from September 21, 2005 (date of inception) to December 31, 2011
(stated in thousands of U.S. dollars, except for share data)

										Total
			Series II		Series IV		Additional	Accumulated		Shareholders'
	Common Shares		special shares		special shares		paid-in	Comprehensive		Equity /
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Income/(Loss)	Deficit	(Deficiency)
		$		$		$	$	$	$	$

Balance, September 21, 2005 (Date of Inception)	-	-	-	-	-	-	-	-	-	-
Net loss for the year	-	-	-	-	-	-	-	-	(45)	(45)
Currency translation adjustment	-	-	-	-	-	-	-	11	-	11
Shares issued to founder	3,466,662	-	-	-	-	-	-	-	-	-
Shares issued for exchange with ACDI	2,825,000	2,827	-	-	-	-	-	-	-	2,827
Issuance costs share for share exchange with ACDI	-	(258)	-	-	-	-	-	-	-	(258)
Fair value of warrants issued	-	-	-	-	-	-	89	-	-	89

Balance, December 31, 2005	6,291,662	2,569	-	-	-	-	89	11	(45)	2,624
Net loss for the year	-	-	-	-	-	-	-	-	(8,794)	(8,794)
Currency translation adjustment	-	-	-	-	-	-	-	(34)	-	(34)
Shares issued to founder	300,000	-	-	-	-	-	-	-	-	-
Private placement	230,000	2,301	-	-	-	-	-	-	-	2,301
Share issuance costs	-	(215)	-	-	-	-	-	-	-	(215)
Amortization of stock option grants	-	-	-	-	-	-	7,023	-	-	7,023

Balance, December 31, 2006	6,821,662	4,655	-	-	-	-	7,112	(23)	(8,839)	2,905
Net loss for the year	-	-	-	-	-	-	-	-	(10,300)	(10,300)
Shares issued to founder	1	-	-	-	-	-	-	-	-	-
Exercise of employee stock options	5,000	50	-	-	-	-	(47)	-	-	3
Exercise of broker warrants	139,750	229	-	-	-	-	(89)	-	-	140
Private placement	15,000	136	-	-	-	-	-	-	-	136
Private placement round - Series I	-	-	-	-	-	-	7,404	-	-	7,404
Private placement round - Series II	-	-	1,000,000	8,101	-	-	1,079	-	-	9,180
Private placement	500,000	4,336	-	-	-	-	-	-	-	4,336
Private placement	155,000	1,411	200,000	1,821	-	-	-	-	-	3,232
Dividends on Series I shares	-	-	-	-	-	-	(2,544)	-	-	(2,544)
Amortization of stock option grants	-	-	-	-	-	-	3,484	-	-	3,484

Balance, December 31, 2007	7,636,413	10,817	1,200,000	9,922	-	-	16,399	(23)	(19,139)	17,976
Net loss for the year	-	-	-	-	-	-	-	-	(18,203)	(18,203)
Dividends on Series I shares	-	-	-	-	-	-	(4,315)	-	-	(4,315)
Exercise of employee stock options	12,500	127	-	-	-	-	(70)	-	-	57
Share purchase financing	-	(800)	-	-	-	-	-	-	-	(800)
Exercise of warrants	-
Private placement	-	-	55,000	523	-	-	-	-	-	523
Private placement	-	-	437,478	4,155	-	-	-	-	-	4,155
Private placement	45,000	428	-	-	-	-	-	-	-	428
Private placement	110,000	1,100	-	-	-	-	-	-	-	1,100
Private placement	500,000	18,433	150,000	5,530	-	-	-	-	-	23,963
Private placement	6,250	235	-	-	-	-	-	-	-	235
Beneficial conversion feature	-	-	-	-	-	-	2,847	-	-	2,847
Dividends on beneficial conversion for Series I shares	-	-	-	-	-	-	(336)	-	-	(336)
Amortization of stock option grants	-	-	-	-	-	-	5,174	-	-	5,174

Balance, December 31, 2008	8,310,163	30,340	1,842,478	20,130	-	-	19,699	(23)	(37,342)	32,804
Net loss for the year	-	-	-	-	-	-	-	-	(23,241)	(23,241)
Dividends on Series I shares	-	-	-	-	-	-	(5,301)	-	-	(5,301)
Beneficial conversion feature	-	-	-	-	-	-	2,638	-	-	2,638
Exercise of employee stock options	70,000	736	-	-	-	-	(665)	-	-	71
Share purchase financing	-	(66)	-	-	-	-	66	-	-	-
Fair value of warrants issued	-	-	-	-	-	-	246	-	-	246
Dividends on beneficial conversion for Series I shares	-	-	-	-	-	-	(1,352)	-	-	(1,352)
Amortization of stock option grants	-	-	-	-	-	-	11,242	-	-	11,242

Balance, December 31, 2009	8,380,163	31,010	1,842,478	20,130	-	-	26,573	(23)	(60,583)	17,107
Net loss for the year	-	-	-	-	-	-	-	-	(23,062)	(23,062)
Dividends on Series I and Series III shares	-	-	-	-	-	-	(13,169)	-	-	(13,169)
Exercise of employee stock options	20,000	202	-	-	-	-	(182)	-	-	20
Share purchase financing	-	829	-	-	-	-	(829)	-	-	-
Dividends on beneficial conversion for Series I shares	-	-	-	-	-	-	(994)	-	-	(994)
Repurchased Series I shares	-	-	-	-	-	-	(3,586)	-	-	(3,586)
Amortization of stock option grants	-	-	-	-	-	-	10,750	-	-	10,750
Issuance of 250,000,000 warrants	-	-	-	-	-	-	1,995	-	-	1,995
Fair value allocation of $50 million loan to equity	-	-	-	-	-	-	11,633	-	-	11,633
Impact of deferred tax on compound financial instrument	-	-	-	-	-	-	(3,120)	-	-	(3,120)
Series I repurchased warrants	-	-	-	-	-	-	(5,004)	-	-	(5,004)

Balance, December 31, 2010	8,400,163	32,041	1,842,478	20,130	-	-	24,067	(23)	(83,645)	(7,430)
Net loss for the year	-	-	-	-	-	-	-	-	(19,193)	(19,193)
Dividends on Series III shares	-	-	-	-	-	-	(8,325)	-	(7,105)	(15,430)
Exercise of employee stock options	3,238,278	10,238	-	-	-	-	(10,204)	-	-	34
Exercise of warrants	250,000,000	2,022	-	-	-	-	(1,995)	-	-	27
Common stock transferred to temporary equity	(250,000,000)	(2,022)	-	-	-	-	-	-	-	(2,022)
Private placement	-	-	-	-	540,246	53,927	(5,387)	-	-	48,540
Conversion of Series II shares	-	-	(1,842,478)	(20,130)	-	-	-	-	-	(20,130)
Repurchase of Series III and IV shares	-	-	-	-	(540,246)	(53,927)	-	-	(4,028)	(57,955)
Accretion to redemption value of redeemable common shares	-	-	-	-	-	-	-	-	(838)	(838)
Accretion to redemption value of redeemable Series V shares	-	-	-	-	-	-	-	-	(174)	(174)
Amortization of stock option grants	-	-	-	-	-	-	2,659	-	-	2,659

Balance, December 31, 2011	11,638,441	42,279	-	-	-	-	815	(23)	(114,983)	(71,912)

The accompanying notes are an integral part of these consolidated financial statements.

F -5

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

1.	Description of business and basis of presentation

Asian Coast Development Inc., a Barbados company ("ACDI Barbados") was incorporated in Barbados on September 21, 2005. Asian Coast Development Inc., a Bahamas company ("ACDI Bahamas") was incorporated in Bahamas on September 21, 2005 and is a wholly-owned subsidiary of ACDI Barbados. ACDI Barbados completed a private placement of common shares on October 3, 2005. The shareholders of ACDI Barbados exchanged all of the issued and outstanding common shares of ACDI Barbados for an equal amount of common shares in Asian Coast Development (Canada) Limited, incorporated in Canada. The result of the completion of this transaction is that complete control of ACDI Barbados and ACDI Bahamas is held by Asian Coast Development (Canada) Limited.

On March 12, 2008, Asian Coast Development (Canada) Limited registered a newly formed Vietnamese company, Ho Tram Project Company Limited LLC (“HTP”), which is a wholly owned subsidiary of Asian Coast Development (Canada) Limited.

On June 24, 2011, Asian Coast Development (Canada) Limited incorporated a new British Columbia company, Asian Coast Development Finance Subsidiary (Canada) Limited (“ACDF”), which is a wholly owned subsidiary of Asian Coast Development (Canada) Limited.

The consolidated financial statements have been prepared by management pursuant to the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all of the assets, liabilities, income and expenses of Asian Coast Development (Canada) Limited and its wholly-owned subsidiaries, ACDI Barbados, ACDI Bahamas, HTP and ACDF. All inter-company balances and transactions have been eliminated upon consolidation. Asian Coast Development (Canada) Limited and its wholly owned subsidiaries are collectively referred to herein as “the Company”. The Company’s reporting currency is the U.S. dollar.

Vietnam project

On March 12, 2008, the Company received an Investment Certificate from the People’s Committee of Ba Ria – Vung Tau Province – see Note 15. The Investment Certificate provided for the registration of a newly formed Vietnamese company, HTP.

The Investment Certificate is a license that allows HTP to construct and do business in the areas of entertainment and tourism across 6 zones which include five 5-star hotels (9,000 rooms in total), commercial and services areas, theatres, an international conference centre, entertainment and amusement facilities, luxurious apartments and villas for lease, a golf course, prized entertainment and gaming facilities (reserved for foreigners to Vietnam) and other related service facilities (the “Ho Tram Project”). The term of the Investment Certificate is 50 years from the date of issuance on March 12, 2008.

The stipulated charter capital for HTP is $795,000,000 (which covers the entire Ho Tram Project) which is to be contributed in phases during the development of each of the zones. $105,000,000 was due by December 31, 2009 with the remainder due in tranches during the years 2013 to 2019. As at December 31, 2009 the Company was in default of its obligations under the Investment Certificate because actual capital contributions aggregated approximately $46,000,000. The Company contributed $60,410,000 in 2010 and $75,000,000 in 2011.

The Company is in the process of constructing Zone A-1 of the Ho Tram Project (the “MGM Grand Ho Tram”).

F -6

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

2.	Going concern

These consolidated financial statements have been prepared in conformity with U.S. GAAP using accounting principles applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they come due. The Company has not reached commercial operations as at the balance sheet date.

The recoverability of capitalized costs in relation to the Ho Tram Project in Vietnam is dependent on the ability of the Company to successfully build and operate the Ho Tram Project. The amounts shown as property under development represent costs capitalized to date and do not necessarily represent present or future values.

The Company’s ability to carry out its planned activities is dependent upon:

(a)	the Company obtaining additional financing required to fund the development of the Ho Tram Project;
(b)	resolving various regulatory matters with the Vietnamese Government including, but not limited to, the calculation of the gaming tax on the sale of discounted chips, the taxation of its patrons on their gaming winnings and the movement of foreign currency to and from the country;
(c)	the Company’s lenders complying with their obligations to fund under the relevant loan agreements and agreeing to allow the Company enter into further loan agreements to provide for the development of the Ho Tram Project as explained in Note 15;
(d)	obtaining the appropriate approvals to open the MGM Grand Ho Tram to the public; and
(e)	resolving the contingency related to the default of its Investment Certificate as explained in Note 15.

The Company’s management will continue to seek more sources of equity and debt financing. Management will continue to work with the Vietnamese Government to resolve regulatory issues and the contingency relating to the Investment Certificate. If the going concern assumption was not appropriate for these consolidated financial statements, adjustments would be necessary to the carrying values of assets and liabilities, the reported expenses and the balance sheet classifications used. These conditions may cast substantial doubt about the Company’s ability to continue as a going concern. Such adjustments could be material.

3.	Significant accounting policies

The consolidated financial statements reflect the following significant accounting policies:

Foreign currency translation

The U.S. dollar is the functional currency of the Company and its subsidiaries. The majority of the financing activities of the group of companies are U.S. dollar denominated transactions. All of the major planned expenditures are either expected to be denominated in U.S. dollars or quoted in a Vietnamese Dong equivalent. The U.S. dollar is the internationally traded currency to which the Vietnamese Dong is most closely aligned to. Monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars using exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. All transactions denominated in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the time of the transaction. Foreign exchange gains and losses are included in the determination of income for the period.

F -7

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

Cash and cash equivalents

Cash and cash equivalents comprise bank balances and bank term deposits with maturity of 90 days or less from the date of acquisition.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Furniture and fixtures	3-8 years
Computers and equipment	3 years

Leasehold improvements are depreciated over the lesser of the useful life and the term of the lease on a straight-line basis.

Property under development is stated at cost, including directly attributable overhead. Depreciation will not be charged until such time as the assets are available for use.

Intangible assets

Intangible assets are recorded at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Investment certificate	50 years
Software	2-5 years

Impairment of long-lived assets

In accordance with ASC 360, “Property, Plant and Equipment”, the long-lived assets including intangible assets subject to amortization are tested for impairment annually or whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. To determine recoverability of these assets the Company compares the carrying value of the assets to the estimated future undiscounted cash flows. An impairment loss would be recognized for the difference between the carrying value of the asset and its estimated fair value based on discounted net future cash flows. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value at the date of impairment. There were no impairment adjustments to the carrying value of the long-lived assets for the years ended December 31, 2011 and 2010.

Financial instruments

Fair value of financial instruments

The Company applies ASC 820 “Fair Value Measurements and Disclosures”. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. ASC 820-10 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The standard describes a fair value hierarchy based on three levels of inputs that may be used to measure fair value. The inputs for the first two levels are considered observable and the last is unobservable and include the following:

Level 1 — Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets and liabilities in markets that are not active.

F -8

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

Level 3 — Unobservable inputs for the asset or liability.

As of December 31, 2011 and 2010, the Company did not have any Level 2 or Level 3 financial assets. As of December 31, 2011 and 2010, the Company did not have financial liabilities measured at fair value.

The fair values of financial instruments are estimated at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying values of cash and cash equivalents, funds held for letter of credit, short term debt, and accounts payable and accrued liabilities approximate their fair value because of their short term nature. The carrying values of the Company‘s long-term debt approximate their fair values based upon a comparison of the interest rate and terms of such debt to the rates and terms of debt currently available to the Company.

Long term debt with stock purchase warrants

The Company issued long term debt with stock purchase warrants attached. In accordance with ASC 470-20 “Debt with Conversion and Other Options”, proceeds from the sale of a debt instrument with stock purchase warrants (detachable call options) are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds allocated to the warrants is accounted for as additional paid-in capital. The remainder of the proceeds is allocated to the debt instrument portion of the transaction.

Redeemable share capital

The Company accounts for redeemable common and special shares in accordance with ASC 480-10-S99-3A “Classification and Measurement of Redeemable Securities” which provides that securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a liquidation event, the redeemable securities should not be classified outside of permanent equity. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable share capital to equal its redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common shares shall be affected by charges against additional paid-in capital or deficit.

Capitalization of interest

In accordance with ASC 835-20 “Capitalization of Interest”, interest costs applicable to the construction of qualifying assets are capitalized as a component of the cost of such assets if its effect, compared to the effect of expensing interest, is material. To qualify, assets must require a period of time to get them ready for their intended use.

Debt issuance costs

Debt issuance costs, including fees, commissions and legal expenses, are deferred and presented as other non-current assets in accordance with ASC 835-30-45. Debt issuance costs of revolving credit facilities are amortized on a straight-line basis over the term of the relevant facility. Debt issuance costs of term loans are amortized using the effective interest rate method over the term of the relevant loan. Amortization of debt issuance costs is included in interest expense.

F -9

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

Income taxes

The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the tax consequences attributable to temporary differences between the financial statement carrying amounts and the respective tax basis in existing assets and liabilities. The Company provides a valuation allowance on net deferred tax assets unless it is more likely than not that such assets will be realized.

The Company recognizes the impact of a tax position in the financial statements if the position is more likely than not of being sustained on audit, based on the technical merits of the position. Uncertain tax positions are classified as non-current income tax liabilities unless expected to be paid within one year.

The Company recognizes interest and penalties related to uncertain tax positions, if any, as interest and penalties expense.

Loss per share

The Company calculates basic loss per share by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted loss per share is computed using the treasury stock method based on the weighted average number of common shares and dilutive common share equivalents outstanding. For the year ended December 31, 2011 and 2010, the dilutive common share equivalents outstanding have been excluded form dilutive loss per share as their effect would be antidilutive.

Stock-based compensation and other stock-based payments

The Company measures the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost of such award will be recognized over the period during which services are provided.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods.

Significant estimates have been used in connection with determining future cash flows for the purposes of testing for impairment of long-lived assets, assessing depreciation and amortization rates, income taxes including uncertain tax positions (note 14), recoverability of Value Added Tax (“VAT”) receivables, assumptions used to measure fair value of long term debt (note 10), accounting for contingencies (note 15), and in establishing the fair value of stock based awards (note 11). Actual results could differ from these estimates.

Recent Accounting Pronouncements

The Company early adopted Accounting Standards Update (“ASU”) No. 2011-05, Presentation of Comprehensive Income which amends Topic 200, Comprehensive Income, to facilitate convergence of U.S. GAAP with IFRS. The new guidance allows an entity to present components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. While the new guidance changes the presentation of comprehensive income, there are no changes to the components that are recognized in net income or other comprehensive income under current accounting guidance. The guidance is being early adopted and applied retrospectively by the Company.

F -10

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

In May 2011, the FASB issued amendments to fair value measurement and disclosure requirements. This guidance amends U.S. GAAP to conform with measurement and disclosure requirements in International Financial Reporting Standards (“IFRS”). The amendments change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This includes clarification of the FASB’s intent about the application of existing fair value measurement and disclosure requirements and those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. In addition, to improve consistency in application across jurisdictions, some changes in wording are necessary to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way. This amended guidance is to be applied prospectively and is effective for interim and annual periods beginning after December 15, 2011. The Company is currently evaluating this guidance and has not yet determined the impact the adoption will have on its consolidated financial statements.

4.	Cash and cash equivalents

As at December 31, 2011 and 2010, the cash and cash equivalents consist of:

	2011	2010
	$000s	$000s

Bank balances	18,105	8,680
Bank term deposits with maturity of 90 days or less	45,390	22,013
	63,495	30,693

Approximately $53,400,000 (2010 - $29,582,000) is deposited with Vietnamese banks and is subject to credit risk. The remainder is deposited with a major international bank, the credit risk for which is estimated to be negligible.

5.	Other receivables

	2011	2010
	$000s	$000s

Vietnamese VAT and Canadian HST recoverable (less allowance of $159; 2010 $0)	7,124	2,471
Taxes recoverable from related party (less allowance of $784; 2010 $0)	-	784
Insurance claim for minority shareholder litigation	685	-
Other	66	232
	7,875	3,487

In connection with the repurchase of the Series I special shares and loans from a related party in 2010 (Note 12), withholding tax liabilities arose, which were not withheld from the payments at the time of the transactions. Recovery of these amounts from the related party is uncertain so they have been fully provided for.

F -11

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

6.	Property and equipment, net

			2011
		Accumulated	Net book
	Cost	amortization	value
	$000s	$000s	$000s

Property under development	105,597	-	105,597
Furniture and fixtures	115	90	25
Computers and equipment	335	297	38
Leasehold improvements	434	230	204
	106,481	617	105,864

Depreciation expense for property and equipment			191

			2010
		Accumulated	Net book
	Cost	amortization	value
	$000s	$000s	$000s

Property under development	45,714	-	45,714
Furniture and fixtures	130	76	54
Computers and equipment	361	219	142
Leasehold improvements	261	155	106
	46,466	450	46,016

Depreciation expense for property and equipment			195

The Company has capitalized interest costs of $8,865,000 (2010 - $3,791,000) related to the construction of the Ho Tram Project.

F -12

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

7.	Intangible assets, net

			2011
		Accumulated	Net book
	Cost	amortization	value
	$000s	$000s	$000s

Investment certificate	27,978	2,055	25,923
Software	1,447	114	1,333
	29,425	2,169	27,256

Amortization expense for intangible assets			641

			2010
		Accumulated	Net book
	Cost	amortization	value
	$000s	$000s	$000s

Investment certificate	27,978	1,470	26,508
Software	554	58	496
	28,532	1,528	27,004

Amortization expense for intangible assets			575

Software with a carrying value of $907,000 (2010 - $465,000) is not in use and not subject to amortization.

Estimated future amortization is as follows:

Years ending December 31,
$000s
2012	748
2013	833
2014	833
2015	833
2016	796
Thereafter	23,213
27,256

F -13

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

8.	Other assets

	2011	2010
	$000s	$000s

Restricted cash (a)	1,501	-
Advances to HTP project contractors (b)	10,640	3,000
Deferred corporate transaction costs (c)	-	114
Debt issuance cost (d)	5,896	524
	18,037	3,638

(a)The restricted cash is not available for current purposes. It relates to a July 2011 agreement with a lender of the principal project debt financing – see Note 10 (a).

(b)The advances to HTP project contractors will be offset against future costs on the property under development when incurred.

(c) Deferred corporate transaction costs relate to the December 2010 loan commitment and the March 2011 Bank loan – see Note 10 (a). Amortization of these costs commenced with the first drawdown of the Bank loan.

(d) Debt issuance cost at December 31, 2011 relate to the bank loan the Company entered into with a Vietnamese banking group in March 2011 – see Note 10 (a). Debt issuance cost at December 31, 2010 relate to the loan agreement in July 2010 – see Note 10 (b).

9.	Accounts payable and accrued expenses

Accounts payable and accrued expenses include:

	2011	2010
	$000s	$000s

Accounts payable	10,661	1,659
Accrued expenses	11,519	4,084
Accrued salaries and board fees	1,299	278
Others	332	220
	23,811	6,241

Included within accounts payable and accrued expenses are amounts payable to suppliers for construction of the property under development. These amounted to $15,237,000 and $4,044,000 at December 31, 2011 and 2010 respectively.

F -14

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

10.	Long-term debt

	2011	2010
	$000s	$000s

Bank loan (a)	10,320	-
July 2010 loan agreement (b)	-	42,507
Other loans (c)	-	1,500
Less current portion of long-term debt	-	(1,500)
	10,320	42,507

(a)	Bank loan:

In March 2011, the Company entered into an agreement with a Vietnamese banking group for a secured loan for the equivalent of $175,000,000, (available in either US$ or local currency depending on the use of the funds), to provide the principal project debt financing for the MGM Grand Ho Tram. The loan is repayable in installments during the years 2013 - 2018 in the same currency as the initial drawdown of funds. Interest is calculated based on the aggregate of 4% and the US$ and local currency 12 month deposit rates offered by the banking group during the term of the loan. At December 31, 2011 the effective interest rate was estimated at 18%. Interest is not payable until the earlier of 21 months after the initial drawdown and the date of the opening of the MGM Grand Ho Tram. The anticipated date of opening per the proposed amended investment certificate (see Note 15 (a)) is early in 2013. The debt is secured by a first charge over the Company’s equity interest in HTP and all of HTP’s assets. The closing date for this agreement occurred in August 2011. The agreement provides that with the exception of certain permitted indebtedness HTP needs the permission of the banks to enter into additional loan agreements to develop the Ho Tram Project. The agreement also provides that the banks agree to consider in good faith reasonable proposals from HTP for any corporate restructurings, additional indebtedness and additional security which would facilitate the development the Project. The Company has two letters of credit totaling $3,300,000 held with the Vietnamese banking group at December 31, 2011.

The initial drawdown in Vietnamese Dong equivalent to $10,282,000 occurred in December 2011. Debt issuance costs associated with the financing were $5,899,000, included in other assets. A further contingent amount of $167,000 for each 100 basis points by which 12% exceeds the actual weighted interest rate will become due if the average interest rate during the first 12 months of drawdowns under the agreement is less than 12%. Based on interest rates at December 31, 2011 of 17% the contingent amount has been estimated to be nil.

2011
$000s

Initial drawdown	10,282
Foreign exchange on loan	(3)
Accrued borrowing costs	41
10,320

F -15

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

Required debt principal repayments by year are as follows:

$000s

2013	103
2014	1,337
2015	1,542
2016	1,799
2017	2,519
Thereafter	2,982
10,282

In July 2011, the Company entered into an agreement with a member of the Vietnamese banking group which provided $15,000,000 of the loan commitment to pay a variable arrangement fee equal to the amount by which the interest rate under the bank loan on US$ drawdowns was less than 9% (the "arrangement fee"). As security for the arrangement fee the Company provided a cash deposit of $1,500,000. The arrangement fee has been accounted for as a component of the terms of the bank loan. In March of 2012 the arrangement fee was amended (retroactively to July 2011) to provide for a fixed fee of 3% (per annum) on the principal amounts borrowed from this institution under the bank loan (the "amended arrangement fee"). The amended arrangement fee increases to 4.5% on any overdue principal amounts under the bank loan. There is a 5% interest charge on any overdue amended arrangement fees.

(b)	July 2010 loan agreement:

In July 2010, the Company received a loan of $50,000,000 from a related party, repayable after 5 years with an interest rate of 30% per annum, increasing to 35% on the occurrence of any defined event of default, compounding and added to principal quarterly and payable at maturity. The loan was repayable in whole or in part at any time without penalty. Debt issuance costs were $813,000. The effective interest rate on the loan was initially 42.5% increasing to 49.3% following a default. If the Company closed a debt financing for $220,000,000 with an unrelated lender by September 30, 2010, the lender would be committed to provide a further $75,000,000 loan on the same terms. This commitment was subsequently replaced by a new loan commitment made in December 2010.

As consideration for providing the July 2010 loan and loan commitment, the Company issued warrants to the lender to purchase 250,000,000 common shares at $0.01 per share, exercisable at any time until expiry 20 years from the issuance date. The exercise price was reduced in December 2010 in connection with the December 2010 loan commitment agreement as described below.

The $50,000,000 loan has been accounted for as a compound financial instrument and the net proceeds allocated as follows:

2010
$000s

Proceeds allocated to debt	36,146
Proceeds allocated to warrants (additional paid in capital)	2,221
Additional paid-in capital	11,633
Total proceeds	50,000

F -16

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

The issuance cost is allocated as follows:

2010
$000s

Issuance cost allocated to debt	587
Issuance cost allocated to equity	226
Total	813

Proceeds were allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds so allocated to the warrants was accounted for as additional paid-in capital. The remainder of the proceeds was allocated to additional paid-in capital. A discount rate of 42.5% was used to estimate the fair value of the debt component.

As of September 30, 2010, a defined event of default had occurred because the Company had not obtained project financing from an unrelated party, resulting in the increased interest rate coming into effect and the debt becoming repayable on demand. No demand was made and in December 2010, the Company obtained a waiver from the lender, under the terms of which all defaults under the July 2010 loan agreement would be waived if the Company secured project debt financing of $175,000,000 from an unrelated party before December 31, 2011. With this waiver, the interest rate would revert to 30% retroactively. The repayment of this loan was financed with the issuance proceeds received for the Series IV special shares in May 2011 and accounted for as described in Note 11 (c). At the date of repayment the holder of the debt agreed to a retroactive reduction in the interest rate to 10% per annum, compounding quarterly from inception.

In December 2010 the Company entered into a loan commitment agreement under the terms of which the $75,000,000 loan commitment under the July 2010 loan agreement was cancelled and replaced by a new commitment for a minimum of $75,000,000 and a further $30,000,000 (“Backstop Financing”), if needed, all to become available for drawdown commencing after the Company secured the principal project debt financing. This loan commitment agreement was cancelled in August 2011 as described below.

In consideration for the December 2010 loan commitment, the Company agreed to re-price the existing 250,000,000 warrants issued in connection with the July 2010 loan from $0.01 per share to $0.01 per 100 shares and provided, on the same terms, 174,088,559 warrants exercisable in proportion to the amount of Backstop Financing drawn down (the “Backstop Warrants”). If only part of the Backstop Financing is drawn down, a pro rata portion of the maximum warrant entitlement would be exercisable.

The warrant modification was recorded at its incremental fair value of $250,000 as determined using the Black Scholes option pricing model. Cash costs of $114,000 related to the December 2010 loan commitment were accounted for as issuance costs of the principal project debt financing because the loan commitment was a prerequisite for obtaining it.

In August 2011, the December 2010 loan commitment agreement was cancelled in connection with the closing of a $95,000,000 equity investment in the Company as described in Note 12, and a replacement $30,000,000 financing agreement (the “Replacement Backstop Financing”) was entered into. Any draws under the Replacement Backstop Financing are repayable six months after the principal project debt financing is fully repaid. The interest rate is the lesser of that of the principal project debt financing and 10% per annum, increasing to 12% on the occurrence of any defined event of default, compounding and added to principal monthly and payable at maturity. The right to exercise the Backstop Warrants was amended to permit exercise upon draw down against the Replacement Backstop Financing in the same manner as the exercise right permitted pursuant to the December 2010 agreement.

F -17

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

(c)	Other loans:

In January 2010, the Company entered into a loan agreement to borrow $12,500,000, repayable 8 years after the final drawdown, which occurred in April 2010, with a maximum premium of 41.735 times the principal (which premium would be reduced if certain conditions were satisfied). Issuance costs were $64,000. No cash interest was payable on the loan. The settlement of this loan in July 2010 was financed with a portion of the issuance proceeds received for the redeemable Series III special shares and accounted for as described in Note 12 (b). The loan had an effective interest rate of 48.5%.

In December 2010 the Company received a loan of $1,500,000 repayable on the earlier of the date on which the Company raised financing of $50,000,000 from an unrelated party and December 31, 2011. The interest rate was 10% per annum, increasing to 15% on the occurrence of any defined event of default, compounding and added to principal monthly and payable at maturity. Between February and July 2011 further loans aggregating $5,000,000 were made on the same terms. The loans had an average effective interest rate of 10.2 % increasing to 15.5% when in default. In August 2011 the Company fully repaid the loan of $6,500,000 with interest at 10% from inception.

Except for the loans from the Vietnamese banking group, all long-term debt and loan commitments have been provided by one or more shareholders managed by Harbinger Capital Partners LLC (“HCP”) (collectively referred to as the “Harbinger Shareholders”) (see Note 11 and Note 12), who are related parties of the Company. Certain of the Harbinger Shareholders acquired a majority of the voting rights in the Company in July of 2010. Certain of these debt obligations were secured by a general security interest in the Company’s assets.

F -18

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

11.	Share capital

Authorized

Unlimited number of common shares with no par value

Unlimited number of Series II special shares with no par value

Unlimited number of Series IV special shares with no par value

Certain of the Harbinger Shareholders held approximately 20% of the voting rights prior to the issuance of the redeemable Series III special shares in July 2010 and the Harbinger Shareholders have held a majority of the voting rights since that time.

(a)	Common shares

Year ended December 31, 2011:

During 2011, 3,238,278 share options were exercised at $0.01 per share for an aggregate cash consideration of $34,000.

Certain of the Harbinger Shareholders exercised 250,000,000 common share warrants for a cash consideration of $27,000, converted 1,842,478 Series II Special Shares into 1,842,478 common shares and subscribed for 685,364 common shares for cash consideration of $311,000. These common shares are considered to have a conditional redemption feature not solely in control of the Company and as a result are shown as temporary equity in accordance with ASC 480-10-S99-3A (see Note 12).

In August 2011, Pinnacle Entertainment Inc., (“Pinnacle”) subscribed for 99,201,938 common shares and 499,124 redeemable Series V special shares for an aggregate cash consideration of $95,000,000. This resulted in transaction costs of $40,000 and $174,000 respectively. The common shares and redeemable Series V special shares issued to Pinnacle are considered to have a conditional redemption feature not solely in control of the Company and as a result are shown as temporary equity in accordance with ASC 480-10-S99-3A (see Note 12).

Year ended December 31, 2010:

During 2010, the Company issued 20,000 common shares pursuant to the exercising of stock options for cash proceeds of $20,000. Share purchase loans of $800,000 made in 2008 were written down to net realizable value of $36,000 as at December 31, 2010.

(b)	Series II special shares

The holders of the Series II special shares had the following rights and preferences:

Conversion

Each Series II special share is convertible, at the option of the holder, into an equivalent amount of common shares. Each Series II special share will automatically convert into an equivalent amount of common shares in the occurrence of either (i) a “going public” transaction by the Company or (ii) the sale of a majority of the voting equity interest of the Company.

F -19

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

Voting

The holder of a Series II special share shall be entitled to one vote for each Series II special share held at any meeting of the shareholders of the Company other than meetings at which only the holders of another class or series of shares are entitled to vote.

Liquidation

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the Series II special shares rank in parity with the common shares without distinction.

In August 2011, all of the Series II Special Shares were converted into 1,842,478 redeemable common shares.

(c)	Series IV special shares

In May 2011, the Company issued 540,246 Series IV special shares at $100 per share to certain of the Harbinger Shareholders for issuance proceeds of $54,025,000 (the “Consideration”). Issuance costs amounted to $98,000.

The Series IV special shares have the following principal terms:

Put/Call Option

Series IV special shares are redeemable at the option of the Company at any time in whole or in part upon payment of US$100 per share together with all accrued and unpaid dividends (“The Redemption Price”). Series IV special shares are retractable at the option of the holder in whole or in part on the occurrence of a defined retraction event at the Redemption Price. The defined retraction events were considered within control of the Company.

Conversion

Series IV special shares are convertible into common shares at the option of the holder in whole or in part at any time and mandatorily in certain circumstances based on the trading range of the common shares following a public offering. The entitlement in common shares is based on the Redemption Price divided by $45 per common share.

Voting

Series IV special shares are entitled to the number of votes that would result if all issued Series IV shares were converted into common shares.

Liquidation

Series IV special shares bear an entitlement upon dissolution, liquidation, or winding up to preferential receipt of the Redemption Price. The holder also shares in the remaining assets of the Company, pari passu with the holders of the common shares and other shares participating with commons.

Dividends

Cumulative preferential dividend, as and when declared by the board of directors, at the rate of 7.25% per quarter, increasing to 10.0% during the continuance of any defined event of default. Any dividend declared on the Series IV special shares is to be paid by the issuance of additional fully paid Series IV special shares; no cash dividends will be paid. The Series IV shares carry a further dividend entitlement equal to any dividend declared on the common shares. No dividends were declared on the Series IV special shares.

F -20

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

The Company used the issuance proceeds received for the Series IV special shares to repay the July 2010 loan of $50,000,000 together with accrued interest of $4,025,000. An amount of $5,387,000, representing the excess of the issuance price of the Series IV shares over the carrying value of the July 2010 loan has been charged to additional paid-in capital.

The Series IV special shares were exchanged for redeemable Series V special shares in August 2011 (see Note 12).

(d)	Warrants

A summary of warrants for the years ended December 31, 2011 and 2010 is as follows:

		Common	Additional
	Total	Stock	paid-in capital
	$000s	$000s	$000s

Balance, December 31, 2009	7,650	-	7,650
Fair value of 250,000,000 warrants issued	2,221	-	2,221
Issuance costs allocated to warrants	(226)	-	(226)
Repurchase of Series I warrants	(5,004)	-	(5,004)
Balance, December 31, 2010	4,641	-	4,641
Issuance of 250,000,000 common stock	27	2,022	(1,995)
Balance, December 31, 2011	4,668	2,022	2,646

The 250,000,000 warrants issued to Harbinger Shareholders in 2011 have been recorded within temporary equity on conversion to common shares as on issuance into common shares a conditional redemption feature was finalized by the Company and the Harbinger Shareholders which was considered not solely in control of the Company (see Note 12).

As at December 31, 2011, the Company has issued warrants that provide the holders thereof the right to purchase common shares as follows:

	Exercise		Number of
	price		common shares
Date of issue	per share	Date of expiry	issuable
$

September 17, 2010	10.00	September 17, 2012	267,000

These warrants were issued to a former financial advisor and were estimated to have nominal value at the date of issuance. All other warrants other than those identified below have expired as at December 31, 2011 and 2010.

Pursuant to the terms of the Shareholders Agreement entered into between the Company, Pinnacle and the Harbinger Shareholders on August 8, 2011 the Company agreed to provide Pinnacle with warrants in the event that the Company draws down on the Replacement Backstop Financing. Pursuant to the terms of the shareholders’ agreement, upon any of the Backstop Warrants becoming exercisable, Pinnacle is entitled to receive the number of warrants, with the same terms as the Backstop Warrants that would result in no dilution of its exiting percentage equity position. If all of the Backstop warrants became exercisable at December 31, 2011, Pinnacle would have received 59,838,770 warrants.

F -21

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

If the full amount of the Backstop Advance is requested by the Company, (a) certain of the Harbinger Shareholders will receive warrants totaling 174,088,559 and (b) Pinnacle will receive warrants totaling a pro-rata amount based upon its percentage of the common shares as calculated on a fully diluted basis immediately prior to the Backstop Advance.

	Exercise		Number of
	price		common shares
Date of issue	per share	Date of expiry	issuable
$
July 29, 2010	0.0001	July 29, 2030	174,088,559

These Backstop Warrants have been granted but are not exercisable until draw down on the Replacement Backstop Financing.

(e)	Share option plan

On April 1, 2007, the Board of Directors approved the Amended Stock Option Plan (the “Option Plan”). The purpose of the Company’s Option Plan is to provide eligible officers, directors, employees, or any other person, advisor, firm or corporation engaged in management or consulting services of the Company or any of its subsidiaries (collectively, the Participants) the opportunity to acquire shares of the Company. In no case will the issuance of shares result in the number of shares reserved for issuance exceed the greater of (i) 20% of the Company’s issued and outstanding shares on a diluted basis; or (ii) 3,600,000 shares. Pursuant to the Option Plan, the Board of Directors are authorized, in their sole discretion, to grant options to acquire common shares of the Company at such price and vesting conditions as may be determined by the Board of Directors.

Options issued under this plan usually have a maximum term of 10 years from the grant date, but a longer term may be approved by the Board.

A summary of the status of the Company’s stock option plan and changes during the years then ended is as follows:

		December 31		December 31
		2011		2010
		Weighted		Weighted
		average		average
		exercise		exercise
	Options	price	Options	price
		$		$
Outstanding, at the beginning of the year	27,522,571	0.50	2,997,500	11.20
Granted	-	-	24,624,071	0.70
Exercised	(3,238,278)	0.01	(20,000)	1.00
Expired	(110,000)	1.00	(75,320)	2.70
Forfeited	-	-	(3,680)	33.50
Outstanding, at the end of the year	24,174,293	0.55	27,522,571	0.50

Exercisable, at the end of the year	9,227,100	1.19	6,628,483	1.50

F -22

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

A summary of options outstanding and exercisable as at December 31, 2011 is as follows:

			Weighted
			average
			remaining
Exercise	Number	Number	contractual
price	outstanding	exercisable	life (years)
$

0.01	18,863,057	6,158,369	8.93
1.00	4,535,236	2,293,232	8.20
10.00	742,000	742,000	3.64
35.00	28,000	28,000	2.12
40.00	6,000	5,499	2.19
	24,174,293	9,227,100	8.62

The aggregate intrinsic value of options vested and expected to vest at December 31, 2011 is $8,377,117. The aggregate intrinsic value of options exercised during the year ended December 31, 2011 was $Nil (2010 - $Nil).

A summary of options outstanding and exercisable as at December 31, 2010 is as follows:

			Weighted
			average
			remaining
Exercise	Number	Number	contractual
price	outstanding	exercisable	life (years)
$

0.01	22,101,335	4,343,680	9.93
1.00	4,645,236	1,511,532	9.00
10.00	742,000	741,776	4.64
35.00	28,000	28,000	3.12
40.00	6,000	3,495	3.19
	27,522,571	6,628,483	9.62

The Company estimated the fair value of options granted in 2010 using the Black-Scholes option pricing model with the following assumptions: volatility – 61.17% to 63.96%; dividends 0%; risk-free interest rates – 2.7% to 3.4%; forfeiture rate – 0%, and an expected life of 10 years, with the exception of certain performance awards with an expected life of up to 14 years. The weighted average fair value of options on the grant dates was $9.36 for options granted in March 2010 and $0.00 for those in November 2010. The weighted average fair value of options vested for the year ended December 31, 2011 and 2010 was $0.79 and $0.76 respectively.

In March 2010, the Company granted to a senior executive 1,200,000 options with an exercise price of $12 per option. 960,000 of these options are subject to achievement of performance conditions estimated to occur during the following three years. There are no other options with performance conditions attached to them.

F -23

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

In November 2010, the Company modified the terms of the 1,200,000 options awarded in March 2010 and 1,010,000 options awarded to directors and senior executives in prior years. The exercise prices were reduced to $0.01 per share with respect to 85% of the options included in each award and $1 per share for the remainder. The expiry dates of all options were extended to November 2020, with the exception of the March 2010 performance-based options, the term of which was extended to ten years from the vesting dates. Prior to the modification the exercise prices of the 1,010,000 options were in the range of $1 to $35 and the expiry dates were from 2012 to 2017.

In December 2010, the Board of Directors approved the reduction in the exercise price of 367,500 options issued to a former executive to $0.01 in respect of 85% of the options and to $1 for the remainder. The original expiry dates remained unchanged.

The fair value of the modifications in November and December 2010 aggregated approximately $16,000.

Also in November 2010, the Company granted 23,424,071 new options to directors and senior executives, 85% of which have an exercise price of $0.01 per share, equal to estimated fair value of the Company’s issued shares at the award date, and $1.00 per share for the remainder. The options with a $0.01 exercise price had a weighted average fair value of $0.01 each. The remaining options had no value. These awards included 12,678,952 options which are subject to the occurrence of certain conditions.

12.	Redeemable share capital

(a)	Redeemable Series I special shares

The Company issued 250,000 redeemable Series I special shares for $25,000,000 less issuance costs of $3,949,000 of which $2,400,000 was paid in warrants. Attached to the Series I special shares were additional warrants to acquire Series II special shares at $10 per share based on the equivalent of 6.60% of the fully diluted equity as at the date of exercise. These were fair valued at the date of issuance at $5,004,000. The redeemable Series I special shares were repurchased in July 2010 (see redeemable Series III special shares in Note 12 (b)). The redeemable Series I special shares have the following rights and preferences:

Put option

The shareholder had the right to put the shares back to the Company at the earlier of the date of an event of default as defined in agreements with the redeemable Series I shareholder (“the Series I shareholder agreements”), or April 17, 2012. The redemption amount would be calculated based on providing a minimum return of 6% per annum on the gross proceeds of the Series I shares, increasing to 12% per annum with effect from the date of default. As of July 16, 2007, the Company had not met the timing for completion of project financing as set out in the Series I shareholders’ agreements, resulting in an event of default. The Shareholder of the Series I special shares agreed not to immediately exercise remedies, including but not limited to the put option, existing under the Series I shareholders’ agreements prior to the repurchase of the redeemable Series I special shares in July 2010. The agreement was retractable at the option of the Shareholder and as such the shares are classified as temporary equity (in accordance with ASC 480-10-S99 3A) due to a conditional redemption right not solely in control of the Company. The guaranteed return attached to the put option and conversion feature (described below) was accounted for as a beneficial conversion feature and fair valued until extinguishment of the redeemable Series I special shares.

F -24

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

Conversion

Each redeemable Series I special share was convertible, at the option of the holder, into Series II special shares based on the prescribed conversion rate. The prescribed conversion rate was 9.7% of the Company’s aggregate common share equity on a fully diluted basis calculated at the date of conversion. In addition, the 6%/12% return, as described under the put option above, would have been delivered in Series II special shares at the date of conversion. The redeemable Series I special shares were repurchased and replaced with redeemable Series III special shares in July 2010.

Voting

The holder of a redeemable Series I special share was entitled to one vote for each redeemable Series I special share held at any meeting of the shareholders of the Company other than meetings at which only the holders of another class or series of shares are entitled to vote.

Liquidation

In the event of the liquidation, dissolution or windup of the Company or any other proposed distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, holders of redeemable Series I special shares would have had first preference equal to the redemption amount.

A summary of the redeemable Series I special shares and changes during the years then ended included within temporary equity is as follows:

	Number of shares	Redeemable Series I special shares
		$000s
Private Placement	250,000	16,047
Dividends on Series I	-	2,544
Balance December 31, 2007	250,000	18,591
Dividends on Series I	-	4,315
Beneficial conversion feature fair value	-	(2,847)
Accretion on beneficial conversion feature	-	336
Balance December 31, 2008	250,000	20,395
Dividends on Series I	-	5,301
Beneficial conversion feature fair value	-	(2,638)
Accretion on beneficial conversion feature	-	1,352
Balance December 31, 2009	250,000	24,410
Dividends on Series I	-	3,301
Accretion on beneficial conversion feature	-	994
Repurchase of Series I for Series III (Note 12 (b))	(250,000)	(28,705)
Balance December 31, 2010	-	-

F -25

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

(b)	Redeemable Series III special shares

In July 2010, the Company issued 588,615 redeemable Series III special shares at US$100 per share, less transaction costs of $57,000, to certain of the Harbinger Shareholders. Certain of the Harbinger Shareholders acquired majority voting control upon issuance of the redeemable Series III special shares.

The redeemable Series III special shares have the following principal terms:

Put Option

Redeemable Series III special shares are retractable on the occurrence of a defined event of default and mandatorily redeemable five years after issuance. The retraction or redemption value is the aggregate of the paid-up value and all dividends accruing from the date of issuance, whether or not previously declared (“the Retraction Price”’). On August 31, 2010 an event of default occurred resulting in an immediate retraction right becoming available to the holder and the redeemable Series III special shares were accounted for at the retraction amount. In accordance with ASC 480-10-S99 3A the Company determined that the redeemable Series III special shares had a retraction right at the option of the holder which was not solely in control of the Company as a result of the event of default. The redeemable Series III special shares have therefore been classified as temporary equity and not included in the Company’s statements of shareholders’ deficiency. The holder did not exercise the retraction right. The redeemable Series III special shares were exchanged for redeemable Series V special shares in August 2011.

Conversion

Redeemable Series III special shares are convertible into common shares at the option of the holder at any time and mandatorily in certain circumstances based on the trading range of the common shares following a public offering. The entitlement in common shares is based on the Retraction Price divided by $45 per common share.

Voting

Each redeemable Series III special share is entitled to 50 votes per share.

Liquidation

Redeemable Series III special shares bear an entitlement upon dissolution, liquidation, or winding up to preferential receipt of the Retraction Price. The holder also shares in the remaining assets of the Company, pari passu with the holders of the common shares.

Dividends

Redeemable Series III special shares bear a cumulative preferential dividend, to be paid, as and when declared by the board of directors, by the issuance of additional redeemable Series III special shares, of 7.5% per quarter, increasing to 8.75% during the continuance of any defined event of default. No cash dividends will be paid. The redeemable Series III shares also carry a further dividend entitlement equal to any dividend declared on the common shares. Events of default occurred on July 31, 2010, resulting in the increased dividend rate coming into effect, though no dividends were ever declared.

The Company used $55,362,000 to repurchase the following previous transactions entered into:

•	Repurchase of the Series I special shares at the original issuance price plus the return, as defined in the terms of the Series I special shares, an aggregate amount of $36,306,000, together with the attached warrants for $100,000.

•	Repurchase of the debt issued in December 2009 and January 2010 at the original issuance price plus all unpaid accrued interest, a total of $18,956,000.

F -26

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

The remaining issuance proceeds of $3,443,000 were expended for corporate purposes.

The repurchase of the Series I shares and the debt issued in December 2009 and January 2010 have been recorded as an extinguishment. As the transaction was between related parties the gain on extinguishment was in essence a capital transaction and recorded in additional paid-in capital. The prescribed annual return on redeemable Series III shares has been treated as a dividend.

The aggregate carrying value of the Series I special shares repurchased at July 13, 2010 was as follows:

	$000	s

Series I special shares	28,705
Warrants	5,004
Harbinger loan repurchased	18,067
	51,776

The excess of the repurchase price over the carrying value amounting to $3,586,000 has been charged to additional paid-in capital.

A summary of the redeemable Series III special shares and changes during the years then ended included within temporary equity is as follows:

	Number of shares	2011	2010
		$000s	$000s
Opening balance		68,673	-
Private Placement	588,615	-	58,805
Dividends	-	15,430	9,868
Repurchase of Series III for Series V special shares	(588,615)	(84,103)	-
	-	-	68,673

(c)	Redeemable common shares and redeemable Series V special shares

In August 2011, Pinnacle subscribed for 499,124 redeemable Series V special shares and 99,201,938 redeemable common shares for an aggregate cash consideration of $95,000,000. Issuance costs amounted to $214,000. In addition, Harbinger Shareholders exchanged all of their holdings of redeemable Series III and Series IV special shares (see Note 11) in consideration for 1,420,584 redeemable Series V special shares. Harbinger Shareholders also subscribed for 685,364 common shares for $311,000. Harbinger Shareholders and Pinnacle both have a conditional redemption right which is considered to not be solely in control of the Company. In accordance with ASC 480-10-S99-3A the amounts ascribed to Pinnacle and Harbinger Shareholders have been presented as temporary equity. If the event underlying the conditional redemption right occurs, the Company is required to redeem the redeemable Series V special shares and redeemable common stock at the price paid for the shares on original issuance of the securities. No events creating the ability to exercise the conditional redemption right had occurred as of December 31, 2011.

The issuance of the redeemable Series V shares to certain of the Harbinger Shareholders has been accounted for at the exchange amount, which represents the fair value of the transaction. The loss of $4,028,000 on repurchase of the redeemable Series III and Series IV special shares has been recorded in deficit.

F -27

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

A summary of common shares issued and held within temporary equity is as follows:

	Number of shares	2011
		$000s
Opening balance	-	-
Exercise of warrants - Harbinger Shareholders	250,000,000	2,022
Private Placement - Harbinger Shareholders	685,364	311
Private Placement - Pinnacle	99,201,938	45,048
Conversion of Series II shares - Harbinger Shareholders	1,842,478	20,130
Accretion to redemption value	-	838
	351,729,780	68,349

The redeemable Series V special shares have the following principal terms:

Put/Call Option

Redeemable Series V special shares are redeemable at the option of the Company at any time in whole or in part upon payment of $100 per share together with all declared accrued and unpaid dividends (“The Redemption Price”). Redeemable Series V special shares are retractable at the option of the holder in whole or in part on the occurrence of a defined retraction event at the Redemption Price. Defined retraction events for the purposes of the Redemption Price are considered within control of the Company. No defined retraction event has occurred as of December 31, 2011.

A summary of the redeemable Series V special shares and changes during the years then ended included within temporary equity is as follows:

	Number of shares	2011
		$000s
Opening balance		-
Private Placement - Pinnacle	499,124	49,738
Repurchase of Series III and Series IV special shares	1,420,584	142,058
Accretion to redemption value	-	174
	1,919,708	191,970

Conversion

Redeemable Series V special shares are convertible into common shares at the option of the holder in whole or in part at any time and mandatorily in certain circumstances based on the trading range of the common shares following a public offering. The entitlement in common shares is based on the Redemption Price divided by $45 per common share.

F -28

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

Voting

Entitled to 201% of the number of votes of all other issued shares of the Company, except by unanimous consent, redeemable Series V shareholders may elect to forego that voting entitlement and receive the same voting rights that would result if all issued redeemable Series V shares were converted into common shares.

Liquidation

Entitlement upon dissolution, liquidation, or winding up to preferential receipt of the Redemption Price. The holder also shares in the remaining assets of the Company pari passu with the holders of the common shares and other shares participating with commons.

Dividends

Redeemable Series V special shares bear a cumulative preferential dividend, only when declared by the board of directors, at the rate of 3.75% per quarter for approximately the first two years from issuance and thereafter 5.0%, increasing to 5.00% and 6.25% respectively during the continuance of any defined event of default. By unanimous consent, redeemable Series V shareholders may agree to a lower dividend rate and/or to waive wholly or partly their entitlement to accrued but undeclared dividends. Any dividend declared on the redeemable Series V special shares is to be paid by the issuance of additional fully paid redeemable Series V special shares; no cash dividends will be paid. The redeemable Series V special shares carry a further dividend entitlement equal to any dividend declared on the common shares. No dividends have been declared by the board of directors at December 31, 2011.

Coincident with the issuance of the redeemable Series V special shares, the Company entered into a resort management agreement, a management and development rights agreement, a brand development and licensing agreement and collaboration and assistance agreement with Pinnacle, providing for future operations management services and participation in the Company’s development and branding activities for a component of the Ho Tram Project and the development and management of other resorts.

13.	Supplemental disclosure of non-cash transactions

Dividends of $15,430,000 (2010 - $13,169,000) have been accrued in relation to the redeemable Series III (2010 – redeemable Series III and Series I) special shares. There were no dividends or income taxes paid during 2011 or 2010.

During the year, ended December 31, 2011, certain of Harbinger Shareholders converted 1,842,478 Series II Special Shares into 1,842,478 common shares recorded at a value of $20,130,000.

In August 2011, the Harbinger Shareholders exchanged all of their holdings of redeemable Series III and Series IV special shares in consideration for 1,420,584 redeemable Series V special shares recorded at a value of $142,058,000.

For the year ended December 31, 2011 and 2010 non-cash items within accounts payable relating to the purchase of property and equipment amounted to $11,444,000 (2010 - $156,000).

During the year ended December 31, 2010, the Harbinger Shareholders exchanged all of their holdings of redeemable Series I special shares and converted a loan for redeemable Series III special shares which were valued at $58,862,000 (Note 12). The non-cash portion for the transaction amounted to $55,419,000.

F -29

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

14.	Income taxes

The income tax provision (recovery) differs from that which would result from applying the expected tax rate to the net loss before income taxes. A reconciliation of income taxes at the statutory income tax rate to income taxes included in the accompanying statements of operations and comprehensive loss is as follows:

	2011	2010
	$000s	$000s

Net loss before income taxes	(18,544)	(26,182)
Canadian statutory income tax rate	26.5%	28.5%
Expected recovery of income tax	(4,914)	(7,462)

Differences resulting from:
Non-deductible stock-based compensation	704	3,064
Other permanent differences	494	437
Change in tax rate and foreign exchange	87	(47)
Change in valuation allowance	4,278	888
Deferred income tax expense/(recovery)	649	(3,120)

The tax effects of deductible and taxable temporary differences that give rise to the Company’s deferred income tax assets and liabilities are as follows:

	2011	2010
	$000s	$000s
Deferred income tax assets - Canada
Non-capital loss carry forwards	4,857	1,500
Share issuance costs	191	458
Deferred income tax assets - Canada	5,048	1,958

Deferred income tax liabilities - Canada
Long-term debt	-	(1,929)
Other assets	(1,138)	-
Deferred income tax liabilities - Canada	(1,138)	(1,929)
Valuation allowance	(3,910)	(29)
Deferred tax liabilities	-	-

As per Note 10(b) a loan of $50,000,000 was issued in July 2010. The difference between the face value of the loan payable and the tax base of the loan resulted in a deferred tax liability of $3,738,000, with a corresponding adjustment in additional paid-in capital. At the same time, $618,000 of previously unrecognized Section 20 (1) (e) deductions was recognized to reduce the impact in additional paid-in capital and the deferred tax liability to $3,120,000. The Company generated sufficient tax losses in 2010 to offset the remaining deferred tax liability at December 31, 2010.

F -30

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

	2011	2010
	$000s	$000s
Deferred income tax assets - Vietnam
Non-capital loss carry forwards	2,231	1,520
Property and equipment	-	152
Deferred income tax assets - Vietnam	2,231	1,672

Deferred income tax liabilities - Vietnam
Property and equipment	649	-
Deferred income tax liabilities - Vietnam	649	-
Valuation allowance	(2,231)	(1,672)
Deferred tax liabilities	649	-

As a consequence of an acquisition of control for income tax purposes resulting from the issuance of redeemable Series III special shares in July 2010, $34,700,000 of non-capital losses will likely not be available for application against future taxable income. The Company has Canadian non-capital losses of approximately $19,427,000. The Company also has Vietnamese non-capital losses of approximately $8,924,000.

The Canadian non-capital losses will expire as follows:

2030	$6,002
2031	13,425
Total	$19,427

The Vietnamese non-capital losses will expire as follows:

2013	$1,690
2014	2,536
2015	1,855
2016	2,843
Total	$8,924

Deferred income tax assets have not been recognized for non-capital losses because at this stage of the Company’s operations, it is not determinable that deferred taxable profit will be available against which the Company can utilize such deferred income tax assets.

As of December 31, 2011 and 2010, there were no liabilities or benefits recorded for uncertain tax positions.

The Company has not undergone an income tax audit. The only audits by tax authorities have been ongoing value-added tax audits in Vietnam and a harmonized sales tax audit in Canada. All years remain subject to examination in Vietnam and Canada.

F -31

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

15.	Contingencies

a)	The Company is in default under the terms of the Vietnam Investment Certificate because aggregate capital contributions made through December 31, 2009 were approximately $59,000,000 less than the required amount and the project development timeline provided for in the original Investment Certificate and previously approved amendment to this timeline has not been complied with as at the date of issuance of these financial statements. The Company contributed the capital contribution shortfall between January 2010 and July 2010. The Company is also seeking to formally amend the Investment Certificate to conform with a previously approved extension to the development time line provided for in the original Investment Certificate (with two additional extensions) (the “amendments”). The Company is currently communicating with the Vietnamese government to obtain approval for the amendments and an acknowledgement that, following the late payment of the overdue contributions, the Investment Certificate is in good standing. The Ba Ria – Vung Tau Department of Planning and Investment ("DPI") circulates the amendment application to the relevant government ministries for their comments on the amendment application. Based on the communications the Company has received from the DPI to date it appears that it is soliciting comments from the Ministry of Planning and Investment, the Ministry of Culture, Sport and Tourism and the Ministry of Construction.

After obtaining input from the relevant government ministries (and responding to any requests for additional information) the DPI provides a recommendation to the Ba Ria – Vung Tau Peoples Committee (“BRVT Peoples Committee”). The BRVT Peoples Committee is the final step in the approval process and is defined as the "Investment Certificate Issuing Authority". It makes the final decision to issue (or not) the requested amendments, taking into account the opinions received from the relevant authorities in respect to those issues subject to their respective jurisdiction (e.g., the Prime Minister in respect to gaming related matters). One Ministry indicated that it would not support the application without additional information, one has not responded and the other requires additional information. The Company received a request from the DPI for additional information in support of the application. In response to DPI’s letter requesting additional information dated March 3, 2012, the Company submitted a letter to the DPI on July 9, 2012, to supplement and expand on its application to amend the Investment Certificate. Among other matters, the Company provided to DPI further information concerning (a) the Company’s use of the project lands, (b) the current level of the Company’s charter capital contribution to HTP, (c) the events giving rise to the necessity to amend the Investment Certificate, (d) the status of the Company’s efforts to reduce the total construction time of the golf course, and (e) the Company’s efforts to secure financing from banks or other institutions outside of Vietnam.

The Company recently received a response from the DPI (dated August 15, 2012).The Government's position and what is being requested of the Company is not clearly set out in the letter.  The Company has had informal discussions with representatives at the DPI and the Office of Government concerning this correspondence and in particular, the Government’s expectations.    As a result of these conversations it is the Company’s understanding that the DPI and the Office of Government are looking for the following to advance the application for the amendment: (a) additional background information on the benefits the Ho Tram project will bring to the State, and (b) a more detailed operational plan from the Company including a commitment as to when it intends to start and finish construction on Zones A2 and B.  It should be noted that given the informal nature of the discussions it is possible that there may be additional areas of concern or requirements that the Government will want to negotiate with the Company. The Company is in the process of preparing a response based on the information it has received.

In the event that there is an issue with respect to obtaining the amendment of the Investment Certificate which would have an impact on the Company's ability to open the MGM Grand Ho Tram (including the prized gaming area) or further develop the Ho Tram Project. If the Company is unable to obtain an amendment of the Investment Certificate this could also cause the Vietnamese banking group providing the $175,000,000 loan (Note 10 (a)) to terminate the loan agreement and require repayment of the loan and accrued interest. This would cast substantial doubt about the Company’s ability to continue as a going concern as noted in Note 2.

F -32

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

b)	The lenders under the $175,000,000 loan agreement with a Vietnamese banking group have recently taken a position with respect to the application of expenditures related to fixed assets for the purposes of the computation of the funding ratios under that agreement. Their position is inconsistent with the position taken by the Company. If the lender’s interpretation applies, a significant reduction would occur in the amount of credit available to the Company under the loan facility for use in completing the MGM Grand Ho Tram. In this event the Company would need additional financing to complete the development of the MGM Grand Ho Tram. This is currently still under review by both the Company and the lenders. The outcome is not currently determinable.

c)	In July of 2010 the Company received notification from an executive, who continues to provide services, of an entitlement for compensation ranging from $1,800,000 to $2,700,000 payable under the terms of an employment contract upon resignation subsequent to a change of control, as defined in that contract, claiming a change of control. This matter was subject to a standstill agreement which terminated as of November 30, 2011.The Company and the executive entered into an agreement to extend the termination date to September 15, 2012. The outcome is not currently determinable.

d)	A number of minority shareholders of the Company are pursuing an oppression proceeding against the Company and other respondents under the Canada Business Corporations Act ("CBCA") and/or the British Columbia Business Corporations Act (Canada) ("BCBCA") before the British Columbia Supreme Court, and the proceeding remains in process. The requested relief includes, without limitation, a request for an order under the CBCA and/or the BCBCA requiring the other respondents or the Company to buy the petitioners’ shares in the Company for their original purchase price (approximately USD $24,500,000) or, in the alternative, at a price to be fixed by the court. The likely outcome is not currently determinable. The Company is defending the action.

e)	The Company has received other claims and threats of litigation in connection with (1) rights to participate in equity and (2) alleged liabilities for financial advisory services all based on disagreements in interpretation of documentation between the Company and third parties. The Company intends to defend any actions which might be commenced. No amounts have been accrued for any potential loss under these claims.

f)	The Company has received claims from persons once involved with the HTP project alleging nonpayment of liabilities for services aggregating approximately $800,000. The Company believes that these claims have no merit and would defend any action commenced.

g)	The Company is a party to a shareholders agreement with certain of its shareholders (which include some of the Harbinger Shareholders). Some of these shareholders (the “claimants”) have alleged that the relevant Harbinger Shareholders have breached this agreement by not requisitioning a shareholder’s meeting for the purposes of voting in favour of directors proposed to be nominated by the claimants. It is the Company’s position that this is a dispute between the claimants and the relevant Harbinger Shareholders, and the Company has not accrued for any potential loss under these claims.

F -33

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

h)	A corporate affiliate of the Harbinger Shareholders (and certain employees of that affiliate – collectively the “management parties”) provides management services to the Harbinger Shareholders. The management parties have been served with a Wells Notice. On June 27, 2012, the United States Securities and Exchange Commission (“SEC”) filed two civil actions in the United States District Court for the Southern District of New York, asserting claims against the management parties. One civil action alleges that the management parties violated the anti-fraud provisions of the federal securities laws by engaging in market manipulation in connection with the trading of the debt securities of a particular issuer from 2006 to 2008. The other civil action alleges that the management parties violated the anti-fraud provisions of the federal securities laws in connection with a loan to one of the management parties’ employees. The Company understands that the management parties deny the charges in the SEC’s complaints and intend to vigorously defend against them. It is not possible at this time to predict the outcome of these actions, including whether the matters will result in settlements on any or all of the issues involved.

i)	On July 10, 2012, the certain minority shareholders (excluding Pinnacle, Harbinger Shareholders and Mike and Eve Aymong and their related holding entities) commenced an action in the Ontario Supreme Court of Justice against Harbinger Capital Investments S.a.r.l. (“Harbinger Capital”), the Company and Eve Aymong Inc. These minority shareholders have requested an Order that (a) Harbinger Capital comply with its obligations under the Shareholders Agreement dated April 15, 2010, and vote in favour of the applicant’s four nominees for the Board of Directors, and (b) costs of the application. The Company’s position is that this is a dispute between Harbinger Capital and these specific minority shareholders.

16.	Segment information

For the year ended December 31, 2011 and 2010, the Company operated solely for the Ho Tram Project. The Company is located in and operates in Canada and Vietnam. The Company’s net (loss) by geographic location for the year ended December 31, 2011 and 2010 are as follows:

Loss	2011	2010
	$000s	$000s

Canada	(13,401)	(18,925)
Vietnam	(5,792)	(4,137)
Total	(19,193)	(23,062)

The Company obtained interest income during the year ended December 31, 2011 of $960,000 (2010 - $160,000) of which $1,000 originated from Canada and $959,000 originated from Vietnam. All interest income in 2010 related to Vietnam. Interest expense for the year ended December 31, 2011 of $1,887,000 all originated from Canada. In the year ended December 31, 2010 interest expense of $5,238,000 originated from Canada and $119,000 originated from Vietnam.

F -34

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

The Company’s total assets by geographic locations are as follows:

December 31, 2011
Assets	Canada	Vietnam	Total
	$000s	$000s	$000s

Cash	10,052	53,443	63,495
Property and equipment	74	105,790	105,864
Intangible assets	272	26,984	27,256
Other assets	3,048	23,558	26,606
Total	13,446	209,775	223,221

December 31, 2010
Assets	Canada	Vietnam	Total
	$000s	$000s	$000s

Cash	1,111	29,582	30,693
Property and equipment	211	45,805	46,016
Intangible assets	31	26,973	27,004
Other assets	2,188	5,658	7,846
Total	3,541	108,018	111,559

17.	Commitments

The Company is committed to the following future minimum annual rental payments on its operating leases for facilities and office equipment:

$000s

2012	818
2013	445
2014	397
2015	153
2016	42

The minimum rental payment for 2012 is net of $72,000 of sublease revenue.

The Company has the following minimum obligations under consulting contracts for business and legal services:

F -35

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

$000s

2012	807
2013	793
2014	370
2015	50

In 2008, HTP entered into a collaboration and assistance contract with MGM Mirage Hospitality International Holdings Limited. The contract covers consulting services, which are capitalized as part of the cost of property under development. HTP is committed to the following future minimum annual payments:

$000s

2012	500
2013	50

According to the Company’s Investment Certificate, the Company’s required total investment and charter capital is $4,230,000,000 and $795,000,000 respectively. By an official letter dated July 8, 2009, the BVRT Peoples Committee agreed to amend the time line for both the Charter Capital contributions and the construction of Zones A through E. The letter also provided for the splitting of Zones A and B into A1, A2, B1 and B2 and the creation of a separate zone for the golf course (Zone F).

The Company is required to provide capital contributions totaling $795,000,000 as follows:

$000s

by January 2013	150,000
by June 2013	182,000
by January 2014	255,000
by June 2016	315,000
by January 2017	390,000
by June 2017	455,000
by January 2018	520,000
by May 2018	650,000
by January 2019	795,000

F -36

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

The Company is also required to have the following project implementation schedule:

Commencement of
Zone	construction date	Completion date

Zone A-1 *	September 2009	June 2012
Zone A-2	June 2013	June 2015
Zone B-1	June 2013	May 2017
Zone B-2	June 2016	May 2017
Zone C	June 2016	May 2018
Zone D	June 2017	May 2019
Zone E	May 2018	December 2020
Zone F *	December 2009	June 2012

* The Company has been granted approval from BRVT Peoples Committee to extend Zone A-1 completion date to March 2013 and Zone F to September 2013 respectively from the previous timeline approved on July 8, 2009.

F -37

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

18.	Loss per share

A summary of the Company’s loss per share is as follows:

	2011	2010
	$000s	$000s

Net loss	(19,193)	(23,062)
Cumulative accrued dividends on redeemable shares	(15,430)	(13,169)
Unaccrued cumulative dividends on redeemable shares	(11,599)	-
Accretion of redemption value of redeemable shares	(1,012)	-
Deemed dividend related to beneficial conversion feature	-	(994)
Net loss applicable to common shareholders	(47,234)	(37,225)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	201,863,432	10,227,025

Basic and Diluted Loss per share	(0.23)	(3.64)

19.	Financial instruments and Risks

The fair values of financial instruments are estimated at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

	Carrying Value December 31,	Fair Value Measurements at December 31, 2011
Assets:	2011	Level 1	Level 2	Level 3
Cash and cash equivalents	63,495	63,495	-	-
Funds held for letter of credit	81	81	-	-

	Carrying Value December 31,	Fair Value Measurements at December 31, 2010
Assets:	2010	Level 1	Level 2	Level 3
Cash and cash equivalents	30,693	30,693	-	-
Funds held for letter of credit	122	122	-	-

The carrying values of cash and cash equivalents, funds held for letter of credit, short term debt, and accounts payable and accrued liabilities approximate their fair value because of their short term nature. The carrying values of the Company‘s long-term debt approximate their fair values based upon a comparison of the interest rate and terms of such debt to the rates and terms of debt currently available to the Company.

F -38

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

Interest rate risk

Under the terms of the principal project financing, as described in Note 10(a), the Company is exposed to interest rate risk because borrowing rates are based on rates for term deposits as set from time to time by the Vietnamese banking group.

Foreign currency rate risk

The Company is exposed to foreign exchange rate movements between the U.S. dollar and the Canadian dollar and the Vietnamese Dong.

All drawdowns under the principal project debt financing that are denominated in Vietnamese Dong must eventually be repaid from US$ denominated cash flows.

Working capital denominated in Vietnamese Dong amounted to approximately $20,100,000. It is anticipated that this will be deployed to settle Vietnamese Dong based obligations.

At December 31, 2011, the Company had a negligible net working capital position denominated in Canadian dollars. Canadian dollars are purchased on a monthly basis at spot rates to fund Canadian dollar denominated operating expenditures.

20.	Subsequent events

The Company’s subsequent events have been assessed up to September 10, 2012, the date that the consolidated financial statements were issued.

a)	The redeemable Series V special shares terms were amended partially as of July 2, 2012. The amendments to the redeemable Series V special shares include the elimination of any defined event of default and the reduction of the applicable dividend rate to 2.5% per quarter, payable if declared by the board of directors.

b)	On August 29, 2012, the Company completed an equity financing for 600,000 Series VI special shares at $100.00 per share for gross proceeds of $60,000,000. The Harbinger Shareholders subscribed for 444,000 Series VI special shares for a subscription price of $44,400,000, while Pinnacle subscribed for 156,000 Series VI special shares for subscription proceeds of $15,600,000. The Company received $51,500,000 on August 29, 2012 with the remainder payable by September 28, 2012. The Series VI special shares have been issued on a pro-rata basis for funds received at August 29, 2012.

The key principal terms of the Series VI special shares are:

•	A cumulative preferential dividend, as and when declared by the board of directors, at a rate of 3.75% per quarter. This dividend rate will be reduced by 0.625% upon the completion of select milestones by the Company, including the finalization of the proposed amended Vietnam Investment Certificate contingency as per Note 15 (a).

•	The holder has the right, but not the obligation, to convert the Series VI special shares into common shares at any time.

F -39

Asian Coast Development (Canada) Limited

(A Development Stage Company)

Notes to the consolidated financial statements

December 31, 2011

(with comparative figures for December 31, 2010)

(stated in U.S. dollars)

•	The Company has the right to convert all but not less than all of the Series VI special shares in the event of a qualified initial public offering.

•	The holders of Series VI special shares have the right to require the Company to redeem the Series VI special shares upon the occurrence of certain prescribed retraction events. These are considered to be within control of the Company.

•	The holders of the Series VI special shares will have a conditional redemption right (contingent on a future event), which is considered outside of the control of the Company. The Company has performed a preliminary assessment of the accounting treatment for the Series VI special shares and in accordance with ASC 480-10-S99-3A they will be classified within temporary equity and held at their redemption value.

F -40

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Condensed consolidated Balance Sheets
As at June 30, 2012 and December 31, 2011
(unaudited)
(stated in thousands of U.S. dollars)

	June 30	December 31
	2012	2011
	$	$
Assets
Current assets
Cash and cash equivalents	49,557	63,495
Funds held for letter of credit	81	81
Other receivables	13,539	7,875
Prepaid expenses and deposits	776	613
	63,953	72,064

Property and equipment, net	179,663	105,864
Intangible assets, net	27,745	27,256
Other assets	11,102	18,037
	282,463	223,221

Liabilities
Current liabilities
Accounts payable and accrued expenses	45,488	23,811
	45,488	23,811

Deferred tax liabilities	7	649
Deferred lease inducement	17	34
Long-term debt	56,892	10,320
	102,404	34,814

Redeemable common shares (Authorized: Unlimited number of shares; Issued: 2012 - 351,729,780; 2011 - 351,729,780)	68,349	68,349

Redeemable Series V special shares (Authorized: Unlimited number of shares; Issued: 2012 - 1,919,708; 2011 - 1,919,708 shares)	191,970	191,970

	260,319	260,319

Shareholders' deficiency
Share capital
Authorized
Unlimited number of common shares
Unlimited number of Series II shares
Unlimited number of Series IV shares
Issued and outstanding
Common shares	42,279	42,279
June 30, 2012 - 11,638,441 shares
December 31, 2011 - 11,638,441 shares
Additional paid-in capital	1,892	815
Accumulated other comprehensive income	(23)	(23)
Deficit accumulated during the development stage	(124,408)	(114,983)
	(80,260)	(71,912)
	282,463	223,221

Going Concern (Note 2)

Contingencies (Note 14)

The accompanying notes are an integral part of these consolidated financial statements.

F -41

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Condensed consolidated Statements of Operations and Comprehensive Loss
For the three and six months ended June 30, 2012 and June 30, 2011 and the period from September 21, 2005 (date of inception) to June 30, 2012
(unaudited)
(stated in thousands of U.S. dollars, except per share data)

					Cumulative from
					September 21, 2005
	Three months ended		Six months ended		(Date of Inception) to
	June 30	June 30	June 30	June 30	June 30
	2012	2011	2012	2011	2012
	$	$	$	$	$

Interest income	191	29	552	88	2,615

Expenses
Public relations	29	72	45	83	1,368
General and administrative	1,937	2,112	3,674	4,199	45,486
Professional fees	1,247	416	2,540	1,263	15,515
Pre-opening expenses	1,620	-	2,300	-	2,300
Stock-based compensation	548	489	1,077	1,681	41,409
Depreciation and amortization	205	196	420	394	3,433
Borrowing costs on long-term debt	-	602	-	1,622	6,897
Loss on extinguishment of debt instrument	-	-	544	-	544
Other interest	-	106	-	200	393
Foreign exchange loss / (gain)	91	(10)	19	(48)	623
	5,677	3,983	10,619	9,394	117,968

Net Loss before income taxes	(5,486)	(3,954)	(10,067)	(9,306)	(115,353)

Deferred income tax recovery/(expense)	443	(338)	642	(997)	3,113

Net Loss for the period	(5,043)	(4,292)	(9,425)	(10,303)	(112,240)

Comprehensive Loss
Currency translation adjustment	-	-	-	-	(23)

Comprehensive Loss for the period	(5,043)	(4,292)	(9,425)	(10,303)	(112,263)

Basic and Diluted Loss Per Share	$(0.04)	$(0.10)	$(0.07)	$(0.37)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	363,368,221	110,703,141	363,368,221	61,728,375

The accompanying notes are an integral part of these consolidated financial statements.

F -42

Asian Coast Development (Canada) Limited
Consolidated interim statement of cash flows
For the three and six months ended June 30, 2012 and June 30, 2011 and the period from September 21, 2005 (date of inception) to June 30, 2012
(unaudited)
(stated in thousands of U.S. dollars)

					Cumulative from
					September 21, 2005
	Three Months	Three Months	Six Months	Six Months	(Date of Inception) to
	Ended	Ended	Ended	Ended	June 30
	Jun 2012	Jun 2011	Jun 2012	Jun 2011	2012
	$	$	$	$	$
Operating activities
Net loss	(5,043)	(4,292)	(9,425)	(10,303)	(112,240)
Items not affecting cash
Depreciation and amortization	205	196	420	394	3,433
Stock-based compensation	548	489	1,077	1,681	41,409
Other stock-based payments	-	-	-	-	246
Non-cash borrowing costs	-	602	-	1,622	6,897
Loss on extinguishment of debt	-	-	544	-	544
Deferred income tax (recovery) / expense	(443)	338	(642)	997	(3,113)
Unrealized foreign exchange losses / (gain) and other	(30)	(7)	39	(13)	354
Amortization of deferred lease inducement					(66)
Changes in non-cash operating working capital
Funds held for letter of credit	(1)	1	(1)	25	(103)
Other receivables	(36)	(155)	496	137	(696)
Prepaid expenses and deposits	(106)	150	(165)	28	(784)
Accounts payable and accrued liabilities	1,734	(72)	816	654	6,229
	(3,172)	(2,750)	(6,841)	(4,778)	(57,890)

Investing activities
Additions to property and equipment	(26,513)	(7,661)	(45,365)	(16,027)	(132,500)
Acquisition of intangible assets	(155)	(366)	(835)	(609)	(30,198)
Advance payments to contractors	(2,921)	(234)	(4,094)	(611)	(17,734)
Restricted cash deposit	-	-	-	-	(1,501)
Deferred lease inducement	-	-	-	-	166
	(29,589)	(8,261)	(50,294)	(17,247)	(181,767)

Financing activities
Issuance of common shares (net of issuance costs)	-	26	-	59	75,666
Issuance of redeemable Series I shares (net of issuance costs)	-	-	-	-	23,452
Issuance of Series II special shares (net of issue costs)	-	-	-	-	21,210
Issuance of redeemable Series III special shares (net of issuance costs)	-	-	-	-	3,443
Issuance costs of Series IV special shares	-	(98)	-	(98)	(98)
Issuance of redeemable Series V shares (net of issuance costs)	-	-	-	-	49,738
Proceeds of long-term debt (net of issuance costs)	28,379	1,496	43,214	3,479	117,308
(Repayment) of long-term debt	-	-	-	-	(1,500)
(Repayment) of short-term debt	-	-	-	-	(21)
	28,379	1,424	43,214	3,440	289,198

Effect of exchange rate changes on cash	(30)	-	(17)	9	16

Net (decrease) increase in cash and cash equivalents	(4,412)	(9,587)	(13,938)	(18,576)	49,557
Cash and cash equivalents, beginning of period	53,969	21,704	63,495	30,693	-
Cash and cash equivalents, end of period	49,557	12,117	49,557	12,117	49,557

Supplemental disclosure of cash flow information:
Income tax paid	-	-	-	-	-
Interest paid	-	-	-	-	362

The accompanying notes are an integral part of these consolidated financial statements.

F -43

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Consolidated Statements of Shareholders' Deficiency
for the three months and six months ended June 30, 2012 and for the period from September 21, 2005 (date of inception) to June 30, 2012
(unaudited)
(stated in thousands of U.S. dollars, except for share data)

			Series II		Series IV		Additional	Accumulated		Total
	Common Shares		special shares		special shares		paid-in	Comprehensive		Shareholders'
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Income/(Loss)	Deficit	Equity / (Deficiency)
		$		$		$	$	$	$	$

Balance, September 21, 2005 (Date of Inception)	-	-	-	-	-	-	-	-	-	-
Net loss for the year	-	-	-	-	-	-	-	-	(45)	(45)
Currency translation adjustment	-	-	-	-	-	-	-	11	-	11
Shares issued to founder	3,466,662	-	-	-	-	-	-	-	-	-
Shares issued for exchange with ACDI	2,825,000	2,827	-	-	-	-	-	-	-	2,827
Issuance costs share for share exchange with ACDI	-	(258)	-	-	-	-	-	-	-	(258)
Fair value of warrants issued	-	-	-	-	-	-	89	-	-	89

Balance, December 31, 2005	6,291,662	2,569	-	-	-	-	89	11	(45)	2,624
Net loss for the year	-	-	-	-	-	-	-	-	(8,794)	(8,794)
Currency translation adjustment	-	-	-	-	-	-	-	(34)	-	(34)
Shares issued to founder	300,000	-	-	-	-	-	-	-	-	-
Private placement	230,000	2,301	-	-	-	-	-	-	-	2,301
Share issuance costs	-	(215)	-	-	-	-	-	-	-	(215)
Amortization of stock option grants	-	-	-	-	-	-	7,023	-	-	7,023

Balance, December 31, 2006	6,821,662	4,655	-	-	-	-	7,112	(23)	(8,839)	2,905
Net loss for the year	-	-	-	-	-	-	-	-	(10,300)	(10,300)
Shares issued to founder	1	-	-	-	-	-	-	-	-	-
Exercise of employee stock options	5,000	50	-	-	-	-	(47)	-	-	3
Exercise of broker warrants	139,750	229	-	-	-	-	(89)	-	-	140
Private placement	15,000	136	-	-	-	-	-	-	-	136
Private placement round - Series I	-	-	-	-	-	-	7,404	-	-	7,404
Private placement round - Series II	-	-	1,000,000	8,101	-	-	1,079	-	-	9,180
Private placement	500,000	4,336	-	-	-	-	-	-	-	4,336
Private placement	155,000	1,411	200,000	1,821	-	-	-	-	-	3,232
Dividends on Series I shares	-	-	-	-	-	-	(2,544)	-	-	(2,544)
Amortization of stock option grants	-	-	-	-	-	-	3,484	-	-	3,484

Balance, December 31, 2007	7,636,413	10,817	1,200,000	9,922	-	-	16,399	(23)	(19,139)	17,976
Net loss for the year	-	-	-	-	-	-	-	-	(18,203)	(18,203)
Dividends on Series I shares	-	-	-	-	-	-	(4,315)	-	-	(4,315)
Exercise of employee stock options	12,500	127	-	-	-	-	(70)	-	-	57
Share purchase financing	-	(800)	-	-	-	-	-	-	-	(800)
Private placement	-	-	55,000	523	-	-	-	-	-	523
Private placement	-	-	437,478	4,155	-	-	-	-	-	4,155
Private placement	45,000	428	-	-	-	-	-	-	-	428
Private placement	110,000	1,100	-	-	-	-	-	-	-	1,100
Private placement	500,000	18,433	150,000	5,530	-	-	-	-	-	23,963
Private placement	6,250	235	-	-	-	-	-	-	-	235
Beneficial conversion feature	-	-	-	-	-	-	2,847	-	-	2,847
Dividends on beneficial conversion for Series I shares	-	-	-	-	-	-	(336)	-	-	(336)
Amortization of stock option grants	-	-	-	-	-	-	5,174	-	-	5,174

Balance, December 31, 2008	8,310,163	30,340	1,842,478	20,130	-	-	19,699	(23)	(37,342)	32,804
Net loss for the year	-	-	-	-	-	-	-	-	(23,241)	(23,241)
Dividends on Series I shares	-	-	-	-	-	-	(5,301)	-	-	(5,301)
Beneficial conversion feature	-	-	-	-	-	-	2,638	-	-	2,638
Exercise of employee stock options	70,000	736	-	-	-	-	(665)	-	-	71
Share purchase financing	-	(66)	-	-	-	-	66	-	-	-
Fair value of warrants issued	-	-	-	-	-	-	246	-	-	246
Dividends on beneficial conversion for Series I shares	-	-	-	-	-	-	(1,352)	-	-	(1,352)
Amortization of stock option grants	-	-	-	-	-	-	11,242	-	-	11,242

Balance, December 31, 2009	8,380,163	31,010	1,842,478	20,130	-	-	26,573	(23)	(60,583)	17,107
Net loss for the year	-	-	-	-	-	-	-	-	(23,062)	(23,062)
Dividends on Series I and Series III shares	-	-	-	-	-	-	(13,169)	-	-	(13,169)
Exercise of employee stock options	20,000	202	-	-	-	-	(182)	-	-	20
Share purchase financing	-	829	-	-	-	-	(829)	-	-	-
Dividends on beneficial conversion for Series I shares	-	-	-	-	-	-	(994)	-	-	(994)
Repurchased shares - Series I	-	-	-	-	-	-	(3,586)	-	-	(3,586)
Amortization of stock option grants	-	-	-	-	-	-	10,750	-	-	10,750
Issuance of 250,000,000 warrants	-	-	-	-	-	-	1,995	-	-	1,995
Fair value allocation of $50 million loan to equity	-	-	-	-	-	-	11,633	-	-	11,633
Impact of deferred tax on compound financial instrument	-	-	-	-	-	-	(3,120)	-	-	(3,120)
Series I repurchased warrants	-	-	-	-	-	-	(5,004)	-	-	(5,004)

Balance, December 31, 2010	8,400,163	32,041	1,842,478	20,130	-	-	24,067	(23)	(83,645)	(7,430)
Net loss for the year	-	-	-	-	-	-	-	-	(19,193)	(19,193)
Dividends on Series III shares	-	-	-	-	-	-	(8,325)	-	(7,105)	(15,430)
Exercise of employee stock options	3,238,278	10,238	-	-	-	-	(10,204)	-	-	34
Exercise of warrants	250,000,000	2,022	-	-	-	-	(1,995)	-	-	27
Common stock transferred to temporary equity	(250,000,000)	(2,022)	-	-	-	-	-	-	-	(2,022)
Private placement	-	-	-	-	540,246	53,927	(5,387)	-	-	48,540
Conversion of Series II shares	-	-	(1,842,478)	(20,130)	-	-	-	-	-	(20,130)
Repurchase of Series III and IV shares	-	-	-	-	(540,246)	(53,927)	-	-	(4,028)	(57,955)
Accretion to redemption value of redeemable common shares	-	-	-	-	-	-	-	-	(838)	(838)
Accretion to redemption value of redeemable Series V shares	-	-	-	-	-	-	-	-	(174)	(174)
Amortization of stock option grants	-	-	-	-	-	-	2,659	-	-	2,659

Balance, December 31, 2011	11,638,441	42,279	-	-	-	-	815	(23)	(114,983)	(71,912)
Net loss for the period	-	-	-	-	-	-	-	-	(4,382)	(4,382)
Amortization of stock option grants	-	-	-	-	-	-	529	-	-	529
Balance, March 31, 2012	11,638,441	42,279	-	-	-	-	1,344	(23)	(119,365)	(75,765)
Net loss for the period	-	-	-	-	-	-	-	-	(5,043)	(5,043)
Amortization of stock option grants	-	-	-	-	-	-	548	-	-	548
Balance, June 30, 2012	11,638,441	42,279	-	-	-	-	1,892	(23)	(124,408)	(80,260)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F -44

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

1.	Description of business and basis of presentation

Asian Coast Development Inc., a Barbados company ("ACDI Barbados") was incorporated in Barbados on September 21, 2005. Asian Coast Development Inc., a Bahamas company ("ACDI Bahamas") was incorporated in Bahamas on September 21, 2005 and is a wholly-owned subsidiary of ACDI Barbados. ACDI Barbados completed a private placement of common shares on October 3, 2005. The shareholders of ACDI Barbados exchanged all of the issued and outstanding common shares of ACDI Barbados for an equal amount of common shares in Asian Coast Development (Canada) Limited, incorporated in Canada. The result of the completion of this transaction is that complete control of ACDI Barbados and ACDI Bahamas is held by Asian Coast Development (Canada) Limited.

On March 12, 2008, Asian Coast Development (Canada) Limited registered a newly formed Vietnamese company, Ho Tram Project Company Limited LLC (“HTP”), which is a wholly owned subsidiary of Asian Coast Development (Canada) Limited.

On June 24, 2011, Asian Coast Development (Canada) Limited incorporated a new British Columbia company, Asian Coast Development Finance Subsidiary (Canada) Limited (“ACDF”), which is a wholly owned subsidiary of Asian Coast Development (Canada) Limited.

The consolidated financial statements have been prepared by management pursuant to the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all of the assets, liabilities, income and expenses of the Company and its wholly-owned subsidiaries, ACDI Barbados, ACDI Bahamas, HTP and ACDF. All inter-company balances and transactions have been eliminated upon consolidation. Asian Coast Development (Canada) Limited and its wholly owned subsidiaries are collectively referred to herein as “the Company”. The Company’s reporting currency is the U.S. dollar. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2011.

Vietnam project

On March 12, 2008, the Company received an Investment Certificate from the People’s Committee of Ba Ria – Vung Tau Province. The Investment Certificate provided for the registration of a newly formed Vietnamese company, HTP.

The Investment Certificate is a license that allows HTP to construct and do business in the areas of entertainment and tourism across 6 zones which include five 5-star hotels (9,000 rooms in total), commercial and services areas, theatres, an international conference centre, entertainment and amusement facilities, luxurious apartments and villas for lease, a golf course, prized entertainment and gaming facilities (reserved for foreigners to Vietnam) and other related service facilities (the “Ho Tram Project”). The term of the Investment Certificate is 50 years from the date of issuance on March 12, 2008.

The stipulated charter capital for HTP is $795,000,000 (which covers the entire Ho Tram Project) which is to be contributed in phases during the development of each of the zones. $105,000,000 was due by December 31, 2009 with the remainder due in tranches during the years 2013 to 2019. As at December 31, 2009 the Company was in default of its obligations under the Investment Certificate because actual capital contributions aggregated approximately $46,000,000. The Company contributed $60,410,000 in 2010, $75,000,000 in 2011 and $1,000,000 in the six months ended June 30, 2012. The Company is in the process of constructing of Zone A-1 of the Ho Tram Project (the “MGM Grand Ho Tram”).

F -45

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

2.	Going concern

These consolidated financial statements have been prepared in conformity with U.S. GAAP using accounting principles applicable to a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business as they come due. The Company has not reached commercial operations as at the balance sheet date.

The recoverability of capitalized costs in relation to the Ho Tram Project in Vietnam is dependent on the ability of the Company to successfully build and operate the Ho Tram Project. The amounts shown as property under development represent costs capitalized to date and do not necessarily represent present or future values.

The Company’s ability to carry out its planned activities is dependent upon:

(a)	the Company obtaining additional financing required to fund the development of the Ho Tram Project;
(b)	resolving various regulatory matters with the Vietnamese Government including, but not limited to, the calculation of the gaming tax on the sale of discounted chips, the taxation of its patrons on their gaming winnings and the movement of foreign currency to and from the country;
(c)	the Company’s lenders complying with their obligations to fund under the relevant loan agreements and agreeing to allow the Company enter into further loan agreements to provide for the development of the Ho Tram Project as explained in Note 14;
(d)	obtaining the appropriate approvals to open the MGM Grand Ho Tram to the public; and
(e)	resolving the contingency related to the default of its Investment Certificate as explained in Note 14.

The Company’s management will continue to seek more sources of equity or debt financing. Management will continue to work with the Vietnamese Government to resolve regulatory issues and the contingency relating to the Investment Certificate. If the going concern assumption was not appropriate for these consolidated financial statements, adjustments would be necessary to the carrying values of assets and liabilities, the reported expenses and the balance sheet classifications used. These conditions may cast substantial doubt about the Company’s ability to continue as a going concern. Such adjustments could be material.

3.	Basis of presentation and significant accounting policies

Basis of presentation

As permitted certain information and footnote disclosure normally included in financial statements prepared in accordance to U.S. GAAP have been condensed or omitted. These financial statements should be read in conjunction with the Company’s 2011 annual consolidated financial statements and notes thereto for the year ended December 31, 2011.

F -46

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

4.	Cash and cash equivalents

	June 30	December 31
	2012	2011
	$000s	$000s
Bank balances	41,320	18,105
Bank term deposits with maturity of 90 days or less	8,237	45,390
	49,557	63,495

5.	Other receivables

	June 30	December 31
	2012	2011
	$000s	$000s

Vietnamese VAT and Canadian HST recoverable
(less allowance of $187; 2011 $159)	13,067	7,124
Insurance claim for minority shareholder litigation	208	685
Other	264	66
	13,539	7,875

6.	Property and equipment, net

	June 30	December 31
	2012	2011
	Net book	Net book
	value	value
	$000s	$000s

Property under development	179,322	105,597
Furniture and fixtures	12	25
Computers and equipment	99	38
Leasehold improvements	230	204
	179,663	105,864

The Company has capitalized interest costs in the three and six months ended June 30, 2012 of $1,291,000 and $1,814,000 (three and six months ended June 30, 2011 - $1,549,000 and $5,033,000) respectively related to the construction of the Ho Tram Project.

Depreciation expense on property and equipment for the three and six months ended June 30, 2012 amounted to $39,000 and $75,000 (three and six months ended June 30, 2011 - $42,000 and $92,000) respectively.

F -47

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

7.	Intangible assets, net

	June 30	December 31
	2012	2011
	Net book	Net book
	value	value
	$000s	$000s

Investment Certificate	25,643	25,923
Software	2,102	1,333
	27,745	27,256

Amortization expense for intangible assets for three months ended June 30, 2012 is $166,000 (June 30, 2011 - $154,000). Amortization expense for the six months ended June 30, 2012 was $345,000 (June 30, 2011 - $302,000).

Software with a carrying value of $1,138,000 (December 31, 2011 - $907,000) is not in use and not subject to amortization.

8.	Other assets

	June 30	December 31
	2012	2011
	$000s	$000s

Restricted cash (a)	1,470	1,501
Advances to HTP project contractors (b)	4,173	10,640
Debt issuance cost ( c )	5,459	5,896
	11,102	18,037

(a)The restricted cash is not available for current purposes. It relates to an agreement with a lender of the principal project debt financing – see Note 10.

(b)The advances to HTP project contractors will be offset against future costs on the property under development when incurred.

(c) Debt issuance cost at June 30, 2012 and December 31, 2011 relates to the bank loan the Company entered into with a Vietnamese banking group in March 2011 – see Note 10.

F -48

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

9.	Accounts payable and accrued expenses

Accounts payable and accrued expenses include:

	June 30	December 31
	2012	2011
	$000s	$000s

Accounts payable	19,481	10,661
Accrued expenses	24,493	11,519
Accrued salaries and board fees	1,246	1,299
Others	268	332
	45,488	23,811

Included within accounts payable and accrued expenses are amounts payable to suppliers for construction of the property under development. These amounted to $37,483,000 at June 30, 2012 (December 31, 2011 - $15,237,000).

10.	Long-term debt

	June 30	December 31
	2012	2011
	$000s	$000s

Bank loan	56,892	10,320
	56,892	10,320

In March 2011, the Company entered into an agreement with a Vietnamese banking group for a secured loan for the equivalent of $175,000,000, (available in either US$ or local currency depending on the use of the funds), to provide the principal project debt financing for the MGM Grand Ho Tram. The loan is repayable by installments during the years 2013 - 2018 in the same currency as the initial drawdown of funds. Interest is calculated based on the aggregate of 4% and the US$ and local currency 12 month deposit rates offered by the banking group during the term of the loan. At June 30, 2012 the effective interest rate was estimated at 14.6%. Interest is not payable until the earlier of 21 months after the initial drawdown and the date of the opening of the MGM Grand Ho Tram. The anticipated date of opening per the proposed amended investment certificate (see Note 14(a)) is early in 2013. The debt is secured by a first charge over the Company’s equity interest in HTP and all of HTP’s assets. The closing date for this agreement occurred in August 2011. The agreement provides that with the exception of certain permitted indebtedness HTP needs the permission of the banks to enter into additional loan agreements to develop the Ho Tram Project. The agreement also provides that the banks agree to consider in good faith reasonable proposals from HTP for any corporate restructurings, additional indebtedness and additional security which would facilitate the development the Project.

Debt issuance costs associated with the financing were $5,459,000 at June 30, 2012. A further contingent amount of $167,000 for each 100 basis points by which 12% exceeds the actual weighted interest rate will become due if the average interest rate during the first 12 months of drawdowns under the agreement is less than 12%. Based on interest rates at June 30, 2012 of 14% the contingent amount has been estimated to be nil.

F -49

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

	June 30	December 31
	2012	2011
	$000s	$000s

Drawdown	54,881	10,282
Foreign exchange	77	(3)
Accrued borrowing costs	1,934	41
	56,892	10,320

Required debt principal repayments by year are as follows:

	$000	s

2013	571
2014	7,418
2015	8,560
2016	9,986
2017	13,981
Thereafter	14,365
	54,881

In July 2011, the Company entered into an agreement with a member of the Vietnamese banking group which provided $15,000,000 of the loan commitment to pay a variable arrangement fee equal to the amount by which the interest rate under the bank loan on US$ drawdowns was less than 9% (the "arrangement fee"). As security for the arrangement fee the Company provided a cash deposit of $1,500,000. The arrangement fee has been accounted for as a component of the terms of the bank loan. In March of 2012 the arrangement fee was amended (retroactively to July 2011) to provide for a fixed fee of 3% (per annum) on the principal amounts borrowed from this institution under the bank loan (the "amended arrangement fee"). This amendment has been accounted for as an extinguishment of the portion of the loan provided by this institution and the recognition of a new liability. The excess of the fair value of the new obligation over the carrying value of the extinguished debt of $544,000 has been included within the statement of operations and comprehensive loss. The amended arrangement fee increases to 4.5% on any overdue principal amounts under the bank loan. There is a 5% interest charge on any overdue amended arrangement fees.

In December 2010 the Company entered into a loan commitment agreement under the terms of which the $75,000,000 loan commitment under the July 2010 loan agreement was cancelled and replaced by a new commitment for a minimum of $75,000,000 and a further $30,000,000 (“Backstop Financing”), if needed, all to become available for drawdown commencing after the Company secured the principal project debt financing. In consideration for the December 2010 loan commitment, the Company agreed to re-price the existing 250,000,000 warrants issued in connection with a July 2010 loan from $0.01 per share to $0.01 per 100 shares and provided, on the same terms, 174,088,559 warrants exercisable in proportion to the amount of Backstop Financing drawn down (the “Backstop Warrants”). If only part of the Backstop Financing is drawn down, a pro rata portion of the maximum warrant entitlement would be exercisable.

F -50

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

In August 2011, the December 2010 loan commitment agreement was cancelled in connection with the closing of a $95,000,000 equity investment in the Company, and a replacement $30,000,000 financing agreement (the “Replacement Backstop Financing”) was entered into. Any draws under the Replacement Backstop Financing are repayable six months after the principal project debt financing is fully repaid. The interest rate is the lesser of that of the principal project debt financing and 10% per annum, increasing to 12% on the occurrence of any defined event of default, compounding and added to principal monthly and payable at maturity. The right to exercise the Backstop Warrants was amended to permit exercise upon draw down against the Replacement Backstop Financing in the same manner as the exercise right permitted pursuant to the December 2010 agreement.

11.	Share capital

Authorized

Unlimited number of common shares with no par value
Unlimited number of Series II special shares with no par value
Unlimited number of Series IV special shares with no par value

Certain of the Harbinger Shareholders held approximately 20% of the voting rights prior to the issuance of the Series III special shares in July 2010 and the Harbinger Shareholders have held a majority of the voting rights since that time.

(a)	Common shares

Three and six months ended June 30, 2012:

There was no common share transaction during the three and six months ended June 30, 2012 or June 30, 2011.

Year ended December 31, 2011:

During 2011, 3,238,278 share options were exercised at $0.01 per share for an aggregate cash consideration of $34,000.

Certain of the Harbinger Shareholders exercised 250,000,000 common share warrants for a cash consideration of $27,000, converted 1,842,478 Series II special shares into 1,842,478 common shares and subscribed for 685,364 common shares for cash consideration of $311,000. These common shares are considered to have a conditional redemption feature not solely in control of the Company and as a result are shown as temporary equity in accordance with ASC 480-10-S99-3A (see Note 12).

In August 2011, Pinnacle Entertainment Inc., (“Pinnacle”) subscribed for 99,201,938 common shares and 499,124 redeemable Series V special shares for an aggregate cash consideration of $95,000,000. This resulted in transaction costs of $40,000 and $174,000 respectively. The common shares and redeemable Series V special shares issued to Pinnacle are considered to have a conditional redemption feature not solely in control of the Company and as a result are shown as temporary equity in accordance with ASC 480-10-S99-3A (see Note 12).

F -51

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

(b)	Series II special shares

In August 2011, the Series II special shares, all of which were held by certain of the Harbinger Shareholders, were converted into 1,842,478 redeemable common shares.

(c)	Series IV special shares

In May 2011, the Company issued 540,246 Series IV special shares at $100 per share to certain of the Harbinger Shareholders for issuance proceeds of $54,025,000 (the “Consideration”). Issuance costs amounted to $98,000.

The Series IV special shares were exchanged for Series V special shares in August 2011.

(d)	Warrants

As at June 30, 2012 and December 31, 2011, the Company has issued warrants that provide the holders thereof the right to purchase common shares as follows:

	Exercise		Number of
	price		common shares
Date of issue	per share	Date of expiry	issuable
$

September 17, 2010	10.00	September 17, 2012	267,000

These warrants were issued to a former financial advisor and were estimated to have nominal value at the date of issuance.

Pursuant to the terms of the Shareholders Agreement entered into between the Company, Pinnacle and the Harbinger Shareholders on August 8, 2011 the Company agreed to provide Pinnacle with warrants in the event that the Company draws down on the Replacement Backstop Financing agreement. Pursuant to the terms of the shareholders’ agreement, upon any of the Backstop Warrants becoming exercisable, Pinnacle is entitled to receive the number of warrants, with the same terms as the Backstop Warrants that would result in no dilution of its existing percentage equity position. If all of the Backstop warrants became exercisable at June 30, 2012, Pinnacle would have received 59,069,414 warrants.

If the full amount of the Backstop Advance is requested by the Company, (a) certain of the Harbinger Shareholders will receive warrants totaling 174,088,559 and (b) Pinnacle will receive warrants totaling a pro-rata amount based upon its percentage of the common shares as calculated on a fully diluted basis immediately prior to the Backstop Advance.

F -52

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

	Exercise		Number of
	price		common shares
Date of issue	per share	Date of expiry	issuable
$

December 23, 2010	0.0001	July 29, 2030	174,088,559

These Backstop Warrants have been granted but are not exercisable until draw down under the Replacement Backstop Financing agreement.

(e)	Share option plan

On April 1, 2007, the Board of Directors approved the Amended Stock Option Plan (the “Option Plan”). The purpose of the Company’s Option Plan is to provide eligible officers, directors, employees, or any other person, advisor, firm or corporation engaged in management or consulting services of the Company or any of its subsidiaries (collectively, the Participants) the opportunity to acquire shares of the Company. In no case will the issuance of shares result in the number of shares reserved for issuance exceed the greater of (i) 20% of the Company’s issued and outstanding shares on a diluted basis; or (ii) 3,600,000 shares. Pursuant to the Option Plan, the Board of Directors are authorized, in their sole discretion, to grant options to acquire common shares of the Company at such price and vesting conditions as may be determined by the Board of Directors.

Options issued under this plan usually have a maximum term of 10 years from the grant date, but a longer term may be approved by the Board.

A summary of the status of the Company’s stock option plan and changes during the period then ended is as follows:

		June 30,		December 31
		2012		2011
		Weighted		Weighted
		average		average
		exercise		exercise
	Options	price	Options	price
		$		$

Outstanding, at the beginning of the period	24,174,293	0.55	27,522,571	0.50
Granted	3,875,000	0.45	-	-
Exercised	-	-	(3,238,278)	0.01
Expired	(116,000)	10.26	(110,000)	1.00
Forfeited	-	-	-	-
Outstanding, at the end of the period	27,933,293	0.50	24,174,293	0.55
Exercisable, at the end of the period	9,111,601	1.08	9,227,100	1.19

A summary of options outstanding and exercisable as at June 30, 2012 is as follows:

F -53

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

A summary of options outstanding and exercisable as at June 30, 2012 is as follows:

			Weighted
			average
			remaining
Exercise	Number	Number	contractual
price	outstanding	exercisable	life (years)
$

0.01	18,863,057	6,158,369	8.43
0.45	3,875,000	-	6.54
1.00	4,535,236	2,293,232	7.70
10.00	627,000	627,000	3.66
35.00	28,000	28,000	1.62
40.00	5,000	5,000	1.68
	27,933,293	9,111,601	7.94

A summary of options outstanding and exercisable as at December 31, 2011 is as follows:

			Weighted
			average
			remaining
Exercise	Number	Number	contractual
price	outstanding	exercisable	life (years)
$

0.01	18,863,057	6,158,369	8.93
1.00	4,535,236	2,293,232	8.20
10.00	742,000	742,000	3.64
35.00	28,000	28,000	2.12
40.00	6,000	5,499	2.19
	24,174,293	9,227,100	8.62

The aggregate intrinsic value of options vested and expected to vest at June 30, 2012 is $8,377,117 (December 31, 2011: $8,377,117).

During 2012, the Company granted 3,875,000 options to directors and senior executives which have an exercise price of $0.45 per share equal to estimated fair value of the Company’s issued shares at the award date.

The Company estimated the fair value of options granted in 2012 using the Black-Scholes option pricing model with the following assumptions: volatility – 65.60%; dividends 0%; interest rate –1.7%, and an expected life of 7 years. The weighted average fair value of options on the grant dates was $0.29.

F -54

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

12.	Redeemable share capital

Redeemable common shares and redeemable Series V special shares

In August 2011, Pinnacle subscribed for 499,124 redeemable Series V special shares and 99,201,938 redeemable common shares for an aggregate cash consideration of $95,000,000. Issuance costs amounted to $214,000. In addition, Harbinger Shareholders exchanged all of their holdings of redeemable Series III and Series IV special shares in consideration for 1,420,584 redeemable Series V special shares. Harbinger Shareholders also subscribed for 685,364 common shares for $311,000. Harbinger Shareholders and Pinnacle both have a conditional redemption right which is considered to not be solely in control of the Company. In accordance with ASC 480-10-S99-3A the amounts ascribed to Pinnacle and Harbinger Shareholders have been presented as temporary equity. In the event this conditional redemption right occurs, the Company is required to redeem the redeemable Series V special shares and redeemable common shares at the price paid for the shares on issuance of the securities. No events creating the ability to exercise the conditional redemption right had occurred as of June 30, 2012.

The issuance of the redeemable Series V shares to certain of the Harbinger Shareholders has been accounted for at the exchange amount of $142,058,000, which represents the fair value of the transaction. The loss of $4,028,000 on repurchase of the redeemable Series III and Series IV special shares has been recorded in deficit.

The redeemable Series V special shares have the following principal terms:

Put/Call Option

Redeemable Series V special shares are redeemable at the option of the Company at any time in whole or in part upon payment of $100 per share together with all accrued and unpaid dividends (“The Redemption Price”). Redeemable Series V special shares are retractable at the option of the holder in whole or in part on the occurrence of a defined retraction event at the Redemption Price. The defined retraction events for the purposes of the Redemption Price are considered to be within control of the Company. No defined retraction event had occurred as of June 30, 2012.

Conversion

Redeemable Series V special shares are convertible into common shares at the option of the holder in whole or in part at any time and mandatorily in certain circumstances based on the trading range of the common shares following a public offering. The entitlement in common shares is based on the Redemption Price divided by $45 per common share.

Voting

Entitled to 201% of the number of votes of all other issued shares of the Company, except by unanimous consent, redeemable Series V shareholders may elect to forego that voting entitlement and receive the same voting rights that would result if all issued redeemable Series V shares were converted into common shares.

F -55

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

Liquidation

Entitlement upon dissolution, liquidation or winding up to preferential receipt of the Redemption Price. The holder also shares in the remaining assets of the Company pari passu with the holders of the common shares and other shares participating with commons.

Dividends

Redeemable Series V special shares bear a cumulative preferential dividend, as and when declared by the board of directors, at the rate of 3.75% per quarter for approximately the first two years from issuance and thereafter 5.0%, increasing to 5.00% and 6.25% respectively during the continuance of any defined event of default. By unanimous consent, redeemable Series V shareholders may agree to a lower dividend rate and/or to waive wholly or partly their entitlement to accrued but undeclared dividends. Any dividend declared on the redeemable Series V special shares is to be paid by the issuance of additional fully paid redeemable Series V special shares; no cash dividends will be paid. The redeemable Series V special shares carry a further dividend entitlement equal to any dividend declared on the common shares. No dividends had been declared by the board of directors at June 30, 2012.

Coincident with the issuance of the redeemable Series V special shares, the Company entered into a resort management agreement, a management and development rights agreement, a brand development and licensing agreement and collaboration and assistance agreement with Pinnacle, providing for future operations management services and participation in the Company’s development and branding activities for a component of the Ho Tram Project and the development and management of other resorts.

13.	Supplemental disclosure of non-cash transactions

For the three and six months ended June 30, 2012 dividends of $nil (three and six months ended June 30, 2011 - $6,513,000 and $12,442,000 respectively) have been accrued. There was no interest expense, dividends or income taxes paid during the three and six months ended June 30, 2012 or 2011.

14.	Contingencies

a)	The Company is in default under the terms of the Vietnam Investment Certificate because aggregate capital contributions made through December 31, 2009 were approximately $59,000,000 less than the required amount and the project development timeline provided for in the original Investment Certificate and previously approved amendment to this timeline has not been complied with as at the date of issuance of these financial statements. The Company contributed the capital contribution shortfall between January 2010 and July 2010. The Company is also seeking to formally amend the Investment Certificate to conform with a previously approved extension to the development time line provided for in the original Investment Certificate (with two additional extensions) (the “amendments”). The Company is currently communicating with the Vietnamese government to obtain approval for the amendments and an acknowledgement that, following the late payment of the overdue contributions, the Investment Certificate is in good standing. The Ba Ria – Vung Tau Department of Planning and Investment ("DPI") circulates the amendment application to the relevant government ministries for their comments on the amendment application. Based on the communications the Company has received from the DPI to date it appears that it is soliciting comments from the Ministry of Planning and Investment, the Ministry of Culture, Sport and Tourism and the Ministry of Construction.

F -56

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

After obtaining input from the relevant government ministries (and responding to any requests for additional information) the DPI provides a recommendation to the Ba Ria – Vung Tau Peoples Committee (“BRVT Peoples Committee”). The BRVT Peoples Committee is the final step in the approval process and is defined as the "Investment Certificate Issuing Authority". It makes the final decision to issue (or not) the requested amendments, taking into account the opinions received from the relevant authorities in respect to those issues subject to their respective jurisdiction (e.g., the Prime Minister in respect to gaming related matters). One Ministry indicated that it would not support the application without additional information, one has not responded and the other requires additional information. The Company received a request from the DPI for additional information in support of the application. In response to DPI’s letter requesting additional information dated March 3, 2012, the Company submitted a letter to the DPI on July 9, 2012, to supplement and expand on its application to amend the Investment Certificate. Among other matters, the Company provided to DPI further information concerning (a) the Company’s use of the project lands, (b) the current level of the Company’s charter capital contribution to HTP, (c) the events giving rise to the necessity to amend the Investment Certificate, (d) the status of the Company’s efforts to reduce the total construction time of the golf course, and (e) the Company’s efforts to secure financing from banks or other institutions outside of Vietnam.

The Company recently received a response from the DPI (dated August 15, 2012).The Government's position and what is being requested of the Company is not clearly set out in the letter.  The Company has had informal discussions with representatives at the DPI and the Office of Government concerning this correspondence and in particular, the Government’s expectations.    As a result of these conversations it is the Company’s understanding that the DPI and the Office of Government are looking for the following to advance the application for the amendment: (a) additional background information on the benefits the Ho Tram project will bring to the State, and (b) a more detailed operational plan from the Company including a commitment as to when it intends to start and finish construction on Zones A2 and B.  It should be noted that given the informal nature of the discussions it is possible that there may be additional areas of concern or requirements that the Government will want to negotiate with the Company. The Company is in the process of preparing a response based on the information it has received.

In the event that there is an issue with respect to obtaining the amendment of the Investment Certificate, it would have an impact on the Company's ability to open the MGM Grand Ho Tram (including the prized gaming area) or further develop the Ho Tram Project. If the Company is unable to obtain an amendment of the Investment Certificate this could also cause the Vietnamese banking group providing the $175,000,000 loan (Note 10 (a)) to terminate the loan agreement and require repayment of the loan and accrued interest. This would cast substantial doubt about the Company’s ability to continue as a going concern as noted in Note 2.

b)	The lenders under the $175,000,000 loan agreement with a Vietnamese banking group have recently taken a position with respect to the application of expenditures related to fixed assets for the purposes of the computation of the funding ratios under that agreement. Their position is inconsistent with the position taken by the Company. If the lender’s interpretation applies, a significant reduction would occur in the amount of credit available to the Company under the loan facility for use in completing the MGM Grand Ho Tram. In this event the Company would need additional financing to complete the development of the MGM Grand Ho Tram. This is currently still under review by both the Company and the lenders. The outcome is not currently determinable.

F -57

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

c)	In July of 2010 the Company received notification from an executive, who continues to provide services, of an entitlement for compensation ranging from $1,800,000 to $2,700,000 payable under the terms of an employment contract upon resignation subsequent to a change of control, as defined in that contract, claiming a change of control. This matter was subject to a standstill agreement which terminated as of November 30, 2011.The Company and the executive entered into an agreement to extend the termination date to September 15, 2012. The outcome is not currently determinable.

d)	A number of minority shareholders of the Company are pursuing an oppression proceeding against the Company and other respondents under the Canada Business Corporations Act ("CBCA") and/or the British Columbia Business Corporations Act (Canada) ("BCBCA") before the British Columbia Supreme Court, and the proceeding remains in process. The requested relief includes, without limitation, a request for an order under the CBCA and/or the BCBCA requiring the other respondents or the Company to buy the petitioners’ shares in the Company for their original purchase price (approximately USD $24,500,000) or, in the alternative, at a price to be fixed by the court. The likely outcome is not currently determinable. The Company is defending the action.

e)	The Company has received other claims and threats of litigation in connection with (1) rights to participate in equity and (2) alleged liabilities for financial advisory services all based on disagreements in interpretation of documentation between the Company and third parties. The Company intends to defend any actions which might be commenced. No amounts have been accrued for any potential loss under these claims.

f)	The Company has received claims from persons once involved with the HTP project alleging nonpayment of liabilities for services aggregating approximately $800,000. The Company believes that these claims have no merit and would defend any action commenced.

g)	The Company is a party to a shareholders agreement with certain of its shareholders (which include some of the Harbinger Shareholders). Some of these shareholders (the “claimants”) have alleged that the relevant Harbinger Shareholders have breached this agreement by not requisitioning a shareholder’s meeting for the purposes of voting in favour of directors proposed to be nominated by the claimants. It is the Company’s position that this is a dispute between the claimants and the relevant Harbinger Shareholders, and the Company has not accrued for any potential loss under these claims.

h)	A corporate affiliate of the Harbinger Shareholders (and certain employees of that affiliate – collectively the “management parties”) provides management services to the Harbinger Shareholders. The management parties have been served with a Wells Notice. On June 27, 2012, the United States Securities and Exchange Commission (“SEC”) filed two civil actions in the United States District Court for the Southern District of New York, asserting claims against the management parties. One civil action alleges that the management parties violated the anti-fraud provisions of the federal securities laws by engaging in market manipulation in connection with the trading of the debt securities of a particular issuer from 2006 to 2008. The other civil action alleges that the management parties violated the anti-fraud provisions of the federal securities laws in connection with a loan to one of the management parties’ employees. The Company understands that the management parties deny the charges in the SEC’s complaints and intend to vigorously defend against them. It is not possible at this time to predict the outcome of these actions, including whether the matters will result in settlements on any or all of the issues involved.

F -58

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

i)	On July 10, 2012, certain minority shareholders (excluding any Harbinger Shareholders, Pinnacle and Mike and Eve Aymong and their related holding entities) commenced an action in the Ontario Supreme Court of Justice against Harbinger Capital Investments S.a.r.l. (“Harbinger Capital”), the Company and Eve Aymong Inc. These minority shareholders have requested an Order that (a) Harbinger Capital comply with its obligations under the Shareholders Agreement dated April 15, 2010, and vote in favour of the applicant’s four nominees for the Board of Directors, and (b) costs of the application. The Company’s position is that this is a dispute between Harbinger Capital and the minority shareholders.

15.	Segment Information

For the three and six months ended June 30, 2012 and 2011, the Company operated solely for the Ho Tram Project. The Company is located in and operates in Canada and Vietnam. The Company’s net loss by geographic location for the three and six months ended June 30, 2012 and 2011 are as follows:

	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011
	$000s	$000s	$000s	$000s

Canada	(2,111)	(3,231)	(4,467)	(8,207)
Vietnam	(2,932)	(1,061)	(4,958)	(2,096)
Total	(5,043)	(4,292)	(9,425)	(10,303)

The Company obtained interest income for the three and six months ended June 30, 2012 of $191,000 and $552,000 respectively (three and six months ended June 30, 2011 - $29,000 and $88,000 respectively). In the three months ended June 30, 2012 interest of $190,000 (June 30, 2011 - $29,000) was attributable to Vietnam and $1,000 was attributable to Canada. In the six months ended June 30, 2012 the interest income attributable to Vietnam was $551,000 (June 30, 2011 - $88,000) and $1,000 was attributable to Canada.

The Company’s total assets by geographic locations are as follows:

June 30, 2012	Canada	Vietnam	Total
	$000s	$000s	$000s

Cash	4,084	45,473	49,557
Property and equipment	39	179,624	179,663
Intangible assets	282	27,462	27,744
Other assets	2,479	23,020	25,499
Total	6,884	275,579	282,463

F -59

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

December 31, 2011
Assets	Canada	Vietnam	Total
	$000s	$000s	$000s

Cash	10,052	53,443	63,495
Property and equipment	74	105,790	105,864
Intangible assets	272	26,984	27,256
Other assets	3,048	23,558	26,606
Total	13,446	209,775	223,221

16.	Loss per share

A summary of the Company’s loss per share is as follows:

	Three months ended June 30, 2012	Three months ended June 30, 2011	Six months ended June 30, 2012	Six months ended June 30, 2011
	$000s	$000s	$000s	$000s

Net loss for the period	(5,043)	(4,292)	(9,425)	(10,303)
Cumulative accrued dividends on redeemable shares	-	(6,513)	-	(12,442)
Unaccrued cumulative dividends on redeemable shares	(7,898)	-	(15,511)	-

Net loss attributable to common shareholders	(12,941)	(10,805)	(24,936)	(22,745)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	363,368,221	110,703,141	363,368,221	61,728,375

Basic and Diluted Loss Per Share	(0.04)	(0.10)	(0.07)	(0.37)

F -60

Asian Coast Development (Canada) Limited
(A Development Stage Company)
Notes to the condensed consolidated financial statements
June 30, 2012
(unaudited)
(with comparative figures for December 31, 2011)
(stated in U.S. dollars)

17.	Subsequent events

The Company’s subsequent events have been assessed up to September 10, 2012, the date that the condensed consolidated financial statements were issued.

a)	The redeemable Series V special shares terms were amended partially as of July 2, 2012. The amendments to the redeemable Series V special shares include the elimination of any defined event of default and the reduction of the applicable dividend rate to 2.5% per quarter, payable if declared by the board of directors.

b)	On August 29, 2012, the Company completed an equity financing for 600,000 Series VI special shares at $100.00 per share for gross proceeds of $60,000,000. The Harbinger Shareholders subscribed for 444,000 Series VI special shares for a subscription price of $44,400,000, while Pinnacle subscribed for 156,000 Series VI special shares for subscription proceeds of $15,600,000. The Company received $51,500,000 on August 29, 2012 with the remainder payable by September 28, 2012. The Series VI special shares have been issued on a pro-rata basis for funds received at August 29, 2012.

The key principal terms of the Series VI special shares are:

•	A cumulative preferential dividend, as and when declared by the board of directors, at a rate of 3.75% per quarter. This dividend rate will be reduced by 0.625% upon the completion of select milestones by the Company, including the finalization of the proposed amended Vietnam Investment Certificate contingency as per Note 15 (a).
•	The holder has the right, but not the obligation, to convert the Series VI special shares into common shares at any time.
•	The Company has the right to convert all but not less than all of the Series VI special shares in the event of a qualified initial public offering.
•	The holders of Series VI special shares have the right to require the Company to redeem the Series VI special shares upon the occurrence of certain prescribed retraction events. These are considered to be within control of the Company.
•	The holders of the Series VI special shares will have a conditional redemption right (contingent on a future event), which is considered outside of the control of the Company. The Company has performed a preliminary assessment of the accounting treatment for the Series VI special shares and in accordance with ASC 480-10-S99-3A they will be classified within temporary equity and held at their redemption value.

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The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

Attn: Reorganization Dept.

17 Battery Place, 8th Floor

New York, NY 10004

By Facsimile (for Eligible Institutions only) (212) 616-7610	Confirm Receipt of Facsimile by Telephone: (212) 509-4000 ext. 536

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue – 3rd Floor

Stamford, CT 06902

Tel: (203) 658-9400 (Banks and brokerage firms)

Tel: (800) 662-5200 (Securityholders)

Email: aac.info@morrowco.com